 Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 27, 2007

among

THE GREAT ATLANTIC & PACIFIC

TEA COMPANY, INC.,

and

The Other Borrowers Party Hereto,

as Borrowers

and

The Lenders Party Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

JPMORGAN CHASE BANK, N.A.

WELLS FARGO RETAIL FINANCE LLC

As Co-Syndication Agents

and

THE CIT GROUP/BUSINESS CREDIT, INC.

as Documentation Agent

and

BANC OF AMERICA SECURITIES LLC

JPMORGAN CHASE BANK, N.A.

as Co-Lead Arrangers

i

SCHEDULES:

Schedule A	—	Priming Jurisdictions
Schedule B	—	Distribution Centers
Schedule C	—	Financial and Collateral Reports
Schedule 1.01(A)	—	Existing Letters of Credit
Schedule 1.01(B)	—	Title Policy Endorsements
Schedule 1.01(C)		Principal Properties
Schedule 1.01(D)		Immaterial Subsidiaries
Schedule 2.01	—	Lenders and Commitments
Schedule 3.01		Subsidiaries not in Good Standing
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.15(b)	—	UCC Filings
Schedule 3.15(c)	—	Intellectual Property Filings
Schedule 5.01		Internet Addresses
Schedule 5.14(a)	—	DDA Accounts
Schedule 5.14(b)	—	Credit Card Arrangements
Schedule 5.14(c)	—	Third Party Insurance Payors
Schedule 5.14(d)(iii)	—	Blocked Accounts
Schedule 5.14(i)	—	Disbursement Accounts
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Pledge Agreement
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Additional Commitment Lender Joinder Agreement
Exhibit I	—	Form of Opinion General Counsel of the Loan Parties
Exhibit J	—	Form of Opinion of Cahill Gordon & Reindel LLP
Exhibit K	—	Form of Credit Card Notification
Exhibit L	—	Form of Insurance Provider Notification
Exhibit M	—	Form of Blocked Account Agreement
Exhibit N	—	Form of Coinstar Notification
Exhibit O	—	Form of DDA Notification
Exhibit P-1	—	Form of Priority of Claims Waiver (Landlord)
Exhibit P-2		Form of Priority Claims Waiver (Bailee)
Exhibit Q-1		Form of Mortgage

Exhibit Q-2	Form of Mortgage (Principal Properties)
Exhibit R	Form of New Borrower Joinder Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 27, 2007, among

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation;

the other BORROWERS party hereto,

the LENDERS party hereto, and

BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent.

W I T NE S S E T H

WHEREAS, the Borrowers have entered into a Credit Agreement dated as of December 3, 2007 with Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders party thereto and such Lenders (as amended and in effect, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Agent and the Lenders desire to amend and restate the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I
Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Additional Availability Amount” shall mean the sum of (a) the product of (i) 15% (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Real Estate (other than Eligible Real Estate consisting of the Principal Properties), plus (b) the product of (i) 15% (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Principal Properties; plus (c) during the period commencing on the Restatement Effective Date and ending on and including November 30, 2009, the lesser of

(x) the Term A-2 Leasehold Cap and (y) the product of (i) the Leasehold Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Leaseholds.

“Additional Commitment Lender” has the meaning set forth in Section 2.02(a).

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected LIBOR Loans” has the meaning set forth in Section 2.11(k).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent’s Account” has the meaning set forth in Section 5.14(f).

“Agreement” has the meaning set forth in the preamble hereto.

“Aggregate Commitments” means the sum of the Aggregate Tranche A Commitments of all the Tranche A Lenders, the Aggregate Tranche A-1 Commitments of all the Tranche A-1 Lenders, the Aggregate Term Outstandings of all Term Lenders, and the Aggregate Term A-2 Outstandings of all Term A-2 Lenders.  As of the Restatement Effective Date, the Aggregate Commitments are $675,000,000.

“Aggregate Revolving Commitments” means, collectively, the Aggregate Tranche A Commitments and the Aggregate Tranche A-1 Commitments.

“Aggregate Term A-2 Outstandings” means, at any time, the aggregate outstanding principal balance of the Term A-2 Loans of all Term A-2 Lenders at such time.  As of the Restatement Effective Date, the Aggregate Term A-2 Outstandings are $50,000,000.

“Aggregate Term Outstandings” means, at any time, the aggregate outstanding principal balance of the Term Loans of all Term Lenders at such time.  As of the Restatement Effective Date, the Aggregate Term Outstandings are $82,900,000.

“Aggregate Tranche A Commitments” means, at any time, the sum of the Tranche A Commitments at such time.  As of the Restatement Effective Date, the Aggregate Tranche A Commitments are $502,100,000.

“Aggregate Tranche A-1 Commitments” means, at any time, the sum of the Tranche A-1 Commitments at such time.  As of the Restatement Effective Date, the Aggregate Tranche A-1 Commitments are $40,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%).  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Law” means  as to any Person, all statutes, rules, regulations, orders, or other requirements having the force of law and applicable to such Person, and all court orders and injunctions, and/or similar rulings and applicable to such Person, in each case of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person.

“Applicable Margin” means, for any Interest Payment Date with respect to a particular Type of Loan, (a) from and after the Restatement Effective Date through March 31, 2008, the percentages set forth in Level 3 of the applicable pricing grid below; and (b) thereafter, the applicable rate per annum set forth in the applicable pricing grid below based upon the Average Daily Excess Availability during the immediately preceding fiscal quarter:

(a) If Eligible Leaseholds are included in the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base:

Level	Average Daily Excess Availability	ABR Applicable Margin (Tranche A and Term Loan)	Applicable LIBOR Margin (Tranche A and Term Loan)	ABR Applicable Margin (Tranche A-1)	Applicable LIBOR Margin (Tranche A-1)	Applicable LIBOR Margin (Term A-2 Loan)	ABR Applicable Margin (Term A-2 Loan)	Tranche A Unused Fee	Tranche A-1 Unused Fee
1	Greater than or equal to $400,000,000	0.75%	2.00%	1.75%	3.25%	5.25%	3.75%	0.25%	0.50%
2	Greater than or equal to $200,000,000 but less than $400,000,000	0.75%	2.25%	2.00%	3.50%	5.25%	3.75%	0.25%	0.50%
3	Less than $200,000,000	1.00%	2.50%	2.25%	3.75%	5.25%	3.75%	0.25%	0.375%

(b) If Eligible Leaseholds are not included in the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base:

Level	Average Daily Excess Availability	ABR Applicable Margin (Tranche A and Term Loan)	Applicable LIBOR Margin (Tranche A and Term Loan)	ABR Applicable Margin (Tranche A-1)	Applicable LIBOR Margin (Tranche A-1)	Applicable LIBOR Margin (Term A-2 Loan)	ABR Applicable Margin (Term A-2 Loan)	Tranche A Unused Fee	Tranche A-1 Unused Fee
1	Greater than or equal to $400,000,000	0.50%	1.75%	1.75%	3.25%	5.25%	3.75%	0.25%	0.50%
2	Greater than or equal to $200,000,000 but less than $400,000,000	0.50%	2.00%	2.00%	3.50%	5.25%	3.75%	0.25%	0.50%
3	Less than $200,000,000	0.75%	2.25%	2.25%	3.75%	5.25%	3.75%	0.25%	0.375%

Except as provided in the following sentence, the Applicable Margin shall be adjusted quarterly as of the first day of each fiscal quarter of the Company commencing April 1, 2008, based upon the Average Daily Excess Availability for the immediately preceding fiscal quarter. Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, interest shall be determined in the manner set forth in Section 2.13(c).

“Applicable Percentage” means (a) with respect to each Credit Extension under the Tranche A Commitments, the Tranche A Applicable Percentage, (b) with respect to each Credit Extension under the Tranche A-1 Commitments, the Tranche A-1 Applicable Percentage, (c) with respect to the Term Loan, the Term Applicable Percentage (d) with respect to the Term A-2 Loan, the Term A-2 Applicable Percentage and (e) with respect to each Lender, that percentage of the Aggregate Commitments of all Lenders hereunder to make Credit Extensions to the Borrowers, in each case as the context provides.   If any of the Tranche A Commitments or Tranche A-1 Commitments have terminated or expired, the Applicable Percentage with respect to such Commitments shall be determined based upon such Commitments as most recently in effect.

“Appraised Value” means (a) with respect to the Borrowers’ Eligible Inventory, the net appraised orderly liquidation value (which is expressed as a percentage of Cost) of the Borrowers’ Eligible Inventory as set forth in the Borrowers’ inventory stock ledger or (b) with respect to the Borrowers’ Scripts, the orderly liquidation value of the Borrowers’ Scripts as set forth in the most recent appraisal of the Borrowers’ Scripts conducted by an independent appraiser reasonably satisfactory to the Administrative Agent or (c) with respect to the Borrowers’ Eligible Real Estate, the fair market value of the Borrowers’ Eligible Real Estate as set forth in the most recent appraisal of the Borrowers’ Eligible Real Estate conducted by an independent appraiser reasonably satisfactory to the Administrative Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months or (d) with respect to the Borrowers’ Eligible Leaseholds, the forced liquidation value of the Borrowers’ Eligible Leaseholds as set forth in the most recent appraisal of the Borrowers’ Eligible Leaseholds conducted by an independent appraiser reasonably satisfactory to the Administrative Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months; provided that the Appraised Value of Eligible Real Estate and Eligible Leaseholds shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Swap” means any transaction or series of related transactions pursuant to which the Borrowers or one or more of the Subsidiaries shall exchange, with a Person not a Subsidiary, one or more stores or facilities owned by them for one or more stores or facilities owned by third parties where no more than 10% of the aggregate consideration delivered by the Borrowers and the Subsidiaries shall consist of consideration other than the stores and facilities being so exchanged.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 7.02, and (c) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.09.

“Availability Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable credit judgment as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral or (b) to reflect costs, expenses and other amounts that the Agents may incur or be required to pay to realize upon the Collateral.  Availability Reserves may include (but are not limited to) reserves based on (i) the aggregate dollar amount represented by gift certificates then outstanding and entitling the holder thereof to use all or a portion thereof to pay all or a portion of the purchase price for any Inventory as of such day, (ii) the Reserve for Leasehold Obligations, (iii) the PACA/PASA Liability Reserve (to the extent Inventory subject to PACA or PASA is included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base), (iv) the maximum aggregate amount (giving effect to any netting agreements) that the Company and its Subsidiaries would be required to pay under any Hedging Agreements secured by the Security Documents the obligations under which constitute Obligations if such Hedging Agreements were terminated, determined as of the most recent date for which financial statements have been delivered pursuant to Section 5.01(a), (b) or (c), (v) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes (in each case to the extent such Taxes or other governmental charges are due and payable (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken) and entitle any Person to a Lien on any Collateral that has priority over, or is otherwise superior in right to, the Lien in such Collateral Agent for the benefit of the Secured Parties), (vi) Cash Management Reserves, (vii) Bank Products Reserves, and (viii) Realty Reserves.  Provided no Default or Event of Default has occurred and is continuing, the Administrative Agent shall give the Borrowers ten (10) days prior notice of the imposition of any Availability Reserve not described in clauses (i) through (viii) above.

“Average Daily Excess Availability” means, for any period, the average daily Excess Availability for such period.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates (but excluding Cash Management Services) on account of, without limitation, (a) Hedging Agreements, (b) purchase cards, and (c) leasing.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determine in its discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Collateral Agent, establishing Control (as defined in the Security Agreement) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Triggering Event, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Accounts” has the meaning set forth in Section 5.14(d).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company, Compass Foods, Inc., Shopwell, Inc., Waldbaum, Inc., Super Fresh Food Markets, Inc., Super Market Service Corp., Super Fresh/Sav-A-Center, Inc., Hopelawn Property I, Inc., Lo-Lo Discount Stores, Inc., Food Basics, Inc., Tradewell Foods of Conn., Inc., Pathmark Stores, Inc., APW Supermarkets, Inc., McLean Avenue Plaza Corp., Superplus Food Warehouse, Inc., Bridge Stuart Inc., East Brunswick Stuart LLC, Plainbridge LLC, Upper Darby Stuart, LLC, Bergen Street Pathmark, Inc., Lancaster Pike Stuart, LLC, AAL Realty Corp., and MacDade Boulevard Stuart, LLC.

“Borrowing” means (i) a group of Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and reserves against the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer of the Company which shall include appropriate exhibits, schedules, supporting documentation, and additional reports (i) as outlined in Schedule 1 to Exhibit B and (ii) as reasonably requested by the Administrative Agent.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means:

(a)           Dollars;

(b)           securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States of America (provided that the full faith and credit of the United States of America is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c)           obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or province or any instrumentality thereof maturing within one year from the date of acquisition and having a rating of either “A” or better from S&P, A2 or better from Moody’s;

(d)           certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any United States commercial bank having capital and surplus in excess of $300,000,000;

(e)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(f)            commercial paper rated at least “P-2” by Moody’s, at least “A-2” by S&P and in each case maturing within one year after the date of acquisition; and

(g)           money market funds that are SEC.270.2a-7 compliant or enhanced cash funds having a weighted average maturity of not greater than 120 days.

“Cash Receipts” has the meaning set forth in Section 5.14(f).

“Cash Management Reserves “ means such reserves as the Administrative Agent, from time to time, determines in its discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by any Lender or any of its Affiliates (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, and (d) credit or debit cards.

“Change in Control” means, at any time, (a) the board of directors of the Company shall cease to consist of a majority of the Continuing Directors, or (b) any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) other than a Permitted Holder shall acquire a majority of the voting power represented by the Company’s outstanding capital stock entitled to vote in the election of directors of the Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Coinstar Advance Rate” means 85%.

“Coinstar Installation Agreements” means that certain Coinstar Installation Agreement, dated April 29, 2002 (as the same may be amended, supplemented and otherwise modified from time to time with the prior written consent of the Administrative Agent), between the Company and Coinstar, Inc., together with each other installation agreement between the Company (or any of its Subsidiaries) and Coinstar, Inc. in form and substance satisfactory to the Administrative Agent.

“Coinstar Notification” has the meaning set forth in Section 5.14(d).

“Coinstar Receivable” means each “Account” (as defined in the UCC ) together with all income, payments and proceeds thereof due and owing to the Company (or any of its Subsidiaries) by Coinstar, Inc., pursuant to any contract between the Company (or any of its

Subsidiaries) and Coinstar, Inc., including but not limited to the Coinstar Installation Agreements.

“Collateral” means any and all “Collateral” or “Mortgaged Property”, as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents.

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, banker’s acceptances) issued for the purpose of providing credit support in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” means, with respect to each Lender, its Tranche A Commitment, its Tranche A-1 Commitment, its Term Commitment and its Term A-2 Commitment.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Date” has the meaning set forth in Section 2.02(c).

“Company” means The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation.

“Continuing Directors” means directors of the Company who are in office on the Effective Date and each other director, whose nomination for election to the board of directors of the Company is recommended by a majority of the then Continuing Directors or a Permitted Holder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means collectively, the Company’s Convertible Senior Notes issued on December 18, 2007 in the aggregate principal amount of $420,000,000 to refinance the Bridge Financing Facility (as defined in the Existing Credit Agreement).  The Convertible Notes shall be deemed Indebtedness under this Agreement (and not Equity Interests) unless and until such securities are converted into or exchanged for shares of capital stock of the Company.

“Cost” means the cost of purchases as reported on the Borrowers’ stock ledger, based upon the Borrowers’ accounting practices, which practices are in effect on the Effective Date or thereafter consented to by the Administrative Agent.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as deferred freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Notification” has the meaning set forth in Section 5.14(d).

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard and American Express and such other issuers approved by the Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extension” mean (a) a Borrowing or (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) the Issuing Bank, (iv) the Lead Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Currency and Commodity Hedging Agreement” means any foreign currency exchange agreement, commodity price protection agreement or other currency exchange rate or commodity price hedging arrangement.

“DDAs” means any checking, savings or other demand deposit account maintained by a Loan Party.

“DDA Notification” has the meaning set forth in Section 5.14(d).

“Declining Lender” has the meaning set forth in Section 2.11(p).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning set forth in Section 8.14(a).

“Disbursement Accounts” has the meaning set forth in Section 5.14(i).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Distribution Center Shrink Percentage” shall be applicable to Inventory located at the Distribution Centers and shall mean, at the end of each fiscal quarter, average shrink expressed in terms of cost value resulting from the physical inventories performed at each Distribution Center during the two (2) fiscal quarters ending on such date, expressed as a percentage of the cost value of Inventory.

“Distribution Center Shrink Reserve” shall be equal to the product of (a) the excess of the Distribution Center Shrink Percentage over 1%, multiplied by (b) Inventory at the Distribution Centers as of the date of the most recent Borrowing Base Certificate.

“Distribution Centers” means (i) the warehouse facilities operated by the Loan Parties on the date hereof as set forth in Schedule B and (ii) any warehouse facility located in the United States and operated by Loan Parties that is designated as a Distribution Center by (a) giving 30 days prior written notice to the Administrative Agent and (b) effecting the execution, filing and recordation of such financing statements, the delivery of such Priority of Claims Waivers as required hereby and taking any and all such further actions as may be reasonably requested by the Administrative Agent.

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“Effective Date” means December 3, 2007.

“Eligible Assignee” means (a) a Lender or any Affiliate of a Lender; (b) an Approved Fund; and (c) any other Person having a combined capital and surplus in excess of $500,000,000 approved by (i) the Administrative Agent, the Issuing Bank and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval under clauses (i) and (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a natural person or a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Coinstar Receivables” means, at the time of any determination thereof, each Coinstar Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Coinstar Receivable (i) has been earned and represents the bona fide amounts due to the Company or another Loan Party from Coinstar, Inc. and in each case originated in the ordinary course of business of the Company or another Loan Party and (ii) is not ineligible for inclusion in the calculation of the Tranche A Borrowing Base or Tranche A-1 Borrowing Base pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as Eligible Coinstar Receivable, an Account shall indicate no Person other than the Company or another Loan Party (other than an Excluded Subsidiary) as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company or another Loan Party, as applicable, may be obligated to rebate to a customer) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company or another Loan Party to reduce the amount of such Coinstar Receivable.  Any Coinstar Receivables meeting the foregoing criteria shall be deemed Eligible Coinstar Receivables but only as long as such Coinstar Receivable is not included in any material respect within any of the following categories, in which case such Coinstar Receivable shall not constitute an Eligible Conistar Receivable:

(a)           such Coinstar Receivable is not owned by the Company or another Loan Party, (other than an Excluded Subsidiary) and the Company or another Loan Party (other than an Excluded Subsidiary) does not have good or marketable title to such receivable free and clear of any Lien of any Person other than the Collateral Agent;

(b)           such Coinstar Receivable does not constitute an “Account” (as defined in the UCC) or such receivables have been outstanding for more than ten (10) Business Days;

(c)           either the Company (or the applicable Loan Party) or Coinstar, Inc. is the subject of any bankruptcy or insolvency proceedings;

(d)           such Coinstar Receivable is not a valid, legally enforceable obligation of Coinstar, Inc.;

(e)           such Coinstar Receivable is not subject to a properly perfected first priority security interest in favor of the Collateral Agent, or is not in form and substance reasonably satisfactory to the Administrative Agent, or is subject to any Lien whatsoever (other than the Lien of the Collateral Agent);

(f)            such Coinstar Receivable otherwise does not conform to all representations, warranties, covenants and agreements in the Loan Documents relating to receivables;

(g)           Coinstar, Inc. has not received the Coinstar Notification in accordance with the provisions of Section 5.14(d);

(h)           such Coinstar Receivable does not meet such other usual and customary eligibility criteria for receivables as the Administrative Agent may determine from time to time in its commercially reasonable discretion; or

(i)            such Coinstar Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent.

“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned and represents the bona fide amounts due to the Company or another Loan Party from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of the Company and the related Loan Party and (ii) is not ineligible for inclusion in the calculation of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Accounts Receivable, an Account shall indicate no Person other than the Company or the related Loan Party (other than an Excluded Subsidiary) as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company or the related Loan Party, as applicable, may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company or the related Loan Party to reduce the amount of such Credit Card Receivable.  Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such

Credit Card Receivable is not included in any material respect within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a)           such Credit Card Receivable is not owned by a Loan Party (other than an Excluded Subsidiary) and such Loan Party does not have good or marketable title to such Credit Card Receivable free and clear of any Lien of any Person other than the Collateral Agent;

(b)           such Credit Card Receivable does not constitute an  “Account” (as defined in the UCC) or such Credit Card Receivable has been outstanding for more than seven (7) business days;

(c)           the issuer or payment processor of the applicable credit card with respect to such Credit Card Receivable is the subject of any bankruptcy or insolvency proceedings;

(d)           such Credit Card Receivable is not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(e)           such Credit Card Receivable is not subject to a properly perfected first priority security interest in favor of the Collateral Agent, or is not in form and substance reasonably satisfactory to the Administrative Agent, or is subject to any Lien whatsoever other than Permitted Encumbrances contemplated by the credit card processor agreements and for which appropriate reserves (as determined by the Administrative Agent) have not been established or maintained by the Borrowers;

(f)            the Credit Card Receivable does not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(g)           such Credit Card Receivable is owed by a Person that has not received a Credit Card Notification in accordance with the provisions of  Section 5.14(d);

(h)           such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, limited to the lesser of the balance of Credit Card Receivable or unpaid credit card processor fees;

(i)            such Credit Card Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(j)            such Credit Card Receivable does not meet such other usual and customary eligibility criteria for Credit Card Receivables as the Administrative Agent may determine from time to time in its commercially reasonable discretion.

“Eligible Inventory” means, at the time of any determination thereof the Inventory of the Company or a Loan Party at the time of such determination that is not ineligible for inclusion in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base pursuant to any of the clauses (a) through (o) below.  Without limiting the foregoing, to qualify as Eligible Inventory no Person other than the Company or a Loan Party (other than an Excluded Subsidiary) shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the Company or a Loan Party (other than an Excluded Subsidiary), shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein.  Any Inventory meeting the foregoing criteria shall be deemed Eligible Inventory but only as long as such Inventory is not included in any material respect within any of the following categories, in which case such Inventory shall not constitute an Eligible Inventory:

(a)           it is located at a reclamation center of any Distribution Center or is otherwise held at any Distribution Center for return to vendor;

(b)           it is supplies, packaging, selling or display materials;

(c)           it is produce, floral, seafood, meat, bakery, dairy, deli, or fuel (provided that fuel in an aggregate amount not to exceed $1,000,000 may be deemed eligible inventory for purposes of calculating the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base);

(d)           it is not owned solely by the Company or any other Loan Party or is owned by an Excluded Subsidiary;

(e)           it is on consignment to the Company or any other Loan Party;

(f)            it is not located at property that is owned or leased by the Company or any other Loan Party or is in transit from vendors to such a property; provided that (I) Inventory in third party storage facilities located in jurisdictions other than Priming Jurisdictions shall, if not otherwise excluded, be included as Eligible Inventory, minus any claims or Liens, other than Permitted Encumbrances, that vendors, landlords, public warehouse operators or any third party bailee may have against such property, from time to time, and (II) Inventory located in Priming Jurisdictions shall not be included in Eligible Inventory pursuant to this paragraph (f) unless either (A) the applicable vendor, landlord, public warehouse or any third party bailee has provided to the related Loan Party a Priority of Claims Waiver in form and substance reasonably satisfactory to the Administrative Agent, or (B)(i) the Borrowers have deposited with the Collateral Agent collateral consisting of Cash and Cash Equivalents an amount equal to the Reserve for Leasehold Obligations (as applicable) with respect to such property or (ii) the Administrative Agent has established an appropriate Reserve for Leasehold Obligations, or (C) Borrowers’ obligations to such vendor, landlord, public warehouse or third party bailee are supported by a standby letter of credit issued by a Lender pursuant to this Agreement in an amount at least equal to the Reserve for Leasehold Obligations;

(g)           it is not located in the United States of America;

(h)           it is not subject to a perfected first priority Lien in favor of the Collateral Agent securing the Obligations, regardless of its location, other than Permitted Encumbrances;

(i)            it (i) is damaged, defective, “seconds,” or otherwise unmerchantable, (ii) is to be returned to the vendor, (iii) is not in good condition, (iv) does not meet all standards imposed by any Governmental Authority having regulatory authority over it, or (v) is not currently saleable in the normal course of business of the Company and the Subsidiaries;

(j)            it is inventory located at any Distribution Center on such date that represents over 13 weeks old inventory based on date of receipt determined at an individual product level (provided that such inventory shall be eligible for purposes of calculating the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base to the extent of fifty percent (50%) of the book value thereof);

(k)           it is Inventory that is accounted for in both the Company’s Distribution Center and Store Inventory;

(l)            it includes any profits or transfer price additions charged or accrued in connection with transfers of Inventory between the Company and its Subsidiaries or Affiliates;

(m)          it is accounted for in the Store Shrink Reserve;

(n)           it is accounted for in the Distribution Center Shrink Reserve; or

(o)           it is accounted for in the Company’s reserve which adjusts Inventory valued under the Company’s historical retail method of accounting to actual cost value (product mix) or adjusts Inventory for unallocated earned allowances (net costing).

“Eligible Leaseholds” means any Real Estate meeting in all material respects the following criteria:

(a)           A Loan Party (other than an Excluded Subsidiary) is the lessee under a Lease for such Real Estate, the terms and conditions of which are reasonably satisfactory to the Administrative Agent;

(b)           Without limiting the provisions of clause (a), above, the Lease may be mortgaged and collaterally assigned to the Collateral Agent without the prior consent of the lessor (or if consent is required, such consent has been obtained on terms and conditions reasonably satisfactory to the Administrative Agent);

(c)           Unless waived by the Administrative Agent, the Lease contains customary estoppels, cure rights, and other provisions protecting a leasehold mortgagee’s interests in the Lease as the Administrative Agent may determine in its commercially reasonable discretion or if not contained therein, such provisions have been included in a landlord agreement in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, all Leases upon which the Collateral Agent obtains a Mortgage on the Effective Date shall be deemed to have satisfied this requirement;

(d)           The Loan Parties shall not be in default of the terms of the Lease and no event shall have occurred, or solely with the passage of time, giving of notice or both, would permit the lessor to terminate the Lease;

(e)           The Collateral Agent shall have received evidence that all actions that the Collateral Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to those Liens permitted by Section 6.02 hereof which have priority over the Lien of the Collateral Agent by operation of Applicable Law or otherwise reasonably acceptable to the Administrative Agent) on the leasehold interest has been taken;

(f)            The Administrative Agent shall have received an appraisal (based upon Appraised Value) of such leasehold interest complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(g)           The Real Estate Eligibility Requirements have been satisfied.

“Eligible Real Estate” means any Real Estate meeting in all material respects the following criteria:

(a)           A Loan Party (other than an Excluded Subsidiary) owns such Real Estate in fee simple absolute;

(b)           The Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to those Liens permitted by Section 6.02 hereof which have priority over the Lien of the Collateral Agent by operation of Applicable Law or otherwise reasonably acceptable to the Administrative Agent) on the property described in the Mortgages has been taken.

(c)           The Administrative Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(d)           The Real Estate Eligibility Requirements have been satisfied.

“Eligible Third Party Insurance Provider Accounts Receivable” means, at the time of any determination thereof, each third party insurance provider “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned and submitted for reimbursement to, and represents the bona fide amounts due to the Company or other Loan Party (other than an Excluded Subsidiary) from, a third party insurance provider, in each case originated in the ordinary course of business of the Company or the related Loan Party and (ii) is not ineligible for inclusion in the calculation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base pursuant to any of clauses (a) through (p) below.  Without limiting the foregoing, to qualify as an Eligible Third Party Insurance Provider Accounts Receivable, a third party insurance provider account receivable shall indicate no Person other than the Company or the related Loan Party (other than an Excluded Subsidiary) as payee or remittance party.  In determining the amount to be so included, the face amount of such an account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company or the related Loan Party, as applicable, may be obligated to rebate to a third party insurance provider pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company or the related Loan Party to reduce the amount of such Account.  All third party insurance provider accounts receivable meeting the foregoing criteria shall be deemed Eligible Third Party Insurance Provider Accounts Receivable but only as long as such third party insurance provider account receivable is not included in any material respect within any of the following categories, in which case such third party insurance provider account receivable shall not constitute an Eligible Third Party Insurance Provider Accounts Receivable:

(a)           an invoice (in form and substance satisfactory to the Administrative Agent) with respect to such third party insurance provider accounts receivable has not been sent to the applicable account debtor;

(b)           such third party insurance provider accounts receivable does not constitute an  “Account” (as defined in the UCC);

(c)           such third party insurance provider accounts receivable are not due and payable in full, or are subject to any bill and hold arrangement, or more than 90 days have elapsed since the date of the sale of goods giving rise to such third party insurance provider accounts receivable;

(d)           the aggregate amount of accounts due from third party insurance providers exceeds Fifteen Million Dollars ($15,000,000) for which more than 60 days but not more than 90 days have elapsed since the date of the sale of goods or rendering of services giving rise to such third party insurance provider accounts receivable;

(e)           such third party insurance provider accounts receivable did not arise from the provision of goods authorized by a physician’s prescription, and such goods have been performed or provided;

(f)            such third party insurance provider accounts receivable arose from the provision of durable medical equipment;

(g)           such third party insurance provider accounts receivable (i) are not owned by a Loan Party and such Loan Party does not have good or marketable title to such third party insurance provider accounts receivable or (ii) are owned by an Excluded Subsidiary;

(h)           such third party insurance provider accounts receivable are subject to any assignment, claim, lien, or security interest, except in favor of the Administrative Agent and the Lenders;

(i)            such third party insurance provider accounts receivable are not subject to a properly perfected first priority security interest in favor of the Collateral Agent, or is not in form and substance reasonably satisfactory to the Administrative Agent, or is subject to any Lien whatsoever other than Permitted Encumbrances and for which appropriate reserves (as determined by the Administrative Agent) have not been established or maintained by the Borrowers;

(j)            such third party insurance provider accounts receivable are not valid and legally enforceable obligations of the account debtor, are with recourse, or are subject to any claim for credit, defense, offset, chargeback, counterclaim or adjustment by the account debtor (other than any discount allowed for prompt payment and reconciliations in the ordinary course of business), and the assignment or pledging thereof violates any agreement to which the account debtor is subject;

(k)           such third party insurance provider accounts receivable did not arise in the ordinary course of business of the Company and its Subsidiaries, or a notice of the bankruptcy, insolvency, failure, or suspension or termination of business of the account debtor has been received by the Company or the related Loan Party, or the payor thereunder shall have provided written notice to anyone of a challenge or dispute of its obligations thereunder;

(l)            such third party insurance provider accounts receivable do not conform to all representations, warranties or other provisions of the Loan Documents relating to such third party insurance provider accounts receivable;

(m)          such third party insurance provider accounts receivable are obligations payable under Medicare, Medicaid or any other governmental program or the related account debtor is any unit of government;

(n)           such third party insurance provider accounts receivable is owed by a Person that has not received an Insurance Provider Notification in accordance with the provisions of Section 5.14(d);

(o)           such third party insurance provider accounts receivable do not meet other usual and customary eligibility criteria for third party insurance provider accounts receivable, including the payors thereunder, as determined by the Administrative Agent in its commercially reasonable discretion; or

(p)           such third party insurance provider accounts receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate and Eligible Leaseholds, any reserve which the Agents, from time to time in their discretion establish for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for costs of environmental remediation, or natural resource damages, administrative oversight costs, and indemnities), of the Company or any Subsidiary arising under any Environmental Law resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the authorized shares of capital stock of (or other ownership or profit interests in) such Person, including all classes of common and preferred capital stock, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), rights to receive distributions of cash and other property, and to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether voting or nonvoting, whether or not such interests include rights entitling the holder thereof to exercise control over such Person, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Amount” has the meaning set forth in Section 2.06(d).

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)           The lesser of:

(i)            the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base); or

(ii)           the Aggregate Commitments;

minus

(b)           The aggregate of the outstanding Credit Extensions.

In calculating Excess Availability at any time and for any purpose under this Agreement, the Company shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis and consistent with past practices (absent which the Administrative Agent may establish a reserve therefor).

“Exchange Act Filings” means all filings made by the Company pursuant to the Securities and Exchange Act of 1934, and the rules promulgated thereunder, since and including the annual report of the Company on Form 10-K for the fiscal year ended immediately prior to the date as of which representation and warranty is made or deemed to be made hereunder.

“Excluded Subsidiary” means each Subsidiary of the Company which (a) is affected by any event or circumstance referred to in any of Sections 7.01 (h), (i), (j), or (p) and (b) meets all the following conditions: (i) the Company’s direct and indirect investments in and advances to the Subsidiary is less than 1% of the total assets of the Company consolidated as of the end of the most recently completed fiscal year; (ii) the Company’s direct and indirect proportionate share of the total assets (after intercompany eliminations) of the Subsidiary is less than 1% of the total assets of the Company consolidated as of the end of the most recently completed fiscal year; and (iii) the Company’s direct and indirect equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary is less than 1% of such income of the Company consolidated for the most recently completed fiscal year; provided that, (A) all Excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the conditions specified in clauses (i), (ii) and (iii) above are satisfied and (ii) a Subsidiary shall not be an Excluded Subsidiary if such Subsidiary holds rights under any long-term contracts for the purchase of inventory accounting for more than 5% of the total inventory purchased by the Company and its Subsidiaries during the most recently completed four fiscal quarters.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender (including for this purpose the Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on (or measured by) its net income, profits or overall gross income or receipts, and franchise or similar taxes, imposed by the United States of America, by a jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or by any other jurisdiction with which the recipient has or had any other present or former connection (other than a connection arising solely from entering into, performing its obligations under, receiving a payment under or enforcing this Agreement or the other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender (A) pursuant to a Tax law in effect on the date such Non-U.S. Lender becomes a party hereto or a Participant through the purchase of a participation hereunder, the date such Non-U.S. Lender designates a new Lending Office, or, with respect to any additional position in any Obligation acquired after such Non-U.S. Lender becomes a party hereto, the date such additional position was acquired by such Non-U.S. Lender, or (B) is attributable to such Non-U.S. Lender’s failure or inability (other than as a result of a Change in Law occurring after the date such Non-U.S. Lender becomes a party to this Agreement, a Participant through the purchase of a participation hereunder, or with respect to any additional position in any Obligation acquired after such Non-U.S. Lender becomes a party hereto, the date such additional position was acquired by such Non-U.S. Lender) to comply with Section 2.17(e), except, in each case described in clause (A) or (B), to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office, assignment or acquisition of such additional position in any Obligation (as applicable), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17, and (d) any U.S. federal, state or local backup withholding tax.

“Executive Order” has the meaning set forth in Section 9.15.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means each of the Letters of Credit issued by a Lender and outstanding on the Effective Date, as listed on Schedule 1.01(A).

“Exposure” means, at any time, the aggregate principal amount, without duplication, of outstanding Loans, Swingline Exposure, and L/C Exposure at such time. The Exposure of any Lender at any time shall be the sum of, without duplication, its L/C Exposure, plus its Swingline Exposure, plus the aggregate principal amount of its outstanding Loans at such time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer, controller or any vice president-finance, vice-president-financial services or vice-president -treasury services of such corporation.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Assets Control Regulations” has the meaning set forth in Section 9.15.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee by a person shall be deemed to be an amount equal to the stated amount or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof

(assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guaranty” means the Guaranty among the Loan Parties and the Administrative Agent dated the Effective Date, substantially in the form of Exhibit C.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HBA” means health and beauty aids.

“Hedging Agreement” means any Currency and Commodity Hedging Agreement or Interest Rate Hedging Agreement.

“Immaterial Subsidiaries” means the Subsidiaries of the Company listed on Schedule 1.01(D), which the Company intends to dissolve, liquidate or merge into another Loan Party.

“Incremental Availability” means, at any time of calculation, the additional amount available to be borrowed by the Borrowers based upon the difference between the Tranche A-1 Borrowing Base and the Tranche A Borrowing Base as reflected on the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent pursuant to Section 5.01(f) hereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes or Other Taxes, imposed on any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement among the Loan Parties party thereto and the Collateral Agent dated as of the Effective Date, substantially in the form of Exhibit D.

“Information” has the meaning set forth in Section 9.12.

“Insurance Provider Notification” has the meaning set forth in Section 5.14(d).

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan) , the first Business Day of each calendar month and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or to the extent available to all of the Lenders nine or twelve) months thereafter, as the Borrowers may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Hedging Agreement” means any interest rate protection agreement or other interest rate hedging arrangement.

“Inventory” means all products available for sale by the Company and the other Loan Parties in the following categories as defined and classified by the Company and the other Loan Parties on a basis consistent with the Company’s current and historical accounting practices: HBA, perishable, grocery, pharmacy, meat, seafood, produce, floral, bakery, deli, dairy, liquor, general merchandise and fuel, each valued at cost on a basis consistent with the current and historical accounting practices (without giving effect to LIFO reserves).

“Inventory Advance Rate” means 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in its reasonable credit judgment as being appropriate to reflect changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory. Inventory Reserves shall not be duplicative of any factors taken into consideration in determining the Appraised Value of Inventory.

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided, that (i) the Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; and (ii) with the consent of the Borrowers and the Administrative Agent, the Issuing Bank may arrange for one or more Letters of Credit to be issued by a Lender other than the Issuing Bank (or an Affiliate of such other Lender), in which case the term “Issuing Bank” shall include such Lender (or Affiliate of such Lender) with respect to Letters of Credit issued by such Lender (or Affiliate of such Lender).  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements made pursuant to Letters of Credit that have not yet been reimbursed by or on behalf of a Borrower at such time. The L/C Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate L/C Exposure at such time.

“Lead Arranger” means Banc of America Securities LLC.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Leasehold Advance Rate” means 40%.

“Leasehold Differential” means the difference between $300,000,000 (or such lesser amount to which the Administrative Agent in its reasonable discretion may agree, but in no event less than an amount which would maintain a loan to value based on such Eligible Leaseholds of 25%) and the Appraised Value of the then Eligible Leaseholds.

“Leasehold Obligations” means, with respect to each Loan Party, all payments made, if any, by such Loan Party with respect to rent (including fixed rent and variable rent), common area maintenance charges and other monetary obligations under any Lease (including any Distribution Center or Store) where any Inventory is stored or otherwise located.

“Lender” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any Person that ceases to be a Party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued by the Issuing Bank for the account of a Borrower.  Without limiting the foregoing, all Existing Letters of Credit shall be deemed to have been issued hereunder and shall for all purposes be deemed to be “Letters of Credit” hereunder.

“Letter of Credit Fee “ has the meaning set forth in Section 2.12(c).

“Letter of Credit Sublimit” means an amount equal to $400,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Tranche A Commitments. A permanent reduction of the Aggregate Revolving Commitments or the Tranche A Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Revolving Commitments or the Tranche A Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Company’s option, less than) the Aggregate Revolving Commitments or the Tranche A Commitments, as applicable.

“LIBOR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means all Tranche A Loans, Tranche A-1 Loans, the Term Loan, the Term A-2 Loan. Swingline Loans, and all other advances to or for the account of the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guaranty, the Indemnity, Subrogation and Contribution Agreement, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Administrative Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means each of the Company, the other Borrowers and each other Subsidiary identified as a “Loan Party” on Schedule 3.12 and each Subsidiary made a party hereto pursuant to Section 5.12.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the Collateral as a whole.

“Material Contract” means any agreement to which any Loan Party is a party, the termination of which would have a Material Adverse Effect, including, without limitation, as of the Effective Date, the Supply Agreement, dated as of June 27, 2005 by and between the Company and C&S Wholesale Grocers, Inc., as the same may be amended or replaced from time to time.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000 (or its equivalent). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means December 3, 2012.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of March 4, 2007 by and among the Company, Sand Merger Corp. and Pathmark Stores, Inc., as in effect on the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage(s)” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Collateral Agent.  Each Mortgage shall be substantially in the form of Exhibit Q-1 or Exhibit Q-2, as applicable, with such modifications as may be appropriate to reflect Applicable Law of the jurisdiction in which the Real Estate is located.

“Mortgage Policies” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” or “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Company and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Lien superior to that of the Collateral Agent on such asset, (iii) as long as no Triggering Event then exists, the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company), (iv) all amounts deposited in trust or escrow for the benefit of any third party or to which any third party may be entitled in connection with such event, provided that any such amounts returned to the Company or any Subsidiary shall constitute Net Proceeds when received and (v) the reasonable costs and expenses of any repairs, alterations, or improvements made by the Company or any Subsidiary to the assets subject to such event to the extent such repairs, alterations or improvements were required or permitted pursuant to the terms of any Lease or this Agreement.

“Noncompliance Notice “ has the meaning set forth in Section 2.05(b).

“Non-U.S. Lender” means a Lender or a Participant that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Obligations” has the meaning set forth in the Security Agreement.

“Other Liabilities” means any obligations on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any Bank

Product entered into with any Loan Party or any of its Subsidiaries, as each may be amended from time to time.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document; provided, however, that any such taxes imposed on any assignment of the Obligations, any Assignment and Acceptance Agreements or any sales of participations in the Obligations pursuant to Section 9.04(d), and any estate, gift or inheritance taxes shall not constitute “Other Taxes.”

“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended.

“PACA/PASA Liability Reserve” means an amount calculated on a monthly basis by the Collateral Agent to provide for vendor liabilities pursuant to PACA and PASA.

“Pathmark” means Pathmark Stores, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04(d).

“PASA” means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E or any other form reasonably approved by the Administrative Agent.

“Permitted Divestitures” means:

(a)           the Federal Trade Commission divestitures as publicly disclosed by the Company on or before the Effective Date;

(b)           the sale of the Falcon 900 Aircraft;

(c)           the sale of the leasehold interests as announced on August 14, 2007 by Pathmark; and

(d)           the sale of SAV-A-CENTER supermarkets in the Greater New Orleans area.

“Permitted Encumbrances” means:

(a)           liens imposed by law for Taxes, assessments and governmental charges or claims that are not yet delinquent or are being contested in compliance with Section 5.05;

(b)           carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s and repairmen’s liens, statutory liens of banks and rights of set-off and other Liens imposed by law,

arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance arrangements;

(d)           deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)           encumbrances on assets disposed or to be disposed in a Permitted Divestiture created by an agreement(s) providing for such Permitted Divestiture or encumbrances on assets disposed or to be disposed permitted by Section 6.05 created by an agreement(s) providing for such disposition;

(h)           any (i) interest or title of lessor or sublessor under any Lease, (ii) easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessees under such Lease to any restriction or encumbrance referred to in the preceding clause (ii);

(i)            Liens arising from filing Uniform Commercial Code financing statements relating solely to Leases; and

(j)            encumbrances referred to in Schedule B of the Mortgage Policies insuring the Mortgages;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (i) Tengelmann Warenhandelsgesellschaft or (ii) any Affiliate of  Tengelmann Warenhandelsgesellschaft.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement among the Loan Parties party thereto and the Collateral Agent dated as of the Effective Date, substantially in the form of Exhibit F.

“Prepayment Date” has the meaning set forth in Section 2.11(p).

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Subsidiary, other than (i) dispositions described in clauses (a) and (b) of Section 6.05, and (ii) prior to the occurrence of a Triggering Event, other dispositions resulting in aggregate Net Proceeds not exceeding $20,000,000 during any fiscal year of the Company; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary, but, prior to the occurrence of a Triggering Event (i) only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 180 days after such event and (ii) only to the extent the value of such loss is in excess of $1,000,000 (or its equivalent); or

(c)           the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Prepayment Premium” means one percent (1%) of the principal amount of the Term A-2 Loan prepaid during the twelve month period after the Restatement Effective Date.

“Prescription Advance Rate” means 85%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Priming Jurisdiction” means any jurisdiction listed on Schedule A hereto, which schedule may be revised by the Administrative Agent to reflect changes in Applicable Law.  The Administrative Agent shall provide the Company with ten (10) days’ prior written notice of any revisions to the jurisdictions listed on Schedule A hereto.

“Principal Properties” means, (a) initially, the Real Estate described on Schedule 1.01(C), provided that such Schedule may be updated by the Company to the extent necessary to eliminate Real Estate which, after the Effective Date, is determined by the Company and the Administrative Agent to no longer to be a “Principal Property” under any agreement evidencing Material Indebtedness, and (b) any other Real Estate which is determined by the Company and the Administrative Agent after the Effective Date to have been a “Principal Property” as of the Effective Date under any agreement evidencing Material Indebtedness.

“Priority of Claims Waiver” means an agreement executed by (a) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman substantially in the form of Exhibit P-2 hereto with such modifications thereto as may be approved by the Collateral Agent or such other agreement reasonably satisfactory in form and substance to the Collateral Agent, or (b) a landlord of Real Estate leased by any Loan Party (including, without limitation, any warehouse or distribution center), substantially in the form of Exhibit P-1 hereto with such modifications thereto as may be approved by the Collateral Agent or such other agreement reasonably satisfactory in form and substance to the Collateral Agent pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the Real Estate for the purposes of assembling, repossessing, selling or otherwise disposing of such Collateral and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Qualified Preferred Stock” means, with respect to any Person, any preferred capital stock or preferred equity interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) mature or becomes mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise; (b) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock, prior to the Maturity Date; or (c) become redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means 50%.

“Real Estate Eligibility Requirements: means collectively, each of the following:

(a)           The applicable Loan Party has executed and delivered to the Collateral Agent a Mortgage with respect to any Real Estate intended, by the Company or other Loan Party, to be included in Eligible Real Estate or Eligible Leaseholds;

(b)           Such Real Estate is used by a Loan Party (other than an Excluded Subsidiary), or is leased or subleased by a Loan Party (other than an Excluded Subsidiary) to another Person, for offices or as a store or distribution center;

(c)           As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d)           The Collateral Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage

Policies”) in form and substance, with the endorsements set forth on Schedule 1.01(B) hereto (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Collateral Agent (provided that such amounts shall not exceed the Appraised Value of the applicable Mortgaged Property), issued, coinsured and reinsured (to the extent required by the Collateral Agent) by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only those Liens permitted by Section 6.02 having priority over the Lien of the Collateral Agent under Applicable Law or otherwise reasonably acceptable to the Collateral Agent;

(e)           With respect to any Real Estate owned by a Borrower or any other Loan Party (as opposed to interests as lessee under a Lease) which is intended by such Borrower or such other Loan Party to be included in Eligible Real Estate, within ninety (90) days after the Effective Date (or such later date, if any, as the Administrative Agent may agree in writing in its sole discretion), the Collateral Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid,  certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent;

(f)            With respect to any leased Real Estate intended by any Borrower or other Loan Party to be included in Eligible Leaseholds, the Collateral Agent shall have received a consent agreement to the extent required under the terms of the applicable Lease or Title Policy relating to such leased Real Estate, in form and substance reasonably satisfactory to the Collateral Agent, executed by the lessor of the Lease, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable Lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Collateral Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or sub-leased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent;

(g)           With respect to any Real Estate intended by any Borrower or other Loan Party to be included in Eligible Real Estate, the Collateral Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Collateral Agent, from an environmental consulting firm reasonably acceptable to the Collateral Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Collateral Agent shall be satisfied with the nature and amount of any such matters. The Collateral Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment; and

(h)           The applicable Loan Party shall have delivered to the Collateral Agent evidence of flood insurance naming the Collateral Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Realty Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon any Eligible Real Estate or Eligible Leaseholds. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Collateral Agent.

“Receivables Advance Rate” means 90%.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Exposure and unused Commitments representing greater than 50% of the sum of all Exposure and unused Commitments at such time; provided that until such time as a “Successful Syndication” (as defined in a certain letter agreement between, among others, the Administrative Agent and the Company) has occurred, Required Lenders shall include at least three Lenders.

“Reserve for Leasehold Obligations” means, on any date, the aggregate amount of Leasehold Obligations of the Loan Parties due and owing with respect to properties of a vendor, landlord, public warehouse operator or other third party bailee located in a Priming Jurisdiction  or at a distribution center at which more than $5,000,000 of Inventory is located, in each case which is not subject to a Priority of Claims Waiver in form and substance satisfactory to the Administrative Agent; for each such property the amount of Leasehold Obligations shall be the next two months’ Leasehold Obligations (net of any Letter of Credit amount benefiting such landlord in respect of such Leasehold Obligations). For the avoidance of doubt, the amount of Leasehold Obligations for any property for which a satisfactory Priority of Claims Waiver is delivered by a vendor, landlord, public warehouse operator or other third party bailee, shall be zero.

“Restatement Effective Date” means December     , 2007 (the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02)).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“S&P” means Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, and its successors.

“Script Advance Rate” means 85%.

“Scripts” means the pharmaceutical customer list owned and controlled by each Loan Party relating to certain items and services, including, without limitation, any drug price data, drug eligibility data, clinical drug information and health information of a pharmaceutical customer that is not protected under Sections 1171 through 1179 of the Social Security Act or other Applicable Law.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement among the Loan Parties party thereto and the Collateral Agent dated as of the Effective Date, substantially in the form of Exhibit G.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees and contingent obligations at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Default” means the occurrence and continuance of an Event of Default under Section 7.01 (a), (b), (c) (only with respect to a Borrowing Base Certificate delivered pursuant to Section 5.01(f)), (h) or (i) or Section 7.01(d) (in the case of the failure of the Loan Parties to comply with (x) Section 5.01(f) (after giving effect to a five (5) day grace period relating thereto or such longer time, if any, as the Administrative Agent may agree in writing in its sole discretion), (y) Section 5.14 (other than Section 5.14(d) to the extent the Administrative Agent has approved an extension relating to the applicable delivery requirements therein) or (z) Section 6.12).

“Standby Letter of Credit” means Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  LIBOR Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store Shrink Percentage” shall be applicable to Inventory located at Stores and shall mean, as of any date, the amount of loss recorded in accordance with GAAP of the grocery and HBA inventories expressed as a percentage of the grocery and HBA sales for the most recently ended two (2) fiscal quarters.

“Store Shrink Reserve” shall be equal to the product of (a) the excess of the Store Shrink Percentage over 1%, multiplied by (b) the Inventory of the Company and the other Loan Parties as of the date of the most recent Borrowing Base Certificate.

“Stores” means all supermarket retail locations of the Company and other Loan Parties selling Inventory owned by the Loan Parties.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Exposure” means, at any time, the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate Swingline Exposure at such time

“Swingline Lender” means Bank of America, N.A., in its capacity as Lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.05.

“Swingline Sublimit” means an amount equal to $50,000,000.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Tranche A Commitments.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings or similar charges imposed by any Governmental Authority.

“Term Applicable Percentage” means with respect to any Term Lender at any time, the percentage (carried out to the fourth decimal place) of the outstanding principal balance of such Term Lender’s Term Loan at such time to the Aggregate Term Outstandings at such time.  The initial Term Applicable Percentage of each Term Lender is set forth opposite the name of such Term Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Term Lender becomes a party hereto, as applicable.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender hereunder set forth as its Term Commitment opposite its name on Schedule 2.01 hereto.

“Term Lender” means each Lender having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Term Lender, or after the making of the Term Loan, each Lender holding any portion of the Term Loan.

“Term Loan” means the term loan made by the Term Lenders on the Effective Date pursuant to Section 2.01(b) of the Existing Credit Agreement.

“Term Prepayment Conditions” means that (a) no Default or Event of Default then exists or would arise from the prepayment of the Term Loan or Term A-2 Loan, as applicable, and (b) the Company shall deliver to the Agent either (i) an opinion as to Solvency of the Loan Parties before and after giving effect to such prepayment, which opinion shall be in form and substance acceptable to the Agent and rendered by a Person acceptable to the Agent or (ii) evidence that Excess Availability (A) on the date of any such prepayment and (B) projected on a pro forma basis for the following twelve months shall be in an amount greater than $150,000,000.

“Term A-2 Applicable Percentage” means with respect to any Term A-2 Lender at any time, the percentage (carried out to the fourth decimal place) of the outstanding principal balance of such Term A-2 Lender’s Term A-2 Loan at such time to the Aggregate Term A-2 Outstandings at such time.  The initial Term A-2 Applicable Percentage of each Term A-2 Lender is set forth opposite the name of such Term A-2 Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Term A-2 Lender becomes a party hereto, as applicable.

“Term A-2 Commitment” means, with respect to each Term A-2 Lender, the commitment of such Term A-2 Lender hereunder set forth as its Term A-2 Commitment opposite its name on Schedule 2.01 hereto.

“Term A-2 Leasehold Cap” means, subject to the provisions of Section 5.13(b), (a) during the period commencing on the Restatement Effective Date and ending on and including August 31, 2009, $50,000,000, (b) commencing on September 1, 2009 and ending on November 30, 2009, $25,000,000, and (c) at any time after December 1, 2009, $0.

“Term A-2 Lender” means each Lender having a Term A-2 Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Term A-2 Lender, or after the making of the Term A-2 Loan, each Lender holding any portion of the Term A-2 Loan.

“Term A-2 Loan” means the term loan to be made by the Term A-2 Lenders on the Restatement Effective Date pursuant to Section 2.01(c).

“Trading With the Enemy Act” has the meaning set forth in Section 9.15.

“Tranche A Applicable Percentage” means with respect to any Tranche A Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time.  If the commitment of each Tranche A Lender to make Tranche A Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.09(a) or if the Aggregate Tranche A Commitments have expired, then the Tranche A Applicable Percentage of each Lender shall be determined based on the Tranche A Applicable Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments.  The initial Tranche A Applicable Percentage of each Tranche A Lender is set forth opposite the name of such Tranche A Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A Lender becomes a party hereto, as applicable.

“Tranche A Borrowing Base” means, on any date (subject to adjustment as provided in Section 1.05), the aggregate value of the assets of the Loan Parties, in an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 5.01(f), absent any error in such Borrowing Base Certificate) that is equal to:

(a)           the product of (x) the Inventory Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) Appraised Value of Eligible Inventory (subject to the provisions of clause (j) of the definition of Eligible Inventory) and (z) the Cost of Eligible Inventory (net of Inventory Reserves); plus

(b)           the product of (x) the Receivables Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of all Eligible Credit Card Accounts Receivables; plus

(c)           subject to the proviso hereto, the product of (x) the Script Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of Scripts; plus

(d)           the product of (x) Coinstar Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of Eligible Coinstar Receivables; plus

(e)           the product of (x) Prescription Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of all Eligible Third Party Insurance Provider Accounts Receivables; plus

(f)            subject to the proviso hereto, the product of (x) Real Estate Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of all Eligible Real Estate (other than Eligible Real Estate constituting the Principal Properties); plus

(g)           subject to the proviso hereto, the product of (x) Real Estate Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of all Eligible Real Estate constituting the Principal Properties; plus

(h)           subject to the proviso hereto, during the period commencing on the Restatement Effective Date and ending on and including May 31, 2009, the lesser of (x) the Tranche A Leasehold Cap and (y) the product of (i) the Leasehold Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Leaseholds; plus

(i)            the lesser of (A) the Additional Availability Amount, or (B) the aggregate outstanding principal balance of the Term A-2 Loan; minus

(j)            the then amount of all Availability Reserves (without duplication of any Inventory Reserves included in the calculation set forth in clause (a) above;

provided, however, that in no event shall (a) the amounts advanced against Scripts exceed twenty percent (20%) of the total amount advanced or available to be advanced under the Tranche A Borrowing Base, (b) the aggregate amounts advanced against Eligible Real Estate (including the

Principal Properties) and Eligible Leaseholds (including amounts available against such Eligible Real Estate and Eligible Leaseholds under clause (i) above) exceed thirty-six percent (36%) of the total amount advanced or available to be advanced under Tranche A Borrowing Base, and (c) the aggregate amounts advanced against Eligible Leaseholds under clauses (h) and (i), above exceed the Leasehold Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Leaseholds; and provided further that, the Company may at any time, without consent or approval from the Agents or the Lenders, permanently terminate its right to receive Credit Extensions under both the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base based on Eligible Leaseholds as long as (x) no Default or Event of Default then exists or would arise therefrom, and (y) no overadvance would result from the removal of Eligible Leaseholds from the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base.

The Tranche A Borrowing Base shall be computed for each fiscal month as required by and subject to the proviso after Section 5.01(f), and established based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent and shall remain in effect until the delivery to the Administrative Agent of a subsequent Borrowing Base Certificate.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to the terms of this Agreement.

“Tranche A Leasehold Cap” means, subject to the provisions of Section 5.13(b), (a) during the period commencing on the Restatement Effective Date and ending on and including February 28, 2009, $50,000,000, (b) commencing on March 1, 2009 and ending on May 31, 2009, $25,000,000, (c) at any time after June 1, 2009, $0.

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A Lender.

“Tranche A Loans” has the meaning set forth in Section 2.01.

“Tranche A Unused Fee” has the meaning set forth in Section 2.12(b).

“Tranche A-1 Applicable Percentage” means with respect to any Tranche A-1 Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A-1 Commitments represented by such Tranche A-1 Lender’s Tranche A-1 Commitment at such time.  If the commitment of each Tranche A-1 Lender to make Tranche A-1 Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.09(c) or if the Aggregate Tranche A-1 Commitments have expired, then the Tranche A-1 Applicable Percentage of each Lender shall be determined based on the Tranche A-1 Applicable Percentage of such Tranche A-1 Lender most recently in effect, giving effect to any subsequent assignments. The initial Tranche A-1 Applicable Percentage of each Tranche A-1 Lender is set forth opposite the name of such Tranche A-1 Lender on Schedule 2.01 or in the

Assignment and Acceptance pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable.

“Tranche A-1 Borrowing Base” means, on any date (subject to adjustment as provided in Section 1.05), the aggregate value of the assets of the Loan Parties, in an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 5.01(f), absent any error in such Borrowing Base Certificate) that is equal to:

(a)           the product of (x) the Tranche A-1 Inventory Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) Appraised  Value of Eligible Inventory (subject to the provisions of clause (j) of the definition of Eligible Inventory) and (z) the Cost of Eligible Inventory (net of Inventory Reserves); plus

(b)           the product of (x) the Receivables Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of all Eligible Credit Card Accounts Receivables; plus

(c)           subject to the proviso hereto, the product of (x) the Script Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of Scripts; plus

(d)           the product of (x) Coinstar Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of Eligible Coinstar Receivables; plus

(e)           the product of (x) Tranche A-1 Prescription Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the face amount of all Eligible Third Party Insurance Provider Accounts Receivables; plus

(f)            subject to the proviso hereto, the product of (x) Tranche A-1 Real Estate Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of all Eligible Real Estate (other than Eligible Real Estate constituting the Principal Properties); plus

(g)           subject to the proviso hereto, the product of (x) Tranche A-1 Real Estate Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (y) the Appraised Value of all Eligible Real Estate constituting the Principal Properties; plus

(h)           subject to the proviso hereto, during the period commencing on the Restatement Effective Date and ending on and including November 30, 2009, the lesser of (x) the Tranche A Leasehold Cap and (y) the product of (i) the Leasehold Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Leaseholds; plus

(i)            the lesser of (A) the Additional Availability Amount, or (B) the aggregate outstanding principal balance of the Term A-2 Loan; minus

(j)            the then amount of all Availability Reserves (without duplication of any Inventory Reserves included in the calculation set forth in clause (a) above);

provided, however, that in no event shall (a) the amounts advanced against Scripts exceed twenty percent (20%) of the total amount advanced or available to be advanced under the Tranche A-1 Borrowing Base (b) the aggregate amounts advanced against Eligible Real Estate (including the Principal Properties) and Eligible Leaseholds (including amounts available against such Eligible Real Estate and Eligible Leaseholds under clause (i) above) exceed thirty-six percent (36%) of the total amount advanced or available to be advanced under the Tranche A-1 Borrowing Base, and (c) the aggregate amounts advanced against Eligible Leaseholds under clauses (h) and (i), above, exceed the Leasehold Advance Rate (or such lesser rate as determined from time to time by the Administrative Agent in its commercially reasonable discretion in accordance with Section 1.05) and (ii) the Appraised Value of all Eligible Leaseholds, and provided further that, the Company may at any time, without consent or approval from the Agents or the Lenders, permanently terminate its right to receive Credit Extensions under both the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base based on Eligible Leaseholds as long as (x) no Default or Event of Default then exists or would arise therefrom, and (y) no overadvance would result from the removal of Eligible Leaseholds from the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base.

The Tranche A-1 Borrowing Base shall be computed for each fiscal month as required by and subject to the proviso after Section 5.01(f), and established based upon the most recent Borrowing Base Certificate delivered to the Administrative Agent and shall remain in effect until the delivery to the Administrative Agent of a subsequent Borrowing Base Certificate.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement.

“Tranche A-1 Inventory Advance Rate means 95%.

“Tranche A-1 Lender” means each Lender having a Tranche A-1 Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A-1 Lender.

“Tranche A-1 Loans” has the meaning set forth in Section 2.01.

“Tranche A-1 Prescription Advance Rate” means 90%.

“Tranche A-1 Real Estate Advance Rate” means 60%.

“Tranche A-1 Unused Fee” has the meaning set forth in Section 2.12(b).

“Transactions” means, collectively, the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Triggering Event” means the notification from the Administrative Agent to the Company that either (a) any Event of Default has occurred or (b) Excess Availability at any time is less than $75,000,000.  Upon the occurrence of a Triggering Event, such Triggering Event shall be deemed “continuing” until such time as the applicable Event of Default is waived or Excess Availability shall exceed $75,000,000 for thirty (30) consecutive days; provided, however, that the foregoing cure provision may only be exercised once in any six (6) month period, and provided, further, that the foregoing cure provision may  only be exercised five (5) times during the term of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date of determination in the applicable jurisdiction.

“Unused Fee” has the meaning set forth in Section 2.12(b).

“Waivable Prepayment” has the meaning set forth in Section 2.11(p).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan” or a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or a “LIBOR Borrowing”).

SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) unless otherwise stated herein, all provisions herein within the discretion or to the satisfaction of a party shall be deemed to include a standard of reasonableness, good faith and fair dealing.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been affirmatively withdrawn by the Company (or, in the case of a request for an amendment under this Section by the Required Lenders, the Administrative Agent) or such provision amended in accordance herewith.

SECTION 1.05 Borrowing Base Adjustments. The Administrative Agent or the Required Lenders may, in their commercially reasonable discretion (x) in reviewing the collateral components of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base, (y) after completion of any evaluation or any appraisal contemplated by Section 5.09(a) or Section 5.09(b) or (z) upon the occurrence and during the continuation of a Default, from time to time (a) decrease the advance rates for the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (or both), (b) establish and revise reserves reducing the amount of Eligible Coinstar Receivables, Eligible Credit Card Accounts Receivable, Eligible Third Party Insurance Provider Accounts Receivable, Eligible Inventory, Eligible Leaseholds, Eligible Real Estate or Scripts and (c) impose additional eligibility criteria to be applicable to Eligible Coinstar Receivables, Eligible Credit Card Accounts Receivable, Eligible Third Party Insurance Provider Accounts Receivable, Eligible Inventory, Eligible Leaseholds, Eligible Real Estate or Scripts; provided that any such adjustment described in clause (a), (b) or (c) above shall be made only in the event that the Administrative Agent or the Required Lenders reasonably determine (based upon an evaluation or appraisal referred to in Section 5.09(a) or Section 5.09(b) or other objectively determinable facts or circumstances) that the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base Borrowing Base, or any component thereof, or its value as Collateral, is adversely affected by one or more events, conditions, contingencies or risks that are not already adequately reflected in the calculation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base (as applicable); and provided further that no change will be made to the borrowing base standards pursuant to this Section 1.05 if such change would increase the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in effect at any time above the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, as applicable, that would be in effect at such time if such Tranche A Borrowing Base or the Tranche A-1 Borrowing Base were calculated using the standards in effect on the date hereof or, if such standards have been amended pursuant to Section 9.02(b)(vi), using the standards as in effect on the date of such amendment.  The Administrative Agent will provide written notice to the Company of any adjustments made pursuant to this Section 1.05 on the date of such adjustments.

SECTION 1.06 Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II
The Credits

SECTION 2.01 Loans; Mandatory Advances of Tranche A-1 Loans .

(a)           Subject to the terms and conditions set forth herein, (x) each Tranche A Lender severally agrees to make loans (each such loan, a “Tranche A Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the amount of such Lender’s Tranche A Commitment or (ii) such Lender’s Applicable Percentage of the Tranche A Borrowing Base and (y) each Tranche A-1 Lender severally agrees to make loans (each such loan, a “Tranche A-1 Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time the lesser of (i) the amount such Lender’s Tranche A-1 Commitment, as applicable, or (y) such Lender’s Applicable Percentage of Incremental Availability; subject in each case to the following limitations:

(i)            after giving effect to any Borrowing, the total Exposure shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base,

(ii)           after giving effect to any Borrowing, the aggregate outstanding principal  amount of the Tranche A Loans of any Tranche A Lender, plus such Lender’s Applicable Percentage of the outstanding L/C Exposure in respect of Letters of Credit, plus such Tranche A Lender’s Applicable Percentage of the outstanding principal amount of all Swingline Loans shall not exceed the lesser of (x) such Tranche A Lender’s Tranche A Commitment, or (y) such Tranche A Lender’s Applicable Percentage of (i) the Tranche A Borrowing Base, less (ii) the Aggregate Term Outstandings, less (iii) the Aggregate Term A-2 Outstandings,

(iii)          after giving effect to any Borrowing, the aggregate outstanding principal  amount of the Tranche A-1 Loans of any Tranche A-1 Lender, shall not exceed the lesser of (x) such Tranche A-1 Lender’s Tranche A-1 Commitment, or (y) such Tranche A-1 Lender’s Applicable Percentage of Incremental Availability,

(iv)          The L/C Exposure in respect of Letters of Credit shall not at any time exceed the Letter of Credit Sublimit,

(v)           The aggregate outstanding principal amount of the Tranche A Credit Extensions shall not at any time exceed the Aggregate Tranche A Commitments; and

(vi)          The aggregate outstanding amount of the Tranche A-1 Credit Extensions shall not exceed the lesser of the Aggregate Tranche A-1 Commitments or Incremental Availability.

(b)           Subject to the terms and conditions set forth in the Existing Credit Agreement, each Term Lender severally made a term loan to the Borrowers on the Effective Date, in a principal amount equal to the then outstanding Term Commitment of each such Term Lender.

(c)           Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a term loan to the Borrowers on the Restatement Effective Date, in a principal amount not to exceed at any time outstanding the Term A-2 Commitment of each such Term A-2 Lender.  Proceeds of the Term A-2 Loans made pursuant to this Section 2.01(c) shall be applied first to the repayment of the principal amount of the then outstanding Tranche A Loans, and second, to the repayment of the principal amount of the then outstanding Tranche A-1 Loans.

(d)           Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.11, and, except with respect to the Term Loan and the Term A-2 Loan, reborrow under this Section 2.01.  Loans may be ABR Loans or LIBOR Loans, as further provided herein.

(e)           Except as otherwise provided in , all Credit Extensions under the Tranche A-1 Commitments shall be Tranche A-1 Loans and all Letters of Credit shall be issued under Tranche A Commitments.

(f)            Except as provided in Section 2.01(f), each Borrowing of Loans to the Borrowers (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Tranche A Commitments, Tranche A-1 Commitments, or Term A-2 Commitments.  The failure of any Lender to make any Loan to the Borrowers shall neither relieve any other Lender of its obligation to fund its Loan to the Borrowers in accordance with the provisions of this Agreement nor increase the obligation of any other such Lender.

(g)           Notwithstanding anything to the contrary herein contained, no Borrowings of Tranche A Loans shall be made unless Tranche A-1 Loans are outstanding in an aggregate principal amount equal to the lesser of Incremental Availability or the then outstanding Tranche A-1 Commitments.  In that regard, all requests for Borrowings shall be deemed to be a request for a Tranche A-1 Loan until the outstanding Tranche A-1 Loans equal the lesser of (i) Incremental Availability and (ii) the then unfunded amount of the outstanding Tranche A-1 Commitments. Proceeds of any Tranche A-1 Loan made pursuant to this Section 2.01(f) shall be first applied to the repayment of the principal amount of the then outstanding Tranche A Loans, if any.

SECTION 2.02 Increase in Tranche A Commitments

(a)           So long as no Default or Event of Default exists or would arise therefrom,  (i) the Company shall have the right, at any time from time to time after the Effective Date, to request an increase of the aggregate of the then outstanding Tranche A Commitments by an amount not to exceed in the aggregate $100,000,000.  Any such requested increase shall be first made to all existing Tranche A Lenders on a pro rata basis based on their respective Tranche A Applicable Percentages. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Tranche A Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Tranche A Lenders). Each Tranche A Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Tranche A Commitment and, if so, whether by an amount equal to, greater than, or less than its Tranche A Applicable Percentage of such requested increase.  Any Tranche A Lender not responding within such time period shall be deemed to have declined to increase its Tranche A Commitment. To the extent that the existing Tranche A Lenders decline to increase their Tranche A Commitments, or decline to increase their Tranche A Commitments to the amount requested by the Company, the Administrative Agent, in consultation with the Company, will use its reasonable efforts to arrange for other Persons to become a Tranche A Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Tranche A Commitments requested by the Company and not accepted by the existing Tranche A Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Tranche A Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Tranche A Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Company, and (ii) any Additional Commitment Lender which is not an existing Tranche A Lender shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Company (which approval shall not be unreasonably withheld).  Each Commitment Increase shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b)           No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)            The Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents, which shall have been consented to by the Administrative Agent and the Company, in substantially the form of Exhibit H hereto;

(ii)           The Borrowers shall deliver, or cause to be delivered, to the Administrative Agent a certificate of each Loan Party dated as of the Commitment Increase Date signed by a responsible officer of such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists.

(iii)          The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent as the Borrowers and the Administrative Agent or such Additional Commitment Lenders, as applicable, shall agree;

(iv)          The Borrowers shall deliver to the Administrative Agent and the Tranche A Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; and

(v)           The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent, may reasonably have requested in order to effectuate the documentation of the foregoing.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Tranche A Commitments, under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 2.01 shall be deemed modified, without further action,  to reflect the revised Tranche A Commitments of the Tranche A Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Tranche A Commitments.  The Borrowers shall prepay any Tranche A Loans outstanding on the Commitment Increase Date (and pay any  breakage costs and additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Tranche A Loans ratable with any revised Tranche A Applicable Percentages arising from any nonratable increase in the Tranche A Commitments under this Section 2.02.

SECTION 2.03 Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Each Borrowing shall be denominated in Dollars and comprised entirely of ABR Loans or LIBOR Loans as the Borrowers may request in accordance herewith; provided that all Swingline Loans shall be ABR Loans. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and provided further, that the exercise of such option shall not result in an increase in additional amounts payable by the Borrowers pursuant to Section 2.17.

(c)           At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of Tranche A Commitments or Tranche A-1 Commitments, or the entire outstanding balance of the Term Loan or the Term A-2 Loan, as applicable, or that is required to finance the reimbursement of a L/C Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBOR Borrowings outstanding. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be deemed as made under separate Borrowings.

(d)           Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.04 Requests for BorrowingsTo request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBOR Borrowing, not later than 4:00 p.m., Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Boston, Massachusetts time, on the day of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Boston, Massachusetts time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrower(s) on whose behalf the Company is requesting such Borrowing;

(ii)           the aggregate amount of such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(v)           in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified with respect to a Borrowing in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each of the Lenders of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.05 Swingline Loans.

(a)           During the Availability Period, the Swingline Lender is authorized by the Tranche A Lenders, and shall make Swingline Loans at any time (subject to Section 2.05(b)) to the Borrowers up to the amount of the sum of the Swingline Sublimit upon a notice of Borrowing from the Company received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m., Boston, Massachusetts time on the Business Day on which such Swingline Loan is requested).  Immediately upon the making of a Swingline Loan, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the such Tranche A Lender’s Tranche A Applicable Percentage of the amount of such Swingline Loan.  Swingline Loans shall be ABR Loans and shall be subject to weekly settlement with the Tranche A Lenders.

(b)           The Company’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under Article IV are satisfied.  If the conditions for borrowing under Article IV cannot in fact be fulfilled, (x) the Company shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Tranche A Lender with a copy of the Noncompliance Notice, and (y) the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans until such conditions can be satisfied or are waived in accordance with Section 9.02. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Noncompliance Notice is furnished to the Tranche A Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this Section 2.05(b) if the aggregate outstanding amount of the Exposure would exceed the limitations set forth in Section 2.01.

(c)           Each Tranche A Lender’s obligation to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.05 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

SECTION 2.06 Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, at any time and from time to time during the Availability Period, the Company may request the issuance of a Letter of Credit for the account of a Borrower, in a form appropriately completed and reasonably acceptable to the Administrative Agent and the Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company or any Borrower to, or entered into by the Company or any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Letter of Credit shall be denominated in Dollars.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company or the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Company and the Issuing Bank whether such Letter of Credit may be issued under this Agreement after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Company or a Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that) such issuance, amendment, renewal or extension the total L/C Exposure shall not exceed $400,000,000, (2) the total Exposure shall not exceed the Aggregate Commitments and (3) the total Exposure of the Tranche A Lenders shall not exceed the lesser of the Aggregate Tranche A Commitments or the Tranche A Borrowing Base then in effect.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Issuing Bank, the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit may, upon the request of the Company include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed; provided, however, that no Letter of Credit shall be renewed or extended on or after the occurrence of a Default or an Event of Default.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Tranche A Lender, and each such Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Tranche A Lender’s Tranche A Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Tranche A Lender’s Tranche A Applicable Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. If any L/C Exposure remains outstanding upon the termination of the Tranche A Commitments, to the extent the lesser of the Aggregate Tranche A-1 Commitments or Incremental Availability exceeds the Tranche A-1 Loans (the “Excess Amount”) upon such termination of the Tranche A Commitments, the Tranche A Lenders shall be deemed to have sold to each Tranche A-1 Lender, and each Tranche A-1 Lender shall be deemed unconditionally and irrevocably to have so purchased from the Tranche A Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage in the lesser of such Excess Amount or such undivided interest and participation of each Tranche A Lender in the L/C Exposure, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Each Tranche A Lender and Tranche A-1 Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche A Commitments or the Tranche A-1 Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Issuing Bank in respect of a Letter of Credit shall make any L/C Disbursement in respect of such Letter of Credit, the Borrowers shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement (i) prior to the close of business, Boston, Massachusetts time, on the Business Day immediately following the day that such L/C Disbursement is made, if the Borrowers shall have received notice of such L/C Disbursement prior to 11:00 a.m., Boston, Massachusetts time, or (ii) if such notice has not been received by the Borrowers prior to 11:00 a.m., Boston, Massachusetts time, then prior to the close of business, Boston, Massachusetts time, on the second Business Day immediately following the day the Borrowers receive such notice; provided that, if such L/C Disbursement is not less than $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. If the Borrowers fail to make such payment when due, subject to the obligations of Tranche A-1 Lenders with respect to the Excess Amount, the Administrative Agent shall notify each Tranche A Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Tranche A Lender’s Tranche A Applicable Percentage thereof.  Promptly following receipt of such notice, each such Tranche A Lender shall pay to the Administrative Agent its Tranche A Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Tranche A Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Tranche A Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from such Tranche A Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Tranche A Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Tranche A Lenders and the Issuing Bank as their interests may appear. Any payment made by a Tranche A Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such L/C Disbursement.

(f)            Obligations Absolute.  Each Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by Applicable Law) suffered by a Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and Lenders with respect to any such L/C Disbursement.

(h)           Interim Interest. If the Issuing Bank in respect of a Letter of Credit shall make any L/C Disbursement under such Letter of Credit, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is due pursuant to paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) such successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent an amount in cash for the benefit of the Lenders, equal to the total L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(g) and Section 2.11(h).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrowers. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such accounts. Moneys in such accounts shall be (i) applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed and (ii), to the extent not so applied, held for the satisfaction of the reimbursement obligations of the Borrowers for their L/C Exposure at such time, or (iii) be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide cash collateral other than as a result of an occurrence of an Event of Default hereunder, such amount (to the extent not applied as aforesaid) shall be promptly returned to the extent that, and following such time as, after giving effect to such return: (i) the total Exposure does not exceed the Aggregate Commitments, and (ii) the total Exposure of the Tranche A Lenders does not exceed the lesser of the Aggregate Tranche A Commitments or the Tranche A Borrowing Base as then in effect and (iii) the total Exposure of the Tranche A-1 Lenders does not exceed the lesser of the Aggregate Tranche A-1 Commitments or Incremental Availability.

SECTION 2.07 Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Boston, Massachusetts time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in Boston, Massachusetts and designated by the Company in the applicable Borrowing Request; provided that any ABR Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Each Borrowing of Tranche A Loans (other than Swingline Loans) shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Applicable Percentage; each Borrowing of Tranche A-1 Loans shall be made by the Tranche A-1 Lenders pro rata in accordance with their respective Tranche A-1 Applicable Percentage; and each Borrowing of Term A-2 Loans shall be made by the Term A-2 Lenders pro rata in accordance with their respective Term A-2 Applicable Percentage.  The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan to be made by such Lender on the occasion of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrowers jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of any Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03 and Section 2.04:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)          if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)           If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(e)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f)            If the Company fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination or Reduction of Commitments.

(a)           The Borrowers may, upon irrevocable notice from the Company to the Administrative Agent, terminate the Aggregate Tranche A Commitments, the Letter of Credit Sublimit or the Swingline Sublimit or from time to time permanently reduce the Aggregate Tranche A Commitments, the Letter of Credit Sublimit or the Swingline Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Tranche A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Exposure of the Tranche A Lenders would exceed the Aggregate Tranche A Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the L/C Exposure not fully cash collateralized in accordance with Section 2.06(j) hereunder would exceed the Letter of Credit Sublimit, and (C) the Swingline Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the outstanding principal amount of Swingline Loans hereunder would exceed the Swingline Sublimit.  In the event that the Tranche A Commitments are terminated in their entirety, the Tranche A-1 Commitments shall thereupon also be automatically terminated without any further action of the Loan Parties.

(b)           If, after giving effect to any reduction of the Aggregate Tranche A Commitments, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Tranche A Commitments, such Letter of Credit Sublimit or Swingline Sublimit shall be automatically reduced by the amount of such excess.

(c)           The Borrowers may terminate the Aggregate Tranche A-1 Commitments in whole or in part, upon irrevocable notice from the Company to the Administrative Agent, if (i) at the time of such termination, (A) there are no outstanding Tranche A Loans and (B) Excess Availability is not less than twenty percent (20%) of the Tranche A Borrowing Base, and (ii) the Borrowers have demonstrated to the reasonable satisfaction of the Administrative Agent that Excess Availability, as projected on a pro-forma basis for the twelve (12) months following such payment, will be equal to or greater than twenty percent (20%) of the Tranche A Borrowing Base provided that any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction.  Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all Unused Fees accrued on the Aggregate Tranche A-1 Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A-1 Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Aggregate Tranche A-1 Commitments are to be reduced effective on such date.

(d)           The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swingline Sublimit, the Aggregate Tranche A Commitments or the Aggregate Tranche A-1 Commitments under this Section 2.09. Upon any reduction of the Aggregate Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Tranche A Applicable Percentage of such reduction amount.  Upon any reduction of the Aggregate Tranche A-1 Commitments, the Tranche A-1 Commitment of each Tranche A-1 Lender shall be reduced by such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage of such reduction amount.  All fees (including, without limitation, Unused Fees and Letter of Credit Fees) in respect of the Aggregate Revolving Commitments, as applicable, accrued until the effective date of any termination of such Commitments shall be paid on the effective date of such termination.

(e)           Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

(f)            On the Effective Date and the funding of the Term Loan, the Term Commitments of the Term Lenders terminated.

(g)           On the Restatement Effective Date and the funding of the Term A-2 Loan, the Term A-2 Commitments of the Term A-2 Lenders shall be terminated.

(h)           To the extent that any Real Estate which constitutes a Principal Property on the Effective Date is reasonably determined by the Administrative Agent to no longer constitute a Principal Property, at the Company’s election, the Term Loan may be decreased by an amount equal to the Appraised Value of such Real Estate; provided that (i) the Aggregate Tranche A Commitments are increased by a corresponding amount (in which event the Tranche A Commitment of each Tranche A Lender shall be automatically be increased by an amount equal to its Tranche A Applicable Percentage of such increase in the Aggregate Tranche A Commitments) and (ii) the Mortgages and other Loan Documents are amended in form reasonably satisfactory to the Administrative Agent (A) to provide that such Real Estate secures all Obligations and (B) as may otherwise be reasonably required by the Administrative Agent to reflect that such Real Estate is no longer a Principal Property.  Any increase in the Aggregate Tranche A Commitments under this Section 2.09(h) shall in no way impair the rights of the Borrowers under Section 2.02 hereof.

(i)            To the extent that any Real Estate owned on the Effective Date which has been determined not to constitute a Principal Property on the Effective Date but is reasonably determined by the Administrative Agent after the Effective Date to have constituted a Principal Property on the Effective Date, at the Company’s election, the Term Loan may be increased by an amount equal to the Appraised Value of such Real Estate; provided that (i) the Tranche A Commitments are decreased by a corresponding amount (in which event the Tranche A Commitment of each Tranche A Lender shall be automatically be reduced by an amount equal to its Tranche A Applicable Percentage of such decrease in the Aggregate Tranche A Commitments), and (ii) the Mortgages and other Loan Documents are amended in form reasonably satisfactory to the Administrative Agent (A) to provide that such Real Estate secures only the Term Loans and (B) as may otherwise be reasonably required by the Administrative Agent to reflect that such Real Estate is a Principal Property.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a)           Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrowers and held by such Lender on the Maturity Date applicable to such Loan.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the respective Lenders and each respective Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it to any Borrower or Borrowers be evidenced by a promissory note. In such event, each of the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a)           Subject to the requirements of this Section and the payment of any amounts required under Section 2.16, each Borrower shall promptly prepay any Borrowing (or deposit such amounts) as may be required by this Agreement, together with any and all amounts required under Section 2.16.

(b)           The Borrowers may, upon irrevocable notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Tranche A Loans in whole or in part without premium or penalty.

(c)           In the event the all Tranche A Loans have been paid in full, the Borrowers may, upon irrevocable notice from the Company to the Administrative Agent, prepay the Tranche A-1 Loans in whole or in part without premium or penalty; provided, that no Default or Event of Default then exists or shall arise from such prepayment.

(d)           The Borrowers may, upon irrevocable notice from the Company to the Administrative Agent, prepay the Tranche A-1 Loans in whole or in part without premium or penalty in connection with the termination or reduction of the Tranche A-1 Commitments in accordance with Sections 2.09(a) and 2.09(c) hereof. Any such prepayment shall be subject to the notice provisions of Section 2.11(d).

(e)           The Borrowers may, upon irrevocable notice from the Company to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(f)            Except as provided in Section 2.09(h) and Section 2.09(i) hereof or unless the Term Prepayment Conditions are satisfied, the Borrowers may not prepay the Term Loan until all other Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has then been asserted) and the Tranche A Commitments and the Tranche A-1 Commitments have been terminated.

(g)           Unless the Term Prepayment Conditions are satisfied, the Borrowers may not prepay the Term A-2 Loan until all other Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has then been asserted) and the Tranche A Commitments and the Tranche A-1 Commitments have been terminated.  Any such prepayment shall be accompanied by the payment of the Prepayment Premium, if any is then due.

(h)           In the event and on such occasion that the total Exposure exceeds the lesser of the Aggregate Commitments or the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), each as then in effect, each of the Borrowers shall promptly prepay Loans and/or cash collateralize the L/C Exposure in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to cash collateralize the L/C Exposure pursuant to this Section 2.11(h) unless after the prepayment in full of the Loans (other than the Term Loan and the Term A-2 Loan), the total Exposure exceeds the lesser of the Aggregate Commitments or the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), each as then in effect, provided further that the Borrowers shall not be required to prepay the Term Loan pursuant to this Section 2.11(h) unless after the prepayment in full of the Loans (other than the Term Loan and the Term A-2 Loan) and the cash collateralization of the L/C Exposure, the total Exposure exceeds the lesser of the Aggregate Commitments or the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base, each as then in effect, and provided further that the Borrowers shall not be required to prepay the Term A-2 Loan pursuant to this Section 2.11(h) unless after the prepayment in full of the Loans (other than the Term A-2 Loan) and the cash collateralization of the L/C Exposure, the total Exposure exceeds the lesser of the Aggregate Commitments or the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), each as then in effect.

(i)            In the event and on such occasion that the total Exposure of the Tranche A Lenders exceeds the lesser of (A) the Aggregate Tranche A Commitments or (B)(i) the Tranche A Borrowing Base as then in effect, less (ii) the Aggregate Term Outstandings, less (iii) the Aggregate Term A-2 Outstandings, each of the Borrowers shall promptly prepay Tranche A Loans and/or cash collateralize the L/C Exposure in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to cash collateralize the L/C Exposure pursuant to this Section 2.11(i) unless after the prepayment in full of the Tranche A Loans, the total Exposure of the Tranche A Lenders exceeds the lesser of (x) the Aggregate Tranche A Commitments or (y)(i) the Tranche A Borrowing Base as then in effect, less (ii) the Aggregate Term Outstandings, less (iii) the Aggregate Term A-2 Outstandings.

(j)            At any time that any Loans are outstanding, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, including, without limitation, the Net Proceeds of any Permitted Divestiture, such Loan Party shall, within five Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to such Net Proceeds, provided that any Net Proceeds from the Principal Properties shall be applied solely to the Term Loan.

(k)           Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.11(l). Notwithstanding the foregoing provisions of this Section 2.11, if at any time the Borrowers are required to make a prepayment under this Section 2.11 and the Borrowers would incur breakage costs under Section 2.16 as a result of LIBOR Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected LIBOR Loans”), and provided that no Default has occurred and is continuing at the time, then the Borrowers may in their sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected LIBOR Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected LIBOR Loans not immediately prepaid) to be held as security for such obligations of the Borrowers hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments in Cash and Cash Equivalents satisfactory to the Administrative Agent and the Company, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are LIBOR Loans (or such earlier date or dates as shall be requested by the Company), to repay an aggregate principal amount of such Loans equal to the Affected LIBOR Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Lenders and may be applied to the prepayment of such Loans immediately if an Event of Default has occurred and is continuing.

(l)            The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment (other than mandatory prepayments which shall be payable immediately when due without notice and prepayments of Swingline Loans) hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 4:00 p.m., Boston, Massachusetts time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., Boston, Massachusetts time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(m)          Each prepayment shall be applied to the applicable Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(n)           Subject to the provisions of Section 7.03, prepayments made pursuant to this Section 2.11 (other than paragraphs (c), (d), (e), (g) and (h) hereof and other than those made with the Net Proceeds of the Principal Properties), first, shall be applied ratably to the Swingline Loans, second, shall be applied ratably to the outstanding Tranche A Loans, third, shall be applied ratably to the outstanding Tranche A-1 Loans, and, fourth, if an Event of Default then exists, shall be used to cash collateralize the remaining L/C Exposure; fifth, shall, to the extent permitted or required in this Section 2.11, be applied ratably to the outstanding Term Loans, and, sixth, shall, to the extent permitted or required in this Section 2.11, be applied ratably to the outstanding Term A-2 Loans, and, seventh, the amount remaining, if any, after the prepayment in full of all Loans outstanding at such time and the cash collateralization of the remaining L/C Exposure in full may be retained by the Borrowers for use in the ordinary course of its business.  Prepayments made pursuant to paragraphs (d) and (e) of this Section 2.11 first shall be applied ratably first to the outstanding Tranche A-1 Loans and then in accordance with the priorities in the preceding sentence. Upon the drawing of any Letter of Credit that has been cash collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Issuing Bank or the Lenders, as applicable.

(o)           Prepayments of the Term Loan made pursuant to this Section 2.11, including, without limitation those made with the Net Proceeds of the Principal Properties, first, shall be applied ratably to the Term Loans of the Term Lenders, and, second, the amount remaining, if any, after the prepayment in full of all Term Loans outstanding at such time may be retained by the Borrowers for use in the ordinary course of business.

(p)           Prepayments of the Term A-2 Loan made pursuant to this Section 2.11 shall be applied ratably to the Term A-2 Loans of the Term A-2 Lenders.  Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make, or voluntarily determine to make, a prepayment (a “Waivable Prepayment”) of the Term A-2 Loans, not less than three Business Days prior to the date (the “Prepayment Date”) on which the Borrowers elect (or is otherwise required) to make such Waivable Prepayment, the Borrowers shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Term A-2 Lender of the amount of such Term A-2 Lender’s Applicable Percentage of such Waivable Prepayment and such Term A-2 Lender’s option to refuse such amount.  Each such Term A-2 Lender (each, a “Declining Lender”) may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Prepayment Date (it being understood that any Term A-2 Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, to require such prepayment).  On the Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied to the Term A-2 Lenders (other than Declining Lenders), to prepay the Term A-2 Loans of such Term A-2 Lenders (which prepayment shall be applied to the principal of the Term A-2 Loans in accordance with the provisions of this Agreement), provided that if all Term A-2 Lenders are Declining Lenders, the Borrowers may nevertheless make such Waivable

Prepayment and all Term A-2 Lenders shall be required to accept their Applicable Percentage thereof.

(q)           The Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of Section 5.14.

SECTION 2.12 Fees.

(a)           The Borrowers shall pay to the Administrative Agent, for its own account, the fees and other charges payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(b)           The Borrowers shall pay to the Administrative Agent for the account of each Tranche A Lender, in accordance with its Tranche A Applicable Percentage, a fee, calculated on the basis of a 360 day year and actual days elapsed, equal to the percentage set forth under the heading “Tranche A Unused Fee” in the definition of Applicable Margin times the actual daily amount by which the then Aggregate Tranche A Commitments exceed the sum of (A) the principal amount of Tranche A Loans and Swingline Loans, then outstanding, and (B) the then L/C Exposure.  In addition, the Borrowers shall pay to the Administrative Agent for the account of each Tranche A-1 Lender, in accordance with its Tranche A-1 Applicable Percentage, a fee, calculated on the basis of a 360 day year and actual days elapsed, equal to the percentage set forth under the heading “Tranche A-1 Unused Fee” in the definition of Applicable Margin times the actual daily amount by which the then Aggregate Tranche A-1 Commitments exceed the principal amount of Tranche A-1 Loans then outstanding.  The foregoing fees (the “Unused Fees”) shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day of each January, April, July and October, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period.  The Unused Fees shall be calculated quarterly in arrears.

(c)           The Borrowers shall pay the Administrative Agent for the account of the Lenders, on the tenth Business Day of each October, January, April and July, in arrears, a fee calculated on the basis of a 360 day year and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average Stated Amount of the following categories of Letters of Credit outstanding during the three month period then ended:

(i)            Standby Letters of Credit for the Borrowers: At a per annum rate equal to the then Applicable Margin for Tranche A LIBOR Loans; and

(ii)           Commercial Letters of Credit for the Borrowers: At a per annum rate equal to fifty percent (50%) of the then Applicable Margin for Tranche A LIBOR Loans.

(d)           The Borrowers shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to one-eighth of one percent (0.125%) per annum, computed on the Stated Amount of such Letter of Credit.  Such fronting fees shall be due and payable on the tenth Business Day after the end of each October, January, April and July, in arrears, on the basis of a 360 day year and actual days elapsed, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of such Letter of Credit and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. The Borrowers shall pay to the Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, the reasonable and customary fees, costs and charges of the Issuing Bank in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank in such amounts as shall be mutually agreed by the Company and the Issuing Bank, provided that no such fees, costs or charges shall be payable in respect of the issuance of any Existing Letters of Credit.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(e)           All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative and other Lenders as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a)           The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuance of a Specified Default, at the written election of the Required Lenders, principal or interest on any Loan shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan,  two percent (2.0%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 and (ii) in the case of any other amounts, two percent (2.0%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Lender (other than a prepayment of an ABR Loan prior to the end of the Availability Period with respect to such Lender), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days (or 365/366 days in the case of ABR Loans), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by a majority in interest of the Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent thereafter notify the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement, any Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           This Section 2.15 shall not apply to Taxes, which shall be governed exclusively by Section 2.17.

SECTION 2.16 Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of the acceleration of the Obligations upon the occurrence of an Event of Default or in accordance with the provisions of Section 2.02), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(l) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a)           Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, each of the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Each of the Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, along with a reasonably detailed explanation of the tax issue, delivered to a Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which any Borrower is located or doing business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent) or to the Administrative Agent, at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender has received written notice from such Borrower or the Administrative Agent advising it of the availability of such exemption or reduction and supplying all applicable documentation.  Each Lender will promptly notify the Company and the Administrative Agent in writing if there is any change in such Lender’s circumstances that would prevent such Lender from providing updates to the documentation previously delivered or would invalidate any documentation previously delivered.

(f)            If the Administrative Agent, any Lender or Issuing Bank becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly notify such Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by such Borrower, make a claim to such Governmental Authority for such refund at such Borrower’s expense. If the Administrative Agent, any Lender or Issuing Bank receives a refund (including pursuant to a claim for a refund made pursuant to the preceding sentence) in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower in which such Borrower has paid additional amounts pursuant to this Section 2.17, it shall within 30 days from the date of such receipt pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, the Lender or Issuing Bank and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of the Administrative Agent, Lender or Issuing Bank, agrees to repay the amount paid over to such Borrower (plus penalties, interest and other charges, including the reasonable fees and expenses of the Administrative Agent and Collateral Agent) to the Administrative Agent, Lender or Issuing Bank if the Administrative Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority.

(g)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the principal of and interest on all Loans and L/C Disbursements made hereunder.

(h)           Each Non-U.S. Lender shall deliver to the Company and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN (in the case of a Non-U.S. Lender claiming treaty benefits), Form W-8BEN and a tax status certificate in form reasonably acceptable to the Company and the Administrative Agent (in the case of a Non-U.S. Lender claiming portfolio interest exemption), Form W-8ECI or, with respect to a Non-U.S. Lender that is not acting for its own account (e.g., where the Non-U.S. Lender is a partnership or a participating lender), Form W-8IMY, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Company under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and shall promptly notify the Company and the Administrative Agent in writing if there is any change in such Lender’s circumstances that would prevent such Lender from providing a new form or would invalidate a form previously delivered.  Notwithstanding any other provision of this Section 2.17(h), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.17(h) that such Non-U.S. Lender is not legally able to deliver.

(i)            Nothing contained in this Section 2.17 shall require the Administrative Agent, any Lender or Issuing Bank to make available any of its tax returns (or any other information that it deems, in its sole discretion, to be confidential or proprietary).

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts 02110, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent and the Collateral Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder in respect of Obligations, then such funds shall be applied in the order and manner set forth in Section 7.03.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment by such Borrower is due to the Administrative Agent for the account of any of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of such Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender (including for this purpose an Issuing Bank) requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent, or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Each of the Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent, or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consents shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20 Designation of Company as each Borrowers’ Agent.

(a)           Each Borrower hereby irrevocably designates and appoints the Company as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Company and of any other Borrower.

(b)           Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers as if such Borrower which is so assuming and agreeing were each of the other Borrowers.

(c)           The Company shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Company has requested a Loan.  None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.

(d)           The authority of the Company to request Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Company, which notice is signed by the respective Financial Officers of each Borrower; and (iii) written notice from such successive Company accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Company shall be bound by the terms hereof, and that as used herein, the term “Company” shall mean and include the newly appointed Company.

ARTICLE III
Representations and Warranties

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees and other Obligations payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, each of the Borrowers represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, equityholder action. This Agreement has been duly executed and delivered by each of the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each such Borrower or Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and have been disclosed to the Lenders to their reasonable satisfaction, and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a)           The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of consolidated operations and retained earnings, consolidated shareholders’ equity and consolidated cash flows (i) as of and for the fiscal year ended February 24, 2007, reported on by Pricewaterhouse Coopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 8, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the

Subsidiaries (other than Pathmark and its Subsidiaries) as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           The Company has heretofore furnished to the Lenders the consolidated balance sheet and statements of consolidated operations and retained earnings, consolidated shareholders’ equity and consolidated cash flows of Pathmark and its Subsidiaries (i) as of and for the fiscal year ended February 3, 2007, reported on by Deloitte & Touche, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended August 4, 2007, certified by Pathmark’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Pathmark and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)           The unaudited consolidated pro forma balance sheet of the Company and its Subsidiaries as of September 8, 2007, and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for the twelve month period then ended, certified by the chief financial officer, senior vice president-finance, or treasurer of the Company fairly present the consolidated financial condition of Company and its Subsidiaries as at such date and the consolidated results of operations of the Company and its Subsidiaries for the period ended on such date, in the case of the consolidated balance sheet, giving pro forma effect to the Transactions.

(d)           The consolidated forecasted balance sheet, statements of income and cash flows of the Company and its Subsidiaries delivered to the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Company’s and its Subsidiaries future financial condition and performance, giving pro forma effect to the Transactions.

(e)           Since August 4, 2007, there has been no material adverse change in (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole, except as disclosed in the Exchange Act Filings made prior to the Effective Date or in any Schedules or Exhibits to this Agreement as of the Effective Date, (b) after the Effective Date, the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) after the Effective Date, the rights of or benefits available to the Lenders under any Loan Document or (d) the Collateral as a whole.

SECTION 3.05 Properties.

(a)           Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted by Section 6.02 or other Liens reasonably acceptable to the Administrative Agent.  As of the Restatement Effective Date, the Real Estate listed on Schedule 1.01(C) is the only Real Estate constituting a Principal Property.

(b)           Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Borrowers, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes.  Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. To the best knowledge of the Borrowers, the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains, as of the date hereof (or in the case of items furnished after the date hereof, when furnished), any material misstatement of fact or omits, as of the date hereof (or in the case of items furnished after the date hereof, when furnished), to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished.

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Company in, each Subsidiary of the Company, in each case as of the Restatement Effective Date.

SECTION 3.13 Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Restatement Effective Date. As of the Restatement Effective Date, all premiums in respect of such insurance have been paid.  The insurance maintained by or on behalf of the Company and the Subsidiaries is in full force and effect and complies with the requirements set forth in Section 5.07.

SECTION 3.14 Labor Matters. As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of any Borrower, threatened. The Company and the Subsidiaries have not been in violation of, in any material respect, the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with hours worked by or payments made to employees or any similar matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

SECTION 3.15 Security Documents.

(a)           The Pledge Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Pledge Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Pledged Securities (as defined in the Pledge Agreement) have been delivered to the Collateral Agent (together with stock powers or other appropriate instruments of transfer executed in blank form).  The Collateral Agent has a fully perfected first priority Lien on, and security interest in, to and under all right, title and interest of each pledgor thereunder in such Collateral, and such security interest is in each case prior and superior in right and interest to any other Person.

(b)           The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings set forth on Schedule 3.15(b) are in appropriate form and have been or will be filed in the offices specified in the Perfection Certificate.  Upon such filings and/or the obtaining of “control,” the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02 hereof.

(c)           When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings set forth on Schedule 3.15(c) in appropriate form are filed in the offices specified on the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02 hereof (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(d)           The Mortgages create in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein (other than those on the Principal Properties which secure obligations due to on account of the Term Lenders and the Collateral Agent with respect to the Term Loan only), a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of the Mortgages with the appropriate Governmental Authorties, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02 hereof or other Liens reasonably acceptable to the Collateral Agent.

SECTION 3.16 Federal Reserve Regulations.

(a)           No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

ARTICLE IV
Conditions

SECTION 4.01 Restatement Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Agents, the Issuing Bank and the Lenders and dated the Restatement Effective Date) of Cahill Gordon & Reindel LLP, counsel for the Loan Parties, substantially in the form of Exhibit I.  Each of the Borrowers hereby requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received a true and complete copy of each Loan Party’s organizational documents, an incumbency certificate for each person authorized to execute Loan Documents on behalf of a Loan Party, resolutions authorizing the due execution, delivery and performance of the Loan Documents and the Transactions and a good standing certificate from each jurisdiction where a Loan Party is organized and each jurisdiction necessary for it to carry on its business and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.  The Loan Parties’ delivery of the foregoing documents to the Administrative Agent on the Effective Date shall be deemed to have satisfied this condition.

(d)           The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the president, a vice president or a Financial Officer of the Company, confirming compliance with the conditions set forth in this Section 4.01.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)            The Administrative Agent shall have received a completed Borrowing Base Certificate dated the Restatement Effective Date and signed by a Financial Officer of the Company, calculating the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the end of the month ended immediately prior to the Restatement Effective Date.

(g)           The Administrative Agent shall have received the results of satisfactory lien searches (including, without limitation, the results of satisfactory tax lien and judgment lien searches) showing the absence of any Liens (except for the Liens in favor of the Collateral Agent) on any of any of the Collateral other than Liens expressly permitted by Section 6.02 hereof or Liens which will be terminated on the Restatement Effective Date (including, without limitation, those Liens in favor of the lenders under the Bridge Financing Facility (as defined in the Existing Credit Agreement).  The Administrative Agent’s receipt of the foregoing on the Effective Date shall be deemed to have satisfied this condition (other than with respect to the termination of the Liens with respect to the Bridge Financing Facility, which shall be required to be delivered prior to the Restatement Effective Date).

(h)           All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Administrative Agent.

(i)            The Administrative Agent, based upon delivery of a customary officer’s solvency certificate together with the consolidated balance sheet of the Company, shall be satisfied that Loan Parties, on a consolidated basis, are Solvent on the Restatement Effective Date, before and after giving effect to the Credit Extensions made on the Restatement Effective Date.

(j)            To the extent required to be satisfied on the Restatement Effective Date, the Real Estate Eligibility Requirements shall have been satisfied.

(k)           The Administrative Agent shall have received such other instruments, documents, and agreements as the Administrative Agent or its counsel may reasonably request.

The Administrative Agent shall notify the Company and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless a representation or warranty is made as of a specific date, in which case such representation or warranty shall remain true and correct as of such specified date).

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)           No indictment of, or institution of any legal process or proceeding against, the Company or any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law, which is reasonably likely to have a Material Adverse Effect shall have occurred.

(d)           Each of the Borrowers, in connection with each Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to have represented and warranted on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base.  The conditions set forth in this Section 4.02 are for the sole benefit of the Administrative Agent, the Issuing Bank and the Lenders and may be waived by the Administrative Agent, in whole or in part, without prejudice to the rights of the Administrative Agent, the Issuing Bank or any Lender.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees and other Obligations payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender each of the following together with all supporting documentation as the Administrative Agent may reasonably require:

(a)           within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 45 days after the end of each of the first two (or three, in the event of a fiscal quarter having four fiscal four week periods) fiscal four-week periods of each fiscal quarter of the Company (other than the first fiscal four-week period of each fiscal year), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal four-week periods and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, the information required by this Section shall not be required with respect to any month during which the average daily Exposure during such month is less than $50,000,000;

(d)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default or an Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or an Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)            within ten (10) Business Days after the end of each fiscal month, a completed Borrowing Base Certificate calculating and certifying the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the last day of such fiscal month, signed on behalf of the Company by one of its Financial Officers, provided, however, that upon the occurrence of a Triggering Event, the Borrowing Base Certificate required by this paragraph will be delivered by the Borrowers weekly within eight (8) Business Days after the end of each calendar week and shall calculate and certify the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the last day of such calendar week;

(g)           prior to the end of the first fiscal quarter of each fiscal year of the Company, a reasonably detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter during such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available and from time to time, any significant revisions of such budget (including, without limitation, any amounts to be paid to any pension plan (including any Plan, or, the best of the Company’s knowledge, a Multiemployer Plan) or to any third party on account of any such pension plan);

(h)           within ten (10) Business Days after any sale, transfer or other disposition of assets permitted by clause (c) of Section 6.05, a complete description of such sale, transfer or other disposition, and, with respect to sales, transfers or other dispositions resulting in Net Proceeds greater than $20,000,000, (i) the most recently delivered Borrowing Base Certificate delivered pursuant to Section 5.01(f) revised to give pro forma effect to such sale, transfer or other disposition and (iii) any significant revisions to the budget previously delivered pursuant to clause (g) of this Section;

(i)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its stockholders generally, as the case may be;

(j)            the financial and collateral reports described on Schedule C hereto, at the times set forth in such Schedule; provided that, the information required by this Section shall not be required with respect to any month during which the average daily Exposure during such month is less than $50,000,000;

(k)           upon the reasonable request of the Administrative Agent, (i) a list of all “business associate agreements” (as such term is defined in HIPAA) that any Loan Party has entered into with any Person and true, correct and complete copies of all of such agreements; and (ii) a list of all participation agreements of the Borrowers with health maintenance organizations, insurance programs, preferred provider organizations and other third party payors; and

(l)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01 (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 5.01; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) at the reasonable request of any Lender, the Company shall deliver paper copies of the documents requested by such Lender to the Administrative Agent for delivery to such Lender, and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof (including, without limitation, based upon any provision of any pharmaceutical law or Medicare and Medicaid program rules and regulations applicable to it) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other related ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           during the period commencing on the Effective Date and ending on the date on which Eligible Leaseholds are no longer included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, the receipt by any Loan Party of any notice from any lessor of such lessor’s intention to terminate any Lease relating to Eligible Leaseholds, together with a copy of all such notices of intended termination from the lessors thereunder; and

(e)           any other development (other than those specified above as to which the Lenders have received due notice) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a)           The Company will furnish to the Administrative Agent at least fifteen (15) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior written notice of any change (i) in any Loan Party’s corporate, limited liability company or partnership name, (ii) in the location of any Loan Party’s its “location” (as determined under Section 9-307 of the UCC), chief executive office or principal place of business (including the establishment of any such new office or facility), (iii) in any Loan Party’s organizational structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational number.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral.

(b)           Each year, at the time required for delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Company shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Company (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04 Existence; Conduct of Business.  The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (1) the validity or amount thereof is being contested in good faith by appropriate proceedings, (2) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (3) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.  The Company will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07 Insurance.

(a)           The Company will, and will cause each of its Subsidiaries to, (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it including the insurance required pursuant to the Security Documents; (ii) maintain such other insurance as may be required by law; and (iii) upon request by the Administrative Agent, which request need not be made in writing, furnish the Administrative Agent with certificates evidencing the insurance required by this paragraph.  In the event of the Company’s or Loan Parties’ failure to obtain or maintain the insurance required by this paragraph, without waiving any Event of Default occasioned thereby, the Administrative Agent shall have the right to obtain the required coverage and invoice the Company for the premium payments therefor. To the extent consistent with prudent business practice, the Company may maintain a program of self-insurance in place of any of the insurance required by this paragraph.

(b)           Fire and extended coverage policies with respect to any Collateral shall not include (i) a provision to the effect that any of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (ii) shall be endorsed, which endorsement shall be satisfactory in form and substance to the Collateral Agent, to name the Collateral Agent for the benefit of the Lenders, as additional insured or loss payee, as appropriate, and shall include such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders, provided that the requested provisions are available at reasonable cost.  Each such policy referred to in this paragraph also shall provide that it shall not be cancelled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent.  The Borrowers shall deliver to the Collateral Agent, prior to the cancellation of any such policy of insurance, a Certificate of Insurance for the replacement policy.

(c)           If at any time the area in which any Eligible Real Estate or Eligible Leaseholds are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrowers shall obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets.

(d)           The Company and the Loan Parties acknowledge and agree that all income, payments and proceeds of a physical damage property insurance claim payable to them and relating to the Collateral will be received by the Company and the Loan Parties as agent hereunder for the benefit of the Lenders and deposited in an account subject to a Blocked Account Agreement.  Unless a Triggering Event or an Event of Default has occurred and is continuing, the Collateral Agent shall use commercially reasonable efforts to cause any insurance proceeds for which it is loss payee for the benefit of the Secured Parties to be made available to the Borrowers as promptly as practicable after receipt thereof by the Collateral Agent. The Company and the Loan Parties disclaim any right, title or interest in or to such income, payments or proceeds and hereby confirm that the Company and the Loan Parties have granted a first priority security interest to the Collateral Agent (for the benefit of the Lenders) in all such income, payments and proceeds.

(e)           The Company shall continue to maintain, for itself and its subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent, which request need not be made in writing, furnish the Administrative Agent certificates evidencing renewal of each such policy.

SECTION 5.08 Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09 Books and Records; Inspection and Audit Rights.

(a)           The Company will keep proper financial records in accordance with GAAP. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent in consultation with the Borrowers, upon reasonable prior notice, no less frequently than semi-annually in any period of twelve (12) consecutive months commencing on or after the Effective Date, to visit and inspect its properties, to examine and make extracts from such records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times.  The foregoing provisions are supplemental of the rights of the Administrative Agent set forth in Section 5.09(b) below.

(b)           The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) in consultation with the Borrowers to conduct commercial finance examinations and appraisals of the assets included in the computation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base, including supporting systems, processes and controls, all at the expense of the Borrowers (i) one (1) time during any twelve month period in which Excess Availability is at all times greater than $250,000,000, (ii) up to two (2) times during any twelve month period in which Excess Availability is at any time less than or equal to $250,000,000 but greater than or equal to $100,000,000, (iii) up to three (3) times during any twelve month period in which Excess Availability is at any time less than $100,000,000 and (iv) at any time at the request of the Administrative Agent after the occurrence and the continuation of an Event of Default; provided, that, notwithstanding the provisions of clause (iii) above, no more than two (2) appraisals of Eligible Real Estate, Eligible Leaseholds, and Scripts may be conducted during any twelve month period unless an Event of Default has occurred and is continuing.  In addition to the foregoing the Administrative Agent will have the right to conduct such commercial finance examinations and appraisals at the expense of the Administrative Agent, but no more frequently than twice in any calendar year. The expenses reimbursable by the Borrowers pursuant to his Section shall include the reasonable fees and expenses of any representatives retained by the Administrative Agent.

(c)           The Administrative Agent may, from time to time, engage a third party, reasonably acceptable to the Company to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate and Eligible Leaseholds, provided that such assessments may only be undertaken during the continuance of any Specified Default. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Administrative Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Administrative Agent.

SECTION 5.10 Compliance with Laws.  The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used to (i) on the Effective Date, to finance a portion of the Merger, (ii) to refinance the Existing Financing Agreements, and (iii) for general corporate purposes, including working capital, repayment of Indebtedness (including, without limitation, pursuant to Section 6.08(b)(iii)), capital expenditures, permitted acquisitions, permitted distributions, and stock repurchases. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes.

SECTION 5.12 Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date or if an Immaterial Subsidiary is not dissolved or liquidated or merged into another Loan Party as contemplated by the Company, the Company will notify the Administrative Agent, the Collateral Agent and the Lenders thereof and (a) the Company will cause such Subsidiary (i) to become a party to (A) the Guaranty (or this Agreement if such Subsidiary shall be a Borrower hereunder by executing a Joinder in the form of Exhibit R), (B) the Indemnity, Subrogation and Contribution Agreement, (C) the Security Agreement and (D) the Pledge Agreement, in each case in the manner provided therein and within ten (10) Business Days after such Subsidiary is formed or acquired and (ii) promptly to take such actions to perfect the Liens on such Subsidiary’s assets granted under the Security Documents as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Equity Interests of such Subsidiary are owned by or on behalf of any Loan Party, the Company will cause such Equity Interests to be pledged pursuant to the Pledge Agreement within ten (10) Business Days after such Subsidiary is formed or acquired (excluding, if such Subsidiary is a Foreign Subsidiary, shares of voting stock of such Subsidiary).

SECTION 5.13 Further Assurances

(a)           The Borrowers will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, termination statements, fixture filings and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           During the period commencing on the Effective Date and ending on the date on which Eligible Leaseholds are no longer included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, if the Appraised Value of all Eligible Leaseholds is at any time less than $300,000,000, the Loan Parties will cause additional Leaseholds having an Appraised Value at least equal to the Leasehold Differential to become the subject of a Mortgage in favor of the Collateral Agent, failing which the Tranche A Leasehold Cap shall be reduced by the amount of the Leasehold Differential, and if such reduction does not equal the amount of the Leasehold Differential, the Term A-2 Leasehold Cap shall be reduced by any remaining portion of the Leasehold Differential.

(c)           During the period commencing on the Effective Date and ending on the date on which Eligible Leaseholds are no longer included in the Tranche A Borrowing Base or the

Tranche A-1 Borrowing Base, the Borrowers will, and will cause each of the Subsidiaries to, use their commercially reasonable efforts to obtain lease terms in any lease entered into by any Borrower or any Loan Party after the date hereof not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease and the encumbrancing of the leasehold interest of such Borrower or such other Loan Party, as the case may be, in the property that is the subject of such lease.

(d)           If requested by the Administrative Agent in its reasonable discretion, with respect to any Distribution Center, the Loan Parties shall use their commercially reasonable efforts to obtain a Priority of Claims Waiver from the holder of any Indebtedness incurred under Section 6.01(a)(vi) with respect to such Distribution Center.

(e)           To the extent that the Obligations shall at any time be less than the amount originally set forth in any Mortgage on Real Estate located in the State of New York or to the extent otherwise required by Applicable Law to grant, preserve, protect or perfect the Liens created by such Mortgage and the validity or priority thereof, the Borrowers shall to take all further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required so too grant, preserve, protect or perfect the Liens created by such Mortgage to the maximum amount of Obligations by its terms secured thereby and the validity or priority of any such Lien.

SECTION 5.14 Cash Management.

(a)           Annexed hereto as Schedule 5.14(a) is a schedule of all DDAs that are maintained by the Loan Parties, which schedule shall include, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)           Annexed hereto as Schedule 5.14(b) is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.

(c)           Annexed hereto as Schedule 5.14(c) is a list describing all payors of the third party insurance provider accounts from which a Loan Party receives payments of Eligible Third Party Insurance Provider Account Receivables.

(d)           Within ninety (90) days after the Effective Date (or such longer time as the Administrative Agent may, in its sole discretion, agree in writing), each Loan Party shall:

(i)            deliver to the Administrative Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit K which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors;

(ii)           deliver to the Administrative Agent notifications, (each, an “Insurance Provider Notification”) substantially in the form attached as Exhibit L which have been executed on behalf of such Loan Party and addressed to such Loan Party’s payors of third party insurance providers accounts;

(iii)          enter into a Blocked Account Agreement  substantially in the form attached as Exhibit M (or in such other form reasonably acceptable to the Administrative Agent) with the banks with which such Borrower maintains accounts into which the DDAs are concentrated (collectively, the “Blocked Accounts”) listed on Schedule 5.14(d)(iii) attached hereto; and

(iv)          deliver to the Administrative Agent a notification, (the “Coinstar Notification”) substantially in the form attached as Exhibit N which has been executed on behalf of the Loan Parties and addressed to Coinstar, Inc.

(e)           At the request of the Administrative Agent (which request shall not be made prior to the date that is forty-five (45) days after the Effective Date), each Loan Party shall deliver to the Administrative Agent notifications (each, a “DDA Notification”) substantially in the form attached as Exhibit O which have been executed on behalf of each Loan Party to each depository institution with which any DDA is maintained.

(f)            Each DDA Notification, Credit Card Notification, Insurance Provider Notification and Blocked Account Agreement and the Coinstar Notification shall require, after the occurrence and during the continuance of a Triggering Event, the Loan Parties shall promptly and in any event within two Business Days, cause the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) to the concentration account maintained by the Administrative Agent at Bank of America (the “Agent’s Account”) from:

(i)            the sale of Inventory and other Collateral;

(ii)           all proceeds of collections of Accounts;

(iii)          all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Prepayment Event or other transaction or event;

(iv)          the then contents of each DDA;

(v)           the then entire ledger balance of each Blocked Account; and

(vi)          the proceeds of all credit card charges.

(g)           Upon the occurrence of a Triggering Event, the Borrowers shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above.  If, at any time after the occurrence of a Triggering Event, any cash or cash equivalents owned by any Loan Party that constitutes Collateral are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.

(h)           The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements consistent with the provisions of this Section 5.14 and otherwise satisfactory to the Administrative Agent.  Unless consented to in writing by the Administrative Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent.

(i)            The Borrowers may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrowers for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder. The only Disbursement Accounts as of the Restatement Effective Date are those described in Schedule 5.14(i).

(j)            The Agent’s Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Agent’s Account, (ii) the funds on deposit in the Agent’s Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Agent’s Account shall be applied as provided in Section 2.11(m) or Section 7.03 of this Agreement, as applicable.  In the event that, notwithstanding the provisions of this Section 5.14, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Agent’s Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(k)           Any amounts received in the Agent’s Account at any time when all of the Obligations have been and remain fully repaid shall be remitted to the Borrowers, if and as the Company may request.

(l)            The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)            Funds shall be deemed to have been deposited to the Agent’s Account on the Business Day on which deposited, provided that notice of such deposit is available to the Administrative Agent by 12:00 noon, Boston, Massachusetts time, on that Business Day;

(ii)           Funds paid to the Administrative Agent other than by deposit to the Agent’s Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Administrative Agent by 12:00 noon, Boston, Massachusetts time, on that Business Day;

(iii)          If notice of a deposit to a Agent’s Account or payment is not available to the Administrative Agent until after 12:00 noon, Boston, Massachusetts time, on a

Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m., Boston, Massachusetts time, on the then next Business Day;

(iv)          If any item deposited to the Agent’s Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent and the Lenders against all claims and losses resulting from such dishonor or return.

SECTION 5.15 Priority of Claims Waivers.  Unless reserved for in accordance with the provisions hereof, the Borrowers from time to time shall promptly deliver, or cause to be promptly delivered, a Priority of Claims Waiver from each vendor, landlord, public warehouse operator or other third party bailee that has not provided a Priority of Claims Waiver in form and substance satisfactory to the Administrative Agent for each third party storage facility located in any Priming Jurisdiction.

SECTION 5.16 Benefit Plans Payments.  The Loan Parties, Subsidiaries and all ERISA Affiliates shall make all required contributions under any Plans or Multiemployer Plans which, if not made, could result in a Material Adverse Effect unless such payment is being contested pursuant to Section 5.05.

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a)           The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent of any reasonable premiums, fees and expenses incurred in connection with any such extensions, renewals and replacements) or result in an earlier maturity date or decreased weighted average life thereof;

(iii)          Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 6.04;

(iv)          Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v)           Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (other than in respect of leased real property) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent of any reasonable premiums, fees and expenses incurred in connection with any such extensions, renewals and replacements) or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (B) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Indebtedness incurred on or after the Effective Date and permitted by this clause (v) and clause (vii) below, plus the aggregate book value of all assets sold after the Effective Date pursuant to sale and leaseback transactions permitted by clause (b) of Section 6.06 shall not exceed $300,000,000;

(vi)          Without duplication of Indebtedness described in clause (v) hereof, Indebtedness of the Company or any Subsidiary incurred to finance the acquisition by the Company or any Subsidiary after the Effective Date of real property and improvements thereto (but not inventory or other personal property located therein), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent of any reasonable premiums, fees and expenses incurred in connection with any such extensions, renewals and replacements) or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing,(B) the terms of such Indebtedness are commercially reasonable and (C) the secured recourse to the Company or any Subsidiary of such Indebtedness shall be limited to the value of the real property and improvements financed by such Indebtedness;

(vii)         Indebtedness of the Company or any Subsidiary relating to purchase money security interests (as defined in the New York Uniform Commercial Code, as amended); provided that, (A) before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall be subject to the limitation set forth in the proviso to clause (v) above.

(viii)        Guarantees by the Company or any of its Subsidiaries of Indebtedness of third parties given in connection with the acquisition or improvement of real property for use in the business of the Company and its Subsidiaries not exceeding $10,000,000 at any one time outstanding;

(ix)           software licenses required to be reflected as indebtedness on the Company’s consolidated balance sheet in an aggregate amount not exceeding $10,000,000;

(x)            without duplication of any other Indebtedness permitted hereunder, liabilities for leases of real property characterized as Indebtedness for purposes of GAAP;

(xi)           other unsecured Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(xii)          Indebtedness on account of the Series A Warrants issued to Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance (Parallel) Fund I, L.P. and Yucaipa American Alliance Fund I, L.P. in connection with the Transactions to the extent that GAAP requires such Warrants to be included as a liability on the Consolidated balance sheet of the Company and its Subsidiaries;

(xiii)         Indebtedness of the Borrowers in an amount not to exceed $32,700,000 to Blue Ridge Investments, LLC which Indebtedness shall be secured pursuant to Section 6.02(i) hereof; and

(xiv)        Indebtedness of the Borrowers on account of the Convertible Notes, in an aggregate principal amount not to exceed $420,000,000, plus any additional amounts recorded in accordance with GAAP related to the convertible bond hedge and warrant transaction issued concurrently with the Convertible Notes, outstanding at any time (or such greater amount as the Administrative Agent, in its discretion, may agree).

(b)           The Company will not, nor will the Company permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than Qualified Preferred Stock.

SECTION 6.02 Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents and the Blocked Account  Agreements;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Company or any Subsidiary set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any asset contained in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, (ii)  such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, the obligations thereunder or the property or assets securing such obligations;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary, (iii) such Lien (other than Permitted Encumbrances) shall not apply to any asset contained in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable premiums, fees and expenses incurred in connection with any such extensions, renewals and replacements);

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (v) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f)            Liens on real properties and improvements thereto (but not inventory or other personal property located therein) owned or leased by the Company or any Subsidiary; provided that such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a);

(g)           Liens of sellers of goods to any Loan Party arising under the provisions of Applicable Law similar to Article 2 of the UCC in the ordinary course of business, covering only goods (other than Inventory and Equipment (as defined in the Security Agreement) included in Tranche A Borrowing Base or the Tranche A-1 Borrowing Base), and Liens that secure Indebtedness permitted by clause (vii) of Section 6.01 ;

(h)           Liens constituting leasehold interests made by a Loan Party as lessor entered into in the ordinary course of business;

(i)            Liens in favor of Blue Ridge Investments, LLC to secure Indebtedness permitted under Section 6.01(a)(xiii) on the Company’s short-term investment in Columbia Strategic Cash Portfolio, a series of Columbia Qualified Purchaser Funds, LLC, a Delaware limited liability company; and

(j)            Any right, title and interest of the landlord under any lease pursuant to which a Loan Party has a leasehold interest in any property or assets and any liens that by operation of law have been placed by such landlord on property over which any Loan Party has any real property interest.

SECTION 6.03 Fundamental Changes.

(a)           The Company will not, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into or with the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Loan Party) is a Loan Party (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and the Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders; (iv) any Immaterial Subsidiary may liquidate or dissolve, and (v) the Company may cause the Merger as contemplated in the Merger Agreement to be undertaken, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Cash and Cash Equivalents;

(b)           the Company’s short-term investment in Columbia Strategic Cash Portfolio, a series of Columbia Qualified Purchaser Funds, LLC  and the other investments existing on the date hereof and set forth on Schedule 6.04 and any other investments from time to time not to exceed at any time outstanding an aggregate principal amount in excess of the Net Proceeds received from the disposition of investments permitted by this Section 6.04(b);

(c)           investments by the Company and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (excluding the common stock of any Foreign Subsidiary), (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (including all such investments, loans, advances and Guarantees existing on the Effective Date) shall not exceed $20,000,000 at any time outstanding and (iii) neither the Company nor any of the Subsidiaries will create or acquire any Subsidiary after the Effective Date that is not a Loan Party;

(d)           loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)           Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)           non-cash consideration received in connection with the sale, transfer, lease or disposition of any asset in compliance with Sections 6.05 and 6.06;

(h)           other investments made after the Effective Date; provided that at any time there is any outstanding Exposure hereunder, (i) the aggregate amount of such investments plus the aggregate amount of Restricted Payments made pursuant to Section 6.08(a)(i) shall not exceed $150,000,000 in the aggregate and (ii) immediately before and after giving effect to the making of any such Investments, (A) Excess Availability shall be in an amount greater than twenty percent (20%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base) then in effect, and (B) no Default or Event of Default has occurred and is continuing; and

(i)            earn-outs and other customary post-disposition obligations arising out of Permitted Divestitures.

SECTION 6.05 Asset Sales.  The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)           sales, transfers or other dispositions of inventory, used or surplus equipment, or Cash or Cash Equivalents made pursuant to Section 6.04(a) or (h), in each case in the ordinary course of business;

(b)           sales, transfers and dispositions to the Company or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)           sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that immediately before and after giving effect to such sale, transfer or disposition (i) the Loan Parties, on a consolidated basis, are Solvent, and (ii) no Default or Event of Default has occurred or is continuing; and provided further that the assets sold, transferred or otherwise disposed of (including assets sold, transferred or disposed of by means of the sale, transfer or disposition of any Equity Interests) in reliance upon this clause (c) during any fiscal year of the Company shall not exceed fifteen percent (15%) of the operating assets of the Loan Parties as of the Effective Date;

(d)           sales of assets pursuant to sale and leaseback transactions permitted by Section 6.06;

(e)           leases or subleases of property (excluding sale and leaseback transactions) by any Loan Party in the ordinary course of business;

(f)            Permitted Divestitures, provided that any Net Proceeds received by the Borrowers and the Subsidiaries in connection with any such Permitted Divestiture shall be paid to the Administrative Agent for application to the Obligations in accordance with the provisions of Section 2.11(m);

(g)           the Borrowers and the Subsidiaries may enter into Asset Swaps, provided that the aggregate fair market value of the stores or facilities transferred by the Borrowers and the Subsidiaries pursuant to Asset Swaps in a year shall not exceed $10,000,000;

(h)           (i) mergers and consolidations, and (ii) liquidations and dissolutions, in each case in compliance with Section 6.03(a); and

(i)            sales of assets or Equity Interests of Subsidiaries acquired by the Company in its acquisition of Best Cellars, Inc. and the Subsidiaries of Best Cellars, Inc.;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and at least 70% cash consideration (other than those permitted by clauses (a), (b) and (h) above).

SECTION 6.06 Sale and Leaseback Transactions.  The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (a) any such sale of any fixed or capital assets that is made for consideration having a cash component in an amount not less than the greater of (i) the fair market value of such fixed or capital asset, or (ii) the amount, if any, of availability generated by such asset (without giving effect to any amounts which have been advanced against such asset) under the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base) and, in each case, is consummated within 180 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset, and (b) any other such sale of fixed or capital assets, provided that (i) any such sale of any fixed or capital assets that is made for consideration having a cash component in an amount not less than the amount, if any, of availability generated by such asset (without giving effect to any amounts which have been advanced against such asset) under the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base), and (ii) the aggregate book value of all assets sold after the Effective Date pursuant to this clause (b) shall be subject to the limitation set forth in the proviso to clause (v) of Section 6.01(a).

SECTION 6.07 Hedging Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate interest rate, currency or energy exposure to which the Company or any Subsidiary is exposed in the conduct of its business.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a)           The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may make any Restricted Payment provided that immediately before and after giving effect to any such Restricted Payment (1) the Loan Parties, on a consolidated basis, are Solvent, (2) Excess Availability on the date of any such dividend and average monthly Excess Availability projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (3) no Default or Event of Default has occurred and is continuing, (ii) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (iii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock.

(b)           The Company will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) in respect of principal of, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, (i) any Indebtedness of the Company or any Subsidiary that is scheduled to mature after the Maturity Date, (ii) any other Indebtedness of the Company or any Subsidiary provided that:

(i)            except as provided in clauses (iv) and (v) below, the Loan Parties may make regularly scheduled or mandatory repayments or redemptions of Indebtedness permitted under Section 6.01 (including, without limitation, payments of principal and interest as and when due);

(ii)           the Company or any Subsidiary may make voluntary payments and distributions in respect of any Indebtedness of the Company or any Subsidiary, provided that immediately before and after giving effect to any such distribution or payment (A) the Loan Parties, on a consolidated basis, are Solvent, (B) Excess Availability on the date of such distribution or payment and projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (C) no Default or Event of Default has occurred and is continuing or would arise therefrom;

(iii)          the Company may make mandatory prepayments of principal due under the Convertible Notes as long as immediately before and after giving effect to any such distribution or payment (A) the Loan Parties, on a consolidated basis, are Solvent, (B) Excess Availability on the date of such payment and projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (C) no Default or Event of Default has occurred and is continuing or would arise therefrom; and

(iv)          refinancings and refundings of such Indebtedness subject to and in accordance with the terms of this Agreement.

SECTION 6.09 Transactions with Affiliates.  The Company will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (b) transactions between or among the Loan Parties not involving any other Affiliate.

SECTION 6.10 Restrictive Agreements. Except as set forth in Schedule 6.10, the Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien securing Obligations or any refinancing thereof upon any property or assets actually owned by it, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary provisions included in licenses, contracts, leases, agreements and other instruments restricting assignment and/or encumbrance, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11 Amendment of Material Documents.  The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of (a) the provisions of its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the Lenders (b) its rights and obligations under other Material Contracts in a manner materially adverse to the Lenders, (c) the terms of the Company’s 9 3/8% Senior Quarterly Interest Bonds due 2039 and any refinancings or replacements of any of the foregoing in a manner materially adverse to the Lenders, or (d) the terms of the Convertible Notes and any refinancings or replacements of any of the foregoing, in the case of all of the foregoing, (i) shorten the scheduled maturity date of the Convertible Notes other than as the result of an acceleration after the occurrence of an event of default thereunder; or (ii) change the prepayment, redemption or defeasance provisions thereof in a manner adverse to any Loan Party; or (iii) is otherwise materially adverse to the Lenders.

SECTION 6.12 Minimum Excess Availability.  The Loan Parties shall not permit Excess Availability, at any time, to be less than the lesser of (a) ten percent (10%) of the then Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base) and (b) ten percent (10%) of the Aggregate Commitments.

SECTION 6.13 Limitation on Change in Fiscal Year.  The Company will not permit its fiscal year to end on a date other than the last Saturday in the month of February in each calendar year.

ARTICLE VII
Events of Default

SECTION 7.01 Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (including, as required under Section 2.11) or otherwise;

(b)           any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           any Borrower shall (i) fail to observe or perform any covenant, condition or agreement contained in Sections 5.01 (excluding clauses (a), (b), (c) and (f) thereof), 5.02 (other than Section 5.02(d)), 5.04 (with respect to the existence of any Borrower),  5.11 or 5.14(f) or in Article VI or (ii) fail to observe or perform any covenant, condition or agreement contained in clauses (a), (b) or (c) of Section 5.01, and such failure shall continue unremedied for a period of fifteen (15) days (thirty (30) days if approved in writing by the Administrative Agent in its discretion) or (iii) fail to observe or perform any covenant, condition or agreement contained in clause (f) of Section 5.01 (subject to a grace period of up to five (5) Business Days if approved in writing by the Administrative Agent in its discretion) or (iv) fail to observe or perform any covenant, condition or agreement contained in Section 5.07, and such failure shall continue unremedied for a period of five (5) days or (v) fail to observe or perform any covenant, condition or agreement contained in Section 5.09(b) and such failure shall continue unremedied for a period of fifteen (15) days;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Company (which notice may be given at the request of any Lender);

(f)            the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice and/or the lapse of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure (x) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement or (y) to file any document delivered by the Loan Parties to it for filing or (iii) as a result of the Collateral Agent’s failure to take any action that the Company reasonably requests, in writing, the Collateral Agent to take;

(n)           a Change in Control shall occur; or

(o)           the occurrence of an event of default on the part of the Company or any Loan Party under any Material Contract or Material Indebtedness to which the Company or any Loan Party is a party or any indenture or other agreement relating to any Material Indebtedness of the Company or any Loan Party;

(p)           the determination by the Company or any Loan Party, to suspend the operation of their business in the ordinary course, liquidate all or substantially all of the Company’s or such Loan Party’s assets or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of all or substantially all of the business; or

(q)           any Loan Document shall not be in full force and effect.

Solely for purposes of determining whether a Default or Event of Default has occurred under clause (h), (i), (j), or (p) of this Article VII, any reference in any such clause to any “Subsidiary” or any “Loan Party” shall be deemed not to include any Excluded Subsidiary.

SECTION 7.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)           require that the Loan Parties cash collateralize the L/C Exposure;

(d)           whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default under Section 7.01(h) or (i), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to cash collateralize the L/C Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

SECTION 7.03 Application of Funds.  After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the L/C Exposure have automatically been required to be cash collateralized as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           All Collateral Other Than Principal Properties:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article II  payable to the Administrative Agent and the Collateral Agent), each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Tranche A Lenders, the Term Lenders and the Issuing Bank, ratably among them in proportion to the amounts described in this clause Second;

Third, to the extent that Swingline Loans have not been refinanced by a Loan, payment to the Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;

Fourth, to payment of that portion of the Obligations (other than Tranche A-1 Loans, Term A-2 Loans, and L/C Exposure in which the Tranche A-1 Lenders participate) constituting accrued and unpaid interest on the Loans, L/C Exposure and such other Obligations, and fees (including Letter of Credit Fees), ratably among the Tranche A Lenders, the Term Lenders, and the Issuing Bank in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent that Swingline Loans have not been refinanced by a Loan, to payment to the Swingline Lender of that portion of the Obligations constituting unpaid principal of the Swingline Loans;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than Tranche A-1 Loans and Term A-2 Loans) unreimbursed L/C Disbursements (other than those in which the Tranche A-1 Lenders participate), ratably among the Tranche A Lenders, the Term Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;

Seventh, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit (other than those in which the Tranche A-1 Lenders participate);

Eighth, ratably to pay any fees, indemnities, expenses and other amounts then due to the Tranche A-1 Lenders until paid in full;

Ninth, ratably to pay accrued and unpaid interest in respect of the Tranche A-1 Loans until paid in full;

Tenth, ratably to pay principal due in respect of Tranche A-1 Loans until paid in full;

Eleventh, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit in which the Tranche A-1 Lenders participate;

Twelfth, ratably to pay any fees, indemnities, expenses and other amounts then due to the Term A-2 Lenders until paid in full;

Thirteenth, ratably to pay accrued and unpaid interest in respect of the Term A-2 Loans until paid in full;

Fourteenth, ratably to pay principal due in respect of Term A-2 Loans until paid in full;

Fifteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them

Sixteenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixteenth held by them;

Seventeenth, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventeenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Applicable Law.

Subject to Section 2.06, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clauses Seventh and Eleventh above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Any amounts received by the Term Lenders pursuant to Section 7.03(a) shall be held as cash collateral for the Obligations relating to the Term Loans until (i) the liquidation of the Principal Properties and application of the Net Proceeds thereof to the Term Loans, or (ii) such earlier date that the Administrative Agent and the Company shall otherwise agree.

(b)           Principal Properties

First, to payment of fees, indemnities, expenses and other amounts, including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent, with respect to the realization on the Principal Properties;

Second, to payment of accrued and unpaid interest on the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Second payable to them

Third, to payment of unpaid principal of the Term Loans ratably among the the Term Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of all other Obligations relating solely to the Term Loan ratably among the Term Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Administration by Administrative Agent.

Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents.  The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02 Appointment of Collateral Agent.

Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby (a) irrevocably authorizes the Collateral Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents.  The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03 Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent, for and on behalf or for the benefit of all Credit Parties upon the direction of the requisite percentage of Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

SECTION 8.04 Liability of Agents.

(a)           The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the requisite percentage of Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b)           The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)           None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)           The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the requisite percentage of the Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.05 Notice of Default.

The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties.  Upon the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of Section 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

SECTION 8.06 Credit Decisions.

Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.07 Reimbursement and Indemnification.

Each Credit Party (other than the Agents) agrees to (i) reimburse the Agents and their Affiliates for such Credit Party’s Applicable Percentage of (x) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (ii) indemnify and hold harmless each Agent and any of its Affiliates, directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by any Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such.  The provisions of this Section 8.07 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.08 Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

SECTION 8.09 Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.04.

SECTION 8.10 Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Credit Parties and the Company. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Event of Default, shall be reasonably satisfactory to the Company (whose consent in any event shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default, shall be reasonably satisfactory to the Company (whose consent shall not in any event be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.11 Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.12 Reports and Financial Statements.

By signing this Agreement, each Lender:

1)                                      agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

2)                                      is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Company hereunder (including, without limitation, those described in Sections 5.01(a) through (f) hereof) and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

3)                                      expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

4)                                      expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

5)                                      agrees to keep all Reports confidential in accordance with Section 9.12; and

6)                                      without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.13 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession.  Should any Lender (other than an Agent) obtain possession of any such

Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.14 Delinquent Lender.

(a)           If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swingline Loans or L/C Exposure (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.13(c) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b)           The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Delinquent Lender’s Commitment to fund future Loans.  Upon any such purchase of the Applicable Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c)           Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.15 Collateral and Guaranty Matters.   The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release or direct the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b)           to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority, as applicable, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 8.14.  In each case as specified in this Section 8.14, the Administrative Agent and the Collateral Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.15.

SECTION 8.16 Co-Syndication Agents; Documentation Agent and Co-Lead Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Co-Syndication Agent or a Documentation Agent nor the Co-Lead Arrangers shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower, to it in care of the Company at Two Paragon Drive, Montvale, New Jersey 07645, Attention of the Treasurer (Telecopy No. (201) 571-8036)

with a copy to the Company at Two Paragon Drive, Montvale, New Jersey 07645, Attention of the Office of General Counsel (Telecopy No. (201) 571-8106);

(ii)           if to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Christine Hutchinson  (Telecopy No. (617) 790-1234), (E-Mail to christine.hutchinson@bankofamerica.com), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456), (E-Mail to dberman@riemerlaw.com);

(iii)          if to the Issuing Bank, to it at Letters of Credit Department, Bank of America, N.A. 1 Fleet Way, Scranton, Pennsylvania 18507, Attention Michael Grizzanti (telecopy No. (800) 755-8743), (E-Mail to Michael.A.Grizzanti@bankofamerica.com);

(iv)          if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY

OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent that is a party thereto and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or unreimbursed L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan under Section 2.10 or the required date of reimbursement of any L/C Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (including, without limitation, the waiver of any Event of Default occasioned by any non-payment of such amounts when due), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Sections 2.11(l), 2.11(m), 2.11(n), 2.18(b), 2.18(c) or 7.03, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) directly or indirectly, whether by amendment, waiver or otherwise (A) increase any of advance rates contained in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (including, without limitation, any increase to the Tranche A Leasehold Cap, the Term A-2 Leasehold Cap, the Additional Availability Amount, or the percentages of Eligible Scripts, Eligible Leaseholds and Eligible Real Estate which may comprise the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base) without the written consent of each Lender, (B) add additional categories of assets to the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (e.g. intellectual property) without the written consent of each Lender, or (C) any other provisions of the definitions of “Tranche A Borrowing Base”, “Tranche A-1 Borrowing Base”, “Eligible Inventory”, “Eligible Coinstar Receivables”, “Eligible Credit Card Accounts Receivable”, “Eligible Third Party Insurance Provider Accounts Receivable”, “Eligible Real Estate”, “Eligible Leaseholds” or “Scripts”, in each case in a manner adverse to the interests of the Lenders or in a manner that would make more credit available to the Borrowers, without the written consent of the Required Lenders (calculated for the purpose of this clause (B) as though the percentage specified in the definition of “Required Lenders” were 66-2/3% instead of 50%), (vii) increase the total Commitments (other than, with respect to the Tranche A Commitments, in accordance with Section 2.02), without the written consent of each Lender, (viii) release any Loan Party from its Guarantee under the Guaranty (except as expressly provided in the Guaranty), or limit its liability in respect of such Guaranty, without the written consent of each Lender or (ix) release (A) all or any substantial part of the Collateral from the Liens of the Security Documents (except with respect to sales or transfers of, and other transactions relating to, Collateral permitted pursuant to the Loan Documents), without the written consent of each Lender, or (B) the Principal Properties from the Liens of the Security Documents (except with respect to sales or transfers of, and other transactions relating to, the Principal Properties permitted pursuant to the Loan Documents), without the written consent of each Term Lender and the Required Lenders (which, for purposes of calculation, shall include the Term Lenders); provided further that no such agreement shall (x) directly or indirectly change (A) any of advance rates contained in the Tranche A-1 Borrowing Base without the written consent of each Tranche A-1 Lender, (B) any other provisions of the definitions of “Tranche A-1 Borrowing Base” in a manner adverse to the interests of the Tranche A-1 Lenders or in a manner that would make more credit available to the Borrowers under the Tranche A-1 Borrowing Base, without the written consent of 66-2/3% of the Tranche A-1 Lenders, or (C) any provisions relating to the conditions precedent to the payment or prepayment of the Tranche A-1 Loans, the reduction of termination of the Tranche A-1 Commitments, or the conditions to the making of Tranche A-1 Loans under Section 2.01(f) hereof without the written consent of the Tranche A-1 Lenders, (y) directly or indirectly change any provisions relating to the conditions precedent to the payment or prepayment of the Term A-2 Loans without the written consent of the Term A-2 Lenders, or (z) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Collateral Agent without the prior written consent of the Administrative Agent or the Issuing Bank or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into between the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement, the Commitment and L/C Exposure of each Lender not consenting to the amendment provided for therein shall, for such Lender, terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan owed to it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)           The Borrowers agree, jointly and severally, to pay (i) all fees and reasonable out-of-pocket expenses (including, without limitation, the fees and expenses incurred in connection with any field examination and any appraisal of any of the Collateral) incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, supplements, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any Lender) incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that the Lenders who are not the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b)           The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its subsidiaries, or any Environmental Liability related to the operations of the Company or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee, or relate to Hazardous Materials that first arise at any property owned by a Borrower after such property is transferred to any Indemnitee or its successors and assigns by foreclosure, deed in lieu of foreclosure or similar transfer.

(c)           To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its Applicable Percentage.

(d)           To the extent permitted by Applicable Law, none of the Borrowers shall assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

(f)            For the avoidance of doubt, this Section 9.03 shall not apply to Tax matters, which shall be governed exclusively by Section 2.17.

SECTION 9.04 Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of subsection Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in  Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 9.04(b), participations in L/C Exposure and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Lender’s Tranche A Loans, Term Loans and Tranche A Commitment, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans, or (B) prohibit any Lender from assigning all or any portion of its rights and obligations with respect to (1) its Tranche A Commitment and Term Loan and (2) its Tranche A-1 Commitment and Term A-2 Loan on a non-pro rata basis;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment.

(iv)          Assignment and Acceptance.  The parties to each assignment (other than assignments by a Lender to its Affiliate or an Approved Fund of such Lender or pursuant to Sections 2.09, 2.19 or 9.04(f)) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03. with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c)           Register.

(i)            The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Assignment unless it has been recorded in the Register as provided in this paragraph.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, supplement, modification or waiver of any  provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to Section (c), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal and interest amount of each participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            Certain Pledges. Any Lender may at any time grant, pledge, hypothecate or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any grant, pledge, hypothecation or assignment to secure obligations to a Federal Reserve Bank, and none of the restrictions or conditions set forth in this Section 9.04 related to any grant, pledge, hypothecation or assignment shall apply to any such grant, pledge, hypothecation or assignment of a security interest; provided that no such grant, pledge, hypothecation or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such grantee, pledgee, hypothecatee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as Issuing Bank or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Company, resign as Swingline Lender.  In the event of any such resignation as Issuing Bank or Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be.  If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing

Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto.  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05.  Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.  If one or more Events of Default shall have occurred and be continuing, each Lender shall have the right, in addition to and not in limitation of any right which any such Lender may have under Applicable Law or otherwise, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of any of the Borrowers against any of and all the obligations of any of the Borrowers now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. No Credit Party will, or will permit its Participant to, exercise its rights under this Section 9.08 without the consent of the Administrative Agent or the Required Lenders.  ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE THE RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

(b)           Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any of the Borrowers or their respective properties in the courts of any jurisdiction.

(c)           Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below) except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, and funding sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from any of the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any of the Borrowers; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Patriot Act.

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.  Each Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Borrowers, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.15 Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the

“Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.16 Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender  to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Collateral Agent the Issuing Bank or any Lender.

(b)           The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations and termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations and termination of the Commitments).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations and termination of the Commitments.  The Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full and the Commitments terminated.  Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents and in particular as to any adverse developments with respect thereto.  Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the none of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender shall have any duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party hereby expressly waives any duty of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender to inform any Loan Party of any such information.

SECTION 9.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents, the Issuing Bank and the Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Agent, Issuing Bank and Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agent, Issuing Bank or Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Agents, Issuing Bank or Lenders has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Agent, Issuing Bank or Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, Issuing Bank and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agent, Issuing Bank or Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Agent, Issuing Bank and Lenders have provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Agents, Issuing Bank and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.18 Press Releases.

The Company agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) Company is required to do so under Applicable Law (including, without limitation, under the reporting requirements of the Securities and Exchange Commission or other Governmental Authority).  Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft at least five (5) Business Days in advance of any advertising material to the Company for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.19 Existing Credit Agreement Amended and Restated

Upon satisfaction of the conditions precedent to this Agreement in Section 4.01, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety, (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the Borrowers, each Agent, each Lender and each Issuing Bank hereby agrees that (i) each of the “Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Restatement Effective Date shall, for purposes of this Agreement, be included as Loans hereunder; (ii) each “Letter of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Restatement Effective Date shall be a Letter of Credit hereunder, (iii) all Obligations of the Borrowers under the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations, and (iv) all references to the Existing Credit Agreement in any

Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

[SIGNATURE PAGES FOLLOW]

THE GREAT ATLANTIC & PACIFIC
TEA COMPANY, INC., as a Borrower

By:
	Name:	William Moss
	Title:	Vice President and Treasurer

EACH OF THE BORROWERS LISTED
ON ANNEX A HERETO

By:
	Name:	William Moss
	Title:	Vice President

EACH OF THE BORROWERS LISTED
ON ANNEX B HERETO

By:
	Name:	William Moss
	Title:	Senior Vice President

[Credit Agreement]

Annex A

APW SUPERMARKETS, INC.
COMPASS FOODS, INC.
FOOD BASICS, INC.
HOPELAWN PROPERTY I, INC.
MCLEAN AVENUE PLAZA CORP.
SHOPWELL, INC.
SUPER FRESH FOOD MARKETS, INC.
SUPER FRESH/SAV-A-CENTER, INC.
SUPER MARKET SERVICE CORP.
SUPER PLUS FOOD WAREHOUSE, INC.
TRADEWELL FOODS OF CONN., INC.
WALDBAUM, INC.

[Credit Agreement]

ANNEX B

PATHMARK STORES, INC.
AAL REALTY CORP.
MACDADE BOULEVARD STUART, LLC
BERGEN STREET PATHMARK, INC.
BRIDGE STUART INC.
EAST BRUNSWICK STUART INC.
LANCASTER PIKE STUART, LLC
PLAINBRIDGE LLC
UPPER DARBY STUART, LLC

[Credit Agreement]

LO-LO DISCOUNT STORES, INC., as a Borrower

By:
	Name:	Harry Austin
	Title:	Vice President

[Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, and as a Lender

By:
	Name:	Stephen L. DeMenna
	Title:	Managing Director

[Credit Agreement]

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:
	Name:	Matthew DeFranco
	Title:	Vice President

[Credit Agreement]

BURDALE FINANCIAL LIMITED, as a Lender

By:
	Name:	David Grende
	Title:	Managing Director

By:
	Name:	Phillip Webb
	Title:	Vice President

[Credit Agreement]

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:
	Name:	Joseph Kwasny
	Title:	Managing Director

[Credit Agreement]

TEXTRON FINANCIAL CORPORATION, as a Lender

By:
	Name:	Pamela Petrick
	Title:	Senior Account Executive

[Credit Agreement]

WELLS FARGO RETAIL FINANCE LLC, as a Lender

By:
Name:
Title:

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

[Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

[Credit Agreement]

SCHEDULE A

Priming Jurisdictions

Virginia

Pennsylvania

Washington State

Alabama

Arizona

Arkansas

Florida

Iowa

Kentucky

Louisiana

Mississippi

New Mexico

North Carolina

Oregon

Texas

Utah

West Virginia

SCHEDULE B

Distribution Centers

Edison - GMDC

8-10B Court South

Sutton Kilmer Industrial Park

Edison, NJ 08817

SCHEDULE C

Financial and Collateral Reports

Monthly (within 15 days after each fiscal month)

Weekly Store Stock Movement Report (Stock Ledger)

Weekly Warehouse Inventory Report (Stock Ledger)

Inventory Analysis Report (Aging)

Store Activity Report

SCHEDULE 1.01 (A)

Existing Letters of Credit

See Annex A

SCHEDULE 1.01 (B)

Title Policy Endorsements

(as available in each jurisdiction)

Comprehensive

Survey Location

Access

Contiguity

Tax Lot Endorsement

Variable Rate

Revolving Credit

Last Dollar Endorsement

First Loss Endorsement

Tie-in Endorsement

Usury

EPA Lien

PZR Report

Creditor’s Rights

Due Execution

Arbitration Waiver

Doing Business

Address/Location

Subdivision

Leasehold

SCHEDULE 1.01 (C)

Principal Properties

92-10 Atlantic Avenue	Ozone Park	NY

50 Racetrack Road	East Brunswick	NJ

140 North MacDade Boulevard	Glenolden	PA

115 Belmont Avenue	Belleville	NJ

SCHEDULE 1.01 (D)

Immaterial Subsidiaries

A & P Tea Co. Services, Inc.

A&P Wine & Spirits, Inc.

ANP Sales Corp.

Amboy Road Development

APW Produce Company, Inc.

Barmat Corp.

Daitch Crystal Dairies, Inc.

Detroit Pure Milk Company

DLCH Acquisition Corporation

Felicity Historical Development Corporation

Four One Leasing Corp.

Gerard Avenue, Inc.

Greenlawn Land Development Corp.

Hamilton Property I, Inc.

Hempstead Marketplace, Inc.

Kohl’s Appleton, Inc.

Kohl’s Beloit, Inc.

Kohl’s Beverage Mart Grant Park, Inc.

Kohl’s Brookfield, Inc.

Kohl’s County Fair Liquors, Inc.

Kohl’s Cudahy, Inc.

Kohl’s Douglas, Inc.

Kohl’s Durand, Inc.

Kohl’s Fond du Lac, Inc.

Kohl’s Forest Home, Inc.

Kohl’s Fox Point, Inc.

Kohl’s Grange, Inc.

Kohl’s Lombardi, Inc.

Kohl’s Monona, Inc.

Kohl’s Neenah, Inc.

Kohl’s Oshkosh, Inc.

Kohl’s Park, Inc.

Kohl’s Ruby Isle, Inc.

Kohl’s Shorewood, Inc.

Kohl’s University, Inc.

Kohl’s Washington, Inc.

Kohl’s Waukesha, Inc.

Lake Grove Realty Corp.

LBRO Realty, Inc.

North Jersey Properties, Inc. I

North Jersey Properties, Inc. II

North Jersey Properties, Inc. IV

North Jersey Properties, Inc. V

North Jersey Properties, Inc. VI

Ridge Liquors, Inc.

Saratoga Street Liquors, Inc.

Southern Acquisition Corporation

Southern Development, Inc. of Delaware

2

Supermarket Distribution Service Corp.

Supermarket Distribution Service - Florence, Inc.

Supermarket Systems, Inc.

Tea Development Co., Inc.

The Great Atlantic & Pacific Company of Vermont, Inc.

Transco Service-Milwaukee

Waldbaum-College Point Center, Inc.

Wesley’s Quaker Maid, Inc.

W.S.L. Corporation

3

SCHEDULE 2.01

Lenders and Commitments

Lender	Term Loan Commitment	Tranche A Commitment	Tranche A-1 Commitment
Bank of America, N.A.	$82,900,000	$547,100,000	$45,000,0000

SCHEDULE 3.01

Subsidiaries not in Good Standing

ANP Sales Corp.

Daitch Crystal Dairies, Inc.

DLCH Acquisition Corporation

Felicity Historical Development Corporation

Saratoga Street Liquors, Inc.

Super Fresh/Sav-A-Center, Inc.

SCHEDULE 3.06

Disclosed Matters

UFCW Employers Tri-State Health and Welfare Fund, et al v. SuperFresh Food Markets and The Great Atlantic & Pacific Tea Company, Inc. - US District Court for the District of New Jersey 04-1226 (RMB)

•                  This matter involves the allocation methodology for calculating health and welfare costs for retirees from a pooled risk to pro-rata cost per employer.  Because this increased cost was contrary to the relevant collective bargaining agreements, SuperFresh/A&P refused to pay and the instant litigation ensued.

•                  The Company has a reserve of approximately $1.0 for this matter.

Benedetto LaMarca, Dolores Guiddy and Stephen Tedesco, Individually, and on behalf of all others similarly situated as Class Representatives, against, The Great Atlantic & Pacific Tea Company, Inc., d/b/a  A&P, The Food Emporium and Waldbaum’s - Supreme Court of the State of New York, County of New York, Index No. 04601973.

•                  This matter involves an alleged Wage and Hour class litigation and is currently being investigated by the Company. The Company will establish an appropriate reserve, when and if necessary.

In re Pathmark Stores, Inc. Shareholder Litigation — Superior Court of New Jersey, Chancery Division (Class Action), Middlesex County, Docket No. MID-C-111-07.

•                  This matter involves a stockholder dispute in connection with the merger.  A settlement was reached and A&P agreed to pay to parties’ legal expenses of approximately $1.2 million.

SCHEDULE 3.12

Subsidiaries

* Not a Loan Party

Unless otherwise indicated, each of the Subsidiaries listed below is a Loan Party.

SUBSIDIARY	PERCENTAGE OWNED

A & P Tea Co. Services, Inc.*	100%

A&P Wine & Spirits, Inc.*	100%

A & P Bermuda Limited*	100%

A & P Luxembourg S.à.r.l.*	100%

ANP Properties I Corp.	100%

ANP Sales Corp. *	100%

Big Star Inc.	100%

Compass Foods, Inc.	100%

DLCH Acquisition Corporation*	100%

Family Center, Inc.	100%

Felicity Historical Development Corporation*	100%

Food Basics, Inc.	100%

Futurestore Food Markets, Inc.	100%

Gerard Avenue, Inc.*	100%

Hamilton Property I, Inc.*	100%

Hopelawn Property I, Inc.	100%

Kwik Save, Inc.	100%

Limited Foods, Inc.	100%

Lo-Lo Discount Stores, Inc.	100%

North Jersey Properties, Inc. I*	100%

North Jersey Properties, Inc. II*	100%

North Jersey Properties, Inc. IV*	100%

North Jersey Properties, Inc. V*	100%

North Jersey Properties, Inc. VI*	100%

Richmond Twice, Incorporated	100%

Southern Acquisition Corporation*	100%

Southern Development, Inc. of Delaware*	100%

Super Fresh Food Markets of Maryland, Inc.	100%

Super Fresh Food Markets of Virginia, Inc.	100%

SUBSIDIARY	PERCENTAGE OWNED

Super Fresh/Sav -A-Center, Inc.	100%

Super Market Service Corp.	100%

Super Plus Food Warehouse, Inc.	100%

Supermarket Distribution Service — Florence Inc.*	100%

Supermarket Distribution Service Corp.*	100%

Supermarket Distribution Services, Inc.	100%

Supermarket Systems, Inc.*	100%

Tea Development Co., Inc.*	100%

The Great Atlantic & Pacific Tea Company of Vermont, Inc.*	100%

Transco Service - Milwaukee, Inc.*	100%

W.S.L. Corporation*	100%

2008 Broadway, Inc.	100%

Borman’s, Inc.	100%

Bev, Ltd.	100%

Detroit Pure Milk Company*	100%

Farmer Jack Pharmacies, Inc.	100%

Farmer Jack’s of Ohio, Inc.	100%

S E G Stores, Inc.	100%

Wesley’s Quaker Maid, Inc.*	100%

Kohl’s Food Stores, Inc.	100%

Kohl’s Appleton, Inc.*	100%

Kohl’s Beloit, Inc.*	100%

Kohl’s Beverage Mart Grant Park, Inc.*	100%

Kohl’s Brookfield, Inc.*	100%

Kohl’s Country Fair Liquors, Inc.*	100%

Kohl’s Cudahy, Inc.*	100%

Kohl’s Douglas, Inc.*	100%

Kohl’s Durand, Inc.*	100%

Kohl’s Fond du Lac, Inc.*	100%

Kohl’s Forest Home, Inc.*	100%

Kohl’s Fox Point, Inc.*	100%

Kohl’s Grange, Inc.*	100%

Kohl’s Lombardi, Inc.*	100%

Kohl’s Monona, Inc.*	100%

2

SUBSIDIARY	PERCENTAGE OWNED

Kohl’s Neenah, Inc.*	100%

Kohl’s Oshkosh, Inc.*	100%

Kohl’s Park, Inc.*	100%

Kohl’s Ruby Isle, Inc.*	100%

Kohl’s Shorewood, Inc.*	100%

Kohl’s University, Inc.*	100%

Kohl’s Washington, Inc.*	100%

Kohl’s Waukesha, Inc.*	100%

Ridge Liquors, Inc.*	100%

The South Dakota Great Atlantic & Pacific Tea Company, Inc.	100%

Montvale Holdings, Inc.	100%

Super Fresh Food Markets, Inc.	100%

Saratoga Street Liquors, Inc.*	100%

Shopwell, Inc.	100%

1046 Yonkers Ave. Corp.	100%

111 North Avenue Realty Corp.	100%

Clay-Park Realty Co., Inc.	100%

Daitch Crystal Dairies, Inc.*	100%

Delaware County Dairies, Inc.	100%

Four One Leasing Corp.*	100%

Gramatan Foodtown Corp.	100%

Shopwell, Inc. (MA)	100%

Shopwell, Inc. (New Jersey).	100%

The Food Emporium, Inc. (NY)	100%

The Food Emporium, Inc. (DE)	100%

The Food Emporium, Inc. (NJ)	100%

The Wine Emporium, Inc.	100%

Tradewell Foods of Conn., Inc.	100%

APW Supermarkets Corporation	100%

APW Supermarkets, Inc.	100%

Waldbaum, Inc.	100%

Amboy Road Development Corp.*	100%

APW Produce Company, Inc.*	100%

Barmat Corp.*	100%

3

SUBSIDIARY	PERCENTAGE OWNED

Greenlawn Land Development Corp.*	100%

Hempstead Marketplace, Inc.*	100%

Lake-Grove Realty Corp.*	100%

LBRO Realty, Inc.*	100%

McLean Avenue Plaza Corp.	100%

Spring Lane Produce Corp.	100%

The Meadows Plaza Development Corp.	100%

Waldbaum College Point Center, Inc.*	100%

St. Pancras Too, Limited*	100%

Pathmark Stores, Inc.	100%

AAL Realty Corp.	100%

Adbrett Corp.	100%

Bergen Street Pathmark, Inc.	100%

Bridge Stuart Inc.	100%

East Brunswick Stuart LLC	100%

Lancaster Pike Stuart, LLC	100%

MacDade Boulevard Stuart, LLC	100%

Milik Service Company, LLC	100%

Plainbridge LLC	100%

Supermarkets Oil Company, Inc.	100%

Upper Darby Stuart, LLC	100%

4

SCHEDULE 3.13

Insurance

Type of Coverage	Policy Term	Insurance Company	Policy Number

Aircraft Hull & Liability
Cessna 560XL (Citation Excel) (6.25% share) - managed by Net Jets	05/01/05-Until Cancelled	United States Aircraft Insurance Group	SIHL1-609E
Cessna 560XL (Citation Excel) (6.25% share) - managed by Net Jets	5/1/06-Until Cancelled	National Indemnity Company	90SRD101997
Falcon 900 - managed by Jet Aviation	4/1/07-08	Illinois National Insurance Co.	GM1852800-04
Non-Owned Aircraft	04/01/07-08	National Union Fire Insurance Co. of Pittsburgh, P.	AV1852806-04
Automobile Liability	7/15/07-08	American Home Assurance Co.	1607017 (VA), 1607018(AOS), 1607019 (MA)
Foreign Commercial Auto Liability	9/23/07-08	Insurance Co. of State of Pa.	WR10001470
Crime	1/31/07-1/31/08	St. Paul Fire & Marine Insurance Co.	429CF0620

Directors & Officers Liability
Primary	11/7/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	000731854
1st excess layer	11/7/07-08	Federal Insurance Company	8181-2244
2nd excess layer	11/7/07-08	Twin City Fire Insurance Company	00DA011573007
3rd excess layer	11/7/07-08	St. Paul Mercury Insurance Company	EC09001501
A-Side DIC	11/7/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	734683
Employed Lawyers Prof. Liability	12/27/06-07	Executive Risk Specialty Insurance Company	8168-8045

Commercial General Liability
Commercial General Liability	07/15/07-08	American Home Assurance Co.	1595459

Commercial General Liability (Insured)	07/15/07-08	American Home Assurance Co.	1595458
Marine Open Cargo	06/01/03 - Open	Indemnity Insurance Company of North America	498419

Type of Coverage	Policy Term	Insurance Company	Policy Number

Pension Trust Liability
Primary	11/7/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	000731956
1st Excess Layer	11/7/07-08	Twin City Fire Insurance Company	00IA011577107
2nd Excess Layer	11/7/07-08	Zurich American Insurance Company	FLC9215654-02
3rd Excess Layer	11/7/07-08	Federal Insurance Company	8170-4537

Special Risk	04/03/07-10	National Union Fire Insurance Co. of Pittsburgh, Pa.	647-8204

Pollution
Pollution and Remediation Legal Liability - Gretna, La. RR Crossings	09/13/04-09/13/09	Indian Harbor Insurance Company (XL)	PEC0017177

Pollution Legal Liability and Cost Cap - Tenafly, NJ	11/16/01-11	Commerce & Industry Insurance Co.	PLS/CCC 808-67-73
Pollution Legal Liability (Horseheads)	3/30/00-10	American Int’l Specialty Lines Ins. Co.	PLS476 1893

Property
Primary	3/31/07-08	Lexington Insurance Company	7478431
1st Layer	3/31/07-08	Lloyd’s London (GEP)	GEP1830
	3/31/07-08	American Empire Surplus Lines Ins. Co.	7MP24631
	3/31/07-08	Lloyd’s London	WB0700311
	3/31/07-08	ACE- Westchester	D36053264001
	3/31/07-08	Landmark American Insurance Company	LHD351970

2

Type of Coverage	Policy Term	Insurance Company	Policy Number

2nd Layer	3/31/07-08	Lloyd’s London	WB0700322
	3/31/07-08	Commonwealth Insurance Company	US 6823
	3/31/07-08	Integon Specialty Insurance Company	XIN32451
3rd Layer	3/31/07-08	Lloyd’s London	WB0700375
	3/31/07-08	Integon Specialty Insurance Company	XIN32451
	3/31/07-08	Lloyd’s London	WB0700340
1st, 2nd & 3rd Layers	3/31/07-08	Montpelier Re	MANCX70711-10
2nd & 3rd Layer	3/31/07-08	Landmark American Insurance Company	LHD351971
Boiler & Machinery	3/31/07-08	Continental Casualty Company	BM1098544514
Terrorism (Scheduled Locations)	3/31/07-08	Lloyd’s of London Companies	823/E07RQ24688

Umbrella Liability
1st Layer	07/15/07-08	National Union Fire Insurance Co. of Pittsburgh	BE 9835093
2nd Layer	07/15/07-08	American Guarantee & Liability Insurance Co.	AEC-8355061-12
2nd Layer	07/15/07-08	Federal Insurance Co.	79665337
2nd Layer	07/15/07-08	XL Insurance America, Inc.	US00010450LI07A

Workers Compensation/Employers Liability
Self-Insured Program - “All Other States”	07/15/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	464-57-39
Self-Insured Program - WI	07/15/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	464-57-40

Insured Program - DC, NJ, SD	07/15/07-08	American Home Assurance Co.	1616678

3

Type of Coverage	Policy Term	Insurance Company	Policy Number

Insured Program - CT	07/15/07-08	American Home Assurance Co.	1616676
Insured Program - NY	07/15/07-08	Illinois National Insurance Co.	1616677

Workers Compensation/Employers Liability
Self-Insured Program - “All Other States”	07/15/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	464-57-39
Self-Insured Program - WI	07/15/07-08	National Union Fire Insurance Co. of Pittsburgh, Pa.	464-57-40

Insured Program - DC, NJ, SD	07/15/07-08	American Home Assurance Co.	1616678
Insured Program - CT	07/15/07-08	American Home Assurance Co.	1616676
Insured Program - NY	07/15/07-08	Illinois National Insurance Co.	1616677

4

SCHEDULE 3.15(b)

UCC Filings

Debtor Name	Filing State
The Great Atlantic & Pacific Tea Company, Inc.	MD
APW Supermarkets, Inc.	NY
Compass Foods, Inc.	NY
Food Basics, Inc.	DE
Hopelawn Property I, Inc.	DE
Lo-Lo Discount Stores, Inc.	TX
McLean Avenue Plaza Corp.	NY
Shopwell, Inc.	DE
Super Fresh Food Markets, Inc.	DE
Super Fresh/Sav -A- Center, Inc.	DE
Super Market Service Corp.	PA
Super Plus Food Warehouse, Inc.	DE
Tradewell Foods of Conn., Inc.	CT
Waldbaum, Inc.	NY
Pathmark Stores, Inc.	DE
AAL Realty Corp.	NY
Bergen Street Pathmark, Inc.	NJ
Bridge Stuart Inc.	NY
East Brunswick Stuart LLC	DE
Lancaster Pike Stuart, LLC	DE
MacDade Boulevard Stuart, LLC	DE
Plainbridge LLC	DE
Upper Darby Stuart, LLC	DE
ANP Properties I Corp.	DE
Big Star Inc	GA
Family Center, Inc.	DE
Futurestore Food Markets, Inc.	DE
Kwik Save, Inc.	PA
Limited Foods, Inc.	DE
Montvale Holdings, Inc.	NJ
Richmond Twice, Incorporated	DE
Super Fresh Food Markets of Maryland, Inc.	MD
Super Fresh Food Markets of Virginia, Inc.	DE
Supermarket Distribution Services, Inc.	DE
2008 Broadway, Inc.	NY
1046 Yonkers Ave. Corp	NY
111 North Avenue Realty Corp.	NY
Clay-Park Realty Co., Inc.	NY
Delaware County Dairies, Inc.	NY
Gramatan Foodtown Corp.	NY
Shopwell, Inc.	MA

Shopwell, Inc. (New Jersey)	NJ
The Food Emporium, Inc.	NY
The Food Emporium, Inc.	DE
The Food Emporium, Inc.	NJ
APW Supermarket Corporation	DE
The Meadows Plaza Development Corp.	NY
Borman’s, Inc.	DE
Bev, Ltd.	DE
Farmer Jack Pharmacies, Inc.	MI
Farmer Jack’s of Ohio, Inc.	OH
S E G Stores, Inc.	DE
Kohl’s Food Stores, Inc.	WI
The South Dakota Great Atlantic & Pacific Tea Co., Inc.	SD
The Wine Emporium, Inc.	CT
Spring Lane Produce Corp.	NY
Adbrett Corp.	DE
Milik Service Company, LLC	VA
Supermarkets Oil Company, Inc.	NJ

2

SCHEDULE 3.15(c)

Intellectual Property Filings

Security Agreement to be recorded in the Trademarks Division of the United States Patent & Trademark Office.

SCHEDULE 5.01

Internet Addresses

www.pathmark.com

www.mipathmark.com

Domain Name	Status	Expiry Date	Auto Renewal	Registration Service Provider Contact	Registrant Email Tech	Registrant Email Admin	OPENRS
apmetro.com	Reserved	7/15/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
approduction.com	Reserved	10/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
apsupermarket.com	Active	4/17/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
aptea.com	Active	12/22/2007	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
apteaforms.com	Active	7/26/2008	No	domains@idyia.com	fhardy@ripnet.com	fhardy@ripnet.com	No
aptealink.com	Active	4/11/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	noc@igxglobal.com	domain.admin@aptea.com	No
aptealink.net	Reserved	4/11/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	noc@igxglobal.com	domain.admin@aptea.com	No
apteametrony.com	Reserved	3/4/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	dnsadmin@igxglobal.com	dnsadmin@igxglobal.com	No
apteauniversity.com	Reserved	9/26/2008	No	customerservice@networksolutions.com	ariemman@aptea.com	customerservice@ networksolutions.com	No
atlanticregionjobs.com	Reserved	2/11/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	noc@igxglobal.com	schillingg@aptea.com	No
bonussavingsclub.com	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
bonussavingsclub.net	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
bonussavingsclub.org	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	schillingg@aptea.com	Yes
farmerjack.com	Active	6/9/2009	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
farmerjackfoods.com	Reserved	3/3/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	dnsadmin@igxglobal.com	dnsadmin@igxglobal.com	No
farmerjackgoodliving.com	Reserved	9/8/2007	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
farmerjackgoodliving.net	Reserved	9/8/2007	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
farmerjackgoodliving.org	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	schillingg@aptea.com	Yes
farmerjackgoodlivingonline.com	Reserved	3/4/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	dnsadmin@igxglobal.com	No
farmerjackgoodlivingonline.net	Reserved	9/8/2007	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
farmerjackgoodlivingonline.org	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	schillingg@aptea.com	Yes
foodbasics.com	Active	2/5/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	kellyc@aptea.com	kellyc@aptea.com	No
foodbasicsusa.com	Active	6/20/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	dnsadmin@IGXGlobal.com	dnsadmin@IGXGlobal.com	No
food-basics-usa.com	Reserved	3/25/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	noc@igxglobal.com	schillingg@aptea.com	No
freshobsessed.com	Active	5/7/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	dnsadmin@igxglobal.com	kellyc@aptea.com	No
freshobsessedusa.com	Reserved	10/24/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
gaptea.com	Reserved	2/7/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.tech@aptea.com	No
gaptea.net	Reserved	2/7/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.tech@aptea.com	No
goodlivingonline.com	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
goodlivingonline.net	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
goodlivingonline.org	Reserved	9/8/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	schilling@aptea.com	Yes
kohlsfood.com	Reserved	2/5/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes

savacenter.com	Active	10/25/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	dnsadmin@igxglobal.com	dnsadmin@igxglobal.com	No
sav-a-center.com	Reserved	2/7/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	noc@igxglobal.com	dnsadmin@igxglobal.com	No
sav-a-centers.com	Reserved	9/28/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
superfoodmartne.com	Active	4/3/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
superfoodmart-ne.com	Reserved	8/5/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
superfreshfood.com	Active	2/5/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
thebarnmarkets.ca	Reserved	6/29/2008	No		dns@omiragroup.com	kellyc@aptea.com	No
thefoodemporium.com	Active	2/5/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
thefoodemporiumshoponline.com	Active	6/2/2010	Yes	wetzelm@aptea.com	customerservice@networksolutions.com		Yes
waldbaums.com	Active	2/14/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
waldbaumsfood.com	Reserved	2/6/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
werefreshobsessed.com	Reserved	10/24/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes
wevegotjobsnow.com	Reserved	7/18/2008	Yes	Pasdar, Babak bpasdar@igxglobal.com	domain.tech@aptea.com	domain.admin@aptea.com	Yes

2

SCHEDULE 5.14(a)

DDA Accounts

Bank	Account #	A/C Name	Type
Bank of America
100 Federal Street	0154104381	A&P	Concentration/Depository
Mail Code: MA5-100-09-09	4054013938	A&P	Pharm Lbox 23747
Boston, MA 02110

Bank of New York
101 Barclay Street 19W	6105810847	A&P	Depository
Bank of New York	6302391880	Food Basics	Depository
	6301374397	A&P Liquor	Depository
	6301374915	A&P dba Waldbaums	Depository
	6301374338	A&P dba Food Emporium	Depository

Citibank
666 5th Ave Fl. 3	9961533720	Liquor	Depository
New York, NY 10103	9961533501	A&P	Depository
	9961533579	Waldbaums	Depository
	9961533608	Superfresh	Depository
	9961533632	Food Basics	Depository
	9961533667	Food Emporium	Depository
	9961533691	Sav-a-Center	Depository (scheduled to be closed)

Wachovia Bank (First Union)
401 S. Tryon Street, 10th Floor	2100003505374	SuperFresh (PA)	Depository
Mail Code NC5710	2100006157612	SuperFresh (MD)	Depository
Charlotte, NC 28288-5710	2014183845286	SuperFresh (PA)	Coinstar

JP Morgan Chase Bank
1 Chase Manhattan Plaza 7th floor	323-072348	A&P	Depository
New York, NY 10081	323-017436	A&P	Concentration/Depository

LaSalle Bank Midwest NA
2600 W. Big Beaver Road	1054023973	A&P	Consol LBOX account
Troy, MI 48084		A&P Corp R/E Sub Ten	lockbox 6434
		A&P Corporate	lockbox 6426

Bank	Account #	A/C Name	Type
		A&P Real Estate	lockbox 6430
		A&P SMS	lockbox 6437
		A&P Metro	lockbox 6449
		A&P Food Emporium	lockbox 6453
	1054515334	Coupon Lockbox	lockbox 5618

BB&T (FCNB) 22-951
PO Box 200	5150821144	A&P	Depository
Wilson, NC 27894

National Bank & Trust 13-892
PO Box 351	52050009	A&P	Depository
Norwich, NY 13815-0351

Banc of America Securities LLC	24900531	A&P	Collateral Account
Client Investment Strategies	292627	A&P	Investment (scheduled to be closed)
1633 Broadway, 27th Floor
NY1-633-27-01
New York, NY 10019

The Reserve
1250 Broadway	69953511	A&P	Investment
32nd Floor	80517695	A&P	Investment
New York, NY 10001

Merril Lynch
2 World Financial Center		A&P	CP Investments
38th Floor
New York, NY 10281

Salomon Smith Barney
399 Park Avenue, 6th Floor		A&P	CP Investments
New York, NY 10022

Bank of America	9429400374	Pathmark	Mac Account
100 Federal Street	9429400382	Pathmark	Credit Card

2

Bank	Account #	A/C Name	Type
Boston, MA 02110	9429400411	Pathmark	EDS/Deluxe
	9429400390	Pathmark	NYCE Account
	9392854726	Pathmark	BOA Dominion
	9429400403	Pathmark	BOA Dominion ACH
	9429400729	Pathmark	BOA Central
	9429400681	Pathmark	Medicaid
	9429400673	Pathmark	Coinstar
	9429400710	Ptmk	RE Holding Acct
	003812670434	Milik Service Company	Milik Service Company
	003812670670	Pathmark	Lock Box - 33602
	9429400665	Pathmark	Lock Box - 33374
	290126	Pathmark	MMF investments
	22331902	Pathmark	Investments - Securities

Citibank	106029432	Pathmark	Concentration
666 Fifth Avenue	63818440	Pathmark	Depository
3rd Floor	63818520	Pathmark	Depository
New York, NY 10103	63818600	Pathmark	Depository
	63818790	Pathmark	Depository
	63818870	Pathmark	Depository
	83558148	Pathmark	Depository
	5913810	Pathmark	Depository
	106029192	Pathmark	Depository
	106029176	Pathmark	Depository
	83559730	Pathmark	Depository
	106029184	Pathmark	Depository
	106036080	Pathmark	Depository
	106029218	Pathmark	Depository
	12866311	Pathmark	Depository
	12866354	Pathmark	Depository
	106029226	Pathmark	Depository
	12866397	Pathmark	Depository
	106034234	Pathmark	Depository
	106029234	Pathmark	Depository
	16036692	Pathmark	Depository
	12866549	Pathmark	Depository
	106029259	Pathmark	Depository
	12866792	Pathmark	Depository
	106029267	Pathmark	Depository
	12866573	Pathmark	Depository
	106029275	Pathmark	Depository
	12866821	Pathmark	Depository
	12866434	Pathmark	Depository
	106029317	Pathmark	Depository
	106029325	Pathmark	Depository
	12866928	Pathmark	Depository
	12866952	Pathmark	Depository
	12866629	Pathmark	Depository
	106029358	Pathmark	Depository
	106029374	Pathmark	Depository
	12866688	Pathmark	Depository
	106029382	Pathmark	Depository

3

Bank	Account #	A/C Name	Type
	12866477	Pathmark	Depository
	106029390	Pathmark	Depository
	12866506	Pathmark	Depository
	83558180	Pathmark	Depository
	106031958	Pathmark	Depository
	106038078	Pathmark	Depository
	63780710	Pathmark	Depository
	106038102	Pathmark	Depository
	63780665	Pathmark	Depository
	106031164	Pathmark	Depository
	106029408	Pathmark	Depository
	106029416	Pathmark	Depository
	83558260	Pathmark	Depository
	106036965	Pathmark	Depository
	119105054	Pathmark	Depository
	119105450	Pathmark	Depository
	12866696	Pathmark	Depository
	12866725	Pathmark	Depository
	12866768	Pathmark	Depository

North Fork Bank	4084001751	Pathmark	Concentration
15 Lincoln Park Plaza	4084001769	Pathmark	Depository
Lincoln Park, NJ 07035	4084001777	Pathmark	Depository
	4084001785	Pathmark	Depository
	4084001793	Pathmark	Depository
	4084008087	Pathmark	Depository
	4084008095	Pathmark	Depository
	4084008103	Pathmark	Depository
	4084008111	Pathmark	Depository
	4084008129	Pathmark	Depository
	4084008137	Pathmark	Depository
	4084008145	Pathmark	Depository
	4084008152	Pathmark	Depository
	4084008160	Pathmark	Depository
	4084008178	Pathmark	Depository
	4084008186	Pathmark	Depository
	4084008194	Pathmark	Depository
	4084008202	Pathmark	Depository
	4084008210	Pathmark	Depository
	4084008228	Pathmark	Depository
	4084008327	Pathmark	Depository
	4084008335	Pathmark	Depository
	4084008343	Pathmark	Depository
	4084008350	Pathmark	Depository
	4084008368	Pathmark	Depository
	4084008376	Pathmark	Depository
	4084008384	Pathmark	Depository
	4084008392	Pathmark	Depository
	4084008400	Pathmark	Depository
	4084008418	Pathmark	Depository
	4084008426	Pathmark	Depository

4

Bank	Account #	A/C Name	Type
	4084008434	Pathmark	Depository
	4084008442	Pathmark	Depository
	4084008459	Pathmark	Depository
	4084008467	Pathmark	Depository
	4084008475	Pathmark	Depository
	4084008483	Pathmark	Depository
	4084008491	Pathmark	Depository
	4084008509	Pathmark	Depository
	4084008517	Pathmark	Depository
	4084008525	Pathmark	Depository
	4084008533	Pathmark	Depository
	4084009051	Pathmark	Depository
	4084008913	Pathmark	Depository
	4084008541	Pathmark	Depository
	4084009069	Pathmark	Depository
	4084009200	Pathmark	Carteret Cafereria
	4084008301	Pathmark	Crime Stoppers
	12866768	Pathmark	Depository
	4084009077	Pathmark	Depository
	4084009085	Pathmark	Depository
	4084008558	Pathmark	Depository
	4084008566	Pathmark	Depository
	4084008574	Pathmark	Depository
	4084008921	Pathmark	Depository
	4084008939	Pathmark	Depository
	4084009093	Pathmark	Depository
	4084009101	Pathmark	Depository
	4084008947	Pathmark	Depository
	4084009119	Pathmark	Depository
	4084009127	Pathmark	Depository
	4084009135	Pathmark	Depository
	4084009143	Pathmark	Depository
	4084008954	Pathmark	Depository
	4084008962	Pathmark	Depository
	5084009150	Pathmark	Depository
	4084009168	Pathmark	Depository
	4084008970	Pathmark	Depository
	4084008988	Pathmark	Depository
	4084008996	Pathmark	Depository
	4084008798	Pathmark	Depository
	4084008814	Pathmark	Depository
	4084008822	Pathmark	Depository
	4084008897	Pathmark	Depository
	4084008830	Pathmark	Depository
	4084008848	Pathmark	Depository
	4084008855	Pathmark	Depository
	4084008863	Pathmark	Depository
	4084008582	Pathmark	Depository
	4084008806	Pathmark	Depository
	5084008871	Pathmark	Depository
	4084009002	Pathmark	Depository
	4084008590	Pathmark	Depository

5

Bank	Account #	A/C Name	Type
	4084009010	Pathmark	Depository
	4084009028	Pathmark	Depository
	4084009036	Pathmark	Depository
	4084009044	Pathmark	Depository
	4084008889	Pathmark	Depository
	4084008905	Pathmark	Depository

One United Bank	1300543712	SGC Foundation	Depository
PO Box 541
Roxbury, MA 02119-0541

PNC Bank	8102690352	Pathmark We Care Fund	Real Estate Holding
Two Tower Center	8011578269	Glendolden Stuart	Real Estate Holding
East Brunswick, NJ 08816	8011578277	E. Brunswick Stuart	Real Estate Holding
	8011578285	Lancaster Pike Stuart	Real Estate Holding
	8011578293	Upper Darby Stuart	Real Estate Holding

Foreign Subsidiary Bank Accounts

The Bank of NT Butterfield & Son Ltd	20-006-124-237518-100	A&P Bermuda LTD	C$ Account
65 Front Street
Hamilton HM 12 AX, Bermuda

ING Luxembourg Bank	IBAN LU240141337045603110	A&P Luxembourg Sarl	C$ Account
52 Route d’Esch
L - 2965 Luxembourg

TD Securities	5G 9840A	A&P Luxembourg Sarl	C$ Account
77 King St. West, 17th Floor
Toronto, Ontario M5K 1A2

6

SCHEDULE 5.14(b)

Credit Card Arrangements

BUSINESS	CONTACT	ADDRESS

Credit/Debit Card Processors

American Express	Anita Pai	Via Email
Concord/Buypass	Yone Simpson	2240 Newmarket Parkway, Marietta, GA 30067
NYCE Corporation	Donna Fowler	One Harmon Meadow Boulevard, Secaucus, NJ 07094
Discover	Jill Adkins	2402 West Beardsley Road, Phoenix, AZ 85027
First Data	Deborah Becker	2240 Newmarket Parkway, Marietta, GA 30067

SCHEDULE 5.14(c)

Third Party Insurance Payors

Company	Street	City	State	PostalCode
4D Pharmacy Management	2520 Industrial Row Drive	Troy	MI	48084
AARP Health Options
Access Health
aClaim	6530 West Campus Oval, Ste 250	New Albany	OH	43054
ACS / Consultec Inc./ ACS State Healthcare PBMS	365 Northridge Rd Ste 400	Atlanta	GA	30350
ADAP(NYS)
Advanced Health Systems/BMS
Aetna	11675 Great Oaks Way, Mail Stop F-350	Alpharetta	GA	30022
Aetna Network Management	151 Farmington Avenue, MA61	Hartford	CT	06156
Aetna Pharmacy Management	151 Farmington Ave., RE62	Hartford	CT	06156
Affordable Medicine Solutions, LLC
Agelity	Attn: Phil Escaldi, 555 Broad Hollow Road	Melville	NY	11747
Agelity	115 Broad Hollow Rd., Ste. 325	Melville	NY	11747
AlaGap
Alliance HealthCard
Allwin Data
Allwin Data
American Health Care	2217 Plaza Dr. Suite 100	Rocklin	CA	95765
AmerisourceBergen
ANTHEM/WellPoint
APS
Argus	1300 Washington St.	Kansas City	MO	64105-1433
Atlantic Prescription Services	115 West 6th Street	Wahoo	NE	68066
AUTORX
AVIA
BC/BS of Alabama	450 Riverchase Parkway East	Birmingham	AL	35236-1570
BC/BS of DE
BC/BS of MI
BCBS IL
BeneScript Services Inc.	P O Box 921229	Norcross	GA	30010-1229
BeyondRx	8717 W 110th St Ste 420	Overland Park	KS	66225
BioScrip	PO Box 163639	Columbus	OH	43216-3639
Blue Cross Blue Shield of Arizona	Mail Stop A117, PO Box 13466	Phoenix	AZ	85002-3466
Blue Shield of California
Brooks Pharmacy
CaremarkPCS (all bins)
CENTRUS / PSCNY
CareFirst BlueCross BlueShield and CareFirst BlueChoice	c/o CEM Consulting PO Box # 384, 10105 E. Via LInda, # 103	Scottsdale	AZ	85258

Choice RX Inc.	PO Box 700266	Tulsa	OK	74170-0266
CIGNA
Cigna Healthcare/Rx Prime	900 Cottage Grove Road, Routing S128	Hartford	CT	06152
Consolidated Prescription Services
CPB/Catalyst Rx
CPB/Catalyst Rx A HealthExtras Company
CRK	9501 E Shea Blvd / MC112	Scottsdale	AZ	85260-6719
CRK BIN 610029
CRKPCS
CRKPCS
CRKPCS/004336, 610415
Cypress Care	PO Box 2829	Suwanee	GA	30024
DestinationRx	2245 Enterprise Parkway East	Twinsburg	OH	44087
DirectCompRx
EBRx Inc./Catalyst Rx	250 East Broad Street Ste 600	Columbus	OH	43215
EHIM
EMDEON	1283 Murfreesboro Road	Nashville	TN	37217
Employer Health Options (EHO)	2801 West Ave T	Temple	TX	76504
Envision Pharmaceutical Services
Envision/Rx Options, Inc.	2181 E. Aurora Rd. Suite 201	Twinsburg	OH	44087
EPIC NY
eRx Network, LLC	84 Peachtree Road, Suite 300	Asheville	NC	28803
eRx Network, LLC	301 Commerce Street Suite 3150	Fort Worth	TX	76102-4102
ESI - NPA
ESI / VRX / DPS	13900 Riverport Dr	Maryland Heights	MO	63043
ESI / VRX / DPS	One Express Way	St. Louis	MO	63121
Express Scripts
FingerLakes BC/BS	165 Court St	Rochester	NY	14647
FIRST HEALTH (PRN, MMD 5.1, MMI, MICHEPIC)	750 Riverpoint Drive	West Sacramento	CA	95605
Geisinger Health Plan
GPP
HAP
HAP/Kids Care MI
Health Net Pharmaceutical Services	P.O. Box 3530	Rancho Cordova	CA	95741-3530
Health Plus of Michigan
Health Resources Inc.(PPSI)
HealthExtrasRx
HealthTrans, LLC	6061 S. Willow Drive, Suite 125	Greenwood Village	CO	80111
Healthtrans/CuraScript
HIP/NY
HIP/NY/VYTRA	7 West 34th Street	New York	NY	10001

2

Horizon NJ Health
Humana	500 West Main St	Louisville	KY	40202
HUMANA Military Healthcare Services / TRICARE (CHAMPUS Region 3 & 4)			MS
IHC Health Plans	4646 W Lake Park Blvd, Suite N3	Salt Lake City	UT	84120
Immediate Pharmacy Services
Independent Health	511 Farber Lakes Drive	Buffalo	NY	14221
Innoviant, Inc	PO BOX 8082	WAUSAU	WI	54402-8082
Integrated Pharmacy Services
Interplan (AME)
Interplan Health	4301 Darrow Rd	Stow	Ohio	44224
Kaiser Permanente Mid-Atlantic
Keystone/AmeriHealth Mercy Health	200 Stevens Drive	Philadelphia	PA	19113
Keystone/Amerihealth Mercy Health Plan
Louisiana Business Group on Health(LBGH)
MAMSI	10200 Old Columbia Rd., Suites A & B	Columbia	MD	21046
MAXOR PLUS
McKesson Healthcare Solutions	9700 North 91st Street, Ste 232	Scottsdale	AZ	85258
Medco Health / PAID	8111 Royal Ridge Parkway	Irving	TX	75063
Medco Health / PAID	100 Parsons Pond Drive, Mailstop: E2-6	Franklin Lakes	NJ	07417
Medical Matrix	6421 Camp Bowie Blvd., Ste. 200	Fort Worth	TX	76116
MedImpact	10680 Treena Street 5th Floor	San Diego	CA.	92131
MedTrak	6310 Lamar Avenue, Suite 230	Overland Park	KS	66202
MemberHealth
National Health Network(formerly UMPB)
Navitus Health Solutions	5 Innovation Court, Suite B	Appleton	WI	54914
NCPDP
NJHCA / ESI	P.O. Box 570	West Paterson	NJ	07424
NMHC Rx
NMHC Rx/Centrus	23 British American Blvd	Latham	NY	12110
NPS	PO Box 407	Boystown	NE	68010
NPS/National Pharmaceutical Services
Ochsner
OPN/Open Pharmacy Network(same as RxA)
OPUS Health (Matrix Quality Care)	1324-106 Motor Parkway	Hauppauge	NY	11749
PA PACE
PBM Plus	300 Techne Center Drive, Suite B	Milford	OH	45150
PerformRx	200 Stevens Drive	Philadelphia	PA	19113
Pharm Data Mgmt/PDMI	940 Windham Court, Suite 1	Boardman	OH	44512

3

PHARMA SCRIPT
PharmaCare / PharmaCare ES	695 George Washington Hwy	Lincoln	RI	02865
Pharmaceutical Care Network	9343 Tech Center Drive, Suite 200	Sacramento	CA	95826-2592
Pharmacy Benefit Administrators
Pharmacy Benefit Direct
Pharmacy Healthcare Solutions	968 Perry Highway	Pittsburgh	PA	15237
Pharmacy Services Group
PHARMA-LINK
PharmaSure
Phsi
Physicians Plus
PPSC
Premier Pharmacy Plan	P.O. Box 5824	Spartanburg	SC	29304
Prescription Solutions/RxSolutions	5995 Plaza Dr.	Cypress	Ca.	90630
Prime Therapeutics	P.O. Box 64812	St. Paul	MN	55121
Prime Therapeutics
ProCare PBM	3090 Premiere Parkway, Suite 100	Duluth	GA	30097
Provider Medical Pharmaceutical
Prudent Rx
Regence Group, The	P O Box 12625 MS S2P	Salem	OR	97309
Restat	P.O. Box 758	West Bend	WI	53095
RESTAT/Garden State - POPS
Rx America	221 Charles Lindbergh Dr	SLC	UT	84116
RxCare	8400 Coral Sea Street NE	Minneapolis	MN	55449
RxOptions	2181 E. Aurora Road, Suite 201	Twinsburg	OH	44087
SavRx	224 North Park Avenue	Fremont	NE	68025
SavRx Prescription Services/Clarity Pharmacy Services
Scrip Card
ScripNet	Post Office Box 29030	Las Vegas	Nevada	89126-3030
Script Care, Ltd.	6380 Folsom Dr	Beaumont	TX	77706
ScriptSave (MSC)	333 E. Wetmore Rd, 4th Flr	Tucson	AZ	85728-6048
Sentara Health Management	4417 Corporation Lane	Virginia Beach	VA	23462
Serve You Prescription Plan
Sierra Healthcare Options
SMCRx/Avia	4535 Missouri Flat Rd Suite 200	Placerville	CA	95667
Smith Premier Pharmacy Plan
Student Ins. Solutions
SXC Health Solutions, Inc. / SXC ComCoTec HXB	8444 North 90th Street, Suite 100	Scottsdale	AZ	85258
Teamsters Local Welfare Fund #35
Third Party Solutions
TMESYS	5483 West Waters Ave., Ste. 1200	Tampa	FL	33634
Total Script	10901 W. 120th Ave Suite 175	Broomfield	CO	80021
TPS	P O Box 17124	Memphis	TN.	38187-0124
UNICARE Pharmacy Access

4

Plan
Universal Rx
US Script	2425 West Shaw Ave	Fresno	CA	93711
Wellpoint/Anthem
WELLPOINT/Anthem 610053	PO BOX 4488	Woodland Hills	CA	91365-9707
WHI / WHI Health Initiatives	2275 Half Day Road, Suite 250	Bannockburn	IL	60015
WISE-Rx

5

SCHEDULE 5.14(d)(iii)

Blocked Accounts

Bank	Address	Account #	A/C Name	Type

Bank of America	100 Federal Street Mail Code: MA5-100-09-09 Boston, MA 02110	0154104381	A & P	concentration/off dep

JP Morgan Chase Bank	1 Chase Manhattan Plaza 7th Floor New York, NY 10081	323-017436	A & P	concentration (ach & wires)

Bank of America	100 Federal St	9392854726	Pathmark	BOA Dominion
	Boston, MA 02110	9429400403	Pathmark	BOA Dominion ACH
		9429400729	Pathmark	BOA Central

Citibank	666 Fifth Avenue 3rd Floor New York, NY 10103	106029432	Pathmark	Concentration

North Fork Bank	15 Lincoln Park Plaza Lincoln Park, NJ 07035	4084001751	Pathmark	Concentration

SCHEDULE 5.14(i)

Disbursement Accounts

Bank/Address	Account #	A/C Name	Type
Bank of New York	8900477954	A&P	Bank of New York
101 Barclay Street 19W	0300940004	A&P	Payroll Funding
New York, NY 10286	0300916467	A&P	Payroll Checks
One Wall Street	0300916913	A&P	A/P Checks
	6301375474	A&P	A/P EFT
			NYC Metro Card

JP Morgan Chase Bank	323-017436	A&P	Concentration/Depository/Wires & ACHs
1 Chase Manhattan Plaza 7th floor	323-044891	A&P	Tax Payments
New York, NY 10081

Lake Region State Bank	455646	A&P	Consolidated Returned Checks
c/o Solutran
3600 Holly Lane, Suite 60
Minneapolis, Minnesota 55447

Wachovia Bank	2000200161064	SuperFresh (PA)	Lottery
401 S. Tryon Street, 10th Floor
Mail Code NC5710
Charlotte, NC 28288-5710

Bank of America	0154104381	A&P	Concentration/Depository/LC payments
100 Federal Street	4888088641	A&P	Lottery
Mail Code: MA5-100-09-09	3751297444	A&P	Lottery (scheduled to be closed)
Boston, MA 02110

Bank of America	9429400657	Pathmark	NYS Payroll Tax
100 Federal Street	9429400702	Pathmark	EFT Payroll Tax
Boston, MA 02110	4296015304	Pathmark	Payroll Funding/Dir Dep
	68813	Pathmark	Payroll Check Disb
	2220010344	Pathmark	Risk Payable
	9428418230	Pathmark Store Inc.	Payroll Check Disb
	2220010093	Pathmark Payables	Pathmark Payables
	9429400737	Pathmark	Plainbridge

Lake Region Bank	454993	Pathmark	Consolidated check returns
51 Main Stret
New London, MN

Bank of America	9429400657	Pathmark	NYS Payroll Tax
100 Federal Street	9429400702	Pathmark	EFT Payroll Tax
Boston, MA 02110	4296015304	Pathmark	Payroll Funding/Dir Dep
	68813	Pathmark	Payroll Check Disb

Bank/Address	Account #	A/C Name	Type
	2220010344	Pathmark	Risk Payable
	9428418230	Pathmark Store Inc.	Payroll Check Disb
	2220010093	Pathmark Payables	Pathmark Payables
	9429400737	Pathmark	Plainbridge

2

SCHEDULE 6.01

Existing Indebtedness

9 3/8% Senior Quarterly Interest Bonds due 2039

9.125% Notes due 2011

Mortgages and other notes, as of February 2007, in an aggregate amount of $1.4 million Obligations under capital leases described on Annex B-1 and Annex B-2 attached hereto Long term real estate liabilities described on Annex C attached hereto.

Loan and Security Agreement,  dated December 20, 2004, between Pathmark and Harlem Congregations Community Improvement, Inc. The amount outstanding as of November 3, 2007 was $231,191, carries a rate of 2% and is due February 1, 2010.

LDFF Loan Agreement, dated February 25, 1998, between Pathmark and the New Jersey Economic Development Authority. The amount outstanding as of November 3, 2007 was $959,839, carries a rate of 5% and is due March 1, 2018

Term Loan Agreement, dated February 25, 1998, between Pathmark and Cooperative Business Assistance Corporation. The amount outstanding as of November 3, 2007 was $22,888, carries a rate of 7% and is due March 1, 2008.

Commercial Premium Finance Agreement, dated September 29, 2006, between Pathmark and AFCO Premium Credit LLC.

Commercial Insurance Premium Finance and Security Agreement with Cananwill, Inc., dated August 24, 2006 and October 2, 2006, respectively.

Judgment Lien - Chao v. The Great Atlantic & Pacific Tea Company, Inc. et al., dated March 19, 2004 for the amount of $242,595

SCHEDULE 6.02

Existing Liens

Liens described on Annex D attached hereto.

SCHEDULE 6.04

Existing Investments

Investments permitted by Section 3.05 of the Security Agreement not exceeding U.S. $5 million in aggregate book value consisting of, among other things, employee loans, seller notes in respect of assets sold prior to the date hereof, equity interests in joint ventures and foreign government securities.

The following subsidiary joint venture investments:

Loan Party	Joint Venture Investment	Percentage Owned
Borman’s, Inc.	The Heights	33-1/3%
Waldbaum, Inc.	McLean Plaza Associates	51%
	Middle Village (Queens, NY)	50%
	Oceanside Plaza	50%
Southern Development Inc.	Sandwich ’86 Associates	50%
	Yarmouth ’86 Associates	50%
	Baton Rouge ’84 Associates	50%

In the normal course of business, the Company has assigned to third parties various leases related to former businesses that the Company sold as well as former operating the Company supermarkets (the “Assigned Leases”). When the Assigned Leases were assigned, the Company generally remained secondarily liable with respect to these lease obligations. As such, if any of the assignees were to become unable to continue making payments under the Assigned Leases, the Company could be required to assume the lease obligation.  As of January 28, 2006, the Company had a liability on its consolidated balance sheet of $2.5 million, which represents certain guarantees attributable to the Company’s secondary liability in connection with two Assigned Leases assigned after December 31, 2002.  The Company’s records indicate that approximately sixty (60) additional Assigned Leases may still be in effect; however, the Company is unable to determine whether or not such Assigned Leases remain in effect or have been terminated by the assignees or their successors.  Assuming that each Assigned Lease is still in effect and that each respective assignee became unable to continue to make payments under an Assigned Lease, an event the Company believes to be remote, management estimates its maximum potential obligation would be approximately $100 million.

SCHEDULE 6.10

Existing Restrictions

Restrictions relating to the payment of dividends and/or incurrence of liens by the subsidiary joint ventures referred to in Schedule 6.04.

Annex A Pg.1

Annex A pg. 1 Summary page of Outstanding Letters of Credit for Pathmark and A&P as of Nov. 30, 2007 reported by Bank of America, N.A. L/C No. Applicant Ref. Beneficiary Name Issue Date Expiry Date USD amount outstanding: Applicant: PATHMARK STORES, INC. 64090437 VALENTINE/EASTER07 FAR EAST BROKERS AND CONSULTANTS, 10/03/2007 02/05/2008 273,277.50 64090438 SPRING SUMMER 2008 FAR EAST BROKERS AND CONSULTANTS, 11/14/2007 04/05/2008 462,624.50 Documentary Letters of Credit 735,902.00 Applicant: PATHMARK STORES INC. on behalf of Grocery Haulers, Inc 64146382 00000064146382 ACE AMERICAN INSURANCE COMPANY 04/15/2005 04/12/2008 2,053,785.00 Standby Letters of Credit 1 2,053,785.00 Applicant: PATHMARK STORES INC. 64090527 TOPCO TOPCO ASSOCIATES LLC 09/01/2006 09/01/2008 700,000.00 64090528 ARCH INSURANCE ARCH INSURANCE COMPANY 09/20/2006 09/20/2008 170,000.00 64135240 00000064135240 SAFECO INSURANCE COMPANY OF AMERIC 04/01/2005 10/25/2008 18,336,400.00 64135243 00000064135243 RLI INSURANCE COMPANY 04/01/2005 04/02/2008 775,000.00 64135245 00000064135245 NATIONAL UNION FIRE INSURANCE 04/01/2005 10/25/2008 500,000.00 64135247 00000064135247 CHAIR, WORKERS COMPENSATION BOARD 04/01/2005 11/06/2008 15,288,002.00 64135249 00000064135249 GROCERY HAULERS, INC. 04/01/2005 01/29/2008 1,271,486.00 64135253 00000064135253 CHAIR, WORKERS COMPENSATION BOARD 04/01/2005 02/11/2008 11,401,730.00 64135254 00000064135254 LIBERTY MUTUAL INSURANCE COMPANY 04/01/2005 09/27/2008 998,125.00 64135256 00000064135256 SELF INSURANCE DIVISION, BUREAU OF 04/01/2005 02/11/2008 9,000,000.00 64135262 00000064135262 U.S. FIDELITY AND GUARANTY CO. C/O 04/01/2005 07/08/2008 1,250,000.00 64144564 00000064144564 C & S WHOLESALE GROCERS, INC. 04/01/2005 02/02/2008 5,000,000.00 68006082 00000068006082 GROCERY HAULERS, INC 05/04/2005 05/02/2008 18,728,514.00 68008379 00000068008379 COMMONWEALTH OF PENNSYLVANIA 08/30/2005 08/31/2008 455,186.00 Standby Letters of Credit 14 83,874,443.00 Standby 85,928,228.00 Doe 735,902.00 Total Pathmark: 86,664,130.00 Applicant: THE GREAT ATLANTIC AND PACIFIC TEA TD605500080117-7 5S8IPAPMAG57061I PAPER MAGIC GROUP( HONG KONG)/LTD/ 11/9/2007 11 Dec 2007 31,482.00 TD60550008012I-7 5S8IEARTHEAST08 EARTHWOOD TOYS/LIMITED/29TH FLOOR 10/31/2007 11 Dec 2007 47,010.00 TD605500080116-7 5S81EASTER08 HASBRO TOY GROUP DIRECT IMPORTS 10/24/2007 04 Jan 2008 12,892.57 TD605500080120-7 5S8IMGPWREASTER MAGIC POWER CO., LTD. 10/24/2007 14 Dec 2007 56,006.00 TD621200004511-7 5S8ISONEASTEVAL S-ONE INDUSTRIES LTD. 10/29/2007 29 Dec 2007 181,697.01 00000064402357 5S81BESTEASTER08 BEST EVER 10/23/2007 04 Dec 2007 34,820.00 Documentary Letters of Credit 363,907.58 Applicant: THE GREAT ATLANTIC AND PACIFIC TEA 00000068001652 5S8S PARKING LOT BOROUGH OF MONTVALE 25 Oct 2007 30 Oct 2008 419,043.84 00000068001603 5S8S-WC PA BUREAU OF WORKERS’ COMPENSATION O 29 Dec 2005 29 Dec 2007 15,400,000.00 00000068001638 5S8S WCNY CHAIR, WORKERS’ COMPENSATION BOARD 13 Mar 2006 13 Mar 2008 43,267,410.00 00000068001640 5S8SWCNYSHOPWEL CHAIR, WORKERS’ COMPENSATION BOARD 13 Mar 2006 13 Mar 2008 11,004,034.00 00000068001650 5S8S WCMI DEPARTMENT OF LABOR AND ECONOMIC 20 Sep 2006 20 Sep 2008 3,000,000.00 00000068001648 5S8S ENTERGY GLF ENTERGY GULF STATES, INC. 21 Jun 2006 21 Jun 2008 80,000.00 00000068001647 5S8S ENTERGY LA ENTERGY LOUISIANA, LLC 21 Jun 2006 21 Jun 2008 500,000.00

Annex A Pg 2

Annex A pg. 2 00000068001646 5S8S ENTERGY NO ENTERGY NEW ORLEANS, INC. 21 Jun 2006 21 Jun 2008 257,500.00 00000068001651 5S8S - GECC GE COMMERCIAL FINANCE BUSINESS 19 Dec 2006 19 Dec 2007 3,753,946.00 00000068001637 5S8S WCGA GEORGIA SELF-INSURERS GUARANTY 26 Jan 2006 26 Jan 2008 590,000.00 00000068001627 5S8S BRIDGEPORT LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 17 Mar 2008 338,518.00 00000068001628 5S8S BRIDGEPORT1 LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 17 Mar 2008 33,375.00 00000068001629 5S8S BRIDGEPORT2 LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 17 Mar 2008 338,518.00 00000068001630 5S8S BRIDGEPORT3 LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 17 Mar 2008 172,480.00 00000068001631 5S8S BELLE LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 10 Apr 2008 263,169.00 00000068001632 5S8S BELLE1 LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 10 Apr 2008 518,195.00 00000068001633 5S8S BELLE2 LASALLE BANK NATIONAL ASSOCIATION 28 Feb 2006 10 Apr 2008 518,195.00 00000068001644 5S8S LA LABOR LOUISIANA DEPARTMENT OF LABOR 19 May 2006 19 May 2008 800,000.00 00000068001649 5S8S WCMD MARYLAND WORKERS’ COMPENSATION 01 Aug 2006 01 Aug 2008 7,500,000.00 00000068001642 5S8S NATUNINFIRE NATIONAL UNION FIRE INSURANCE 13 Feb 2006 14 Feb 2008 13,547,083.00 00000068001641 5S8S STATE OF MI STATE OF MICHIGAN 20 Jun 2006 20 Jun 2008 1,000,000.00 00000068001639 5S8S WCSTPAUL TRAVELERS CASUALTY AND SURETY 10 Mar 2006 13 Mar 2008 10,214,000.00 00000068001608 5S8S HOBOKEN WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 359,208.00 00000068001616 5S8S VALLEY2 WELLS FARGO BANK, N A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 213,775.00 00000068001617 5S8S HUNTINGTON2 WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 471,348.00 00000068001618 5S8S VALLEY3 WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 118,751.00 00000068001619 5S8S LINDENHURST WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 490,560.00 00000068001621 5S8S LINDENH1 WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 490,560.00 00000068001623 5S8S WHITE OAK WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 397,461.00 00000068001624 5S8S WHITE OAK1 WELLS FARGO BANK, N.A., AS TRUSTEE 30 Jan 2006 14 Feb 2008 397,461.00 00000068001612 5S8S VALLEY WELLS FARGO BANK, NA, AS TRUSTEE 30 Jan 2006 14 Feb 2008 12,000.00 00000068001604 5S8S BENENSON WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 127,428.00 00000068001606 5S8S HUNTINGTON WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 187,880.00 00000068001607 5S8S HUNTINGTON1 WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 471,348.00 00000068001611 5S8S HOBOKEN1 WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 359,208.00 00000068001613 5S8S VALLEY1 WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 213,775.00 00000068001626 5S8S BENENSON1 WELLS FARGO BANK, NA, AS TRUSTEE, 30 Jan 2006 14 Feb 2008 424,234.00 00000068001605 5S8S CENTRAL ISL WELLS FARGO MINNESOTA BANK, NA, AS 30 Jan 2006 14 Feb 2008 351,244.66 00000068001614 5S8S CENTRAL IS WELLS FARGO MINNESOTA BANK, NA, AS 30 Jan 2006 14 Feb 2006 2,359,039.00 00000068001615 5S8S HOWARD BEAC WELLS FARGO MINNESOTA BANK, NA, AS 30 Jan 2006 14 Feb 2008 424,234.00 00000068001620 5S8S CENTRAL 1S1 WELLS FARGO MINNESOTA BANK, NA, AS 30 Jan 2006 14 Feb 2008 2,359,039.00 00000068001643 5S8S WESTCHESTER FIRE INSURANCE COMPAN 28 Mar 2006 28 Mar 2008 13,534,897.00 Standby Letters of Credit 43 137,778,917.50 Total A&P: 137,642,825.08 Grand Total: A&P and Pathmark: 224,306,955.08

Annex B-1

Annex B-1 The Great Atlantic & Pacific Tea Company, Inc. Capital Lease Obligations By Location U.S $ Was As of September 8, 2007 Reason for Failure Accounts 250301, 250302 and 273101 Liability Referenced Capital Lease Obligations Status Written Off Open Available Sub-let Assigned Total A 23-850 Frederick MD Open 3,523,823 - - - 3,523,823 7d. B 34-701 West Paterson NJ Open 11,140,161 - - - 11,140,161 7d. C 36-707 Second Ave NYC Open 2,744,331 - - - 2,744,331 7c. D 36-720 Ave of America NYC Open 279,428 - - - 279,428 7d. E 47-074 Gradual LA Open 2,414,687 - - - 2,414,687 7d. F 55-625 Commerce Town Center Assigned No - - - 337525 337,525 7d. G 555-0001 Borman’s Available No - 9,627,126 - - 9,627,126 7d. H 92-567 Melvindale MI Sublet No - - 18,569 - 18,569 7c.and d. 55-626 East Points MI Term Yes - - - - - 55-568 MI Term Yes - - - - - Sub-total Capital Leases 20,102,399 9,627,126 18,569 337,525 30,085,619 7 c. The lease term is equal to 75% or more of the estimated economic useful of the leased property. 7 d. The present value of the minimum lease payment (excluding executory costs) equals or exceeds 90% of the fair market value of the leased property.

Annex C 1

Annex C 1 The Great Atlantic & Pacific Tea Company, Inc. Long-Term Real Estate Liabilities By Location U.S.$ Was As of September 8, 2007 Reason for Failure Liability Status Written Off Open Available Sub-let Assigned Total EITF 97-10 Locations 001-0000-0000-271903 027-7212 Riverhead NY Open 4,074,078 - - - 4,074,078 027-7217 Greenlawn NY Open 6,485,521 - - - 6,485,521 027-7241 North Patchoque NY Open 2,809,856 - - - 2,809,856 027-7253 Centereach NY Open 4,600,537 - - - 4,600,537 027-7699 Deer Park NY Open 4,972,030 - - - 4,972,030 032-4653 Lodi NJ Open 2,794,906 - - - 2,794,908 034-3621 Vernon Twp NJ Open 3,709,249 - - - 3,709,249 034-3684 Sussex NJ Open 3,517,123 - - - 3,517,123 034-3698 Flanders NY Open 4,488,347 - - - 4,488,347 034-3826 Clark NJ Open 4,208,682 - - - 4,208,682 025-3927 Wall Twp N J Open 1,830,298 - - - 1,830,298 038-3510 Philadelphia PA Open 2,034,773 - - - 2,034,773 022-2897 Parkville MD Open 1,628,807 - - - 1,628,807 025-2725 Philadelphia PA Open 2,667,018 - - - 2,667,018 025-5404 Hightstown NJ Open 4,396,382 - - - 4,396,382 047-7075 New Orleans LA Open 3,627,942 - - - 3,627,942 055-5600 Waterford MI Avl No 3,038,701 - - 3,038,701 055-5609 South Lyon MI Assigned No - - 2,014,429 2,014,429 055-5614 Troy MI Assigned No - - 3,340,410 3,340,410 055-5623 Sterling Heights Ml Assigned No - - 3,322,508 3,322,508 055-5717 Ypsilanti Ml Avl No 5,797,871 - - 5,797,871 025-5728 Philadelphia Pa CIP 6,421,169 - - - 6,421,169 Sub-total EITF 97-10 Locations 64,266,719 8,836,572 - 8,677,347 81,780,638 Non-Qualifying Sale Leasebacks 001-0000-0000-271901 and 271902 (Bel Harbor and Fort Lee are in 271902) 027-3572 Southhampton NY Open 7,790,407 - - - 7,790,407 One Tenant 027-7270 Whitestone NY Open 14,187,860 - - - 14,187,860 Shopping Center 027-7616 Belle Harbor NY Open 8,230,937 - - - 8,230,937 Shopping Center. Reclassed in FY01 Reaudit per PWC from Qto NQ 027-7658 Long Beach NY Open 25,222,767 - - - 25,222,767 Shopping Center 027-7688 Massapeque NY Open 12,323,837 - - - 12,323,837 No tenants 070-7275 College Point NY Open 20,750,000 - - - 20,750,000 Month to month tenant lease 036-3710 Fort Lee NJ Open 6,000,000 - - - 6,000,000 Reclssed in FY01 Reaudit per PWC from Q to NQ; 2 tenants 036-3740 Greenwich CT Open 7,255,814 - - - 7,255,814 No tenants 036-3669 Hastings NY Open 7,565,302 - - - 7,565,302 No tenants 034-3677 Mahwah NJ Open 29,311,337 - - - 29,311,337 Shopping Center 034-3486 Blairstown NJ Open 10,177,314 - - - 10,177,314 Shopping Center 034-3688 Randolph NJ Open 17,052,593 - - - 17,052,593 Shopping Center 034-3908 Ortley Beach NJ Open 11,318,681 - - - 11,318,681 Shopping Center 025-5474 North Wildwood NJ Open 6,377,674 - - - 6,377,674 No tenants 025-5476 Cape May Court Hs NJ Open 13,760,884 - - - 13,760,884 Shopping Center 047-7082 Covington LA Open 4,486,745 - - - 4,486,745 No tenants 047-7083 Slidell LA Open 3,652,000 - - - 3,652,000 Na tenants 047-7084 Gretna LA Open 3,925,902 - - - 3,925,902 No tenants 038-3502 Paterson NJ Open 4,410,977 - - - 4,410,977 No tenants 038-3503 Coyle St Brooklyn NY Open 7,031,977 - - - 7,031,977 No tenants

Annex C 2

Annex C 2 092-3568 Starting Heights Mi Sublet No - - 4,002,532 - 4,002,532 in store bank; store closed 7/05; leased to P&P 7/7/05 for 20 years. Sub-total Non Qualifying Sale Leasebacks 220,833,008 - 4,002,532 - 224,835,540 Landlord Reimbursement Locations 001-0000-0000-289412-000-0000 001-0702 Montvale Open 3,764,111 - - - 3,764,111 001-0703 Clifton Open 115,798 - - - 115,798 070-2101 Baltimore MD Open 1,350,839 - - - 1,350,839 025-2468 Westmont NJ Open 1,774,773 - - - 1,774,773 025-5258 Yardley PA Open 1,094,888 . - - 1,094,888 025-5363 Walnut Port Pa Open 1,226,352 - - - 1,226,352 025-5460 Mt Holly NJ Open 646,953 . - - 646,953 025-5494 Plainboro NJ Open 2,220,838 - - - 2,220,838 027-3813 Tottensviffe NY Open 1,002,729 - - - 1,002,729 027-7247 Douglaston NY Open 115,167 - - - 115,167 027-7283 Levittown NY Open 927,333 - - - 927,333 027-7285 Beth Page NY Term - - - - - 027-7289 Jericho NY Open 2,551,536 - - - 2,551,536 027-7610 Carle Place NY Open 520,816 - - - 520,816 034-3659 Wooddiff Lake NJ Open 3,758,224 - - - 3,758,224 034-3760 Edison NJ Open 472,143 - - - 472,143 034-3801 Warrenville NJ Open - . - - - 070-9761 West New York NJ Open 1,431,126 - - - 1,431,126 047-4056 Metaire LA Open 1,405,805 - - - 1,405,805 Krystyna, I think we will be able to reverse these 2 amounts in period 10p 047-7060 Metaire LA Open 858,395 - - - 858,395 055-5607 St Clair Shores Ml Assigned Yes - - - - - 055-5620 Southgate Ml Avl Yes - - - - 055-5640 Northville MI Assigned Yes - - - - - 055-5650 Dearborn Ml Assigned Yes - - - - - 055-5680 Detroit Ml Avl Yes - - - - - 055-5685 Mt Clemens Ml Avl Yes - - - - 055-5713 Roseville Ml Assigned Yes - - - - 055-5677 Riverview Ml Avl Yes - - - - - Sub-total Landlord Reimbursement Locations 25,237,826 - - - 25,237,826 Grand Total 330,439,952 18,463,698 4,021,101 9,014,872 331,854,004 Total SAC (highlighted orange bold amounts) 20,371,456 Qualifying Sale Leasebacks 001-0000-0000-289504 (from Paterson down, account 289506) 070-7639 East Meadow NY Open 1,903,009 - - - 1,903,009 522-305 Landover Sold - - - - - 070-3620 Midland Park NJ Open 188,052 - - - 188,052 522-0030 Baltimore Warehouse Terminated Yes - - - - - 527-0016 Central Islip Warehouse Assigned Yes - - - - - 070-7651 Howard Beach, NY Open 2,935,270 - - - 2,935,270 070-7236 Huntington, NY Open 2,874,783 - - - 2.874,783 070-2985 White Oak Md Loss - - - - - 070-3309 Valley Stream NY Open 1,732,730 - - . 1,732,730 070-7251 Lindenhurst NY Open 1,262,899 - - - 1,262,899 070-5477 Ocean City NJ Loss - - - - - 070-3406 Hoboken NJ Open 168,390 - - - 168,390 055-5709 Grosse Point Ml Assigned Sold at a loss - - - - -

Annex C 3

Annex C 3 013-3725 New Canaan Ct Open 1,789,283 - - - 1,789,283 013-1037 Bridqeport Ct Open 2,265,535 - - - 2,265,535 070-3867 Kenitworth NJ Loss - - - - - 070-7638 Farminqdale NY Open 3,316,570 - - - 3,316,570 070-3695 Closter NJ Loss - - - - - 070-3626 Tinton Falls NJ Open 165,715 - - - 165,715 002-0708 Paterson, NJ Office Build Closed Yes - - - - 036-9708 250 W. 90(th) St, New Yor Open 14,389,769 - - - 14,389,769 070-7238 Amboy Road Staten Islan Open 6,821,781 - - - 6,821,781 070-5247 Bustteton Avenue, PA Open 71,709 - - - 71,709 038-3508 (037-3602) Hackettstown Open 294,131 - - - 294,131 070-3125 Carmel NY Open 4,971,948 - - - 4,971,948 Balance as 45,151,574 - - - 45,151,574 of 9/6/07 45,151,574 G/L 522-0030 Baltimore Warehouse 9,204,021 (0) Difference 527-0016 Central Isllp Warehouse 7,269,832 002-0708 Paterson, NJ Office Build 863,641 17,337,494 a) Section 14.1(b)(i): Lessor can put the property to lessee for the Stipulated Loss Value (plus certain selling expenses) following damage or destruction to the property that cannot be rebuilt due to zoning restrictions. This is a prohibited from of continuing involvement under FAS 98. b) Section 14.5: Upon a condemnation where Applicable Law does not permit lessee to assert separate claims on condemnation proceeds for any of its Equipment and Personalty, lessee’s right to the Net Condemnation Award as it relates to its Equipment and Personalty cannot be subordinate to the repayment of the lessor’s indebtedness or else this would be a contingent form of collateral provided by lessee which is a prohibited form of continuing involvement c) Article 16 (Events and Defaults) and Section 17.1 (Remedies). Section 16 list bankruptcy and other events as potential defaults of the lease that is not within the control of the lessee. In addition, if a default under one of these provisions were to occur, the Lessee’s obligation under Section 17 of the lease would exceed the present value of the lessee’s remaining base rent payments discounted at lossee’s incremental borrowing rate, which is the maximum remedy al lessee can be obligated to pay upon an event of default not unilaterally within the lessee’s control. Therefore, the specifics of these provisions would preclude sale-leaseback acccounting.

ANNEX B-2

PATHMARK STORES INC.  GHI * P10 YTD

Lease	Description	Lessor	File	Begin	End	Term	Capital	Rate	Prd End	Add Flag	Term Flag	Booking Date
GHI99003A	39 REFRG. TRAILERS (1999)	G.E. CAPITAL	T	4/1/1999	3/31/2007	96	C	0.0685	11/30/2007	0	1	3/1/2006
GHI99004	60 DRY TRAILERS (1999)	G.E. CAPITAL	T	4/1/1999	3/31/2009	120	C	0.069002	11/30/2007	0	0	2/1/1999

PATHMARK STORES INC.   REAL ESTATE * P10 YTD

Lease	Description	Lessor	File	Begin	End	Term	Capital	Rate	Prd End	Add Flag	Term Flag	Booking Date
PR1751-04C	BOTANY PLAZA		P	4/1/1997	3/31/2017	240	C	0.10513	11/30/2007	0	0	10/1/2004
PR1802-A	NORTH BERGEN AMENDMENT		P	7/1/1996	6/30/2021	300	C	0.105	11/30/2007	0	0	12/1/2006
PR1861-C	FERRY STREET SMK		P	12/1/1995	11/30/2020	300	C	0.164818	11/30/2007	0	0	1/1/2005
PR1902-C	EDGEWATER COMMONS		P	7/1/1996	6/30/2016	240	C	0.105	11/30/2007	0	0	1/1/2005
PR1941	BERGENFIELD SALE/LEASEBACK		P	1/1/1989	12/31/2013	300	C	0.105	11/30/2007	0	0	0
PR2231A	BERGEN STREET		P	3/1/2004	7/31/2020	197	C	0.0735	11/30/2007	0	0	5/1/2004
PR2241	LYON’S PLAZA		P	6/1/1990	5/31/2015	300	C	0.1079	11/30/2007	0	0	0
PR2801	MONTCLAIR SMKT		P	5/1/1985	5/31/2010	301	C	0.14257	11/30/2007	0	0	0
PR2991	RAMSEY		P	12/1/1986	11/30/2011	300	C	0.20028	11/30/2007	0	0	7/1/1986
PR4401-04C	HILLSBOROUGH		P	4/1/2003	3/31/2023	240	C	0.0705	11/30/2007	0	0	10/1/2004
PR5121-C	LINDEN (STILES STREET)		P	2/1/1994	1/31/2019	300	C	0.181532	11/30/2007	0	0	1/1/2005
PR5324-04C	GRAYS FERRY SPMKT.		P	10/1/1995	11/30/2014	230	C	0.104999	11/30/2007	0	0	10/1/2004
PR5351	EDISON		P	11/1/1987	10/31/2012	300	C	0.12825	11/30/2007	0	0	10/1/1987
PR5471	BRISTOL SUPERMARKET		P	4/1/1989	3/31/2014	300	C	0.1	11/30/2007	0	0	0
PR55799007	BROAD & GLENWOOD #557 B&L	POSEL STATION ASSOCIATE	P	5/1/1999	4/30/2019	240	C	0.09	11/30/2007	0	0	5/1/1999
PR5711	MARLBORO SUPERMARKET		P	3/1/1983	2/29/2008	300	C	0.15	11/30/2007	0	0	0
PR5713	MARLBORO ENLARGEMENT		P	6/1/1995	2/29/2008	153	C	0.27674	11/30/2007	0	0	0
PR5761	HOWELL TOWNSHIP SUPERMARKE		P	10/1/1983	10/31/2008	301	C	0.12302	11/30/2007	0	0	0
PR5791	WALL SMKT		P	7/1/1987	6/30/2012	300	C	0.10918	11/30/2007	0	0	9/1/1987
PR5901	NEWARK DE SMKT		P	2/1/1983	1/31/2008	300	C	0.123395	11/30/2007	0	0	0
PR5931	DUPONT		P	5/1/1988	11/30/2011	283	C	0.1	11/30/2007	0	0	0
PR5933-04C	DUPONT HIGHWAY ENLARGEMENT		P	2/1/1993	11/30/2011	226	C	0.083098	11/30/2007	0	0	10/1/2004
PR6001	NEW BRENTWOOD		P	11/1/1991	11/30/2016	301	C	0.1	11/30/2007	0	0	0
PR60799014	KEW GARDENS B&L	NORSE AGUILAR REALTY	P	6/1/1999	5/31/2019	240	C	0.085	11/30/2007	0	0	8/1/1999
PR60999006	EAST HARLEM #609 B&L	E.H. ABYSSINIAN DEV.	P	4/1/1999	3/31/2024	300	C	0.082	11/30/2007	0	0	2/1/1999
PR6141	PATCHOGUE		P	5/1/1997	4/30/2022	300	C	0.132546	11/30/2007	0	0	5/1/1997
PR616200R1	SPRINGFIELD GRDS B&L REVIS	SPRINGNEX REALITY CORP	P	4/1/2000	3/31/2025	300	C	0.085	11/30/2007	0	0	5/1/2000
PR6191	ATLANTIC TERMINAL		P	11/1/1996	10/31/2021	300	C	0.105	11/30/2007	0	0	11/1/1996

PR6191-07	ATLANTIC TERMINAL REV.		P	11/1/2006	10/31/2021	180	C	0.105	11/30/2007	1	0	7/1/2007
PR6451	PIKE SLIP SUPERMARKET		P	1/1/1984	12/31/2008	300	C	0.15	11/30/2007	0	0	0
PR6471	BAY PLAZA- BARTOW AVE		P	11/1/1988	10/31/2013	300	C	0.105	11/30/2007	0	0	0
PR6471B	BAY PLAZA REVISION		P	1/1/1992	10/31/2013	262	C	0.21013	11/30/2007	0	0	0
PR6491-04C	NEW HYDE PARK		P	6/1/1996	5/31/2021	300	C	0.105	11/30/2007	0	0	10/1/2004
PR6531-D	BETHPAGE SUPERMARKET		P	2/1/2004	1/31/2021	204	C	0.077	11/30/2007	0	0	1/1/2005
PR66120	CROTONA PARK	MBD NEW HORIZONS LLC	P	7/1/2004	6/30/2022	216	C	0.068	11/30/2007	0	0	1/1/2005
PR6632	CENTEREACH PATHMARK		P	10/1/1995	9/30/2020	300	C	0.105	11/30/2007	0	0	11/1/1995
PR6672006B	CASTLE CENTER B & L	FC AQUISITIONS	P	7/1/2000	6/30/2020	240	C	0.105	11/30/2007	0	0	4/1/2004
PR6781A	ROSSVILLE	CJM ASSOCIATES, LLC	P	1/1/2002	12/31/2021	240	C	0.082769	11/30/2007	0	0	1/1/2003
PR6791B	AMBOY ROAD (NEW)	NBB DEVELOPMENT	P	8/1/2002	7/31/2022	240	C	0.0835	11/30/2007	0	0	1/1/2005

PATHMARK STORES INC.  EQUIPMENT * P10 YTD

Lease	Description	Lessor	File	Begin	End	Term	Capital	Rate	Prd End	Add Flag	Term Flag	Booking Date
PE00420073	VERIFONE PINPADS	IBM	P	8/1/2004	7/31/2008	48	C	0.066	11/30/2007	0	0	1/1/2005
PE00420076	ETHERNET HARDWARE	IBM	P	12/1/2004	11/30/2007	36	C	0.067	11/30/2007	0	1	1/1/2005
PE00420077	POS HILLSBOROUGH	IBM	P	3/1/2003	2/28/2007	48	C	0.057	11/30/2007	0	1	1/1/2005
PE00420078	POS - CROTONA	IBM	P	7/1/2004	6/30/2008	48	C	0.063	11/30/2007	0	0	1/1/2005
PE00420079	POS - BRADHURST	IBM	P	1/1/2005	12/31/2008	48	C	0.067	11/30/2007	0	0	1/1/2005
PE00430072	LOTUS SAMETIME SERVER	IBM	P	2/1/2005	7/31/2007	30	C	0.066	11/30/2007	0	1	2/1/2005
PE0043069A	S2EPS = PROJECT 8394S	IBM	P	2/1/2005	4/30/2007	27	C	0.075322	11/30/2007	0	1	2/1/2005
PE0441	COLOR COPIER - PRINT SHOP	KONICA MINOLTA CORP.	P	10/1/2005	9/30/2008	36	C	0.113741	11/30/2007	0	0	10/1/2005
PE112-07	JERSEY CITY F & E	MERILL LYNCH	P	11/1/2007	10/31/2011	48	C	0.070122	11/30/2007	1	0	11/1/2007
PE1140201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.062715	11/30/2007	0	1	1/1/2003
PE1250201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE1280201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE1280202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057042	11/30/2007	0	0	1/1/2003
PE1530201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE1550201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE1550202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE1750201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE1750202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE1800202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.060324	11/30/2007	0	0	1/1/2003
PE18101	ELMWOOD PARK F&E	MERRILL LYNCH CAPITAL	P	4/1/2003	9/30/2007	54	C	0.071046	11/30/2007	0	1	3/1/2003
PE1860201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.062716	11/30/2007	0	1	1/1/2003
PE1890201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.062715	11/30/2007	0	1	1/1/2003
PE1890202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.06032	11/30/2007	0	0	1/1/2003

PE190-07	EDGEWATER CMNS F&E	MERILL LYNCH	P	11/1/2007	10/31/2011	48	C	0.070125	11/30/2007	1	0	11/1/2007
PE1930201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.062716	11/30/2007	0	1	1/1/2003
PE194-07	BERGENFIELD F&E	MERILL LYNCH	P	11/1/2007	10/31/2011	48	C	0.070121	11/30/2007	1	0	11/1/2007
PE1960202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.05705	11/30/2007	0	0	1/1/2003
PE1980201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2000202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057046	11/30/2007	0	0	1/1/2003
PE2240202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.060319	11/30/2007	0	0	1/1/2003
PE2610202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE270-07	SOUTH ORANGE F&E		P	11/1/2007	10/31/2011	48	C	0.070122	11/30/2007	1	0	11/1/2007
PE2700201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2700202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE2820201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2840201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2860202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057041	11/30/2007	0	0	1/1/2003
PE2890201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2910202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE2920201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2930201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE2940202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057046	11/30/2007	0	0	1/1/2003
PE2970202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE2980201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE4230201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE43401	COLOR COPIER - OAK TREE		P	1/1/2006	12/31/2008	36	C	0.098	11/30/2007	0	0	1/1/2006
PE4360201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE4380201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE4500201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE4520201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE4520202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057034	11/30/2007	0	0	1/1/2003
PE5120201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5120202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057046	11/30/2007	0	0	1/1/2003
PE5260201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5270201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5290202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE532-07	GRAYS FERRY F&E		P	11/1/2007	10/31/2011	48	C	0.07013	11/30/2007	1	0	11/1/2007
PE5360201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5360202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE5380202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057047	11/30/2007	0	0	1/1/2003

PE5390202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE5460202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057042	11/30/2007	0	0	1/1/2003
PE5470202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057041	11/30/2007	0	0	1/1/2003
PE5500201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5510201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5510202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057	11/30/2007	0	0	1/1/2003
PE5530201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5530202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE5540202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057042	11/30/2007	0	0	1/1/2003
PE5570202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.082183	11/30/2007	0	0	1/1/2003
PE5580201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5610201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5630201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5630202A	CHECKSTANDS II	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE5640201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5640202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE567-07	FOLSOM F&E		P	11/1/2007	10/31/2011	48	C	0.070122	11/30/2007	1	0	11/1/2007
PE5670201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5690202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE5720201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5730201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5740201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5760201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5770201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5800201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5800202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057055	11/30/2007	0	0	1/1/2003
PE5810201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5860201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5860202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057081	11/30/2007	0	0	1/1/2003
PE5890201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5890202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE5900201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5910202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.060322	11/30/2007	0	0	1/1/2003
PE5930201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5930202A	CHECKSTANDS II		P	1/1/2003	12/31/2007	60	C	0.057029	11/30/2007	0	0	1/1/2003
PE5940201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE5950201B	CHECKSTANDS		P	11/1/2002	10/31/2007	60	C	0.062718	11/30/2007	0	1	1/1/2003

PE6020201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6020202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057049	11/30/2007	0	0	1/1/2003
PE6030201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	11/1/2005
PE6030202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.05705	11/30/2007	0	0	11/1/2005
PE6070201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6080202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057042	11/30/2007	0	0	1/1/2003
PE6100201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6130202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057045	11/30/2007	0	0	1/1/2003
PE6140202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE6150201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6190202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE6220202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057042	11/30/2007	0	0	1/1/2003
PE6230202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057041	11/30/2007	0	0	1/1/2003
PE6240202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE6250202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE6270201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6270202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057037	11/30/2007	0	0	1/1/2003
PE6320201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6320202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE6340202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057048	11/30/2007	0	0	1/1/2003
PE6370202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057046	11/30/2007	0	0	1/1/2003
PE6410201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6410202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057038	11/30/2007	0	0	1/1/2003
PE6420201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6420202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057041	11/30/2007	0	0	1/1/2003
PE6440201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6440202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.05705	11/30/2007	0	0	1/1/2003
PE6480202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057043	11/30/2007	0	0	1/1/2003
PE6490201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6490202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.05704	11/30/2007	0	0	1/1/2003
PE6530201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	11/1/2005
PE6530202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	11/1/2005
PE6610201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	11/1/2005
PE6610202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057046	11/30/2007	0	0	11/1/2005
PE6630201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003
PE6630202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057035	11/30/2007	0	0	1/1/2003
PE6640201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003

PE6640202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057041	11/30/2007	0	0	1/1/2003
PE6670202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE6680202A	CHECKSTANDS II	P	1/1/2003	12/31/2007	60	C	0.057044	11/30/2007	0	0	1/1/2003
PE6830201B	CHECKSTANDS	P	11/1/2002	10/31/2007	60	C	0.0595	11/30/2007	0	1	1/1/2003

Capital Leases not on FCS Admin system (but on GL)
For Period 9 YTD (ending November 3, 2007)
	Cottman
	Manahawkin
	Mt Vernon
	Eatontown
	Tenants -Rent Abatement

Fin Group	Asset Class	Rem Rent	Ttl Rent	Fair Value	Orig Oblig	Gross Asset	Accum Depr	Cur Oblig	LT Oblig	Accr Intr	Ppd Rent	Acr Gross Rent	Acr Oper Rent
		156,903	2,070,087	1,569,028	1,569,016	1,569,016	1,412,113	156,012	0	891	0	39,858	0
		366,496	1,881,360	1,334,400	1,334,399	1,334,399	1,040,831	155,990	187,105	1,973	0	145,660	0

Fin Group	Asset Class	Rem Rent	Ttl Rent	Fair Value	Orig Oblig	Gross Asset	Accum Depr	Cur Oblig	LT Oblig	Accr Intr	Ppd Rent	Acr Gross Rent	Acr Oper Rent
3		6,754,707	11,906,654	4,422,356	4,422,367	4,422,367	2,358,596	225,512	3,977,550	36,822	0	521,640	0
		21,983,690	38,674,407	4,300,182	4,234,756	4,234,756	1,933,872	86,325	4,153,030	37,094	0	1,280,675	841,190
		16,743,139	30,368,547	4,040,791	4,040,647	4,040,647	1,939,511	52,338	4,205,648	58,483	0	1,012,285	387,040
		14,907,174	31,867,816	4,445,517	4,445,704	4,445,704	2,537,756	231,871	3,896,174	36,120	0	1,367,806	822,500
3	3	7,764,191	28,345,950	5,139,054	5,139,038	5,139,038	3,888,538	360,162	3,132,364	30,560	0	1,002,039	410,480
		12,108,246	15,152,796	9,000,572	8,569,266	9,000,572	2,055,968	282,341	7,436,163	47,276	0	678,166	0
3	3	5,043,735	15,797,451	2,982,515	2,982,471	2,982,471	2,087,730	175,008	1,896,287	18,624	0	546,882	221,870
3	3	1,585,345	15,799,591	4,109,820	4,109,764	4,109,764	3,700,153	475,199	851,846	15,766	0	528,448	0
3	3	2,695,000	16,843,749	2,598,025	2,597,972	461,112	191,193	255,457	1,155,199	23,544	0	561,458	131,980
		7,864,344	9,753,840	5,000,000	4,999,967	4,999,967	1,166,659	115,651	4,555,242	27,442	0	337,410	0
		15,793,725	31,251,400	4,494,155	4,494,165	4,494,165	2,486,771	23,942	5,229,544	79,473	0	1,035,825	222,750
	4	3,432,492	8,214,590	3,310,007	3,309,996	3,309,996	2,101,128	207,202	2,194,412	21,014	0	374,655	0
3	3	4,269,737	20,238,625	3,729,548	3,729,614	3,729,614	2,996,123	331,296	1,792,855	22,702	0	701,606	236,440
4	3	4,753,890	16,139,750	3,451,323	3,451,311	3,451,311	2,576,979	249,125	2,220,716	20,582	0	586,900	182,820
4		7,704,714	12,818,700	3,158,207	3,158,163	3,158,163	1,355,378	79,922	2,647,959	20,459	0	502,620	234,130
3	3	122,250	10,510,200	2,545,039	2,544,847	2,544,847	2,519,399	119,256	0	1,491	0	407,500	0
3	4	23,289	1,151,235	316,825	316,825	316,825	310,612	22,255	0	513	0	77,630	0
3	3	357,603	9,171,696	2,761,717	2,761,725	2,761,725	2,660,798	336,550	0	3,450	0	325,093	0
3	3	2,157,054	11,270,350	3,758,988	3,759,003	3,759,003	3,069,853	300,735	1,390,496	15,387	0	392,192	0
4	3	57,333	8,312,001	1,723,214	1,723,218	1,723,218	1,711,730	38,393	0	395	0	286,667	91,733
4	3	2,126,460	11,659,358	2,827,947	2,827,946	2,827,946	2,348,295	256,274	941,367	9,980	0	443,013	139,260
	4	100,752	661,307	363,264	363,263	363,263	286,110	18,791	66,678	592	0	20,990	0
1	3	7,804,831	20,090,137	3,225,097	3,225,079	3,225,079	2,067,908	165,807	2,450,377	21,802	0	699,749	349,780
1		7,808,820	12,667,344	3,568,889	3,563,722	623,000	123,151	119,347	3,076,877	22,640	0	517,500	195,460
1		22,520,100	32,990,100	10,253,420	9,263,565	9,263,565	3,211,369	162,131	8,441,198	58,789	0	1,050,000	332,000
1		19,872,196	31,965,999	4,413,226	4,413,235	4,413,235	1,868,270	56,640	4,885,120	54,584	0	1,041,559	475,290
1		29,536,752	39,810,768	7,211,660	7,205,216	7,205,216	2,209,600	0	7,744,966	54,860	0	1,149,330	652,170
1		21,872,500	35,877,000	4,818,825	4,818,733	4,818,733	2,136,305	63,369	5,441,045	48,164	0	1,175,000	643,050

		-1,191,375	-1,245,000	1	-585,407	-585,407	-42,279	13,440	-606,829	-5,192	0	-53,625	0
1	3	554,827	12,384,900	2,222,972	2,222,972	2,222,972	2,126,643	334,163	30,161	4,554	0	426,790	121,410
1	3	9,944,642	34,252,723	6,316,225	6,316,234	6,316,234	4,821,392	511,490	4,582,111	44,569	0	1,266,833	427,600
1	3	1,768,027	4,653,391	526,385	526,393	526,393	383,744	54,806	775,425	14,538	0	207,051	37,180
		11,277,402	16,033,920	4,345,411	4,265,785	4,265,785	1,962,261	36,484	5,566,284	49,024	0	519,210	0
		7,707,886	9,292,034	4,871,236	4,872,269	4,872,269	1,098,649	56,291	4,605,060	29,910	0	344,380	0
		8,212,925	10,137,096	6,040,780	5,871,278	5,871,278	1,114,455	216,153	4,984,925	29,473	0	469,310	0
1	4	16,843,605	29,413,246	4,288,338	4,288,350	4,288,350	2,086,997	77,491	4,813,997	42,801	0	975,682	486,150
1		16,963,080	25,277,092	9,960,593	9,958,758	9,958,758	3,693,039	313,601	8,964,173	81,181	0	1,060,800	0
		22,878,667	31,872,000	7,892,490	7,892,468	7,892,468	2,334,855	188,175	6,805,086	48,235	0	1,266,667	633,360
		12,783,017	15,594,013	6,726,064	6,724,112	6,724,112	1,793,097	89,262	6,804,229	47,967	0	479,551	0

Fin Group	Asset Class	Rem Rent	Ttl Rent	Fair Value	Orig Oblig	Gross Asset	Accum Depr	Cur Oblig	LT Oblig	Accr Intr	Ppd Rent	Acr Gross Rent	Acr Oper Rent
		5,745	34,465	30,217	30,384	30,384	20,256	5,605	0	31	0	7,180	0
		0	44,748	40,436	40,662	40,662	24,396	0	0	0	0	12,430	0
		0	103,776	92,600	93,040	93,040	74,431	0	0	0	0	2,162	0
		10,962	75,168	66,292	66,640	66,640	45,537	10,735	0	56	0	15,660	0
		30,888	114,048	99,801	100,359	100,359	58,542	27,351	2,363	166	0	23,760	0
		0	12,720	12,732	11,761	12,732	12,731	0	0	0	0	2,544	0
		100	327,475	322,927	302,242	322,927	322,827	99	0	1	0	36,375	0
		17,660	63,576	54,160	54,160	54,160	39,116	16,773	0	159	0	17,660	0
		1,370,717	1,390,502	1,164,132	1,164,133	1,164,133	15,069	162,327	982,020	6,687	0	19,785	0
		8,510	47,905	40,142	40,142	40,142	31,632	8,466	0	44	0	5,909	0
		7,368	43,520	36,838	36,835	36,835	29,467	7,331	0	36	0	5,423	0
		11,548	68,210	57,738	57,732	57,732	46,185	11,491	0	57	0	8,499	0
		3,025	16,424	13,992	13,992	13,992	11,007	2,998	0	14	0	2,271	0
		10,185	60,164	50,927	50,922	50,922	40,737	10,135	0	50	0	7,497	0
		8,589	50,733	42,944	42,940	42,940	34,351	8,546	0	42	0	6,322	0
		3,310	17,966	15,306	15,306	15,306	12,041	3,280	0	16	0	2,484	0
		8,336	49,242	41,682	41,678	41,678	33,342	8,295	0	41	0	6,136	0
		2,773	15,055	12,826	12,826	12,826	10,090	2,748	0	13	0	2,082	0
		13,147	68,307	57,603	57,603	57,603	44,635	13,020	0	65	0	9,349	0
		541,218	2,217,833	1,833,393	1,833,393	1,833,393	1,292,175	538,033	0	3,185	0	248,387	0
		12,843	72,297	60,581	60,581	60,581	47,738	12,776	0	67	0	8,918	0
		9,947	55,995	46,921	46,921	46,921	36,974	9,896	0	52	0	6,907	0
		3,264	16,957	14,300	14,300	14,300	11,081	3,232	0	16	0	2,321	0

1,978,647	2,007,207	1,680,427	1,680,428	1,680,428	21,752	234,319	1,417,550	9,653	0	28,560	0
9,331	52,523	44,012	44,012	44,012	34,681	9,282	0	49	0	6,479	0
1,682,689	1,706,977	1,429,090	1,429,090	1,429,090	18,499	199,273	1,205,529	8,209	0	24,288	0
7,835	42,530	36,232	36,232	36,232	28,502	7,763	0	37	0	5,881	0
11,135	65,772	55,674	55,668	55,668	44,534	11,080	0	55	0	8,196	0
9,476	51,439	43,822	43,822	43,822	34,473	9,390	0	45	0	7,112	0
12,807	66,540	56,114	56,114	56,114	43,481	12,684	0	64	0	9,107	0
6,236	33,851	28,839	28,839	28,839	22,687	6,179	0	29	0	4,681	0
1,205,483	1,222,883	1,023,802	1,023,802	1,023,802	13,252	142,759	863,642	5,881	0	17,400	0
8,589	50,733	42,944	42,940	42,940	34,351	8,546	0	42	0	6,322	0
2,888	15,677	13,356	13,356	13,356	10,507	2,862	0	14	0	2,168	0
10,390	61,370	51,948	51,943	51,943	41,553	10,338	0	51	0	7,647	0
11,067	65,370	55,334	55,328	55,328	44,261	11,012	0	55	0	8,146	0
10,370	56,295	47,960	47,960	47,960	37,729	10,276	0	49	0	7,784	0
8,759	51,741	43,797	43,793	43,793	35,033	8,716	0	43	0	6,447	0
11,022	59,833	50,973	50,973	50,973	40,099	10,922	0	52	0	8,273	0
10,112	59,734	50,562	50,558	50,558	40,445	10,063	0	50	0	7,443	0
12,220	72,182	61,100	61,094	61,094	48,874	12,160	0	60	0	8,994	0
11,176	60,671	51,687	51,687	51,687	40,660	11,075	0	53	0	8,389	0
11,444	62,126	52,927	52,927	52,927	41,636	11,340	0	54	0	8,590	0
11,984	70,787	59,919	59,913	59,913	47,929	11,925	0	59	0	8,820	0
7,897	46,649	39,487	39,483	39,483	31,586	7,858	0	39	0	5,813	0
3,640	10,080	9,457	8,774	8,774	5,606	3,162	278	28	0	2,800	0
10,510	62,083	52,551	52,546	52,546	42,036	10,458	0	52	0	7,736	0
8,865	52,367	44,327	44,323	44,323	35,457	8,822	0	44	0	6,525	0
13,340	78,796	66,698	66,692	66,692	53,352	13,274	0	66	0	9,818	0
8,599	50,793	42,994	42,990	42,990	34,391	8,556	0	42	0	6,329	0
3,452	18,738	15,964	15,964	15,964	12,558	3,420	0	16	0	2,591	0
9,222	54,473	46,110	46,105	46,105	36,883	9,176	0	46	0	6,788	0
3,420	18,564	15,815	15,815	15,815	12,441	3,389	0	16	0	2,567	0
8,934	52,773	44,670	44,666	44,666	35,732	8,890	0	44	0	6,576	0
8,009	47,311	40,047	40,043	40,043	32,034	7,970	0	40	0	5,895	0
12,964	70,377	59,956	59,956	59,956	47,165	12,846	0	61	0	9,731	0
1,586,513	1,609,413	1,347,381	1,347,380	1,347,380	17,441	187,877	1,136,603	7,740	0	22,900	0
8,299	49,022	41,495	41,491	41,491	33,192	8,258	0	41	0	6,108	0
2,781	15,099	12,863	12,863	12,863	10,119	2,756	0	13	0	2,088	0
11,690	63,460	54,063	54,063	54,063	42,529	11,584	0	55	0	8,775	0

11,956	64,901	55,291	55,291	55,291	43,496	11,847	0	56	0	8,974	0
12,559	68,174	58,080	58,080	58,080	45,690	12,444	0	59	0	9,426	0
10,429	56,612	48,230	48,230	48,230	37,941	10,334	0	49	0	7,828	0
7,017	41,449	35,085	35,082	35,082	28,065	6,982	0	35	0	5,165	0
9,918	58,586	49,591	49,586	49,586	39,668	9,869	0	49	0	7,300	0
4,115	22,336	19,030	19,031	19,031	14,972	4,077	0	19	0	3,088	0
9,767	57,693	48,835	48,830	48,830	39,063	9,719	0	48	0	7,189	0
2,426	13,171	11,221	11,221	11,221	8,827	2,404	0	11	0	1,821	0
11,736	63,709	54,276	54,276	54,276	42,697	11,629	0	55	0	8,809	0
11,608	63,012	50,170	50,170	50,170	38,776	11,456	0	78	0	8,713	0
12,359	73,006	61,797	61,791	61,791	49,432	12,298	0	61	0	9,097	0
13,081	77,271	65,407	65,401	65,401	52,320	13,017	0	65	0	9,628	0
7,270	42,946	36,352	36,349	36,349	29,079	7,235	0	36	0	5,351	0
1,586	8,612	7,337	7,337	7,337	5,772	1,572	0	7	0	1,191	0
9,556	56,445	47,778	47,774	47,774	38,219	9,509	0	47	0	7,033	0
1,601	8,693	7,406	7,406	7,406	5,826	1,587	0	8	0	1,202	0
1,100,869	1,116,759	934,954	934,954	934,954	12,102	130,371	788,694	5,371	0	15,890	0
12,008	70,933	60,042	60,036	60,036	48,028	11,949	0	59	0	8,839	0
17,786	96,552	82,255	82,255	82,255	64,707	17,624	0	84	0	13,350	0
8,784	51,889	43,922	43,918	43,918	35,134	8,741	0	43	0	6,466	0
10,922	64,514	54,609	54,603	54,603	43,682	10,868	0	54	0	8,039	0
8,073	47,685	40,363	40,360	40,360	32,287	8,033	0	40	0	5,942	0
12,003	70,902	60,016	60,011	60,011	48,007	11,944	0	59	0	8,835	0
8,805	52,013	44,027	44,023	44,023	35,218	8,762	0	43	0	6,481	0
7,013	41,424	35,064	35,061	35,061	28,048	6,978	0	35	0	5,162	0
2,541	13,793	11,750	11,750	11,750	9,243	2,518	0	12	0	1,907	0
7,638	45,117	38,190	38,186	38,186	30,548	7,600	0	38	0	5,622	0
8,158	48,187	40,788	40,784	40,784	32,627	8,117	0	40	0	6,004	0
1,679	9,116	7,765	7,765	7,765	6,108	1,664	0	8	0	1,260	0
7,013	41,426	35,066	35,063	35,063	28,049	6,979	0	35	0	5,162	0
1,656	8,989	7,658	7,658	7,658	6,024	1,641	0	8	0	1,243	0
11,860	70,059	59,302	59,297	59,297	47,436	11,802	0	59	0	8,730	0
10,995	57,125	48,174	48,174	48,174	37,328	10,889	0	55	0	7,819	0
10,574	62,457	52,868	52,863	52,863	42,289	10,521	0	52	0	7,783	0
3,022	16,402	13,974	13,974	13,974	10,993	2,994	0	14	0	2,268	0
8,217	48,536	41,084	41,080	41,080	32,863	8,176	0	41	0	6,048	0
11,663	65,653	55,014	55,014	55,014	43,351	11,602	0	61	0	8,099	0

6,015	35,529	30,074	30,071	30,071	24,056	5,985	0	30	0	4,427	0
2,501	13,576	11,566	11,566	11,566	9,099	2,478	0	12	0	1,877	0
7,270	42,943	36,350	36,346	36,346	29,076	7,234	0	36	0	5,351	0
2,581	14,010	11,935	11,935	11,935	9,389	2,557	0	12	0	1,937	0
8,149	48,133	40,743	40,739	40,739	32,591	8,108	0	40	0	5,998	0
15,125	82,104	69,947	69,947	69,947	55,025	14,987	0	71	0	11,352	0
15,056	88,933	75,280	75,271	75,271	60,215	14,982	0	74	0	11,082	0
14,881	80,784	68,822	68,822	68,822	54,140	14,746	0	70	0	11,170	0
15,233	82,695	70,450	70,450	70,450	55,421	15,095	0	72	0	11,434	0
13,603	80,351	68,014	68,008	68,008	54,405	13,536	0	67	0	10,012	0
16,674	90,516	77,112	77,112	77,112	60,661	16,523	0	79	0	12,516	0
13,758	74,688	63,629	63,629	63,629	50,055	13,633	0	65	0	10,327	0
12,885	69,948	59,591	59,591	59,591	46,878	12,768	0	61	0	9,672	0
15,847	86,028	73,290	73,290	73,290	57,655	15,703	0	75	0	11,895	0
12,639	68,609	58,450	58,450	58,450	45,981	12,524	0	60	0	9,487	0
14,069	83,102	70,343	70,336	70,336	56,268	13,999	0	69	0	10,355	0
4,161	22,587	19,243	19,243	19,243	15,138	4,123	0	20	0	3,123	0
9,632	56,898	48,162	48,158	48,158	38,525	9,585	0	48	0	7,090	0
3,242	17,601	14,995	14,995	14,995	11,796	3,213	0	15	0	2,434	0
8,274	44,914	38,263	38,263	38,263	30,100	8,198	0	39	0	6,210	0
16,568	89,936	76,619	76,619	76,619	60,273	16,417	0	78	0	12,435	0
8,008	47,304	40,041	40,037	40,037	32,029	7,969	0	40	0	5,894	0
3,162	17,168	14,626	14,626	14,626	11,506	3,134	0	15	0	2,374	0
9,974	58,917	49,871	49,866	49,866	39,892	9,925	0	49	0	7,341	0
3,090	16,772	14,289	14,289	14,289	11,241	3,062	0	15	0	2,319	0
10,044	59,331	50,221	50,217	50,217	40,172	9,995	0	50	0	7,393	0
3,937	21,371	18,206	18,206	18,206	14,322	3,901	0	19	0	2,955	0
14,801	80,346	68,449	68,449	68,449	53,847	14,666	0	70	0	11,109	0
12,512	73,906	62,559	62,553	62,553	50,041	12,450	0	62	0	9,209	0
4,275	23,205	19,769	19,769	19,769	15,552	4,236	0	20	0	3,209	0
7,639	45,123	38,195	38,192	38,192	30,553	7,601	0	38	0	5,623	0
3,453	18,747	15,971	15,971	15,971	12,564	3,422	0	16	0	2,592	0
14,550	85,945	72,749	72,743	72,743	58,193	14,478	0	72	0	10,709	0
3,017	16,378	13,953	13,953	13,953	10,976	2,990	0	14	0	2,265	0
10,260	60,605	51,300	51,295	51,295	41,035	10,209	0	51	0	7,552	0
3,355	18,212	15,516	15,516	15,516	12,206	3,324	0	16	0	2,518	0
8,008	47,304	40,041	40,037	40,037	32,029	7,969	0	40	0	5,894	0

3,163	17,168	14,626	14,626	14,626	11,506	3,134	0	15	0	2,374	0
8,897	48,299	41,147	41,147	41,147	32,369	8,816	0	42	0	6,678	0
10,418	56,553	48,179	48,179	48,179	37,901	10,323	0	49	0	7,820	0
11,220	66,275	56,099	56,094	56,094	44,875	11,165	0	55	0	8,258	0

Cur Oblig	LT Oblig
210,085	6,126,474
171,363	4,997,238
202,609	5,908,469
22,238	3,915,278
-569,215

Acr Exec Cost	Cash Gross Rent	Cash Oper Rent	Cash Exec Cost	Cap Rent	Intr Exp	Depr Exp	Term Adj	Lvl Rent	Defer Ast/Liab	Intr Paid	(Natural Sign format)
0	39,858	0	0	39,858	1,889	29,419	0	0	0	2,105
0	145,660	0	0	145,660	22,920	100,080	0	0	0	23,621

Acr Exec Cost	Cash Gross Rent	Cash Oper Rent	Cash Exec Cost	Cap Rent	Intr Exp	Depr Exp	Term Adj	Lvl Rent	Defer Ast/Liab	Intr Paid	(Natural Sign format)
0	521,640	0	0	521,640	374,950	184,265	0	0	0	376,223
0	1,280,675	841,190	0	439,485	373,558	141,159	0	0	0	374,130
0	1,012,285	387,040	0	625,245	587,205	134,688	0	0	0	587,720
0	1,367,806	822,500	0	545,306	368,226	185,238	0	0	0	369,762
0	1,002,039	410,480	0	591,559	316,504	171,301	0	0	0	318,890
0	678,166	0	0	678,166	478,295	456,882	0	0	0	479,512
0	546,882	221,870	0	325,012	191,679	99,416	0	0	0	192,867
0	528,448	0	0	528,448	176,654	136,537	0	0	0	180,784
0	561,458	131,980	0	429,478	249,163	56,233	0	0	0	252,123
0	337,410	0	0	337,410	276,045	208,332	0	0	0	276,404
0	1,035,825	222,750	0	813,075	795,912	149,806	0	0	0	796,168
0	374,655	0	0	374,655	216,415	143,913	0	0	0	217,787
0	701,606	236,440	0	465,166	238,148	124,320	0	0	0	240,548
0	586,900	182,820	0	404,080	213,033	115,044	0	0	0	214,612
0	502,620	234,130	0	268,490	206,690	131,590	0	0	0	207,150
0	407,500	0	0	407,500	36,015	84,828	0	0	0	40,601
0	77,630	0	0	77,630	12,061	20,707	0	0	0	13,539
0	325,093	0	0	325,093	47,419	91,752	0	0	0	50,237
0	392,192	0	0	392,192	163,314	125,300	0	0	0	165,378
0	286,667	91,733	0	194,933	12,462	57,441	0	0	0	14,320
0	443,013	139,260	0	303,753	107,223	99,927	0	0	0	108,848
0	20,990	0	0	20,990	6,377	16,074	0	0	0	6,477
0	699,749	349,780	0	349,969	222,816	107,145	0	0	0	223,867
0	517,500	195,460	0	322,040	229,370	36,221	0	0	0	230,022
0	1,050,000	332,000	0	718,000	591,797	308,786	0	0	0	592,653
0	1,041,559	475,290	0	566,269	547,702	147,108	0	0	0	547,905
0	1,149,330	652,170	0	497,160	547,004	240,174	0	0	0	546,653
0	1,175,000	643,050	0	531,950	483,555	160,624	0	0	0	483,975

0	-53,625	0	0	-53,625	-66,798	-42,279	0	0	0	-61,606
0	426,790	121,410	0	305,380	59,511	74,099	0	0	0	62,546
0	1,266,833	427,600	0	839,233	460,701	210,541	0	0	0	463,985
0	207,051	37,180	0	169,871	147,193	20,091	0	0	0	147,583
0	519,210	0	0	519,210	491,347	142,193	0	0	0	491,589
0	344,380	0	0	344,380	300,381	238,837	0	0	0	300,661
0	469,310	0	0	469,310	299,089	271,818	0	0	0	300,048
0	975,682	486,150	0	489,532	430,352	142,945	0	0	0	430,865
0	1,060,800	0	0	1,060,800	821,303	414,948	0	0	0	823,380
0	1,266,667	633,360	0	633,306	486,924	328,853	0	0	0	487,926
0	479,551	0	0	479,551	480,630	280,171	0	0	0	480,623

Acr Exec Cost	Cash Gross Rent	Cash Oper Rent	Cash Exec Cost	Cap Rent	Intr Exp	Depr Exp	Term Adj	Lvl Rent	Defer Ast/Liab	Intr Paid	(Natural Sign format)
0	7,180	0	0	7,180	475	5,064	0	0	0	512
0	12,430	0	0	12,430	306	6,777	-16,265	0	0	373
0	2,162	0	0	2,162	0	1,551	-18,609	0	0	10
0	15,660	0	0	15,660	914	11,107	0	0	0	991
0	23,760	0	0	23,760	2,203	16,726	0	0	0	2,323
0	2,544	0	0	2,544	35	2,546	-1	0	0	48
0	36,375	0	0	36,375	228	35,870	0	0	0	454
0	17,660	0	0	17,660	2,252	15,044	0	0	0	2,397
0	19,785	0	0	19,785	6,687	15,069	0	0	0	0
0	5,909	0	0	5,909	511	4,745	0	0	0	540
0	5,423	0	0	5,423	427	4,420	0	0	0	451
0	8,499	0	0	8,499	669	6,928	0	0	0	707
0	2,271	0	0	2,271	187	1,866	0	0	0	197
0	7,497	0	0	7,497	590	6,111	0	0	0	624
0	6,322	0	0	6,322	497	5,153	0	0	0	526
0	2,484	0	0	2,484	205	2,041	0	0	0	216
0	6,136	0	0	6,136	483	5,001	0	0	0	511
0	2,082	0	0	2,082	172	1,710	0	0	0	181
0	9,349	0	0	9,349	848	7,565	0	0	0	890
0	248,387	0	0	248,387	30,022	191,433	0	0	0	31,307
0	8,918	0	0	8,918	772	7,161	0	0	0	814
0	6,907	0	0	6,907	598	5,546	0	0	0	631
0	2,321	0	0	2,321	210	1,878	0	0	0	221

0	28,560	0	0	28,560	9,653	21,752	0	0	0	0
0	6,479	0	0	6,479	561	5,202	0	0	0	592
0	24,288	0	0	24,288	8,209	18,499	0	0	0	0
0	5,881	0	0	5,881	485	4,831	0	0	0	510
0	8,196	0	0	8,196	645	6,680	0	0	0	682
0	7,112	0	0	7,112	587	5,843	0	0	0	617
0	9,107	0	0	9,107	826	7,370	0	0	0	867
0	4,681	0	0	4,681	386	3,845	0	0	0	406
0	17,400	0	0	17,400	5,881	13,252	0	0	0	0
0	6,322	0	0	6,322	497	5,153	0	0	0	526
0	2,168	0	0	2,168	179	1,781	0	0	0	188
0	7,647	0	0	7,647	602	6,233	0	0	0	636
0	8,146	0	0	8,146	641	6,639	0	0	0	678
0	7,784	0	0	7,784	642	6,395	0	0	0	676
0	6,447	0	0	6,447	507	5,255	0	0	0	536
0	8,273	0	0	8,273	682	6,796	0	0	0	718
0	7,443	0	0	7,443	586	6,067	0	0	0	619
0	8,994	0	0	8,994	708	7,331	0	0	0	748
0	8,389	0	0	8,389	692	6,892	0	0	0	728
0	8,590	0	0	8,590	708	7,057	0	0	0	746
0	8,820	0	0	8,820	694	7,189	0	0	0	734
0	5,813	0	0	5,813	457	4,738	0	0	0	484
0	2,800	0	0	2,800	371	2,437	0	0	0	390
0	7,736	0	0	7,736	609	6,305	0	0	0	644
0	6,525	0	0	6,525	513	5,319	0	0	0	543
0	9,818	0	0	9,818	772	8,003	0	0	0	817
0	6,329	0	0	6,329	498	5,159	0	0	0	527
0	2,591	0	0	2,591	214	2,129	0	0	0	225
0	6,788	0	0	6,788	534	5,533	0	0	0	565
0	2,567	0	0	2,567	212	2,109	0	0	0	223
0	6,576	0	0	6,576	517	5,360	0	0	0	547
0	5,895	0	0	5,895	464	4,805	0	0	0	491
0	9,731	0	0	9,731	802	7,994	0	0	0	845
0	22,900	0	0	22,900	7,740	17,441	0	0	0	0
0	6,108	0	0	6,108	481	4,979	0	0	0	508
0	2,088	0	0	2,088	172	1,715	0	0	0	181
0	8,775	0	0	8,775	724	7,208	0	0	0	762

0	8,974	0	0	8,974	740	7,372	0	0	0	779
0	9,426	0	0	9,426	777	7,744	0	0	0	818
0	7,828	0	0	7,828	645	6,431	0	0	0	679
0	5,165	0	0	5,165	406	4,210	0	0	0	430
0	7,300	0	0	7,300	574	5,950	0	0	0	607
0	3,088	0	0	3,088	254	2,538	0	0	0	268
0	7,189	0	0	7,189	565	5,859	0	0	0	598
0	1,821	0	0	1,821	150	1,496	0	0	0	158
0	8,809	0	0	8,809	726	7,237	0	0	0	765
0	8,713	0	0	8,713	1,023	6,572	0	0	0	1,075
0	9,097	0	0	9,097	716	7,415	0	0	0	757
0	9,628	0	0	9,628	757	7,848	0	0	0	801
0	5,351	0	0	5,351	421	4,362	0	0	0	445
0	1,191	0	0	1,191	98	978	0	0	0	103
0	7,033	0	0	7,033	553	5,733	0	0	0	585
0	1,202	0	0	1,202	99	987	0	0	0	104
0	15,890	0	0	15,890	5,371	12,102	0	0	0	0
0	8,839	0	0	8,839	695	7,204	0	0	0	735
0	13,350	0	0	13,350	1,101	10,967	0	0	0	1,159
0	6,466	0	0	6,466	509	5,270	0	0	0	538
0	8,039	0	0	8,039	632	6,552	0	0	0	669
0	5,942	0	0	5,942	467	4,843	0	0	0	494
0	8,835	0	0	8,835	695	7,201	0	0	0	735
0	6,481	0	0	6,481	510	5,283	0	0	0	539
0	5,162	0	0	5,162	406	4,207	0	0	0	429
0	1,907	0	0	1,907	157	1,567	0	0	0	166
0	5,622	0	0	5,622	442	4,582	0	0	0	468
0	6,004	0	0	6,004	472	4,894	0	0	0	500
0	1,260	0	0	1,260	104	1,035	0	0	0	109
0	5,162	0	0	5,162	406	4,207	0	0	0	430
0	1,243	0	0	1,243	102	1,021	0	0	0	108
0	8,730	0	0	8,730	687	7,115	0	0	0	726
0	7,819	0	0	7,819	709	6,327	0	0	0	744
0	7,783	0	0	7,783	612	6,343	0	0	0	648
0	2,268	0	0	2,268	187	1,863	0	0	0	197
0	6,048	0	0	6,048	476	4,929	0	0	0	503
0	8,099	0	0	8,099	701	6,503	0	0	0	739

0	4,427	0	0	4,427	348	3,608	0	0	0	368
0	1,877	0	0	1,877	155	1,542	0	0	0	163
0	5,351	0	0	5,351	421	4,361	0	0	0	445
0	1,937	0	0	1,937	160	1,591	0	0	0	168
0	5,998	0	0	5,998	472	4,889	0	0	0	499
0	11,352	0	0	11,352	936	9,326	0	0	0	985
0	11,082	0	0	11,082	872	9,032	0	0	0	922
0	11,170	0	0	11,170	921	9,176	0	0	0	970
0	11,434	0	0	11,434	943	9,393	0	0	0	993
0	10,012	0	0	10,012	788	8,161	0	0	0	833
0	12,516	0	0	12,516	1,032	10,282	0	0	0	1,086
0	10,327	0	0	10,327	852	8,484	0	0	0	896
0	9,672	0	0	9,672	797	7,945	0	0	0	839
0	11,895	0	0	11,895	981	9,772	0	0	0	1,032
0	9,487	0	0	9,487	782	7,793	0	0	0	823
0	10,355	0	0	10,355	815	8,440	0	0	0	862
0	3,123	0	0	3,123	258	2,566	0	0	0	271
0	7,090	0	0	7,090	558	5,779	0	0	0	590
0	2,434	0	0	2,434	201	1,999	0	0	0	211
0	6,210	0	0	6,210	512	5,102	0	0	0	539
0	12,435	0	0	12,435	1,025	10,216	0	0	0	1,079
0	5,894	0	0	5,894	464	4,804	0	0	0	490
0	2,374	0	0	2,374	196	1,950	0	0	0	206
0	7,341	0	0	7,341	577	5,984	0	0	0	611
0	2,319	0	0	2,319	191	1,905	0	0	0	201
0	7,393	0	0	7,393	582	6,026	0	0	0	615
0	2,955	0	0	2,955	244	2,427	0	0	0	257
0	11,109	0	0	11,109	916	9,127	0	0	0	964
0	9,209	0	0	9,209	724	7,506	0	0	0	766
0	3,209	0	0	3,209	265	2,636	0	0	0	278
0	5,623	0	0	5,623	442	4,583	0	0	0	468
0	2,592	0	0	2,592	214	2,129	0	0	0	225
0	10,709	0	0	10,709	842	8,729	0	0	0	891
0	2,265	0	0	2,265	187	1,860	0	0	0	197
0	7,552	0	0	7,552	594	6,155	0	0	0	628
0	2,518	0	0	2,518	208	2,069	0	0	0	219
0	5,894	0	0	5,894	464	4,804	0	0	0	490

0	2,374	0	0	2,374	196	1,950	0	0	0	206
0	6,678	0	0	6,678	551	5,486	0	0	0	580
0	7,820	0	0	7,820	645	6,424	0	0	0	679
0	8,258	0	0	8,258	650	6,731	0	0	0	687

ANNEX D

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Kohl’s Food Stores, Inc.	Wisconsin SOS		UCC-1	Wisconsin Lift Truck Corp.	Specific Equipment	06/21/2003	030010376522
Pathmark Stores, Inc.	Delaware SOS		UCC-1	General Electric Company, GE Lighting	Specific Equipment	10/19/2001	11440978
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Cont	General Electric Company, GE Lighting	Specific Equipment	10/19/2001	11440978	04/27/2006	61406198
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In Lieu	Fleet Capital Corporation, Successor by Merger to BancBoston Leasing Inc.	Leased Equipment In Lieu of various 1997 and 1998 filings.	03/01/2002	20723332
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Emigrant Business Credit Corporation	Leased Equipment	05/06/2002	21118052

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In Lieu	Finova Capital Corporation	In-lieu Continuation NY, New York County 08/02/1999, 99PN41162; PA, Philadelphia County, 07/29/1999, 99 4195; PA SOS, 07/28/1999, 30541191; NY SOS, 08/02/1999, 154326, NY SOS, 07/28/1999, 151130; NJ SOS, 12/28/1999, 1947932; NJ, Middlesex County, 01/13/2000, 2016; NY SOS, 12/28/1999, 260241; NY, Queens County, 01/05/2000, 00PQ00159.	05/29/2002	21326382

2

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In-lieu	New Jersey Economic Development Authority	Specific Equipment All machinery and equipment of every nature. NJ SOS, 08/21/1998, 1856446	05/31/2002	21618937
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Cont	New Jersey Economic Development Authority	Specific Equipment All machinery and equipment of every nature. NJ SOS, 08/21/1998, 1856446	05/31/2002	21618937	01/17/2007	20070206804
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In-lieu	BCC Equipment Leasing Corporation	Leased Equipment NY SOS, 10/28/1997, 222869; NY SOS, 10/29/1997, 223626	06/18/2002	21743479

3

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In-lieu	BCC Equipment Leasing Corporation	Leased Equipment NJ SOS, 10/30/1997, 1798778; NY SOS, 10/28/1997, 222867	06/18/2002	21743503
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Deleted Collateral	BCC Equipment Leasing Corporation	Leased Equipment NJ SOS, 10/30/1997, 1798778; NY SOS, 10/28/1997, 222867	06/18/2002	21743503	11/14/2002	22873606
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Transamerica Equipment Financial Services Corporation	Leased Equipment	06/28/2002	21841216
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Transamerica Equipment Financial Services Corporation	Leased Equipment	08/01/2002	22029290
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Transamerica Equipment Financial Services Corporation	Leased Equipment	08/23/2002	22183436

4

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	11/14/2002	22872780
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Added Collateral	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	11/14/2002	22872780	12/17/2002	23142779
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Cont	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	11/14/2002	22872780	09/05/2007	20073365300
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In-lieu	MDFC Equipment Leasing Corporation	In lieu Leased Equipment NJ SOS, 12/23/1994, 1610583 - Original; NJ SOS, 07/07/1999, 1933426 - Continuation	11/14/2002	22873135

5

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Deleted Collateral	MDFC Equipment Leasing Corporation	In lieu Leased Equipment NJ SOS, 12/23/1994, 1610583 - Original; NJ SOS, 07/07/1999, 1933426 - Continuation	11/14/2002	22873135	11/15/2002	22885873
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In-lieu	Bell Atlantic TriCon Leasing Corporation	In lieu Leased Equipment PA SOS, 03/28/1994, 22961568 - Original PA SOS, 12/31/1998, 29751027 - Continuation	11/14/2002	22873192

6

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Deleted Collateral	Bell Atlantic TriCon Leasing Corporation	In lieu Leased Equipment PA SOS, 03/28/1994, 22961568 - Original PA SOS, 12/31/1998, 29751027 - Continuation	11/14/2002	22873192	11/15/2002	22885865
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Deleted Collateral	Bell Atlantic TriCon Leasing Corporation	In lieu Leased Equipment PA SOS, 03/28/1994, 22961568 - Original PA SOS, 12/31/1998, 29751027 - Continuation	11/14/2002	22873192	12/20/2002	23197518
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	12/20/2002	23198524

7

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Amend Amended Debtor’s address	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	12/20/2002	23198524	01/03/2003	30023294
Pathmark Stores, Inc.	Delaware SOS		UCC-3 Continuation	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	12/20/2002	23198524	09/05/2007	20073375184
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	03/28/2003	30813116
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Healthguard International, Inc.	Leased Equipment	04/15/2003	30973712
Pathmark Stores	Delaware SOS		UCC-1	Healthguard International, Inc.	Leased Equipment	01/19/2004	40144008
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In Lieu	General Electric Co.	Specific Equipment In Lieu of PA SOS filing.	03/19/2004	40775181
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In Lieu	General Electric Co.	Specific Equipment In Lieu of PA SOS filing.	03/19/2004	40778193

8

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Pathmark Stores, Inc.	Delaware SOS		UCC-1 In Lieu	General Electric Company GE Lighting	Specific Equipment In Lieu of NY SOS filing.	03/19/2004	40779928
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Matsuhita Electric Corporation of America (MECA) & Affliated & Related MECA Companies	Specific Equipment	10/18/2004	42924365
Pathmark Stores	Delaware SOS		UCC-1	Konica Minolta Business Solutions U.S.A., Inc.	Leased Equipment	10/04/2005	53063840
Pathmark Stores, Inc.	Delaware SOS		UCC-1	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	Leased Equipment	10/30/2007	2007 4124334
Super Market Service Corp.	Pennsylvania SOS		UCC-1	Keystone Equipment Finance Corp.	Specific Equipment	05/30/2007	2007053005453
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102502
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102502	01/14/2002	181102502
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102502	10/04/2006	181102502
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102503

9

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102503	01/15/2002	181102503
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102503	10/04/2006	181102503
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102507
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102507	01/14/2002	181102507
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102507	04/19/2002	181102507
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Term	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102507	12/21/2005	181102507
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102507	10/04/2006	181102507
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102521
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102521	01/14/2002	181102521

10

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102521	02/20/2002	181102521
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102521	10/04/2006	181102521
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102540
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102540	01/14/2002	181102540
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102540	10/04/2006	181102540
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102541
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102541	01/14/2002	181102541
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	11/26/2001	181102541	10/04/2006	181102541
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106909
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106909	10/04/2006	181106909

11

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106912
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106912	10/04/2006	181106912
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106926
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Added Collateral	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106926	04/19/2002	181106926
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	01/14/2002	181106926	10/04/2006	181106926
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	02/20/2002	181110272
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	02/20/2002	181110272	11/15/2006	181110272
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	LaSalle National Leasing Corporation	Leased Equipment	02/20/2002	181110338
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Cont	LaSalle National Leasing Corporation	Leased Equipment	02/20/2002	181110338	11/15/2006	181110338
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	02/12/2003	181143983
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	02/12/2003	181143984
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Gatx Technology Services Corporation	Leased Equipment	02/26/2003	181144808

12

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-3 Amend Restated Collateral	Gatx Technology Services Corporation	Leased Equipment	02/26/2003	181144808	04/17/2003	181144808
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	02/26/2003	181144845
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	02/26/2003	181144895
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	04/11/2003	181149677
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	04/11/2003	181149751
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	HealthGuard International, Inc.	Leased Equipment	04/18/2003	181150344
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	American Bank Note Company, as agent for the United States Postal Service	Consigned Goods	05/27/2003	181154286
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	NEC Financial Services, Inc.	Leased Equipment	11/06/2003	181170973
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	11/21/2003	181172654
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	11/21/2003	181172735
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	05/28/2004	181192946
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	07/21/2004	181198885

13

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	07/21/2004	181199047
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	NCR Corporation	Specific Equipment	09/13/2004	181204515
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	American Bank Note Company, as agent for the United States Postal Service	Consigned Goods	05/26/2006	181269962
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	American Bank Note Company, as agent for the United States Postal Service	Consigned Goods	08/25/2006	1812789472
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	General Electric Capital Corp.	Leased Equipment	01/26/2007	181295094
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	General Electric Capital Corp.	Leased Equipment	02/07/2007	181296245
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Crown Credit Company	Specific Equipment	05/18/2007	181307010
The Great Atlantic & Pacific Tea Company, Inc.	Maryland SOS		UCC-1	Xerox Corporation	Leased Equipment	11/09/2007	181325029
Waldbaum, Inc.	New York SOS		UCC-1	American Bank Note Company, as agent for the United States Postal Service	Consigned Goods	08/25/2006	200608250698225

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EXHIBIT A: FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below Whelleach, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, with respect to the Tranche A Commitments, the Letters of Credit and the Swingline Loans included in such facilities(5)) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

(5) Include all applicable subfacilities, if any.

1.                                       Assignors:

2.                                       Assignees:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                       Borrowers:  The Great Atlantic & Pacific Tea Company, Inc. and the other Borrowers party to the Credit Agreement.

4.                                       Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.                                       Credit Agreement: Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into by, among others, The Great Atlantic & Pacific Tea Company, Inc., the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

6.                                       Assigned Interests:

Assignorlsl(6)	Assignee( s1(7)	Facility Assigned(8)	Aggregate Amount of Commitment/Loans for all Lenders(9)	Amount of Commitment/ Loans Assignee(10)	Percentage Assigned of Commitment/ Loans(11)		CUS1P Number

			$	$		%
			$	$		%
				$		%

[7.           Trade Date:                                                       ](12)

(6) List each Assignor, as appropriate.

(7) List each Assignee, as appropriate.

(8) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Commitment”, “Tranche A-1 Commitment”, “Term Loan”, “Term A-2 Loan”, etc.).

(9) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10)°Subject to minimum amount requirements pursuant to Section 9.04(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 9.04(b)(ii) of the Credit Agreement.

(11) Set forth , to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(12) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                    20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Acknowledged, consented to:(13)

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

(13) To the extent required under Section 9.04(b)(iii)(B) of the Credit Agreement.

Acknowledged and consented to: (14)

BANK OF AMERICA, N.A., as Swingline Lender
By:
Title:

(14) To the extent required under Section 9.04(b)(iii)(B) of the Credit Agreement.

Acknowledged and consented to:(15)

[ISSUING BANK[S], as applicable]

By:
Title:

(15) To the extent required under Section 9.04(b)(iii)(A) of the Credit Agreement.

Acknowledged and consented to:(16)

THE GREAT ATLANTIC & PACIFIC TEA
COMPANY, INC., as the Company

By:
Title:

(16) To the extent required under Section 9.04(b)(iii)(A) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to a certain Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from tome to time, the “Credit Agreement”), entered into by, among others, The Great Atlantic & Pacific Tea Company, Inc., the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iiil of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][ any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (except for the conflict of laws rules thereof, but including general obligations law sections 5-1401 and 51402).

4. Fees. Unless waived by the Administrative Agent in accordance with section 9.04(b)(iv), this Assignment and Assumption shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500.00.

EXHIBIT C - Form of Guaranty

GUARANTY, dated as of December 3, 2007, made by THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each of the subsidiaries of the Company listed on Schedule I hereto (each such subsidiary individually, a “Subsidiary” and, collectively, the “Subsidiaries”; and each such Subsidiary and the Company, individually, a “Guarantor” and, collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Secured Parties (as defined in the Security Agreement defined below).

Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not defined herein shall have the meanings as set forth in the Amended and Restated Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers, in each case, pursuant to, and upon the terms and subject to the conditions specified in, the Amended and Restated Credit Agreement. Each of the Guarantors (except for the Company) is a direct or indirect subsidiary of the Company and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders. The obligations of the Lenders to make Loans, and the Issuing Bank to issue Letters of Credit are each conditioned on, among other things, the execution and delivery by the Guarantors of a Guaranty in the form hereof (this “Guaranty”). As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Guarantor unconditionally and absolutely guarantees to each Secured Party, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Amended and Restated Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) obligations to repay overdraft amounts plus interest, if any, customarily applied on overdrafts and all obligations (including without limitation fees, costs, expenses and indemnities) owed to any Lender or an Affiliate of a Lender arising from any Cash Management Services provided by a Lender or Affiliate of a Lender to any Loan Party and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers to the Secured Parties under the Amended and Restated Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Amended and Restated Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement or the other Loan Documents, and (d) the due and punctual payment and performance of all obligations of the Borrowers under each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into (all the monetary and other obligations described in the preceding clauses (a) through (d) being collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended, renewed, exchanged, continued, converted, amended, amended and restated, supplemented, consolidated or otherwise modified in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal, exchange, continuation, conversion, amendment, amendment and restatement, supplement, consolidation or other modification of any Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to each Borrower or any other person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment and any requirement that the Collateral Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower, any other Guarantor or any other guarantor under the provisions of the Amended and Restated Credit Agreement, any other Loan Document or otherwise for any reason, (b) any rescission, waiver (except the effect of any waiver obtained pursuant to Section 12(b)), amendment or modification of, or any release of any Borrower or any other Guarantor from any terms or provisions of any other Loan Document, any other Guaranty or any other agreement, including with respect to any other Guarantor under this Agreement, (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party, (d) any right that any Guarantor may now or hereafter have under Section 3-606 of the UCC or otherwise to unimpaired collateral or (e) any other circumstance that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, such Guarantor as a matter of law or equity.

SECTION 3. Security. Each Guarantor authorizes the Collateral Agent and each of the other Secured Parties to (a) take and hold security for the payment of this Guaranty and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsers, other guarantors or other obligors.

SECTION 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due jointly and severally with each other Guarantor and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any of the security held for payment of the Obligations or to any

11

balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other Person.

SECTION 5. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder are irrevocable and shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any regulatory change or other governmental action (whether or not adverse) or other change in applicable law, or any claim of waiver, release, surrender, alteration or compromise of any of the Obligations against any Borrower or any other Guarantor, and shall not be subject to any defense, setoff, counterclaim, recoupment, abatement or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (a) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Amended and Restated Credit Agreement, any other Loan Document or any other agreement, (b) any waiver or modification of any provision of any thereof, (c) any default, failure or delay, willful or otherwise, in the performance of the Obligations, (d) any change in the existence, structure or ownership of any Borrower or any other Guarantor, (e) any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Borrower or any other Guarantor or its assets or any resulting disallowance, release or discharge of all or any portion of the Obligations, (f) any direction as to application of payment by any Borrower or any other Guarantor or any other Person, (g) the failure by any Borrower or any Guarantor or any other Person to sign this Agreement or a guaranty similar to this Agreement or (h) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 6. Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of any Borrower or the invalidity or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower, other than the final and indefeasible payment in full in cash of the Obligations (or, in the case of an action seeking payment of less than all the Obligations, payment in full in cash of the portion of the Obligations sought in such action). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor or guarantor, as the case may be, or any security.

12

SECTION 7.            Agreement to Pay; Subordination.

(a)           Payments to be Made Upon Default. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent or such other Secured Party as designated thereby, in cash the amount of such unpaid Obligations.

(b)           General Provisions as to Payments. Each payment hereunder shall be made without set-off, counterclaim or other deduction, in Federal or other funds immediately available in Boston, Massachusetts, to the Collateral Agent at the address(es) referred to in Section 14 on the basis set forth in Section 2.17 of the Amended and Restated Credit Agreement.

(c)           Application of Payments. All payments received by the Administrative Agent hereunder shall be applied as provided in Section 7.03 of the Amended and Restated Credit Agreement.

(d)           Subordination. Upon payment by any Guarantor of any sums to the Collateral Agent or any Secured Party as provided above, all rights of such Guarantor against any Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any other Borrower or any other Guarantor now or hereafter held by any Borrower or any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower or Guarantor, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 8. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9. Representations and Warranties. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Amended and Restated Credit Agreement are true and correct.

SECTION 10. Termination. The Guarantees made hereunder shall in all respects be continuing guarantees and (a) shall terminate when all the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations with respect to then unasserted claims which, pursuant to the terms of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations hereunder, survive the termination of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations hereunder), the Lenders have no further

13

commitment to lend, the UC Exposure has been reduced to zero or collateralized to the satisfaction of the Administrative Agent, the Issuing Bank has no further commitment to issue Letters of Credit under the Amended and Restated Credit Agreement and the Obligations under the Hedging Agreements described in clause (d) of the definition of Obligations hereunder have been reduced to zero (or collateral or indemnification to the satisfaction of the counterparties thereto has been provided) and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise. A Subsidiary Guarantor shall automatically be released from its obligations hereunder in the event that all the capital stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of any Borrower (i) in accordance with the terms of Section 6.05 of the Amended and Restated Credit Agreement or (ii) if the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Amended and Restated Credit Agreement) and the terms of such consent did not provide otherwise. Upon the release of a Guarantor from such obligations under this Agreement pursuant to this Section 10, and at the sole expense of such Guarantor, the Collateral Agent shall execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such termination or release; provided that such Guarantor will provide such instruments, letter agreements and indemnities relating to its obligations hereunder prior to the date it ceased to be a subsidiary and such opinion of counsel as may be requested and prove satisfactory to the Collateral Agent. Each Guarantor party hereto agrees that payment or performance of any of the Obligations or other acts which toll any statute of limitations applicable to the Obligations shall also toll the statute of limitations applicable to each such Guarantor’s liability hereunder.

SECTION 11. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Collateral Agent, and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12. Waivers; Amendment

(a) No failure or delay of the Collateral Agent or any Secured Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or

14

power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Collateral Agent, subject to any consent required in accordance with Section 9.02 of the Amended and Restated Credit Agreement.

SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

SECTION 14. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address or telecopy number set forth in Schedule I hereto, with a copy to the Company.

SECTION 15. Survival of Agreement; Severability

(a)             All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans by the Lenders and the issuance of Letters of Credit by the Issuing Bank, in each case regardless of any investigation made by or on behalf of any Secured Party, and shall continue in full force and effect until this Agreement shall terminate.

(b)             In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as

15

provided in Section 11. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 17. Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Amended and Restated Credit Agreement shall be applicable to this Agreement.

SECTION 18. Jurisdiction; Consent to Service of Process

(a)             Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a fmal judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any of the Guarantors or their respective properties in the courts of any jurisdiction.

(b)             Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Guarantor hereby appoints the Company as its agent for service of process in the United States and the Company hereby accepts such appointment,

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

16

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 20. Additional Guarantors. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement each Subsidiary that is formed or acquired after the Effective Date and that is a Loan Party is required to execute the Guaranty. Upon execution and delivery after the date hereof by the Collateral Agent and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 21. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or any Guarantor under or with respect to the Obligations is stayed upon the insolvency or bankruptcy of any Borrower or such Guarantor, all such amounts otherwise subject to acceleration under the terms of the Amended and Restated Credit Agreement or any other agreement or instrument evidencing or securing the Obligations shall nonetheless be payable by the Guarantors hereunder, jointly and severally, forthwith on demand by the Collateral Agent.

SECTION 22. Right of Setoff

(a)             If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor then existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document or whether such obligations may be unmatured. The rights of each Secured Party under this Section 21 are in addition to other rights and remedies (including any other rights of setoff) that such Secured Party may have. No Secured Party will, or will permit its Participant to, exercise its rights under this Section 21 without the consent of the Administrative Agent.

(b)             No act or omission of any kind or at any time on the part of any Secured Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Collateral Agent or any other Secured Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Obligation or any defense of any kind or nature which any Guarantor has or may have against any Borrower, any Guarantor or any Secured Party shall be available against the Collateral Agent or any other Secured Party in any suit or action brought by the Collateral Agent or any other Secured Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Guarantor of any such claim by separate suit or compulsory counterclaim. Nothing in this Agreement shall be construed as a waiver by any Guarantor of any rights or

17

claims which it may have against any Secured Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Secured Party separately, it being the intent of this Agreement that each Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Secured Party.

SECTION 23. Maximum Liability

Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Agreement shall be limited to an amount not to exceed as of any date of determination the amount which could be claimed by any Secured Party from such Guarantor under this Agreement without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code (Title 11, U.S.C.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law (the “Avoidance Provisions”) after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor, if any (specifically excluding, however, any liabilities of such Guarantor (i) in respect of intercompany indebtedness to any Borrower or any other Guarantor or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Secured Parties and (ii) under any guaranty of Indebtedness subordinated in right of payment to the Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount). To the end set forth above, but only to the extent that the obligations of a Guarantor hereunder (the “Guaranty Obligations”) would otherwise be subject to avoidance under the avoidance provisions, if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for the Guaranty Obligations, or if the Guaranty Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranty Obligations is deemed to have been incurred for the purposes of the Avoidance Provisions, the maximum Guaranty Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranty Obligations as so reduced, to be subject to avoidance under the Avoidance Provisions.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:
Name:
Title:

Signature Page 19 to Guaranty

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Signature Page 20 to Guaranty

SCHEDULE I
Guarantors

GUARANTORS

ANP Properties I Corp.

Big Star Inc. (f/k/a Supersaver Inc.)

Family Center, Inc.

Futurestore Food Markets, Inc.

Kwik Save, Inc.

Limited Foods, Inc.

Montvale Holdings, Inc.

Richmond Twice, Incorporated

Super Fresh Food Markets of Maryland, Inc.

Super Fresh Food Markets of Virginia, Inc.

Supermarket Distribution Services, Inc.

2008 Broadway, Inc.

1046 Yonkers Ave. Corp.

111 North Avenue Realty Corp.

Clay-Park Realty Co., Inc.

Delaware County Dairies, Inc.

Gramatan Foodtown Corp.

Shopwell, Inc. [MA]

Shopwell, Inc. [NJ]

The Food Emporium, Inc. [NY]

The Food Emporium, Inc. [DE]

The Food Emporium, Inc. [NJ]

The Wine Emporium, Inc. [CT]

APW Supermarket Corporation

The Meadows Plaza Development Corp.

Spring Lane Produce Corp.

Borman’s, Inc.

Bev, Ltd.

Farmer Jack Pharmacies, Inc.

Farmer Jack’s of Ohio, Inc.

S E G Stores, Inc.

Kohl’s Food Stores, Inc. - All Closed

The South Dakota Great Atlantic & Pacific Tea Co., Inc.

Adbrett Corp.

Milik Service Company, LLC

Supermarkets Oil Company, Inc.

Address for Notices:

2 Paragon Drive

Montvale, New Jersey 07645
Attention: Treasurer

Fax: (201) 571-8036

Annex 1 to the Guaranty

SUPPLEMENT NO. [ dated as of [ ], to the Guaranty (the “Guaranty”), dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each of the subsidiaries of the Company listed on Schedule I hereto (each such subsidiary individually, a “Subsidiary” and, collectively, the “Subsidiaries”; and each such Subsidiary and the Company, individually, a “Guarantor” and, collectively, the “Guarantors”) and BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement).

A.            Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement each Subsidiary that is formed or acquired after the Effective Date and that is a Loan Party is required to become a party to the Guaranty. Section 20 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement (this “Supplement”). The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Amended and Restated Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make additional Loans, the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Guarantor agree as follows:

SECTION I. In accordance with Section 20 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, except to the extent a representation and warranty expressly relates solely to a specific date, in which case such representation and warranty shall be true and correct on such date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Guaranty. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Company.

SECTION 8. The New Guarantor agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:
Address:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Schedule I

Guarantors

Exhibit D - Form of Indemnity, Subrogation and Contribution Agreement

INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT, dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each of the other subsidiaries of the Company listed as a “Borrower” on Schedule I hereto (each such subsidiary individually, a “Borrower” and, collectively, the “Borrowers”), each of the other subsidiaries the Company listed as a “Guarantor” on Schedule II hereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”) and BANK OF AMERICA, N.A., (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as such term is defined in the Security Agreement).

Reference is made to (a) the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), Bank of America, as administrative agent (in such capacity, the “Administrative Agent”), and the Collateral Agent and (b) the Guaranty made by each Guarantor in favor of the Secured Parties dated as of December 3, 2007. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Amended and Restated Credit Agreement. The Guarantors have guaranteed the Obligations (as such term is defined in the Guaranty). The Guarantors have granted Liens on and security interests in certain of their assets to secure such guarantees pursuant to (a) the Pledge Agreement and (b) the Security Agreement, and certain other Guarantors have granted Liens on and security interests in certain of their assets to secure such guarantees pursuant to certain other Security Documents. The obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of an agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit , the Guarantors are willing to execute this Agreement.

Accordingly, each Borrower, each Guarantor and the Collateral Agent agree as follows:

1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under the Guaranty, each Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold or otherwise disposed of pursuant to any Security Document to satisfy a claim of

26

any Secured Party, each Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

2.             Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Guarantor under the Guaranty or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Guarantor under Section 1 to the extent of such payment.

3.             Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of each of the Guarantors under Sections 1 and 2 and all other rights of each of the Guarantors in respect of indemnity, contribution or subrogation from any other Loan Party under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all Obligations that are then due and payable whether at maturity, by acceleration or otherwise. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

4. Termination. This Agreement shall survive and be in full force and effect until all of the Obligations (as defined in the Security Agreement) have been indefeasibly paid in full (other than contingent indemnification obligations which, pursuant to the terms of the Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations, survive the termination of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations, the Lenders have no further commitment to lend, the L/C Exposure has been reduced to zero or collateralized to the satisfaction of the Administrative Agent and/or the Issuing Bank has no further commitment to issue Letters of Credit under the Amended and Restated Credit Agreement. A Guarantor shall automatically be released from its obligations hereunder in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of any Borrower (i) in accordance with the terms of Section 6.05 of the Amended and Restated Credit Agreement or (ii) if the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Amended and Restated Credit Agreement) and the terms of such consent did not provide otherwise. Upon the release of a

27

Guarantor from its obligations under this Agreement pursuant to this Section 4, and at the sole expense of such Guarantor, the Collateral Agent shall execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such termination or release. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise.

5.              GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 51402).

6.              No Waiver; Amendment. a. No failure on the part of the Collateral Agent or any Guarantor to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Collateral Agent or any Guarantor preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. None of the Collateral Agent and the Guarantors shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

b. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrowers, the Guarantors and the Collateral Agent, subject to any consent required in accordance with Section 9.02 of the Amended and Restated Credit Agreement.

7.              Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it as provided in the Guaranty, with a copy to the Company.

8.              Binding Agreement; Assignments. Whenever in this Ageement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Neither any Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the consent required in accordance with Section 9.02 of the Amended and Restated Credit Agreement.

9. Survival of Agreement; Severability. a. All covenants and agreements made by each Borrower and each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with this Agreement or the other Loan Documents shall be considered to have been relied upon by the Collateral Agent, the other Secured Parties and each Guarantor and shall survive the making of the Loans by the Lenders and the issuance of Letters

28

of Credit by the Issuing Bank and shall continue in full force and effect until this Agreement shall terminate.

b. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.            Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be effective with respect to any Guarantor when a counterpart bearing the signature of such Guarantor shall have been delivered to the Collateral Agent. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.            Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Amended and Restated Credit Agreement shall be applicable to this Agreement.

12. Additional Guarantors. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement each Subsidiary that is a Loan Party that is formed or acquired after the Effective Date is required to execute the Indemnity, Subrogation and Contribution Agreement. Upon execution and delivery, after the date hereof, by the Collateral Agent and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor hereunder. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:
Name:
Title:

Signature Page 30 of Indemnity, Subrogation and Contribution Agreement

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Signature Page 31 of Indemnification and Contribution Agreement

BANK OF AMERICA, as Collateral Agent

By:
Name:
Title

Signature Page 32 of Indemnification and Contribution Agreement

SCHEDULE I

BORROWERS

APW Supermarkets, Inc.

Compass Foods, Inc.

Food Basics, Inc.

Hopelawn Property I, Inc.

Lo-Lo Discount Stores, Inc.

McLean Avenue Plaza Corp.

Shopwell, Inc. [DE]

Super Fresh Food Markets, Inc.

Super Fresh/Sav -A- Center, Inc.

Super Market Service Corp.

Super Plus Food Warehouse, Inc.

Tradewell Foods of Conn., Inc.

Waldbaum, Inc.

Pathmark Stores, Inc.

AAL Realty Corp.

Bergen Street Pathmark, Inc.

Bridge Stuart Inc.

East Brunswick Stuart LLC

Lancaster Pike Stuart, LLC

MacDade Boulevard Stuart, LLC

Plainbridge LLC

Upper Darby Stuart, LLC

Schedule II

GUARANTORS

ANP Properties I Corp.

Big Star Inc. (f/k/a Supersaver Inc.)

Family Center, Inc.

Futurestore Food Markets, Inc.

Kwik Save, Inc.

Limited Foods, Inc.

Montvale Holdings, Inc.

Richmond Twice, Incorporated

Super Fresh Food Markets of Maryland, Inc.

Super Fresh Food Markets of Virginia, Inc.

Supermarket Distribution Services, Inc.

2008 Broadway, Inc.

1046 Yonkers Ave. Corp.

1 I l North Avenue Realty Corp.

Clay-Park Realty Co., Inc.

Delaware County Dairies, Inc.

Gramatan Foodtown Corp.

Shopwell, Inc. [MA]

Shopwell, Inc. [NJ]

The Food Emporium, Inc. [NY]

The Food Emporium, Inc. [DE]

The Food Emporium, Inc. [NJ]

The Wine Emporium, Inc. [CT]

APW Supermarket Corporation

The Meadows Plaza Development Corp.

Spring Lane Produce Corp.

Borman’s, Inc.

Bev, Ltd.

Farmer Jack Pharmacies, Inc.

Farmer Jack’s of Ohio, Inc.

S E G Stores, Inc.

Kohl’s Food Stores, Inc.

The South Dakota Great Atlantic & Pacific Tea Co., Inc.

Adbrett Corp.

Milik Service Company, LLC

Supermarkets Oil Company, Inc.

Annex 1 to the
Indemnity, Subrogation and
Contribution Agreement

SUPPLEMENT NO.           , dated as of              , to the Indemnity, Subrogation and Contribution Agreement, dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each of the other subsidiaries of the Company listed as a “Borrower” on Schedule I hereto (each such subsidiary individually, a “Borrower” and, collectively, the “Borrowers”), each of the other subsidiaries the Company listed as a “Guarantor” on Schedule II hereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”) and BANK OF AMERICA, N.A., (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as such term is defined in the Security Agreement).

A.            Reference is made to (a) the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), Bank of America, as administrative agent (in such capacity, the “Administrative Agent”), and the Collateral Agent and (b) the Guaranty made by each Guarantor in favor of the Secured Parties dated as of December 3, 2007.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Amended and Restated Credit Agreement, as applicable.

C. The Borrowers and the Guarantors have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement each Subsidiary that is a Loan Party that is formed or acquired after the Effective Date is required to execute the Indemnity, Subrogation and Contribution Agreement. Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional Subsidiaries may become Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Amended and Restated Credit Agreement to become a Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lender to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Guarantor by its signature below becomes a Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Guarantor. The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Indemnity, Subrogation and Contribution Agreement shall not in any way be affected or impaired (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement. All

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communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Company.

SECTION 8. The New Guarantor agrees to reimburse the Collateral Agent for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

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IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Supplement to the Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

B y:
Name:
Title:
Address:

BANK OF AMERICA, N.A. as Collateral Agent

B y:
Name:
Title:

Address:

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SCHEDULE I

Borrowers

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SCHEDULE II

Guarantors

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EXHIBIT E: Form of Perfection Certificate

PERFECTION CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among The Great Atlantic & Pacific Tea Company, Inc. (the “Company”), the other borrowers party thereto (such borrowers, together with the Company, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Amended and Restated Credit Agreement or the Security Agreement referred to therein, as applicable.

The undersigned hereby certifies to the Collateral Agent and each other Secured Party that:

1.          Names.

(a)             The exact corporate name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth on Schedule 1(a):

(b)             Set forth on Schedule 1(b) is each other corporate name each Grantor has had in the past five years, together with the date of the relevant change:

(c)             Except as set forth in Schedule 1(c)  hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)             Set forth in Schedule 1(a) hereto is the state of formation of each Grantor, the organizational identification number, if any, of each Grantor that is a registered organization and the Federal Taxpayer Identification Number of each Grantor. Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).

2.          Current Locations.

(a)             The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) attached hereto.

(b)             Set forth in Schedule 2(b) attached hereto are all locations where each Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an *)

(c)             Set forth in Schedule 2(c) are all the locations where each Grantor maintains any Equipment or other Collateral not identified above.

(d)             Set forth in Schedule 2(d) opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraphs 2(a), (b) or (c) above.

(e)             Set forth in Schedule 2(e) opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession as a bailee, consignee or warehouseman of any of the Collateral of such Grantor.

(f)              Set forth on Schedule 2(f) is a list of each deposit account, brokerage account or securities investment account maintained by any Grantor, including the name and address of the institution at which the account is located, the type of account, and the account number. Also set forth on Schedule 2(f) is a true and correct list of all securities intermediaries with respect to any such securities accounts, including the name and address of any such securities intermediary.

(g)             Set forth on Schedule 2(g) is a list of all real property held by each Grantor, whether owned or leased and the name of the Grantor that owns or leases said property.

(h)             Set forth on Schedule 2(h) is a list of all locations currently used by any Grantor as distribution centers or warehouses, to the extent not specifically identified as such in paragraph 2(g) above, in which Collateral of any such Grantor is located. For each such location that is leased by any Grantor, set forth below is the name and address of the landlord of such location. For each such location that is a warehouse, set forth below is the name and address of the operator of such warehouse.

3.               Unusual Transaction. Except for those purchases, acquisitions, and other transactions as set forth in Schedule 3(a) attached hereto or otherwise disclosed in Section 1, all Accounts Receivable have been originated by the Grantors, all Inventory has been acquired by the Grantors from a Person in the ordinary course of business.

4.             File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Amended and Restated Credit Agreement and liens that will be terminated on the Restatement Effective Date.

5.               UCC Filings. Financing statements on Form UCC-1 and Form UCC-3 in substantially the form of Schedule 5 hereto have been prepared for filing in the Uniform Commercial Code filing office in each jurisdiction identified with respect to such Grantor in Section 2 hereof.

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6.               Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Schedule 5 above, each filing and the filing office in which such filing is to be made.

7.               Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest (the “Equity Interests”) held by, directly or indirectly, any Grantor and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 7 is each Equity Interest held by, directly or indirectly, any Grantor that represents 50% or less of the Equity Interests of the Person in which such investment was made. Attached hereto as Schedule 7A is an organizational chart for the Grantors.

8.             Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness with a principal amount of $1,000,000 or more held by any Grantor, including all intercompany notes by any Grantor in favor of any other Grantor or any other Affiliate of such Grantor.

9.             Intellectual Property.

(a)             Attached hereto as Schedule 9(a) is a list of each Grantor’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include the name of the applicable Grantor, the name of the copyright, registration number, and date of registration.) Also attached hereto as Schedule 9(a) is a list of each Grantor’s applications for copyrights (including for copyrights of software) which are pending with the United States Copyright Office. (Please include the name of the applicable Grantor, the name of the copyright for which an application has been filed, application number, and date of application.) Also attached hereto as Schedule 9(a) is a list of copyrights licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the copyright licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

(b)             Attached hereto as Schedule 9(b) is a list of each Grantor’s patents which are registered with the United States Patent Office. (Please include the name of the applicable Grantor, the name of the patent, registration number, and date of registration.) Also attached hereto as Schedule 9(b) is a list of each Grantor’s patents which are pending with the United States Patent Office. (Please include the name of the applicable Grantor, the name of the patent, application number, and date of application.) Also attached hereto as Schedule 9(b) is a list of patents licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the patent licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

(c) Attached hereto as Schedule 9(c) is a list of each Grantor’s registered trademarks, trade names, and service marks. (Please include name of each trademark, registration number, date of registration, and jurisdiction in which the trademark is registered) Also attached hereto as Schedule 9(c) is a list of each Grantor’s applications for trademarks, trade names, and service marks. (Please include name of each trademark, application number, date of application, and jurisdiction in which the application is pending) Also attached hereto as Schedule 9(c) is a list

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of trademarks licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the copyright licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

10.           Commercial Tort Claims. Attached hereto as Schedule 10 is a true and correct list of commercial tort claims with a value in excess of $500,000 held by any Grantor, including a brief description thereof.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this              day of                  , 20   .

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:
Name:
Title:

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EXHIBIT F - Form of Pledge Agreement

PLEDGE AGREEMENT (this “Agreement”), dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each Subsidiary of the Company listed on Schedule I hereto (each such Subsidiary individually a “Subsidiary Pledgor” and collectively, the “Subsidiary Pledgors”; the Company and the Subsidiary Pledgors are referred to collectively herein as the “Pledgors”), BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement defined below).

Reference is made to (a) the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral Agent, (b) the Guaranty, dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors named therein (the “Guarantors”) in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties, and (c) the Security Agreement, dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors named therein and the Collateral Agent. Capitalized terms used herein and not defined herein shall have meanings assigned to such terms in the Amended and Restated Credit Agreement. Unless otherwise defined herein or in the Amended and Restated Credit Agreement or the Security Agreement or the context otherwise requires, the following terms, together with uncapitalized terms used herein which are defined in the UCC (as defined in the Amended and Restated Credit Agreement), have the respective meanings provided in the UCC: (i) Certificated Security, (ii) Financial Asset; (iii) Investment Property; (iv) Payment Intangibles; (v) Proceeds; (vi) Securities Account; (vii) Securities Intermediary; (viii) Security; (ix) Security Certificate; (x) Uncertificated Security; and (xi) Security Entitlement.

The Lenders have agreed to make Loans to the Borrowers, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Amended and Restated Credit Agreement. Pursuant to the Guaranty each of the Guarantors has agreed to guarantee, among other things, all the obligations of the Borrowers under the Amended and Restated Credit Agreement and the other Loan Documents. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Pledgors of an agreement in the form hereof to secure the Obligations (as defined in the Security Agreement).

Accordingly, the Pledgors and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

1. Pledge. As security for the payment and performance, as the case may be, in full of the Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, each Pledgor hereby pledges to the Collateral Agent, its successors and assigns, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of the Pledgor’s right, title and interest in, to and under: (a) all Equity Interests owned by it representing ownership interests in the Subsidiaries listed on Schedule II hereto and any Equity Interests representing ownership interests in any Subsidiaries obtained in the future by each Pledgor and all other Securities, Securities Entitlements, Securities Accounts and other Investment Property or Financial Asset and the Security Certificates and/or Instruments representing all such Equity Interests (the “Pledged Securities”); provided that the Pledged Securities shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (ii) to the extent that applicable law requires that a Subsidiary of the Pledgor issue directors’ qualifying shares, such qualifying shares, (iii) any permit, lease, license, contract, agreement, or other instrument to which any Pledgor is a party to the extent such Pledgor is prohibited from granting a Lien in its rights thereunder pursuant to the terms of such permit, lease, license, contract, agreement, or other instrument or under applicable law (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), provided that the Proceeds from any such lease, license, contract, agreement, or other instrument shall not be excluded from the definition of Collateral to the extent that the assignment of such Proceeds is not prohibited, (iv) the Bermuda Shares (as defined in the Security Agreement) and (v) the joint venture interest owned by Waldbaum, Inc. in McLean Plaza Associates to the extent Waldbaum, Inc. is prohibited from granting a Lien in its rights therein pursuant to the terms of any shareholder or other agreement relating to such joint venture, provided that the Proceeds from such joint venture interest shall not be excluded from the definition of Collateral to the extent that the assignment of such Proceeds is not prohibited; (b) subject to Section 5, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable, in respect of, in exchange for or upon the conversion of the Pledged Securities referred to in clause (a) above; (c) subject to Section 5, all rights and privileges of the Pledgor with respect to the Pledged Securities and other property referred to in clauses (a) and (b) above; and (d) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Collateral”). Upon delivery to the Collateral Agent, (a) any stock certificates or other Certificated Securities now or hereafter included in the Collateral shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (b) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the Pledged Securities theretofore and then being pledged hereunder, which schedule shall be attached hereto as Schedule II and made a part hereof. Each schedule so delivered shall supplement any prior schedules so delivered.

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

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2.              Delivery of the Collateral

a.               Each Pledgor agrees promptly to:

i.                in the case of Collateral constituting Certificated Securities, transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery to the Collateral Agent or its nominee or custodian, such Collateral to be in suitable form for transfer by delivery, or accompanied by undated instruments of transfer or assignment duly executed in blank;

ii.               in the case of Collateral constituting Uncertificated Securities, (A) register the same on the books and records of the issuer thereof in the name of the Collateral Agent or its nominee or custodian (who may not be a Securities Intermediary) or (B) cause the issuer thereof to execute and deliver an effective agreement, substantially in form reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees that it will comply with instructions originated by the Collateral Agent or such nominee or custodian without further consent of the registered owner of such Collateral or any other Person;

iii.              in the case of Collateral constituting Security Entitlements or other Financial Assets deposited in or credited to a Securities Account, (A) complete all actions necessary to constitute the Collateral Agent or its nominee or custodian the entitlement holder with respect to each such Security Entitlement or (B) cause the relevant Securities Intermediary to execute and deliver an effective control agreement pursuant to which such Securities Intermediary agrees to comply with all entitlement orders originated by the Collateral Agent or such nominee or custodian without further consent by the relevant entitlement holder or any other Person;

iv.             in the case of Equity Interests which do not constitute Securities, (A) comply with the provisions of clause (i) above for each such item of Collateral which is represented by a certificate and (B) comply with the provisions of clause (ii) above for each such item of Collateral which is not evidenced by a certificate;

v.              in the case of cash, comply with the provisions of Section 5.14 of the Amended and Restated Credit Agreement; and

vi.             upon the Collateral Agent’s request, in each case perform or cause the performance of such additional or alternative procedures as may hereafter become appropriate to grant control of, or otherwise perfect a security interest in, any Collateral in favor of the Collateral Agents or their nominee or custodian, consistent with changes in applicable Law or regulations or the interpretation thereof.

b. After the Restatement Effective Date, promptly upon any Pledgor acquiring any Pledged Securities, and any original certificates or other instruments or documents representing such Pledged Securities, such Pledgor shall deliver or cause to be delivered to the Collateral Agent such Pledged Securities in accordance with the applicable requirements of Paragraph 2(a) hereof.

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3. Representations, Warranties and Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Collateral pledged by it hereunder, to and with the Collateral Agent that:

a.             the Pledged Securities represent that percentage as set forth on Schedule II of the issued and outstanding Equity Interests of each class of the Equity Interests of the issuer with respect thereto;

b.             except for the security interest granted hereunder and except as may otherwise be permitted pursuant to Sections 6.02 and 6.05 of the Amended and Restated Credit Agreement, the Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the same free and clear of all Liens other than Liens in favor of the Collateral Agent for the benefit of Secured Parties, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than pursuant hereto, and (iv) will cause any and all Collateral, whether for value paid by the Pledgor or otherwise, to be forthwith pledged or assigned hereunder, and, to the extent required by terms hereof, delivered to or deposited with the Collateral Agent;

c.             no Collateral is in the possession or control of any Person asserting any claim thereto or security interest therein, except that the Collateral Agent or its nominees, custodian or a Securities Intermediary acting on its behalf may have possession and/or control of Collateral as contemplated hereby and by the other Loan Documents;

d.             the Pledgor (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Liens expressly permitted by Section 6.02 of the Amended and Restated Credit Agreement arising by operation of law) however arising, of all persons whomsoever;

e.             no consent of any other person (including equity holders or creditors of any Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity of the pledge effected hereby, or to the exercise by the Collateral Agent of its remedies hereunder, including the disposition of the Collateral upon the occurrence of an Event of Default in accordance with the terms of the Loan Documents;

f.              by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Collateral are delivered to the Collateral Agent in accordance with this Agreement together with the other instruments of transfer described in Sections 1 and 2 hereof, the Collateral Agent will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations, subject only to Liens permitted under Section 6.02 of the Amended and Restated Credit Agreement;

g.             the pledge effected hereby is effective to vest in the Collateral Agent, on behalf of the Secured Parties, the rights of a secured party in the Collateral as set forth herein;

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h.             all of the Pledged Securities have been duly authorized and validly issued and are fully paid and (to the extent representing the capital stock of a corporation) nonassessable;

i.              all information set forth herein relating to the Pledged Securities is accurate and complete in all material respects as of the date hereof;

j.              the pledge of the Pledged Securities pursuant to this Agreement does not violate Regulation T, U or X of the Federal Reserve Board or any successor thereto as of the date hereof;

k.             on or prior to the Effective Date, such Pledgor shall deliver its Perfection Certificate to the Collateral Agent and shall cause all filings and recordings and other actions specified on Schedule 3.15(b) and Schedule 3.15(c) to the Amended and Restated Credit Agreement to have been completed. The information set forth in the Perfection Certificate shall be correct and complete as of the Effective Date;

1. such Pledgor will not change its name or location (determined as provided in Section 9-307 of the UCC) in any manner, in each case unless it shall have given the Collateral Agent at least fifteen (15) days’ (or such shorter period of time as may be agreed to by the Collateral Agent) prior notice thereof. Such Pledgor shall not in any event change its name or location (determined as provided in Section 9-307 of the UCC), if such change would cause the Security Interests in any Collateral to lapse or cease to be perfected unless such Pledgor has taken on or before the date of lapse all actions necessary to ensure that the Security Interests in the Collateral do not lapse or cease to be perfected;

m.            such Pledgor will not sell, exchange, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interests and Liens permitted under Section 6.02 of the Amended and Restated Credit Agreement) on any Collateral except that, such Pledgor may sell, exchange, assign or otherwise dispose of, or grant options with respect to, Collateral to the extent permitted by the Amended and Restated Credit Agreement, whereupon, in the case of any such disposition, the Security Interests created hereby in such item (but not in any Proceeds received by such Pledgor arising from such disposition) shall cease immediately without any further action on the part of the Collateral Agent;

n.             in the event that any issuer of Collateral at any time issues any additional or substitute stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other instruments to such Pledgor, such Pledgor will promptly deliver all such items to the Collateral Agent in accordance with Section 2 to hold as Collateral hereunder.

o. such Pledgor will, promptly upon request, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement.

4. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the Pledgors, endorsed or assigned in blank or in favor of the

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Collateral Agent or, upon the occurrence and during the continuance of an Event of Default, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Prior to the occurrence of an Event of Default, the Collateral Agent shall have the right (as it reasonably deems necessary), and after the occurrence of and during the continuance of an Event of Default shall have the absolute right, to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

5.                                                                                      Voting Rights; Dividends and Interest, etc.

a. Unless and until an Event of Default shall have occurred and be continuing and delivery by the Collateral Agent to the applicable Pledgor of a notice of its intent to exercise its rights hereunder:

i.              Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Amended and Restated Credit Agreement and the other Loan Documents; provided, however, that such Pledgor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of any of the Secured Parties under this Agreement or the Amended and Restated Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

ii.             The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to paragraph (b) below.

b. Unless and until a Triggering Event shall have occurred, each Pledgor shall be entitled to receive and retain any and all cash dividends, interest and principal paid on the Pledged Securities to the extent and only to the extent that such cash dividends, interest and principal are permitted by, and otherwise paid in accordance with, the terms and conditions of the Amended and Restated Credit Agreement, the other Loan Documents and applicable laws. All Pledged Securities, whether received as a dividend or other distribution, or resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, and all Pledged Securities in respect thereof shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

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c.               Upon the occurrence of Triggering Event, all rights of any Pledgor to dividends, interest or principal that such Pledgor is authorized to receive pursuant to paragraph (b) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest or principal. All dividends, interest or principal received by the Pledgor contrary to the provisions of this Section 5 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be promptly deposited in the Agent’s Account or otherwise delivered to the Collateral Agent in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (c) shall be applied in accordance with Section 5.14 of the Amended and Restated Credit Agreement.

d.             Upon the occurrence and during the continuance of an Event of Default and delivery by the Collateral Agent to the applicable Pledgor of a notice of its intent to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 5, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 5, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, such Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

6.                     Remedies upon Default.

a.             Upon the occurrence and during the continuance of an Event of Default, subject to applicable regulatory and legal requirements, the Collateral Agent may sell the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it commercially reasonable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

b.             The Collateral Agent shall give a Pledgor ten (10) days’ prior written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of such Pledgor’s Collateral. Such notice shall contain the information specified in Section 9-613 of the UCC and, in the case

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of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange and, in the case of a private sale, shall state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine to be commercially reasonable. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 6, any Secured Party may bid for or purchase, free from any right of redemption, stay or appraisal on the part of any Pledgor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to it from such Pledgor as a credit against the purchase price, and it may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Pledgor therefor. For purposes hereof, (a) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (b) the Collateral Agent shall be free to carry out such sale pursuant to such agreement and (c) such Pledgor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full; provided, however, that all proceeds from such sale shall be applied in the manner provided in Section 7 below. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-627 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions.

7.                                      Application of Proceeds of Sale.

a. After the occurrence of and during the continuance of an Event of Default, the proceeds of any sale of Collateral pursuant to Section 6, as well as any Collateral consisting of cash, shall be applied by the Collateral Agent in accordance with Section 6.02 of the Security Agreement.

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b. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser of purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

8.                                      Reimbursement of Collateral Agent.

a.             Without limitation of its indemnification obligations under the other Loan Documents, each Pledgor agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, other charges and disbursements of its counsel and of any experts or agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by such Pledgor to perform or observe any of the provisions hereof.

b.             Without limitation of its indemnification obligations under the other Loan Documents, each Pledgor agrees to indemnify the Collateral Agent and each Indemnitee (as defined in Section 9.03(b) of the Amended and Restated Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, other charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

c. Any amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 8 shall remain operative and in full force and effect regardless of the termination of his Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 8 shall be payable on written demand therefor and shall bear interest at the rate specified in Section 2.13(c) of the Amended and Restated Credit Agreement.

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9.                                      Collateral Agent Appointed Attorney-in-Fact

a. Each Pledgor hereby appoints the Collateral Agent and any other officer or agent thereof the true and lawful attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem reasonably necessary or advisable (in its reasonable judgment) to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, (i) upon the occurrence and during the continuance of a Triggering Event, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any interest or dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, and to take any other action necessary to effectuate the provisions of Section 5(c) hereof and (ii) upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and to make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

10.                               Waivers; Amendment

a.             No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle such Pledgor to any other or further notice or demand in similar or other circumstances.

b.             Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent and

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the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Amended and Restated Credit Agreement.

11.            Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 11 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

12.            Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Amended and Restated Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Amended and Restated Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations or (d) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other

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Pledgor under any Loan Document or any other agreement or instrument evidencing or securing any Obligation, by operation of law or otherwise; (e) any change in the existence, structure or ownership of any Pledgor, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Pledgor or its assets or any resulting disallowance, release or discharge of all or any portion of any Obligation; (f) the existence of any claim, set-off or other right which any Pledgor may have at any time against the Borrower, any other Pledgor, any Agent, any other Secured Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (g) any failure by any Secured Party: (A) to file or enforce a claim against any Pledgor or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Pledgor of any new or additional indebtedness or obligation under or with respect to the Obligations; (C) to commence any action against any Pledgor; (D) to disclose to any Pledgor any facts which such Secured Party may now or hereafter know with regard to any Pledgor; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Obligations; (h) any direction as to application of payment by the Borrowers, any other Pledgor or any other Person; (i) any subordination by any Secured Party of the payment of any Obligation to the payment of any other liability (whether matured or unmatured) of any Pledgor to its creditors; (j) any act or failure to act by any Collateral Agent or any other Secured Party under this Agreement or otherwise which may deprive any Pledgor of any right to subrogation, contribution or reimbursement against any other Pledgor or any right to recover full indemnity for any payments made by such Pledgor in respect of the Obligations; (k) any other act or omission to act or delay of any kind by any Pledgor or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Pledgor’s obligations hereunder; or (1) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Obligations and the termination of the commitments of the Lenders).

13.                 Termination or Release

a.               This Agreement and the security interests granted hereby shall terminate when all the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations with respect to then unasserted claims which, pursuant to the terms of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations, survive the termination of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations, the Lenders have no further commitment to lend, the L/C Exposure and any Obligations in respect of Bank Products or Cash Management Services have been reduced to zero or collateralized to the satisfaction of the Administrative Agent and the Issuing Bank has no further commitment to issue Letters of Credit under the Amended and Restated Credit Agreement.

b.              In the event that all of the Equity Interests of such Pledgor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of any Borrower (i) in accordance with the terms of Section 6.05 of the Amended and Restated Credit Agreement or (ii) if the Required Lenders shall have consented to such sale, transfer or other disposition (to the

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extent required by the Amended and Restated Credit Agreement) and the terms of such consent did not provide otherwise, the security interest in such Collateral shall be automatically released.

c. In connection with any termination or release pursuant to paragraph (a) or (b), the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Collateral Agent.

14.            Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement. All communications and notices hereunder to any Subsidiary Pledgor shall be given to it at the address for notices set forth on Schedule I.

15.            Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Collateral or any part thereof or in order better to assure and confirm unto the Collateral Agent its rights and remedies hereunder. Such Pledgor will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, execute, deliver, file and record any financing statement, specific assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC) that from time to time may be necessary or advisable, or that the Collateral Agent may request, in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Collateral Agent and the Secured Parties to obtain the full benefit of this Agreement or to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral. Such Pledgor shall maintain the security interests created by this Agreement as security interests having at least the priority described in Section 3(b) and shall defend such security interests and such priority against the claims and demands of all Persons to the extent adverse to such Pledgor’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents. To the extent permitted by applicable Law, such Pledgor hereby authorizes the Collateral Agent to execute and file, in the name of such Pledgor or otherwise and without the signature or other separate authorization or authentication of such Pledgor appearing thereon, such UCC financing statements or continuation statements as the Collateral Agent in its sole discretion may deem necessary or appropriate to further perfect or maintain the perfection of the Security Interests. The Pledgors shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.

16. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter

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shall be binding upon such Pledgor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Pledgor shall have the right to assign its rights hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. A Pledgor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Pledgor shall be automatically released in the event that all the capital stock of such Pledgor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of any Borrower (i) in accordance with the terms of Section 6.05 of the Amended and Restated Credit Agreement or (ii) if the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Amended and Restated Credit Agreement) and the terms of such consent did not provide otherwise. Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Amended and Restated Credit Agreement to any person that is not a Pledgor, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02(b) of the Amended and Restated Credit Agreement, the security interest in such Collateral shall be automatically released. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.

17.               Survival of Agreement; Severability

a.               All covenants, agreements, representations and warranties made by each Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Bank, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

b.              In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

19.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute

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a single contract, and shall become effective as provided in Section 16. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

20.          Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Amended and Restated Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. This Agreement governs relationship between the parties hereto relating to the Collateral described herein; in the event of any conflict between the provisions of this Agreement and the provisions of the Security Agreement, this Agreement shall control.

21.          Jurisdiction; Consent to Service of Process.

a.             Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any of the Pledgors or their respective properties in the courts of any jurisdiction.

b.             Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

c. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

22. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

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ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23.          Additional Pledgors. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement, each Subsidiary of the Company that that was not in existence or not a Subsidiary on the date of the Amended and Restated Credit Agreement is required to become a Loan Party and to enter in this Agreement as a Subsidiary Pledgor upon becoming a Subsidiary if such Subsidiary owns or possesses property of a type that would be considered Collateral hereunder. Upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Subsidiary Pledgor hereunder with the same force and effect as if originally named as a Subsidiary Pledgor herein. The execution and delivery of such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Agreement. In addition to the foregoing, the Company shall cause each Person that owns the Equity Interests of a Subsidiary of the Company that is a Loan Party that was not in existence or not a Subsidiary on the date of the Amended and Restated Credit Agreement promptly upon acquiring such Equity Interests to enter in this Agreement as a Subsidiary Pledgor (to the extent not already a party hereto). Each Pledgor hereby authorizes the Collateral Agent to supplement this Agreement by supplementing the Schedules hereto or adding additional schedules hereto to specifically identify any Pledgor or Equity Interest that becomes subject to this Agreement.

24.          Execution of Financing Statements

Pursuant to Section 9-509 of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions, each Pledgor authorizes the Collateral Agent to file financing statements with respect to the Collateral owned by it without the signature of such Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines are necessary to perfect the security interests of the Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. Each Pledgor also authorizes the Collateral Agent to take any and all actions required by any applicable Law to perfect and protect the security interest granted hereunder. Each Pledgor shall provide the Collateral Agent with any information the Collateral Agent shall reasonably request in connection with any of the foregoing.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
B y:
Name:
Title:

Signature Page to Pledge Agreement

EACH OF THE SUBSIDIARY PLEDGORS LISTED ON SCHEDULE I HERETO
B y:
Name:
Title:

Signature Page to Pledge Agreement

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name: Stephen L. DeMenna
Title: Managing Director

Signature Page to Pledge Agreement

SCHEDULE I

Subsidiary Pledgors

SCHEDULE II

Capital Stock

Annex 1 to the
Pledge Agreement

SUPPLEMENT NO.                  , dated as of                          , 20   to the PLEDGE AGREEMENT (the “Pledge Agreement”), dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), each Subsidiary of the Company listed on Schedule I hereto (each such Subsidiary individually a “Subsidiary Pledgor” and collectively, the “Subsidiary Pledgors”; the Company and the Subsidiary Pledgors are referred to collectively herein as the “Pledgors”) and Bank of America, N.A., a national banking association (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement defined below).

a.               Reference is made to (a) the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral Agent, (b) the Guaranty, dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the guarantors named therein in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties and (c) the Security Agreement, dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors named therein and the Collateral Agent.

b.              Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

c. The Pledgors have entered into the Pledge Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement, each Subsidiary of the Company that was not in existence or not a Subsidiary on the date of the Amended and Restated Credit Agreement is required to become a Loan Party and to enter into the Pledge Agreement as a Subsidiary Pledgor upon becoming a Subsidiary if such Subsidiary owns or possesses property of a type that would be considered Collateral under the Pledge Agreement. Section 23 of the Pledge Agreement provides that such Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Amended and Restated Credit Agreement to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Pledgor agree as follows:

SECTION 1. In accordance with Section 23 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby agrees (a) to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Pledge Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement) of the New Pledgor. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2. The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule of all its Pledged Securities.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 51402).

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

SECTION 9. The New Pledgor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

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IN WITNESS WHEREOF, the New Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[Name of New Pledgorl

B y:
Name:
Title:

BANK OF AMERICA, as Collateral Agent

By:
Name:
Title:

Schedule I

Subsidiary Pledgors

Pledged Securities of the New Pledgor

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

[To be completed and attached to Supplement No.

EXHIBIT G - Form of Security Agreement

SECURITY AGREEMENT (this “Agreement”) dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the “Company”), a Maryland corporation, each subsidiary of the Company listed on Schedule I hereto (each such subsidiary individually a “Borrower” and collectively with the Company, the “Borrowers”), each subsidiary of the Company listed on Schedule II hereto (each such subsidiary individually a “Guarantor” and collectively, the “Guarantors”; each other subsidiary of the Borrowers or the Guarantors which hereafter becomes party hereto in accordance with Section 4.17 (the Borrowers, the Guarantors and such other subsidiaries are also referred to collectively herein as the “Grantors”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

Reference is made to (a) the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral Agent, and (b) the Guaranty dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors in favor of the Collateral Agent for its own benefit and for the benefit of the other Secured Parties. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Amended and Restated Credit Agreement. Each of the Guarantors has agreed to guarantee, among other things, all the obligations of the Borrowers under the Amended and Restated Credit Agreement and the other Loan Documents. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Amended and Restated Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon and obligations to provide cash collateral, (iii) obligations to repay overdraft amounts plus interest, if any, customarily applied on overdrafts and all obligations (including without limitation fees, costs, expenses and indemnities) owed to any Lender or an Affiliate of a Lender arising from any Bank Products or Cash Management Services provided by a Lender or Affiliate of a Lender to any Loan Party and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties

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under the Amended and Restated Credit Agreement and the other Loan Documents, (b) the due and punctual perfoimance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Amended and Restated Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement or the other Loan Documents (including, without limitation, the Obligations (as defined in the Guaranty) of the Guarantors pursuant to the Guaranty), and (d) the due and punctual payment and performance of all obligations of the Borrowers under each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into (all the monetary and other obligations described in the preceding clauses (a) through (d) being collectively called the “Obligations”).

Accordingly, the Grantors and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definition of Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit Agreement and all references to the Uniform Commercial Code or “UCC” shall mean the Uniform Commercial Code in effect in the State of New York as of the date hereof and any uncapitalized terms used herein which are defined in the UCC have the respective meanings provided in the UCC; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9, and provided further that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.02                Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

“Accessions” shall have the meaning given that term in the UCC.

“Account Debtor” shall mean any person who is or who may become obligated to any Grantor under, with respect to or on account of a Receivable.

“Accounts” shall mean “accounts” as defined in the UCC, and all right, title and interest of any Grantor to payment for goods and services sold or leased, including any such right evidenced by Chattel Paper, whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including, without limitation, (i) accounts receivable from Affiliates of the Grantors, (ii) health-care insurance

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receivables (as defined in the UCC), and (iii) account receivables, receivables and rights to payment arising out of the use of a credit or charge card or information contained on or used with that card.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Amended and Restated Credit Agreement” shall have the meaning given to that term in the preliminary statement of this Agreement.

“Bermuda Shares” means the voting stock of A&P Bermuda Limited, directly or indirectly owned by the Company.

“Blocked Account Bank” shall have the meaning given that term in Section 5.01(b).

“Blue Sky Laws” shall have the meaning given that term in Section 6.01(c) of this Agreement.

“Books and Records” means all instruments, files, records, ledger sheets and documents covering or relating to any of the Collateral.

“Certificate of Title” means a certificate of title, certificate of ownership or other registration certificate issued or required to be issued under the certificate of title or other similar Laws of any state for any Equipment or Inventory of any Grantor.

“Certificated Collateral” means each item of Equipment or Inventory which is or is required to be evidenced by a Certificate of Title issued under the motor vehicle or other applicable Laws of any jurisdiction.

“Chattel Paper” shall have the meaning given that term in the UCC.

“Claims” means all “commercial tort claims” (as defined in the UCC), including, without limitation, each of the claims described on Schedule VII hereto, as such Schedule may be amended, modified or supplemented from time to time, and also means and includes all claims, causes of action and similar rights and interests (however characterized) of a Grantor, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings.

“Collateral” shall mean all personal property of each Grantor, including, without limitation, all: (a) Accounts Receivable, (b) Chattel Paper, (c) Claims, Judgments and/or Settlements, (d) Deposit Accounts and securities accounts (as defined in the UCC) and all cash and cash equivalents or other assets in each such account, (e) Documents, (f) Equipment, (g) Fixtures, (h) General Intangibles (including Payment Intangibles and Intellectual Property), (i) Goods, (j) Instruments, (k) Inventory, (1) Investment Property, (m) Letter-of-Credit Rights, (n) Software, (o) Supporting Obligations, (p) money, policies and certificates of insurance, deposits,

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cash, or other property, (q) all Books and Records and information relating to any of the foregoing ((a) through (p)) and/or to the operation of any Grantor’s business, and all rights of access to such Books and Records, and information, and all property in which such Books and Records, and information are stored, recorded and maintained, (r) all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ((a) through (q)) or otherwise, (s) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (r)), including the right of stoppage in transit, and (t) any of the foregoing, whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that Collateral shall not include (i) the Bermuda Shares, (ii) any permit, lease, license, contract, agreement, joint venture agreement, or other instrument to which any Grantor is a party and any Equity Interests in a joint venture to the extent such Grantor is prohibited from granting a Lien in its rights thereunder pursuant to the terms of such permit, lease, license, contract, agreement, or other instrument, the shareholder or other similar agreement governing such joint venture, or under applicable law (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), provided that the Proceeds from any such lease, license, contract, agreement, or other instrument or such Equity Interests in a joint venture shall not be excluded from the definition of Collateral to the extent that the assignment of such Proceeds is not prohibited, and provided further that in no event shall the foregoing exclusions apply to any Subject Lease or any Third Party Lease (as defined in the Mortgages), (iii) any Excluded Equipment owned by any Grantor on the date hereof or hereafter acquired; provided that all proceeds paid or payable to any Grantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such Excluded Equipment and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Indebtedness secured by such Excluded Equipment; (iv) any United States intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would impair the validity or enforceability of such intentto-use trademark applications; (v) assets or Equity Interests acquired by any Grantor after the date hereof in an acquisition permitted by the Amended and Restated Credit Agreement to the extent such assets or Equity Interests are subject to Liens permitted by Section 6.02(d) of the Amended and Restated Credit Agreement and the documents applicable to such Liens prohibit creation of any other security interest on such assets, (vi) any voting Equity Interests of a Foreign Subsidiary in excess of 65% of all outstanding voting Equity Interests of such Foreign Subsidiary and (vii) Fixtures located on, at or in, or affixed to, any Principal Property; and provided, further, that the term “Collateral” as used in this Agreement shall not include any “Collateral” as defined in the Pledge Agreement.

“Commodity Account” shall have the meaning given that term in the UCC.

“Commodity Intermediary” shall have the meaning given that term in the UCC.

“Computer Hardware” means all computer and other electronic data processing hardware of a Grantor, whether now or hereafter owned, licensed or leased by such Grantor, including,

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without limitation, all integrated computer systems, networks, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, storage devices, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Control” with respect to (i) Deposit Accounts, shall have the meaning given that term in section 9-104 of the UCC; (ii) Electronic Chattel Paper, shall have the meaning given that term in section 9-105 of the UCC; (iii) Investment Property, shall have the meaning given the term in section 9-106 of the UCC; and (iv) Letter-of-Credit Rights, shall have the meaning given that term in section 9-107 of the UCC.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party, whether exclusive or non-exclusive, under any Copyright now or hereafter owned by any Grantor, whether or not registered, or which such Grantor otherwise has the right to license, or granting any right, whether exclusive or non-exclusive, to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country (whether or not the underlying works of authorship have been published), whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III and any renewals and extensions thereof, (c) all Software, computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing, (d) all tangible property embodying or incorporating any or all of the foregoing, whether in completed form or in some lesser state of completion, and all masters, duplicates, drafts, versions, variations and copies thereof, in all formats, (e) all claims for, and rights to sue for, past, present and future infringement of any of the foregoing, (f) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Copyright Licenses in connection therewith, (g) all rights in any of the foregoing, arising under the Laws of the United States, to copy, record, synchronize, broadcast, transmit, perform, distribute, create derivative works of, and/or display any of the foregoing or any matter which is the subject of any of the foregoing in any manner and by any process now known or hereafter devised, and (h) the name and title of each Copyright item and all rights of any Grantor to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition, anti-cybersquatting and/or the rules and principles of any other applicable statute, common law or other rule or principle of law now existing or hereafter arising.

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“Daily Receipts” shall mean all amounts received by the Company and the other Grantors, whether in the form of cash, checks, any moneys received or receivable in respect of charges made by means of credit cards, and other negotiable instruments, in each case as a result of the sale of Inventory.

“Deposit Account” shall have the meaning given that term in the UCC and shall also include all demand, time, savings, passbook, or similar accounts maintained with a bank or other financial institution, whether or not evidenced by an Instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and Instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Documents” shall have the meaning given that term in the UCC.

“Electronic Chattel Paper” shall have the meaning given that term in the UCC.

“Equipment” shall mean “equipment”, as defined in the UCC, and shall also mean all Computer Hardware, furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Grantor’s business, and any and all Accessions or additions thereto, and substitutions therefor.

“Excluded Equipment” means at any date any assets of any Grantor which are subject toa Lien securing Indebtedness permitted by Section 6.01(v) of the Amended and Restated Credit Agreement or a purchase money obligation permitted by Section 6.01(vii) of the Amended and Restated Credit Agreement if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not a Borrower or a Guarantor contained in the agreements or documents granting or governing such Indebtedness or purchase money obligation prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the applicable Grantor and (ii) such restriction relates only to the asset or assets acquired by the applicable Grantor with the proceeds of such Indebtedness or purchase money obligation and attachments thereto or substitutions therefor.

“Financing Statement” shall have the meaning given that term in the UCC.

“Fixtures” shall have the meaning given that term in the UCC.

“General Intangibles” shall mean “general intangibles” as defined in the UCC, and all choses in action and causes of action and all other assignable intangible personal property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including all Payment Intangibles, all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities which interests do not constitute Securities, corporate or other business records, indemnification claims, contract rights (including rights under personal property leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Receivables.

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“Goods” shall have the meaning given that term in the UCC.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, technology, confidential or proprietary technical and business information, know-how, show-how, data or information, domain names, mask works, customer lists, vendor lists, subscription lists, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Instruments” shall have the meaning given that term in the UCC.

“Inventory” shall mean “inventory” as defined in the UCC, and all goods of any Grantor, whether now owned or hereafter acquired, held for sale or lease, or furnished or to be furnished by any Grantor under contracts of service, or consumed in any Grantor’s business, including raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts, and all such goods that have been returned to or repossessed by or on behalf of any Grantor.

“Investment Property” shall have the meaning given that term in the UCC.

“Judgments” shall mean all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.

“Letter-of-Credit Right” shall have the meaning given that term in the UCC and shall also mean any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded, or is at the time entitled to demand, payment or performance.

“Letters of Credit” shall have the meaning given that term in the UCC.

“License” shall mean any Patent License, Trademark License, Copyright License, software license or other license or sublicense to which any Grantor is a party, including those listed on Schedule IV.

“Obligations” shall have the meaning given to that term in the preliminary statement of this Agreement.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all

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applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule V, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Intangible” shall have the meaning given that term in the UCC and shall also mean any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Perfection Certificate” shall mean a certificate substantially in the form of Annex 1, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer and the chief legal officer of the Company.

“Proceeds” shall mean “proceeds” as defined in the UCC, and any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent pursuant to the provisions of the Amended and Restated Credit Agreement, this Agreement or otherwise in respect of any Collateral, (b) in the case of Collateral constituting Intellectual Property, any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of. or any unfair competition with, any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” shall mean all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper and all Letter-of-Credit Rights.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Issuing Bank, (e) each counterparty to a Hedging Agreement entered into with any Borrower if such counterparty was a Lender or an Affiliate of a Lender at the time the Hedging Agreement was entered into, (0 the beneficiaries of each indemnification obligation undertaken by any Grantor under any Loan Document, (g) any Lender or Affiliate of a Lender in respect of obligations owed to such Lender or Affiliate of a Lender Bank arising from any Bank Products or Cash Management Services provided by such Lender or Affiliate of a Lender to any Loan Party and (h) the successors and assigns of each of the foregoing.

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“Securities Act” shall have the meaning given that term in Section 6.01(c) of this Agreement.

“Securities Account” shall have the meaning given that term in the UCC.

“Securities Intermediary” shall have the meaning given that term in the UCC.

“Security” shall have the meaning given that term in the UCC.

“Security Interest” shall have the meaning given that term in Section 2.01.

“Settlements” shall mean all right, title and interest of a Grantor in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.

“Software” shall have the meaning given that term in the UCC.

“Supporting Obligation” shall have the meaning given that term in the UCC and shall also refer to a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter arising, used, acquired or owned by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names, and other identifiers of source or goodwill, along with all prints and labels on which any of the foregoing have appeared or appear, package and other designs, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof; and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States, or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule VI, (b) all goodwill associated therewith or symbolized thereby and (c) all claims for, and rights to sue for, past, present or future infringements, dilution, or unfair competition with any of the foregoing, (d) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements, dilution or unfair competition with any of the foregoing and payments and damages under all Trademark Licenses in connection therewith and (e) all other assets, rights and interests that uniquely reflect or embody such goodwill.

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SECTION 1.03 Rules of Interpretation. The rules of interpretation specified in Sections 1.03 and 1.04 of the Amended and Restated Credit Agreement shall be applicable to this Agreement.

ARTICLE II

Security Interest

SECTION 2.01 Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral (the “Security Interest”). Without limiting the foregoing, each Grantor hereby designates the Collateral Agent as such Grantor’s true and lawful attorney, exercisable by the Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Collateral Agent’s option, to file one or more Financing Statements, continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) or other documents as it determines reasonably necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor (each Grantor hereby appointing the Collateral Agent as such Person’s attorney to sign such Person’s name to any such instrument or document, whether or not an Event of Default exists), and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. Any such Financing Statement may indicate the Collateral as “all assets of the Grantor”, “all personal property of the debtor” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC.

SECTION 2.02 No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify any obligation or liability of any Grantor with respect to or arising out of the Collateral.

ARTICLE III

Representations and Warranties

The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

SECTION 3.01 Title and Authority. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained except where the failure to obtain such consent or approval, individually or in the aggregate, could not reasonably be expected to result in a

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Material Adverse Effect.

SECTION 3.02              Filings.

(a)             Each Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects. Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral have been delivered to the Collateral Agent for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate, which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(b)             Fully executed security agreements in the form hereof and containing a description of all Collateral consisting of Intellectual Property registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be reasonably required pursuant to the laws of any other reasonably necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for its own benefit and the benefit of the other Secured Parties) in respect of all Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) Fully executed Blocked Account Agreements will be delivered to the Collateral Agent relating to each Blocked Account within ninety (90) days after the Effective Date (or such later date as the Administrative may agree in writing in its discretion) and all other actions shall have been taken by such date as may be reasonably required pursuant to the laws of any other reasonably necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for its own benefit and the benefit of the other Secured Parties) in respect of all Blocked Accounts.

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SECTION 3.03 Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, (b) subject to the filings described in Section 3.02 above, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable Law in such jurisdictions, (c) with respect to (i) Blocked Accounts, upon delivery of a Blocked Account Agreement with respect to a Blocked Account a perfected security interest in such Blocked Account; (ii) Electronic Chattel Paper, upon compliance by the relevant Grantor with Section 4.16 hereof, a perfected security interest in all Electronic Chattel Paper; (iii) Investment Property, a perfected security interest in all Investment Property to the extent that perfection can be accomplished by compliance with the terms of Section 9-106 of the UCC; and (iv) Letter-of- Credit Rights, upon delivery of a control agreement as provided in Section 4.16(d) hereof, a perfected security interest in all Letter-of-Credit Rights; and (d) a perfected security interest in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement having priority by operation of law or Liens expressly permitted by Section 6.02 of the Amended and Restated Credit Agreement in favor of any other Person expressly permitted to have priority pursuant to any other intercreditor agreement relating to the Collateral to which the Collateral Agent is a party.

SECTION 3.04 Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement. The Grantors have not (a) filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect or (b) entered into any agreement in which any Grantor grants Control over any Collateral, except, in each case, with respect to Liens expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement.

SECTION 3.05              [Reserved].

SECTION 3.06 Claims. As of the date hereof, none of the Collateral consists of a Claim with respect to which any Grantor is a party to any judicial action or arbitration proceeding except as set forth on Schedule 3.06 hereto.

SECTION 3.07 Instruments and Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Chattel Paper with an individual face value in excess of $500,000 (or, with respect to all such

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Instruments or Chattel Paper, an aggregate face value in excess of $1,000,000), other than such Instruments and Chattel Paper listed in Schedule 3.07 hereto.

SECTION 3.08 Securities Accounts and Commodity Accounts. As of the date hereof, no Grantor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 3.08 hereto.

SECTION 3.09 Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction) with an individual face value in excess of $500,000 (or, with respect to all such Electronic Chattel Paper or transferable records, an aggregate face value in excess of $1,000,000), other than such Electronic Chattel Paper and transferable records listed in Schedule 3.09 hereto.

ARTICLE IV

Covenants

SECTION 4.01             Change of Name; Location of Collateral; Records; Place of Business.

(a)             Each Grantor agrees to furnish to the Collateral Agent at least fifteen (15) days (or such shorter period of time as may be agreed to by the Collateral Agent) prior written notice of any change (i) in its corporate, limited liability company or partnership name, (ii) in the location of its chief executive office or its principal place of business (including the establishment of any such new office or facility), (iii) in its organizational structure or (iv) in its Federal Taxpayer Identification Number or state organizational number. Each Grantor agrees not to effect or permit any change referred to above in this Section 4.01 unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject only to Liens expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement having priority by operation of law or Liens expressly permitted by Section 6.02 of the Amended and Restated Credit Agreement in favor of any other Person expressly permitted to have priority pursuant to any other intercreditor agreement relating to the Collateral to which the Collateral Agent is a party). Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

(b)             Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in

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form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Collateral.

SECTION 4.02 Periodic Certification. Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01 of the Amended and Restated Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer and the chief legal officer of the Borrower (a) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 4.02 and (b) certifying that (i) all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) above and with the United States Patent and Trademark Office or the United States Copyright Office to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and (ii) valid Blocked Account Agreements are in effect with respect to all Blocked Accounts. Each certificate delivered pursuant to this Section 4.02 shall identify in the format of Schedule III, IV, V, or VI, as applicable, all Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Collateral Agent.

SECTION 4.03 Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Collateral against any Lien not expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement and the priority thereof (subject only to Liens expressly permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement having priority by operation of law or Liens expressly permitted by Section 6.02 of the Amended and Restated Credit Agreement in favor of any other Person expressly permitted to have priority pursuant to any other intercreditor agreement relating to the Collateral to which the Collateral Agent is a party).

SECTION 4.04 Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby or the validity or priority of such Security Interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any Financing Statements or other documents in connection herewith or therewith. Without limiting the foregoing, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, Financing Statements, agreements and instruments and take all such further actions as the Collateral Agent may from time to time reasonably request to perfect the Collateral Agent’s Security Interest in all Collateral and the Proceeds therefrom (including causing the Collateral Agent to have Control of any such Collateral to the extent required under the Amended and Restated Credit Agreement and to the

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extent perfection in such Collateral can be accomplished by Control). Upon the occurrence and during the continuance of a Triggering Event, if any amount payable by parties other than the Loan Parties under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Grantor hereby shall, and authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III, IV, V, or VI, or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks or to correct any inaccuracy of any information contained in such Schedules. Each Grantor agrees that it will use commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

SECTION 4.05 Inspection and Verification. The Collateral Agent and such persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.09 of the Amended and Restated Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, but only upon the occurrence and during the continuance of a Default, in the case of Accounts or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party (it being understood that any such information shall be deemed to be “Information” subject to the provisions of Section 9.12 of the Amended and Restated Credit Agreement).

SECTION 4.06              Taxes; Encumbrances. At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement (or after the occurrence and during the continuation of an Event of Default, whether or not permitted pursuant to Section 6.02 of the Amended and Restated Credit Agreement), and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Amended and Restated Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense reasonably incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.06 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

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SECTION 4.07 Assignment of Security Interest. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent. Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent has requested the filing of such assignment(s), such assignment(s) need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

SECTION 4.08 Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance; provided that such indemnity shall not, as to the Collateral Agent or any of the Secured Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such party.

SECTION 4.09 Use and Disposition of Collateral. None of the Grantors shall make or permit to be made an abandonment, assignment, pledge, transfer or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except as expressly permitted by Sections 6.02 and 6.05 of the Amended and Restated Credit Agreement, in each case subject to the following sentence. Unless and until the Collateral Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Amended and Restated Credit Agreement or any other Loan Document.

SECTION 4.10 Limitation on Modification of Accounts. None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any of the Receivables, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

SECTION 4.11 Insurance. The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to its property in accordance with Section 5.07 of the Amended and Restated Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-infact) for the purpose, (i) during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, and for making all determinations and decisions with respect thereto and (ii) during the continuance of a Triggering

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Event endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems commercially reasonable. All sums disbursed by the Collateral Agent in connection with this Section 4.11, including reasonable attorneys’ fees, court costs, expenses and other reasonable charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 4.12 Legend. To the extent that the Collateral Agent may reasonably request, in order to perfect the Security Interest or to enable the Collateral Agent to exercise its rights and remedies hereunder, each Grantor shall legend, in form and manner satisfactory to the Collateral Agent, its Accounts Receivable and its Books and Records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 4.13 Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not, and will use commercially reasonable efforts not to permit any of its licensees to, do any act, or omit to do any act, whereby any Patent which is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b)             Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use other than such claims contested in good faith by such Grantor in appropriate proceedings in the proper forums, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable Law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c)             Each Grantor (either itself or through licensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its rights under applicable copyright laws.

(d)  Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright

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Office or any court) regarding such Grantor’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(e)             In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, unless it promptly informs the Collateral Agent, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes to the extent that such Grantor fails to promptly do so, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f)             Each Grantor will take all necessary steps that are consistent with customary practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)             In the event that any Grantor has reason to believe that any Collateral consisting of Intellectual Property material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, unless such Grantor shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.

(h)             Upon and during the continuance of an Event of Default, upon the Collateral Agent’s written request, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee and such Grantor shall provide immediate written notice to the Collateral Agent upon failure to obtain any such consent or approval.

(i) Each Grantor will use commercially reasonable efforts so as not to permit the inclusion of any provisions that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests therein in any license, contract or agreement governing or relating to any Trademarks, Patents or Copyrights or Equity Interests in joint ventures obtained after the date hereof.

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SECTION 4.14 Warehouse Receipts. Each Grantor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant Law).

SECTION 4.15 Claims. If any Grantor shall at any time hold or acquire a Claim with respect to which any Grantor is a party to any judicial action or arbitration proceeding having a value in excess of $1,000,000, such Grantor shall promptly (but, in any event, within thirty (30) Business Days) notify the Collateral Agent in writing of the details thereof, and the Grantors shall take such actions as the Collateral Agent shall reasonably request in order to grant to the Collateral Agent, for the ratable benefit of the Credit Parties, a perfected security interest therein and in the Proceeds thereof.

SECTION 4.16 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s Security Interest in the Collateral, each Grantor covenants and agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a)             No Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary (excluding for purposes of this Section 4.16 money market accounts created by a Grantor in the ordinary course of business for the purpose of funding temporary investments of cash used in the day-to-day of operations of such Grantor’s business) unless (i) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent, and (ii) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a control agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Grantor shall accept any cash and Security Entitlements in trust for the benefit of the Collateral Agent and (i) within two (2) Business Days of actual receipt thereof, deposit any and all cash received by it in accordance with Section 5.14 of the Amended and Restated Credit Agreement and (ii) within two (2) Business Days of actual receipt thereof, deposit any and all Securities Entitlements (excluding Investment Property in money market accounts created by a Grantor in the ordinary course of business for the purpose of funding temporary investments of cash used in the day-to-day of operations of such Grantor’s business) received by it into a Securities Account subject to the Collateral Agent’s Control. The provisions of this Section 4.15(a) shall not apply to any financial assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary. No Grantor shall grant Control over any Investment Property that constitutes Collateral to any person other than the Collateral Agent.

(b)             As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Securities, and the risk of loss of, damage to, or the destruction of, the Investment Property and Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other Person.

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(c)             If any amount payable under or in connection with any of the Collateral shall become evidenced by any Electronic Chattel Paper or any transferable record with an individual face value in excess of $500,000 (or, with respect to all such Electronic Chattel Paper or transferable records, an aggregate face value in excess of $1,000,000), other than such Electronic Chattel Paper and transferable records listed in Schedule 3.09 hereto, upon and during the continuance of a Triggering Event, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent Control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record.

(d)             If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued having a face value in an amount in excess of $500,000 (or with respect to all such Letters of Credit, having an aggregate face value in an amount in excess of $1,000,000), upon and during the continuance of a Triggering Event, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, at the request of the Collateral Agent, use commercially reasonable efforts to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arranging for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit and to cause the proceeds of any drawing under such Letter of Credit to be paid directly to the Collateral Agent, or (ii) arranging for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be paid directly to the Collateral Agent and applied as provided in the Amended and Restated Credit Agreement.

SECTION 4.17 Joinder of Additional Grantors. Upon the formation or acquisition of any new direct or indirect domestic Subsidiary by any Grantor, then the Grantors shall, at the Grantors’ expense, cause such Subsidiary to execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 hereto and to comply with the requirements of Section 5.12 of the Amended and Restated Credit Agreement, within the time periods specified therein, and, upon such execution and delivery, such Subsidiary shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

ARTICLE V

Collections

SECTION 5.01              Accounts. (a) From and after the Effective Date, each Grantor agrees to deposit all Daily Receipts into the DDAs on a daily basis.

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(b)             From and after the Effective Date, the Grantors agree to transfer, or cause to be transferred, all Cash Receipts on deposit in any DDA (except, such amounts necessary (i) for the payment of routine bank service fees and (ii) to reconcile deposit balances) to a Blocked Account. Such transfers shall occur no less than three (3) times a week.

(c)             Except upon the occurrence and during the continuance of a Triggering Event, the Company may instruct each bank or other financial institution at which the Grantors maintain a Blocked Account (each, a “Blocked Account Bank”) as to the application of any Cash Receipts contained in any Blocked Account and each such Blocked Account Bank shall immediately apply such funds as directed by the Company for use by the Company, subject to Section 5.11 of the Amended and Restated Credit Agreement.

(d)           Upon the occurrence and during the continuance of a Triggering Event, each Blocked Account will, without any further action taken on the part of any Grantor or the Collateral Agent, automatically convert into a closed account under the exclusive dominion and control of the Collateral Agent in which funds are held subject to the rights of the Collateral Agent hereunder and under the Amended and Restated Credit Agreement. During the continuance of a Triggering Event, no Grantor shall have any right or power to withdraw any funds from any Blocked Account without the prior written consent of the Collateral Agent.

(e)           All taxes payable on the income of the Cash and Cash Equivalents upon any disposition thereof shall be paid by Grantors and the Collateral Agent shall have no obligations with respect thereto.

(0 In the event that a Grantor directly receives any remittances on Receivables, notwithstanding the arrangements for payment directly into the Blocked Accounts pursuant to Section 5.02, such remittances shall be held for the benefit of the Collateral Agent and the Secured Parties and shall be segregated from other funds of such Grantor, subject to the Security Interest granted hereby, and such Grantor shall cause such remittances and payments to be deposited into a Blocked Account (or after the occurrence of a Triggering Event, the Collateral Agent’s Account) as soon as practicable after such Grantor’s receipt thereof.

(g) All payments by any Grantor into any Blocked Account or the Collateral Agent’s Account pursuant to this Section 5.01 or Section 5.02, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, shall be deposited in the relevant Blocked Account or Collateral Agent’s Account in precisely the form in which received (but with any endorsements of such Grantor necessary for deposit or collection), and until they are so deposited such payments shall be held in trust by such Grantor for the benefit of the Collateral Agent subject to the Security Interest granted hereby.

SECTION 5.02              Collections.

(a) Each Grantor shall at all times comply with the provisions of Section 5.14 of the Amended and Restated Credit Agreement including, without limitation, upon the occurrence and during the continuance of a Triggering Event, causing the transfer on each Business Day of all Cash Receipts into the Collateral Agent’s Account as provided for in the Amended and Restated Credit Agreement.

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(b)             Without the prior written consent of the Collateral Agent, no Grantor shall modify or amend the instructions pursuant to any DDA Notification, Insurance Provider Notification, Credit Card Notification, Blocked Account Agreement or the Coinstar Notification. Each Grantor agrees that with respect to Account Debtors and every other Person required to receive a notification identified in the preceding sentence, it shall have instructed each such Account Debtor or other Person to make all such payments to a Blocked Account established by it (or upon the occurrence and during the continuance of a Triggering Event, the Collateral Agent’s Account). Each Grantor shall use commercially reasonable efforts to cause each Account Debtor and every other Person identified in the preceding sentence to make all payments with respect to the Receivables or other Collateral directly to such Blocked Account (or upon the occurrence and during the continuance of a Triggering Event, the Collateral Agent’s Account).

(c)             Without the prior written consent of the Collateral Agent, no Grantor shall change the general instructions given to Account Debtors in respect of payment on Receivables to be deposited in a Blocked Account or the Collateral Agent’s Account. Each Grantor shall, and the Collateral Agent hereby authorizes each Grantor to, enforce and collect all amounts owing on the Inventory and Receivables, for the benefit and on behalf of the Collateral Agent and the other Secured Parties; provided, however, that such privilege may at the option of the Collateral Agent be terminated upon the occurrence and during the continuance of any Event of Default upon notice to the Grantors.

SECTION 5.03 Power of Attorney. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the Secured Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to take actions required to be taken by the Grantors under Section 2.01 of this Agreement, (b) upon the occurrence and during the continuance of an Event of Default or as otherwise permitted under the Amended and Restated Credit Agreement, (i) to take actions required to be taken by the Grantors under Section 5.01 of this Agreement; (ii) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (iii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iv) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral; (v) to sign the name of any Grantor on any notice to the Grantor’s Account Debtors (including licensees under any license agreements); (vi) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors (including licensees under any license agreements); (vii) to sign change of address forms to change the address to which any Grantor’s mail is to be sent to such address as the Collateral Agent shall designate; (viii) to receive and open any Grantor’s mail, remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to such Grantor or to any trustee in bankruptcy or receiver of such Grantor, or other legal representative of such Grantor whom the Collateral Agent determines to be the appropriate person to whom to so turn over such mail; (ix) to send verifications of Receivables to any Account Debtor; (x) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any

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of the Collateral or to enforce any rights in respect of any Collateral; (xi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (xii) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Grantor; (xiii) to use, license or transfer any or all General Intangibles of any Grantor; and (xiv) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes and (c) upon the occurrence of a Triggering Event, to notify or to require any Grantor to notify Account Debtors to make payment directly to the Collateral Agent; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent or any Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Collateral Agent or any Secured Party other than arising out of the gross negligence or willful misconduct of the Collateral Agent or any such Secured Party. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

ARTICLE VI

Remedies

SECTION 6.01 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or other applicable Law. The rights and remedies of the Collateral Agent shall include, without limitation, the right to take any or all of the following actions at the same or different times:

(a) With respect to any Collateral consisting of Accounts, General Intangibles (including Payment Intangibles), Letter-of-Credit Rights, Instruments, Chattel Paper, Documents, and Investment Property, the Collateral Agent may collect the Collateral with or without the taking of possession of any of the Collateral.

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(b)             With respect to any Collateral consisting of Accounts, the Collateral Agent may: (i) demand, collect and receive any amounts relating thereto, as the Collateral Agent may detelinine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Receivables and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; (iv) without limiting the Collateral Agent’s rights set forth in Section 5.03 hereof, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Receivables or securing or relating to such Receivables, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Receivables or the goods or services which have given rise thereto, as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes.

(c)             With respect to any Collateral consisting of Investment Property, the Collateral Agent may: (i) exercise all rights of any Grantor with respect thereto, including without limitation, the right to exercise all voting and corporate rights at any meeting of the shareholders of the issuer of any Investment Property and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Investment Property as if the Collateral Agent was the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Investment Property upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, all without liability; (ii) transfer such Collateral at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to the Obligations; and (iii) demand, sue for, collect or make any compromise or settlement it deems desirable. The Grantors recognize that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the Securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Investment Property were sold at public sales, (c) that neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Investment Property for the period of time necessary to permit the Investment Property to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Notwithstanding anything herein to the contrary, no Grantor shall be required to register, or cause the registration of, any Investment Property under the Securities Act or any Blue Sky Laws.

(d) With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods

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(all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(e)             With or without legal process and with or without prior notice or demand for performance, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by each Grantor, and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent. The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Collateral Agent’s taking possession thereof, and may render any Collateral unusable to the Grantors. In no event shall the Collateral Agent be liable to any Grantor for use or occupancy by the Collateral Agent of any premises pursuant to this Section 6.01, nor for any charge (such as wages for the Grantors’ employees and utilities) incurred in connection with the Collateral Agent’s exercise of the Collateral Agent’s rights and remedies hereunder, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of the Collateral Agent as determined by a final and nonappealable judgment of a ‘court of competent jurisdiction.

(f)            The Collateral Agent may require any Grantor to assemble the Collateral and make it available to the Collateral Agent at the Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Collateral Agent and such Grantor.

(g)           Each Grantor agrees that the Collateral Agent shall have the right, subject to applicable Law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(h)           Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide the Grantors such advance notice as may be practicable under the circumstances), the Collateral Agent shall give the Grantors 10 days’ prior written notice, by authenticated record, of the time and place of any proposed public sale. Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. Each Grantor agrees that such written notice shall satisfy all requirements for notice to that Grantor which are imposed under the UCC or other applicable Law with respect to the exercise of the Collateral Agent’s rights and remedies hereunder upon default. The Collateral Agent shall not be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(i) Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any sale or other disposition, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. If any of the Collateral is sold, leased, or otherwise disposed of by the Collateral Agent on credit, the Obligations shall not be deemed to have been reduced as a result thereof unless and until payment in full is received thereon by the Collateral Agent. In the event that the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and apply the proceeds from such resale in accordance with the terms of Section 6.02 of this Agreement.

At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Section 6.01, the Collateral Agent or any other Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Collateral Agent or such other Secured Party from any Grantor on account of the Obligations as a credit against the purchase price, and the Collateral Agent or such other Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.

(k) For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. The Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.

(l) As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(m) To the extent permitted by applicable Law, each Grantor hereby waives all rights of demand, redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

SECTION 6.02 Application of Proceeds. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, in accordance with the provisions of Section 7.03 of the Amended and Restated Credit Agreement. The

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Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 6.03 Grant of License to Use Intellectual Property and Other Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article, effective upon the occurrence of an Event of Default and during the continuance thereof, each Grantor hereby grants to the Collateral Agent (and its agents and contractors) (a) an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) the right to utilize (exercisable without any compensation to the Grantors) all other property and assets of the Grantors (including, without limitation, furniture, fixtures and equipment) to the extent necessary or appropriate to sell, lease or otherwise dispose of any of the Collateral and to the extent such right can be granted by the Grantors without the consent of any third party. The foregoing rights may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE VII

Miscellaneous

SECTION 7.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement. All communications and notices hereunder to any subsidiary listed in Schedule I or II shall be given to it at its address or telecopy number set forth on Schedule I or II, with a copy to Company.

SECTION 7.02 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Amended and Restated Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Amended and Restated Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or

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amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, (d) the existence of any claim, set-off or other right which any Grantor may have at any time against any other Grantor, the Collateral Agent, any other Secured Party, or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim or (e) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03 Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the making by the Lenders of the Loans, and the execution and delivery to the Lenders of any notes evidencing such Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

SECTION 7.04 Binding Effect; Several Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the,Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Amended and Restated Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.05 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06 Collateral Agent’s Fees and Expenses; Indemnification. (a) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement (including the customary fees and charges of the Collateral Agent for any monitoring or audits conducted by it or on its behalf with respect to the Receivables or Inventory), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iv) the failure of any Grantor to perform or

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observe any of the provisions hereof.

(b)             Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, asserted against or reasonably incurred by any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)             Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any Lender. All amounts due under this Section 7.06 shall be payable on written demand therefor.

SECTION 7.07 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

SECTION 7.08 Waivers; Amendment. (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the Collateral Agent, the Issuing Bank, the Administrative Agent and the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or

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modification is to apply, subject to any consent required in accordance with Section 9.02 of the Amended and Restated Credit Agreement.

SECTION 7.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract (subject to Section 7.04), and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.12 Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13 Jurisdiction; Consent to Service of Process. (a) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the

107

judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any of the Grantors or their respective properties in the courts of any jurisdiction.

(b)           Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.14 Termination. This Agreement and the Security Interest shall terminate when all the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations with respect to then unasserted claims which, pursuant to the terms of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations hereunder, survive the termination of this Agreement, the other Loan Documents or the Hedging Agreements described in clause (d) of the definition of Obligations hereunder), the Lenders have no further commitment to lend, the IJC Exposure and any Obligations in respect of bank Products or Cash Management Services have been reduced to zero or collateralized to the satisfaction of the Administrative Agent and/or the Issuing Bank has no further commitment to issue Letters of Credit under the Amended and Restated Credit Agreement, at which time the Collateral Agent shall deliver to the Grantors written authority to terminate, at the Grantors’ expense, all Uniform Commercial Code financing statements and similar documents which the Grantors shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent. A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Guarantor shall be automatically released in the event that all the capital stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of any Borrower (i) in accordance with the terms of Section 6.05 of the Amended and Restated Credit Agreement or (ii) if the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Amended and Restated Credit Agreement) and the terms of such consent did not provide otherwise. Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Amended and Restated Credit Agreement to any person that is not a Grantor, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02(b) of the Amended and Restated Credit Agreement, the security interest in such Collateral shall be automatically released.

[signature page follows]

108

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:
Name:
Title:

EACH OF THE OTHER LOAN PARTIES LISTED ON SCHEDULE I AND SCHEDULE II HERETO

By:
Name:
Title:

Signature Page to Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent

By:
	Name:	Stephen L. DeMenna
	Title:	Managing Director

Signature Page to Security Agreement

SCHEDULE I

Borrowers

SCHEDULE II

Guarantors

SCHEDULE III

Copyrights

SCHEDULE IV

Licenses

SCHEDULE V

Patents

SCHEDULE VI

Trademarks

SCHEDULE VII

Commercial Tort Claims

SCHEDULE 3.06

Claims to which any Grantor is a Party

SCHEDULE 3.07

Instruments and Chattel Paper

SCHEDULE 3.09

Electronic Chattel Paper and Transferable Records

Annex 1 to the Security Agreement

[PERFECTION CERTIFICATE]

Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among The Great Atlantic & Pacific Tea Company, Inc. (the “Company”), the other borrowers party thereto (such borrowers, together with the Company, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Amended and Restated Credit Agreement or the Security Agreement referred to therein, as applicable.

The undersigned hereby certifies to the Collateral Agent and each other Secured Party that:

1.             Names.

a.              The exact corporate name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth on Schedule 1(a):

b.              Set forth on Schedule 1(b) is each other corporate name each Grantor has had in the past five years, together with the date of the relevant change:

c.               Except as set forth in Schedule 1(c)  hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

d.              Set forth in Schedule 1(a) hereto is the state of formation of each Grantor, the organizational identification number, if any, of each Grantor that is a registered organization and the Federal Taxpayer Identification Number of each Grantor. Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).

2.             Current Locations.

a.              The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) attached hereto.

b.              Set forth in Schedule 2(b) attached hereto are all locations where each Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an *)

c.               Set forth in Schedule 2(c) are all the locations where each Grantor maintains any Equipment or other Collateral not identified above.

d.              Set forth in Schedule 2(d) opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraphs 2(a), (b) or (c) above.

e.               Set forth in Schedule 2(e) opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession as a bailee, consignee or warehouseman of any of the Collateral of such Grantor.

f.               Set forth on Schedule 2(f) is a list of each deposit account, brokerage account or securities investment account maintained by any Grantor, including the name and address of the institution at which the account is located, the type of account, and the account number. Also set forth on Schedule 2(f) is a true and correct list of all securities intermediaries with respect to any such securities accounts, including the name and address of any such securities intermediary.

g.               Set forth on Schedule 2(g) is a list of all real property held by each Grantor, whether owned or leased and the name of the Grantor that owns or leases said property.

h.              Set forth on Schedule 2(h) is a list of all locations currently used by any Grantor as distribution centers or warehouses, to the extent not specifically identified as such in paragraph 2(g) above, in which Collateral of any such Grantor is located. For each such location that is leased by any Grantor, set forth below is the name and address of the landlord of such location. For each such location that is a warehouse, set forth below is the name and address of the operator of such warehouse.

3.              Unusual Transaction. Except for those purchases, acquisitions, and other transactions as set forth in Schedule 3(a) attached hereto or otherwise disclosed in Section 1, all Accounts Receivable have been originated by the Grantors, all Inventory has been acquired by the Grantors from a Person in the ordinary course of business.

4.              File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Amended and Restated Credit Agreement and liens that will be terminated on the Restatement Effective Date.

5.              UCC Filings. Financing statements on Form UCC-1 and Form UCC-3 in substantially the form of Schedule 5 hereto have been prepared for filing in the Uniform Commercial Code filing office in each jurisdiction identified with respect to such Grantor in Section 2 hereof.

6.              Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth,

with respect to the filings described in Schedule 5 above, each filing and the filing office in which such filing is to be made.

7.             Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest (the “Equity Interests”) held by, directly or indirectly, any Grantor and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 7 is each Equity Interest held by, directly or indirectly, any Grantor that represents 50% or less of the Equity Interests of the Person in which such investment was made. Attached hereto as Schedule 7A is an organizational chart for the Grantors.

8.             Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness with a principal amount of $1,000,000 or more held by any Grantor, including all intercompany notes by any Grantor in favor of any other Grantor or any other Affiliate of such Grantor.

9.             Intellectual Property.

(a)             Attached hereto as Schedule 9(a) is a list of each Grantor’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include the name of the applicable Grantor, the name of the copyright, registration number, and date of registration.) Also attached hereto as Schedule 9(a) is a list of each Grantor’s applications for copyrights (including for copyrights of software) which are pending with the United States Copyright Office. (Please include the name of the applicable Grantor, the name of the copyright for which an application has been filed, application number, and date of application.) Also attached hereto as Schedule 9(a) is a list of copyrights licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the copyright licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

(b)           Attached hereto as Schedule 9(b) is a list of each Grantor’s patents which are registered with the United States Patent Office. (Please include the name of the applicable Grantor, the name of the patent, registration number, and date of registration.) Also attached hereto as Schedule 9(b) is a list of each Grantor’s patents which are pending with the United States Patent Office. (Please include the name of the applicable Grantor, the name of the patent, application number, and date of application.) Also attached hereto as Schedule 9(b) is a list of patents licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the patent licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

(c) Attached hereto as Schedule 9(c) is a list of each Grantor’s registered trademarks, trade names, and service marks. (Please include name of each trademark, registration number, date of registration, and jurisdiction in which the trademark is registered) Also attached hereto as Schedule 9(c) is a list of each Grantor’s applications for trademarks, trade names, and service marks. (Please include name of each trademark, application number, date of application, and jurisdiction in which the application is pending) Also attached hereto as Schedule 9(c) is a list of trademarks licensed by any Grantor. (Please include the name of the applicable Grantor, the name of the copyright licensed, the name of the licensor or licensee, and the date of the agreement reflecting such license arrangement.)

10.            Commercial Tort Claims. Attached hereto as Schedule 10 is a true and correct list of commercial tort claims with a value in excess of $500,000 held by any Grantor, including a brief description thereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this day of       , 20   .

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

B y:
Name:
Title:

Annex 2 to the Security Agreement

SUPPLEMENT NO. — dated as of [ ], to the Security Agreement dated as of December 3, 2007, among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the “Company”), a Maryland corporation, each subsidiary of the Company listed on Schedule I thereto (each such subsidiary individually a “Borrower” and collectively with the Company, the “Borrowers”), each subsidiary of the Company listed on Schedule II thereto (each such subsidiary individually a “Guarantor” and collectively, the “Guarantors”; the Borrowers, the Guarantors are also referred to collectively herein as the “Grantors”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

A.              Reference is made to (a) the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and Bank of America, as Administrative Agent and Collateral, and (b) the Guaranty dated as of December 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among the Loan Parties and the Collateral Agent.

B.              Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Amended and Restated Credit Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.12 of the Amended and Restated Credit Agreement, each domestic Subsidiary of the Company that is a Loan Party that was not in existence or not a Subsidiary on the date of the Amended and Restated Credit Agreement is required to enter into the Security Agreement as a Grantor upon becoming a Subsidiary. Section 4.16 of the Security Agreement provides that such Subsidiaries may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Amended and Restated Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 4.16 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the

Obligations (as defined in the Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule III attached hereto is a true and correct schedule of the location of any and all Collateral consisting of Equipment and Inventory of the New Grantor and (b) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Grantor and its jurisdiction of formation.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below.

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor]

By
Name:
Title:
Address:

BANK OF AMERICA, N.A., as Collateral Agent

By
Name:
Title:

SCHEDULE I

Borrowers

SCHEDULE II

Guarantors

SCHEDULE III

to Supplement No.                                                     to the
Security Agreement

LOCATION OF COLLATERAL

Description	Location

Exhibit H - Form of Additional Commitment Lender Joinder Agreement

ADDITIONAL COMMITMENT LENDER JOINDER
TO AMENDED AND RESTATED CREDIT AGREEMENT

This Joinder to Amended and Restated Credit Agreement (this “Joinder”) is made as of this              day of                                 by                                                 (the “Additional Commitment Lender”), with its principal executive offices at in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH:

A.             Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Company”), and the other borrowers party thereto (each a “Borrower” and, collectively with the Company, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized teens used herein but not defined herein shall have the meanings as set forth in the Amended and Restated Credit Agreement.

B.            Pursuant to, and in accordance with, the terms and provisions of Section 2.02(a) of the Amended and Restated Credit Agreement, the Company has requested an increase in the aggregate outstanding Tranche A Commitments. The Additional Commitment Lender has agreed to provide all or a portion of the requested Commitment Increase.

C. Pursuant to the terms and provisions of Section 2.02(b)(i) of the Amended and Restated Credit Agreement, each Additional Commitment Lender is required to join in, and become a party to, the Amended and Restated Credit Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Joinder to Amended and Restated Credit Agreement. Effective as of the date of this Joinder, the Additional Commitment Lender hereby acknowledges that it has received and reviewed a copy of the Amended and Restated Credit Agreement, and acknowledges and agrees to:

a.             join in the execution of, and become a party to, the Amended and Restated Credit Agreement as a Tranche A Lender, as indicated with its signature below; and

b.             (i) be bound by, and comply with, all such restrictions, agreements, and terms set forth in Section 9.04(b) of the Amended and Restated Credit Agreement, which relate to the assignment of interests by a Lender; (ii) from and after the date of this Joinder, be a party to and be bound by the provisions of the Amended and Restated Credit Agreement as if such Additional Commitment Lender was a signatory to the Amended and Restated Credit Agreement and was expressly named as a Lender therein, and, (iii) to the extent of the Commitment assigned to the Additional Commitment Lender, have the rights and obligations of a Lender under the Amended and Restated Credit Agreement.

2.             Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the conditions precedent under Section 2.02(b) of the Amended and Restated Credit Agreement have been fulfilled to the satisfaction of the Administrative Agent.

3.             Miscellaneous.

a.             This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.             This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.             Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.              Without limiting the requirements of Section 2.02(b) of the Amended and Restated Credit Agreement, the Borrowers shall pay all out-of-pocket costs and expenses of the Administrative Agent, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Joinder.

e.               The Additional Commitment Lender warrants and represents that Additional Commitment Lender has consulted with independent legal counsel of its selection in connection with this Joinder and is not relying on any representations or warranties of the Administrative Agent, the Lenders, or their respective counsel in entering into this Joinder.

4.           THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE

CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

[Signature Pages to Follow]

2

The undersigned hereby signs, executes, and delivers this Joinder Agreement as per Section 2.02(b)(i) of the Amended and Restated Credit Agreement.

[Additional Commitment Lender]

By:

Name:
Title:

Acknowledged, and to the to the extent required under the terms Section 2.02(a) of the Amended and Restated Credit Agreement, consented to by:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., as the Company, on behalf of itself and the other Borrowers

B y:
Name:
Title:

Acknowledged, and to the to the extent required under the terms Section 2.02(a) of the Amended and Restated Credit Agreement, consented to by:

BANK OF AMERICA, N.A., as Administrative Agent and Issuing Bank

B y:

Name:
Title:

Exhibit I: Form of Opinion of Cahill Gordon & Reindel LLP

(see attached)

CAHILL GORDON 8C REINDEL LLP
EIGHTY PINE STREET
NEW YORK, N.Y. 10005-1702

FLOYD ABRAMS	CHARLES A. GILMAN	TELEPHONE: (212) 701-3000	MICHAEL J. OH LER	GLENN J. WALDRIP, JR.
L. HOWARD ADAMS	STEPHEN A. GREENE	FACSIMILE: (212) 269-5420	KENNETH W. ORCE	MICHAEL B. WEISS
ROBERT A. ALESSI	ROBERT M. HALLMAN	_________________________________	DAVID R. OWEN	S. PENNY WINDLE
ROGER ANDRUS	WILLIAM M. HARTNETT		JOHN PAPACHRISTOS	COREY WRIGHT
HELENE R. BANKS	CRAIG M. HOROWITZ	1990 K STREET, N.W.	LUIS R. PENALVER	DANIEL J. ZUBKOFF
MICHAEL A. BECKER	DOUGLAS S. HOROWITZ	WASHINGTON, D.C. 20006-118 I	ROY L. REGOZIN	ADAM ZUROFSKY
LANDIS C. BEST	DAVID G. JAN USZEWSKI	(202) 862-8900	DEAN RINGEL	_______________________
GARY A. BROOKS	E LAI KATZ	FAX: (202) 862-8958	JAMES ROBINSON
SUSAN BUCKLEY	THOMAS J. KAVALER		THORN ROSENTHAL	SENIOR COUNSEL
KEVIN J. BURKE	DAVID N. KELLEY		JONATHAN A. SCHAFFZIN
JAMES J. CLARK	EDWARD P. KRUGMAN	AUGUSTINE HOUSE	JOHN SCHUSTER	LAWRENCE A. KOBRIN
BENJAMIN J. COHEN	JOEL KURTZBERG	6A AUSTIN FRIARS	MICHAEL A. SHERMAN	IMMANUEL KOHN
CHRISTOPHER T. COX	ALIZA R. LEVINE	LONDON, ENGLAND EC2N 2HA	DARREN SILVER	DONALD J. MULVIHILL
W. LESLIE DUFFY	GEOFFREY E. LIESMANN	(01 I) 44.20.7920.9800	HOWARD G. SLOANE
ADAM M. DWORKIN	MICHAEL MACRIS	FAX: (011) 44.20.7920.9825	LAURENCE T. SORKIN	COUNSEL
RICHARD E. FARLEY	ANN S. MAKICH	_________________________________	LEONARD A. SPIVAK
PATRICIA FARREN	JONATHAN I. MARK		SUSANNA M. SUH	JAY GEIGER
JOAN MURTAGH FRANKEL	GERARD M. MEISTRELL	WRITER’S DIRECT NUMBER	GERALD S. TANENBAUM	RAND McOUINN*
JONATHAN J. FRANKEL	MICHAEL E. MICHETTI		JONATHAN D. THIER	_______________________
BART FRIEDMAN	WILLIAM J. MILLER		JOHN A. TRIPODORO
CIRO A. GAMBONI	ATHY A. MOBILIA		ROBERT USAD I	ADMITTED IN
WILLIAM B. GANNETT	NOAH B. NEWITZ		GEORGE WAILAND	DC, TX, VA ONLY

December 27, 2007

BANK OF AMERICA, NA.,

as Administrative Agent and Collateral Agent

under the Credit Agreement referred to below

100 Federal Street

Boston, Massachusetts 02110

Each of the Lenders listed on Schedule I hereto

Re: The Great Atlantic & Pacific Tea Company. Inc.

Ladies and Gentlemen:

We have acted as special counsel to The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Company”) and the Subsidiaries of the Company listed on Schedule II hereto (together with the Company, the “Loan Parties”) in connection with the execution and delivery by the foregoing of that certain Amended & Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, the other Borrowers party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”), the Lenders and Banc of America Securities LLC, as Lead Arranger (the “Lead Arranger”).

This opinion is furnished to you at the request of the Company pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, (i) capitalized Willis used herein and defined in the Credit Agreement shall have the meanings ascribed to them in the Credit Agreement but shall only refer to any agreement, document or instrument as in effect on the date hereof and (ii) capitalized terms used herein and defined in the Original Closing Opinion (defined below) shall have the meanings assigned to such terms in the Original Closing Opinion.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. We have examined, among other documents, the following:

1.                                            the Credit Agreement;

2.                                            the Confirmation and Ratification among the Loan Parties and the Agent; and

3.                                            the Mortgages entered into by the Loan Parties listed on Schedule IV hereto (the “Opinion Mortgages”).

The documents referred to in items 1 and 2 above are referred to herein collectively as the “Credit Documents.” For purposes of this opinion, “Original Closing Opinion” means our opinion dated December 3, 2007; and “Original Closing Date” means December 3, 2007.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and the other Loan Parties and other instruments as we have deemed necessary or appropriate to enable us to render this opinion. As to questions of fact relating to the Company and the other Loan Parties material to this opinion, we have relied upon certificates of public officials and statements, representations and certificates of the Company and the other Loan Parties and their respective officers and other representatives (including, without limitation, the representations of Company and the other Loan Parties contained in the Credit Documents) without independent investigation into the matters covered thereby.

In rendering this opinion to you, we have assumed without inquiry:

(a)                                       (i) the genuineness of all signatures on original copies of the Credit Documents and Opinion Mortgages, (ii) the legal capacity of all natural persons executing documents, (iii) the conformity to the original documents of all documents submitted to us as copies and the authenticity of all documents submitted to us as originals, (iv) the due authorization, execution and delivery of the Credit Documents and Opinion Mortgages by each of the parties thereto (other than the Delaware and New York Loan Parties), (v) that the parties to the Credit Documents have not entered into any agreements of which we are unaware which modify the terms of the Credit Documents and have not otherwise expressly or by implication waived, or agreed to any modification of the Credit Documents, (v) the validity and enforceability of the Credit Documents against each of the parties thereto, other than the Loan Parties and (vi) that the execution, delivery and performance of the Credit Documents by each of the parties thereto does not breach, conflict with or constitute a violation of or default under (a) any law, (b) any agreement, interest or document to which any such party is a party or by which any such party or any of its properties is bound, (c) any order, judgment or decree to which any such party is bound or subject or by which any of its properties is bound or (d) the organizational documents of such party (other than the Delaware and New York Loan Parties);

(b)                                      that each Loan Party and each other party to the Credit Documents (i) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable and (ii) has the requisite power and authority to conduct its business as now conducted, to own, lease and convey its properties and assets and other than to the extent set forth in opinion paragraph 1 below, to execute, deliver and perform its obligations under each Credit Document and Opinion Mortgage to which it is a party; and

(c)                                       that any consideration contemplated to be given by any party in any of the Credit Documents was given at the time of execution and delivery of the Credit Documents.

“Applicable Laws” means those laws, rules and regulations of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Documents (other than the securities registration provisions and antifraud provisions of the United States federal securities laws, state securities or blue sky laws, and the rules and regulations of the National Association of Securities Dealers, Inc.), without our having made any special investigation as to the applicability of any specific law, rule or regulation.

Based upon the foregoing assumptions and subject to the limitations, qualifications and exceptions hereinafter set forth, we are of the opinion that:

1.               Each Loan Party incorporated or organized under the laws of Delaware or New York listed on Schedule III hereto (collectively, the “Delaware and New York Loan Parties”) has duly authorized, executed and delivered each Credit Document and each Opinion Mortgage to which it is a party.

2.               Each Credit Document constitutes the legal, valid and binding obligations of each Loan Party to the extent it is a party thereto, enforceable against each of them in accordance with their respective terms.

3.               The use of counterpart copies of any of the Credit Documents does not affect the enforceability of any of the Credit Documents.

4.               Subject to the assumptions and qualifications set forth above and below, (a) the Pledge Agreement will, upon execution and delivery of the Credit Agreement by the

Cornpany and the other Borrowers and the making of the loans thereunder on the date hereof, continue to create a valid security interest in favor of the Agent in the Pledged Shares (as such tern is defined in the Original Closing Opinion) to the same extent as the Pledge Agreement was effective to create such a security interest prior to the effectiveness of the Credit Agreement (as to which matters, as of the Original Closing Date, we refer you to the Original Closing Opinion), subject to the assumptions, qualifications, exclusions and limitations stated therein), (b) the Security Agreement will, upon execution and delivery of the Credit Agreement by the Company and the other Borrowers and the making of the loans thereunder on the date hereof, continue to create a valid security interest in favor of the Agent in the Article 9 Collateral (as such term is defined in the Original Closing Opinion) to the same extent as the Security Agreement was effective to create such a security interest prior to the effectiveness of the Credit Agreement (as to which matters, as of the Original Closing Date, we refer you to the Original Closing Opinion), subject to the assumptions, qualifications, exclusions and limitations stated therein), and (c) such security interest in certain Article 9 Collateral referenced in our Original Closing Opinion is perfected by the Delaware Financing Statements or New York Financing Statements, as applicable, (subject to the assumptions, qualifications, exclusions and limitations stated in the Original Closing Opinion) and no additional UCC-1 financing statements are required to be filed on the date hereof pursuant to the NY UCC or Delaware UCC to perfect such security interest.

5. Assuming that the certificates representing the Pledged Shares (other than Pledged Shares of East Brunswick Stuart LLC, Lancaster Pike Stuart, LLC, MacDade Boulevard Stuart LLC, Milik Service Company, LLC, Plainbridge LLC and Upper Darby Stuart, LLC) have been delivered to the Agent in the State of New York with appropriate instruments of transfer duly endorsed in blank by an effective endorsement, and assuming the continued possession and control by the Agent of such Pledged Shares in the State of New York, the security interest in such Pledged Shares in favor of the Agent will be perfected under the NY UCC. Assuming that neither the Agent nor any Lender has notice of any adverse claim (as defined in Section 8-105 of the NY UCC) with respect to the Pledged Shares, upon becoming perfected in the foregoing manner the Agent’s security interest in the Pledged Shares will be free of any adverse claim (as defined in Section 8-102 of the NY UCC).

Our opinions set forth above are subject to the following qualifications:

A.                                         The enforceability of the Credit Documents may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer acts, moratorium or other laws affecting creditor’s rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, principles that (a) include a requirement that a creditor act with reasonableness and in good faith and deal fairly with its debtors, (b) limit a creditor’s right to accelerate maturity of a debt upon the occurrence of a default deemed immaterial, or (c) might render certain waivers unenforceable, and we wish to advise you that the remedy of specific performance or injunctive relief (whether considered in a proceeding in equity or at law) is subject to the exercise of judicial discretion, (iii) public policy considerations and (iv) federal and state securities laws or the public policies underlying such laws.

B.                                          Certain provisions of the Credit Documents may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Credit Documents, taken as a whole, and the Credit Documents contain adequate provisions for the practical realization of the rights and benefits intended to be provided thereby. Without limiting the foregoing, New York courts or federal courts applying New York law may deny or limit the enforceability of clauses or provisions that purport to (i) give the right of specific performance and injunctive and other forms of equitable relief, (ii) limit the jurisdiction of any courts or establish any exclusive venue or evidentiary standards or any waiver of trial by jury, (iii) provide for indemnification or contribution, (iv) give a secured party cumulative or duplicative remedies, to the extent such cumulative or duplicative remedies purport to or would have the effect of compensating such secured party in amounts in excess of the actual loss suffered by such secured party, or (v) provide for the choice of law governing the Credit Documents.

C.                                          We express no opinion as to the right of the Agent to collect any payment to the extent that such payment constitutes a penalty, forfeiture or late charge.

D.                                         We have assumed that (i) the Collateral (as such term is defined in the Security Agreement) and Pledged Shares (other than property which becomes Collateral after the date hereof) exists and the Company or the applicable Guarantor has “rights” in such Collateral and Pledged Shares as contemplated by the NY UCC, (ii) the Company and each Guarantor has received “value” (as defined in the NY UCC), (iii) the descriptions of collateral in the Collateral Documents, New York Financing Statements and the Delaware Financing Statements reasonably describe the property intended to be described as collateral, (iv) all information regarding the secured party on the New York Financing Statements and Delaware Financing Statements is accurate and complete in all respects, and (v) the representations in the Credit Documents, including, without limitation, the information on any of the exhibits and schedules thereto, regarding the jurisdiction of incorporation of the Company and Guarantors are accurate and complete as of the date of the filing of the New York Financing Statements and Delaware Financing Statements. We have made no examination of, and no opinion is given herein as to, any parties’ respective title to, or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Collateral or Pledged Shares, other than the security interests in favor of the Agent as contemplated by the Security Agreement and the Pledge Agreement.

E.                                           Our opinions are subject to the provisions of Section 9-203 of the NY UCC relating to the time of attachment. We have assumed that no agreement exists that postpones attachment or conveyance of or modifies, releases or terminates, the interests of the Agent in the Collateral or Pledged Shares or that would expand, modify or otherwise affect the respective rights and obligations of the parties to the Security Agreement and the Pledge Agreement.

F.                                           Except as expressly provided in paragraphs 4 and 5 above, we express no opinion as to the validity, creation, attachment or perfection of any security interest purported to be created in any Collateral or Pledged Shares. Except as expressly provided in paragraph 5 above, we express no opinion as to the priority of any security interest purported to be created in any Collateral or Pledged Shares.

G.                                          We express no opinion with respect to the validity, attachment, creation or perfection of any security interest in any Collateral that is not governed by, or that is excluded from coverage by, Articles 8 and 9 of the NY UCC and corresponding provisions of the Delaware UCC (including, without limitation, as expressly excluded from applicability of the NY UCC pursuant to Section 9-109 thereof).

H.                                         Any security interest in any collateral or proceeds of any collateral is limited to the extent set forth in Section 9-315 of the NY UCC and corresponding provisions of the Delaware UCC.

I.                                              With respect to our opinion in paragraph 5 above, (i) in the case of the issuance of additional shares or other distributions in respect of the Pledged Shares, the security interests of the Agent therein will be perfected only if certificates representing such additional shares or other distributions are delivered to the Agent in the State of New York and the Agent holds and continues to hold such certificates in the State of New York, together with undated stock powers with respect thereto duly endorsed in blank by an effective endorsement and (ii) we express no opinion to the extent the Pledged Shares are not represented by certificates or do not constitute “certificated securities” subject to Article 8 of the NY UCC.

J.                                             We express no opinion as to the applicability of Section 548 of the Federal Bankruptcy Code or of any provisions of any state fraudulent conveyance statute or law to the transactions contemplated by the Credit Documents. We call to your attention the fact that the perfection of the security interests in any collateral may be limited by Section 552 of the Federal Bankruptcy Code, which limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

K.                                         We express no opinion as to the validity, binding effect or enforceability of any provision of the Credit Documents that purports to waive, release or vary any right of, or any duties owing to, a party to the extent limited by Sections 1-102(3), 9-601, 9-602 or 9-603 of the NY UCC or other provisions of applicable law.

L.                                            We call to your attention that Section 9-108(c) of the NY UCC provides that supergeneric descriptions are insufficient to create a valid security interest and that Section 9108(e)(1) of the NY UCC provides that a description of commercial tort claims by type only is insufficient to create a valid security interest.

M.                                      We express no opinion with respect to any collateral which constitutes goods which are an accession to, or commingled or processed with other goods to the extent that the security interest of the Agent is limited by Section 9-335 or 9-336 of the NY UCC and corresponding provisions of the Delaware UCC.

N.                                         We call to your attention that the perfection and the effect of perfection and non-perfection of the security interests in favor of the Agent for the benefit of the Secured Parties in the Collateral may be governed by laws other than the NY UCC and the Delaware UCC.

0.                                              We express no opinion with respect to any collateral of the type referred to in Section 9-501(a)(1) of NY UCC or the Delaware UCC and any items of collateral which are subject to a statute, regulation or treaty of the United States of America which provides for a national or international certificate of title for the perfection of a security interest therein or which specifies a place of filing different from the place specified in the NY UCC or the Delaware UCC for filing to perfect such security interest.

P.                                           We express no opinion with respect to any collateral consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department of the United States of America or any state thereof).

Q.                                         In the case of any chattel paper, account or general intangible which is itself secured by other property, we express no opinion with respect to the Company’s or any Guarantor’s rights in and to such underlying collateral.

R.                                          The enforceability by the Agent or other secured parties of collateral consisting of rights under contracts may be subject to the terms of those contracts or other contracts between the Company or a Guarantor and other parties thereto and claims or defenses of such other parties against the Company or a Guarantor.

S.                                           We call to your attention that (i) the perfection of the security interest in any Collateral described in the Delaware Financing Statements or New York Financing Statements may be terminated as to any Collateral acquired subsequent to a change in the name or corporate structure of any Loan Party and may otherwise be affected by the matters set forth in Sections 9316, 9-507 and 9-508 of the NY UCC and corresponding provisions of the Delaware UCC and (ii) the NY UCC and the Delaware UCC require the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filing of the Delaware Financing Statements and the New York Financing Statements.

T.                                            We express no opinion as to the legality, validity, binding nature or enforceability of any provision of the Credit Documents (i) providing for the payment or reimbursement of costs or expenses or indemnifying a party, to the extent such provisions may be excessive in amount or held to be unenforceable as contrary to public policy, (ii) regarding any party’s ability to collect attorneys’ fees and costs in an action involving the Credit Documents if such party is not the prevailing party in such action or (iii) to the effect that a statement, certificate, determination or record shall be deemed conclusive absent manifest error (or similar effect), including, without limitation, that any such statement, certificate, determination or record shall be prima facie or conclusive evidence of any fact.

U.                                         We express no opinion as to any provision of the Credit Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

V.                                          We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Credit Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

W.                                     We express no opinion as to the enforceability or legal effect of any provision of the Credit Documents purporting to reinstate obligations or liabilities of any person that have been avoided or that have arisen from transactions that have been rescinded or the payment of which has been required to be returned by any court of competent jurisdiction.

X.                                         We do not express any opinion as to: (i) any provision of the Credit Documents that relates to forum selection (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) or that purports to cause any party to waive rights to jury trial; (ii) any right of set-off or similar rights arising or purporting to arise under the Credit Documents; or (iii) any provision of the Credit Documents that purports to cause any party to waive any right, remedy or defense provided by constitution or statute, now or hereafter enacted, or that waives objection to jurisdiction or the manner of service of process, imposes indemnity liability on any person for the acts or omissions of another person, appoints any person as attorney-in-fact for another, or waives the right to assert lack of consideration.

Y.                                     We point out to you that we do not express any opinion as to whether the execution, delivery or performance by the Loan Parties of each of the Credit Documents will constitute a violation of or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Loan Parties or otherwise requiring any financial calculation in order to determine compliance therewith.

Z.                                     We have acted as counsel for the Company from time to time and our employment has been limited to specific matters referred to us, and there may exist legal matters with respect to which we are aware but have not been retained as legal counsel and we disclaim any obligation with respect to such matters.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the laws of the State of New York, and, subject to the next sentence, we do not express any opinion with respect to the laws of any other state or jurisdiction. Our opinion expressed in paragraph 4 above is based solely upon our review of Article 9 of the Delaware UCC as set forth in the CCH Secured Transactions Guide as updated through November 13, 2007 (and not any judicial interpretations thereof).

We are attorneys admitted to practice in the State of New York and not express any opinion as to the law of any jurisdiction other than the Applicable Laws.

This opinion is rendered solely to, and is intended solely for the benefit of, (i) the Agent and its direct successors and (ii) the Lenders under the Credit Agreement and their successors and permitted assigns who we have been advised in writing have become Lenders during the primary syndication of the facilities under the Credit Agreement (and in any event, on or prior to January 2, 2008), in each case, in connection with the transactions contemplated in the Credit Documents. This opinion may not be relied upon by any other person, firm or corporation for any purpose without our prior written consent.

This opinion speaks only as of its date, and we do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at the time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

Very truly yours,

Schedule I

Lenders

Bank of America, N.A.

The CIT Group/Business Credit, Inc.

General Electric Capital Corporation

Wells Fargo Retail Finance

Burdale Financial Limited

National City Business Credit, Inc.

Textron Financial Corporation

JPMorgan Chase Bank, N.A.

Wachovia Bank, National Association

Schedule II

Subsidiaries

APW SUPERMARKETS, INC.

COMPASS FOODS, INC.

FOOD BASICS, INC.

HOPELAWN PROPERTY I, INC.

MCLEAN AVENUE PLAZA CORP.

SHOPWELL, INC.

SUPER FRESH FOOD MARKETS, INC.

LO-LO DISCOUNT STORES, INC.

SUPER FRESH/SAV-A-CENTER, INC.

SUPER MARKET SERVICE CORP.

SUPER PLUS FOOD WAREHOUSE, INC.

TRADEWELL FOODS OF CONN., INC.

WALDBAUM, INC.

ANP PROPERTIES I CORP.

BIG STAR INC.

FAMILY CENTER, INC.

FUTURESTORE FOOD MARKETS, INC.

LIMITED FOODS, INC.

MONTVALE HOLDINGS, INC.

RICHMOND TWICE, INCORPORATED

SUPER FRESH FOOD MARKETS OF MARYLAND, INC.

SUPER FRESH FOOD MARKETS OF VIRGINIA, INC.

SUPERMARKET DISTRIBUTION SERVICES, INC.

1046 YONKERS AVE. CORP.

111 NORTH AVENUE REALTY CORP.

CLAY-PARK REALTY CO., INC.

DELAWARE COUNTY DAIRIES, INC.

GRAMATAN FOODTOWN CORP.

SHOPWELL, INC. (MA)

SHOPWELL, INC. (NJ)

THE FOOD EMPORIUM, INC. (NY)

THE FOOD EMPORIUM, INC. (DE)

THE FOOD EMPORIUM, INC. (NJ)

THE WINE EMPORIUM, INC.

APW SUPERMARKET CORPORATION

THE MEADOWS PLAZA DEVELOPMENT CORP.

BEV, LTD.

FARMER JACK PHARMACIES, INC.

FARMER JACK’S OF OHIO, INC.

S E G STORES, INC.

KOHL’S FOOD STORES, INC.

THE SOUTH DAKOTA GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

SPRING LANE PRODUCE CORP.

2

BORMAN’S, INC.

PATHMARK STORES, INC.

AAL REALTY CORP.

MACDADE BOULEVARD STUART, LLC

BERGEN STREET PATHMARK, INC.

BRIDGE STUART INC.

EAST BRUNSWICK STUART LLC

LANCASTER PIKE STUART, LLC

PLAINBRIDGE LLC

UPPER DARBY STUART, LLC

ADBRETT CORP.

MILIK SERVICE COMPANY, LLC

SUPERMARKETS OIL COMPANY, INC.

KWIK SAVE, INC.

2008 BROADWAY, INC.

Schedule III

Delaware and New York Loan Parties

Loan Party	State of Formation
ANP Properties I Corp.	Delaware
Compass Foods, Inc.	Delaware
Family Center, Inc.	Delaware
Food Basics, Inc.	Delaware
Futurestore Food Markets, Inc.	Delaware
Hopelawn Property I, Inc.	Delaware
Limited Foods, Inc.	Delaware
Richmond Twice, Incorporated	Delaware
Super Fresh Food Markets of Virginia, Inc.	Delaware
Super Fresh/Sav-A-Center, Inc.	Delaware
Super Plus Food Warehouse, Inc.	Delaware
Supermarket Distribution Services, Inc.	Delaware
Borman’s, Inc.	Delaware
Bev, Ltd.	Delaware
S E G Stores, Inc.	Delaware
Super Fresh Food Markets, Inc.	Delaware
Shopwell, Inc.	Delaware
The Food Emporium, Inc.	Delaware
APW Supermarket Corporation	Delaware
Pathmark Stores, Inc.	Delaware
Adbrett Corp.	Delaware
East Brunswick Stuart LLC	Delaware
Lancaster Pike Stuart, LLC	Delaware
MacDade Boulevard Stuart, LLC	Delaware
Plainbridge LLC	Delaware
Upper Darby Stuart, LLC	Delaware
The Food Emporium, Inc.	New York
Spring Lane Produce Corp.	New York
The Meadows Plaza Development Corp.	New York
AAL Realty Corp.	New York
Bridge Stuart Inc.	New York
APW Supermarkets, Inc.	New York
2008 Broadway, Inc.	New York
111 North Avenue Realty Corp.	New York
1046 Yonkers Ave. Corp.	New York
Waldbaum, Inc.	New York
McLean Avenue Plaza Corp.	New York
Gramatan Foodtown Corp.	New York
Delaware County Dairies, Inc.	New York

4

Loan Party	State of Formation
Clay-Park Realty Co., Inc.	New York

Schedule IV

Bridge Stuart, Inc., a New York corporation

East Brunswick Stuart LLC, a Delaware limited liability company

Plainbridge LLC, a Delaware limited liability company

MacDade Boulevard Stuart, LLC, a Delaware limited liability company

Lancaster Pike Stuart, LLC, a Delaware limited liability company

Pathmark Stores, Inc., a Delaware corporation

Shopwell, Inc., a Delaware corporation

6

Exhibit K - Form of Credit Card Notification

CREDIT CARD NOTIFICATION

[PREPARE ON APPLICABLE LOAN PARTY’S LETTERHEAD - ONE FOR EACH
PROCESSOR LISTED ON SCHEDULE 5.14(B) OF THE AMENDED AND RESTATED
CREDIT AGREEMENT]

, 20

To:                              [Name and Address of Processor] (the “Processor”)

Re:                     (the “Loan Party”)

Dear Sir/Madam:

This letter relates to the credit card processing agreement between the Loan Party and the Processor dated                 (the “Processing Agreement”).

The Loan Party has entered into a financing agreement with Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (collectively, the “ABL Agreements”). Pursuant to the ABL Agreements, the Loan Party has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to, among other things, substantially all of the assets of the Loan Party, including without limitation, all amounts due or to become due from the Processor to the Loan Party pursuant to the Processing Agreement between the Processor and the Loan Party (the “Credit Card Proceeds”). Such Credit Card Proceeds include all credit card charges submitted by the Loan Party to the Processor for processing and the amounts which the Processor owes to the Loan Party on account thereof and all other amounts due or to become due to the Loan Party under the Processing Agreement.

Under the terms and provisions of the Amended and Restated Credit Agreement, the Loan Party is obligated to deposit or cause to be deposited all Credit Card Proceeds into the deposit accounts specified in the following paragraph.

Until such time as the Processor receives written notification from the Collateral Agent, in its capacities as the Collateral Agent for its benefit and the benefit of the other Credit Parties that the obligations of the Loan Party to the Collateral Agent and the other Credit Parties pursuant to the ABL Agreements have been paid and performed in full and that the interests of Collateral Agent and the other Credit Parties in the Credit Card Proceeds have been terminated, all amounts due from time to time from the Processor to the Loan Party (including the Credit Card Proceeds, payment from any reserve account or the like, or other payments) shall be transferred as follows (which transfer instructions may only be changed at the written direction of the Collateral Agent to the Processor):

(a)                    prior to written notice by the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, as indicated on the attached Schedule A hereto;

(b)              upon written notice by the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, daily by ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Collateral Agent’s Account]

ABA #

Account No.

Re: The Great Atlantic & Pacific Tea Company, Inc.

or

(c) in each case, as the Processor may otherwise be instructed from time to time in writing by an officer of the Collateral Agent.

Upon the request of the Collateral Agent, a copy of each statement provided by the Processor to the Loan Party shall be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the Collateral Agent):

Bank of America, N.A.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Loan Administration (The Great Atlantic & Pacific Tea Company, Inc.)

This letter may be amended only by notice in writing signed by the Loan Party and the Collateral Agent and may be terminated solely by written notice signed by the Collateral Agent. The Loan Party shall not have any right to terminate this Credit Card Notification.

Very truly yours,

[Loan Party]

By:
Name:
Title:

cc:                                 Bank of America, N.A. as Collateral Agent

Schedule A

[To Be Completed]

Exhibit L - Form of Insurance Provider Notification

INSURANCE PROVIDER NOTIFICATION

[PREPARE ON APPLICABLE LOAN PARTY’S LETTERHEAD - ONE FOR EACH
INSURANCE PROVIDER LISTED ON SCHEDULE 5.14(C) OF THE AMENDED AND
RESTATED CREDIT AGREEMENT]

, 20

To:                              [Name and Address of Insurance Provider] (the “Insurance Provider”)

Re:                                                   (the “Loan Party”)

Account Number:

Dear Sir/Madam:

The Loan Party has entered into a financing agreement with Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (collectively, the “ABL Agreements”). Pursuant to the ABL Agreements, the Loan Party has granted to the Collateral Agent, for its own benefit and the benefit of the other ABL Credit Parties, a security interest in and to, among other things, substantially all of the assets of the Loan Party, including without limitation, all amounts due or to become due from the Insurance Provider to the Loan Party pursuant to the various agreements between the Insurance Provider and the Loan Party (the “Insurance Provider Proceeds”). Such Insurance Provider Proceeds include all sales submitted by the Loan Party to the Insurance Provider for reimbursement and the amounts which the Insurance Provider owes to the Loan Party on account thereof, and all other amounts due or to become due to the Loan Party under the various agreements between the Insurance Provider and the Loan Party.

Under the terms and provisions of the Amended and Restated Credit Agreement, the Loan Party is obligated to deposit or cause to be deposited all Insurance Provider Proceeds into the deposit accounts specified in the following paragraph.

Until such time as the Insurance Provider receives written notification from the Collateral Agent that the obligations of the Loan Party to the Collateral Agent and the other Credit Parties pursuant to the ABL Agreements have been paid and performed in full and that the interests of the Collateral Agent and the other Credit Parties in the Insurance Provider Proceeds have been terminated, all amounts due from time to time from the Insurance Provider to the Loan Party (including Insurance Provider Proceeds, payment from any reserve account or the like, or other payments) shall be transferred as follows (which transfer instructions may only be changed at the written direction of the Collateral Agent to the Insurance Provider):

(a)                                       prior to written notice by the Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, as indicated below:

By check to:

A&P U.S.

P.O. Box 23747

Newark, NJ 07189

By wire or ACH to:

The Great Atlantic & Pacific Tea Company, Inc.

Bank of America

ABA # 021200339

Account No. 405401393 8

Or

(b)                                 Upon written notice by an officer of the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, by ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Collateral Agent’s Account]

ABA #

Account No.

Re: The Great Atlantic & Pacific Tea Company, Inc.

or

(c)                                  In each case, as the Insurance Provider may otherwise be instructed from time to time in writing by the Collateral Agent.

Upon the request of the Collateral Agent, a copy of each statement provided by the Insurance Provider to the Loan Party shall should be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days written notice given to the Insurance Provider by the Collateral Agent):

Bank of America, N.A.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Loan Administration (The Great Atlantic & Pacific Tea Company, Inc.)

This letter may be amended only by notice in writing signed by the Loan Party and the Collateral Agent, and may be terminated solely by written notice signed by the Collateral Agent. The Loan Party shall not have any right to terminate this Insurance Provider Notification.

Very truly yours,

[Loan Party]

B y:
Name:
Title:

cc:                               Bank of America, N.A., as the Collateral Agent

Exhibit M - Form of Blocked Account Agreement

(Account — With Activation)

BLOCKED ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of                                   , 20  , (i) among                                   (“Company”), (ii) Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Company pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 and certain related agreements (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), and (iii)                             (“Bank”), with respect to the following:

A.             Bank has agreed to establish and maintain for Company deposit accounts set forth on Schedule 1 (collectively, the “Account”).

B.              Company has assigned to the Collateral Agent a security interest in the Account and all sums now or hereafter on deposit in or payable or withdrawable from the Account (the “Account Funds”).

C. Company, the Collateral Agent and Bank are entering into this Agreement to evidence the Collateral Agent’s security interest in the Account and such Account Funds and to provide for the disposition of net proceeds of Account Funds deposited in the Account.

Accordingly, Company, the Collateral Agent and Bank agree as follows:

1. (a) This Agreement evidences the Collateral Agent’s control over the Account. Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, during the Activation Period (as defined below), Bank will comply with instructions originated by the Collateral Agent as set forth herein directing the disposition of funds in the Account without further consent of Company.

(b)             Company represents and warrants to the Collateral Agent and Bank that it has not assigned or granted a security interest in the Account or any Account Funds deposited in the Account, except to the Collateral Agent.

(c)             Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than the Collateral Agent’s security interest referred to herein.

2. During the Activation Period, Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to the Collateral Agent it will not close the Account except in accordance with Section 10. Bank shall have no liability in the event Company breaches this covenant to the Collateral Agent. A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter during the Activation Period, Bank shall transfer all available balances in the Account to the Collateral Agent at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from the Collateral Agent in the form of Exhibit A (the “Notice”) and until such time as any such Notice has been revoked or terminated by the Collateral Agent in writing. A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal. Company and the Collateral Agent acknowledge and agree that the Account is linked to, and funds, payroll and disbursement accounts not covered by this Agreement. Company and the Collateral Agent further acknowledge and agree that the payroll and disbursement accounts will be delinked from the Account upon the commencement, and during the continuance, of the Activation Period.

3.               Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by the Collateral Agent that the obligations of Company to the Collateral Agent and the other Credit Parties have been paid in full. The Collateral Agent shall notify the Bank promptly in writing upon payment in full of Company’s obligations to the Collateral Agent and the other Credit Parties.

4.               Bank is permitted to charge the Account:

(a)             for its fees and charges relating to the Account or associated with this Agreement; and

(b)             in the event any Account Funds deposited into the Account are returned unpaid for any reason or for any breach of warranty claim.

5. (a) If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Account or this Agreement, Company agrees to pay Bank on demand the amount due Bank. Company will have breached this Agreement if it has not paid Bank, within five days after such demand, the amount due Bank.

(b)             If the balances in the Account are not sufficient to compensate Bank for any returned Account Funds, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay Bank immediately upon demand, the Collateral Agent agrees to pay Bank within five days after Bank’s demand to the Collateral Agent to pay any amount received by the Collateral Agent with respect to such returned Account Funds. The failure to so pay Bank shall constitute a breach of this Agreement.

(c)             Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).

6.                           (a) Bank will send information regarding deposits to the Account to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will, upon request of the Collateral Agent, send a copy of each such deposit advice to the address specified below.

(b) In addition to the original Bank statement provided to the Company, upon request of the Collateral Agent, Bank will send a duplicate of such statement to the address specified below.

7.                            (a) Bank will not be liable to Company or the Collateral Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.

(b)          In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c)          Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or the Collateral Agent, or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d)           Bank shall have no duty to inquire or determine whether Company’s obligations to the Collateral Agent, the other Credit Parties, or any other party are in default or whether the Collateral Agent is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e)           Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(1) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Account or any Account Funds and shall not be in violation of this Agreement for so doing.

8. Company and the Collateral Agent shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement (the foregoing, the

“Indemnification Liabilities”). This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Company’s and the Collateral Agent’s obligations under this section shall survive termination of this Agreement, except as described in subsection 10(a) below.

9.             Company and the Collateral Agent shall jointly and severally pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all reasonable costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

10.           Termination and Assignment of this Agreement shall be as follows:

(a)           The Collateral Agent may terminate this Agreement by providing notice to the other parties to this Agreement that all of Company’s obligations which are secured by Account Funds and the Account are paid in fiill. The Collateral Agent may also terminate or it may assign this Agreement upon 30 days’ prior written notice to the other parties to this Agreement. Bank may terminate this Agreement upon 30 days’ prior written notice to the other parties to this Agreement. Company may not terminate this Agreement except with the written consent of the Collateral Agent and upon prior written notice to Bank. Upon termination by the Collateral Agent pursuant to this paragraph, the Collateral Agent shall not be responsible for any Indemnification Liabilities or costs and expenses of Bank to the extent that such Indemnification Liabilities or such costs and expenses of Bank are incurred after such termination. Indemnification Liabilities arise upon activation and only the Collateral Agent has this obligation under Section 8 of this Agreement.

(b)           Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to the other parties to this Agreement if either Company or the Collateral Agent breaches any of the terms of this Agreement, or any other agreement with Bank.

11. (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(b) The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this agreement.

12.                         (a) This Agreement may be amended only by a writing signed by all parties to this Agreement; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.

(b)          This Agreement may be executed in counterparts; all such counterparts shallconstitute but one and the same agreement.

(c)          This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d) This Agreement shall be governed by, and in accordance with, the laws of the state of New York (excluding the conflicts of laws principles thereof, but including New York General Obligations Law Sections 5-1401 and 51402).

13.           Any written notice or other written communication to be given under this Agreement shall be addressed to the each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

14.           Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or the Collateral Agent.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

(“Company”)

By:	Address for notices:
Name:
Title:
Bank of America, N.A., as Collateral Agent

B y:	Address for notices:
Name: Stephen DeMenna Title: Managing Director	Bank of America, N.A., as Collateral Agent 100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Stephen DeMenna
Managing Director
Telephone: (617) 434-2786
Facsimile: (617) 434-4131
E-mail: stephen.l.demenna@bankofamerica.com

, as Bank

By:	Address for notices:
Name:
Title:

SCHEDULE 1

Account Name	Account Number

EXHIBIT A TO BLOCKED ACCOUNT AGREEMENT
NOTICE

BANK OF AMERICA, N.A.

To:	Bank of America, N.A.
[Address]

Re:

Ladies and Gentlemen:

Reference is made to that certain Blocked Account Agreement dated                                    , 20    (the “Agreement”) among                              (“Company”), Bank of America, N.A., as collateral agent for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “Collateral Agent”), and you regarding the above-described account (the “Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name:
ABA No.:
Account Name:
Account No.:

Very truly yours,

Bank of America, N.A., as the Collateral Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

, as Bank

By
Name:
Title:

Exhibit N - Form of Coinstar Notification

COINSTAR, INC. NOTIFICATION

[PREPARE ON APPLICABLE LOAN PARTY’S LETTERHEAD]

20

To:	Coinstar, Inc. (“Coinstar”)
1800 114th Avenue

Bellevue, Washington, 98004

Re:                                                               (the “Loan Party”)

Dear Sir/Madam:

This letter relates to the arrangements to have coin counting machines installed and serviced by or through Coinstar as set forth in certain installation agreements between Coinstar (or certain of its affiliates) and The Great Atlantic & Pacific Tea Company, Inc. (or certain of its affiliates), including that certain Coinstar Installation Agreement dated April 29, 2002 (as the same may be amended, modified or supplemented from time to time, the “Agreement”).

The Loan Party has entered into a financing agreement with Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (collectively, the “ABL Agreements”) Pursuant to the ABL Agreements, the Loan Party has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to, among other things, substantially all of the assets of the Loan Party, including without limitation, all amounts due or to become due from Coinstar to the Loan Party pursuant to the Agreement (the “Coinstar Proceeds”). Such Coinstar Proceeds include all amounts due or to become due to the Loan Party under the Agreement.

Under the terms and provisions of the Amended and Restated Credit Agreement, the Loan Party is obligated to deposit or cause to be deposited all Coinstar Proceeds into the deposit accounts specified in the following paragraph.

Until such time as Coinstar receives written notification from the Collateral Agent that the obligations of the Loan Party to the Collateral Agent and the other Credit Parties pursuant to the ABL Agreements have been paid and performed in full and that the interests of the Collateral Agent and the other Credit Parties in the Coinstar Proceeds have been terminated, all amounts due from time to time from Coinstar to the Loan Party (including the Coinstar Proceeds, payment from any reserve account or the like, or other payments) shall be transferred as follows (which transfer instructions may only be changed at the written direction of the Collateral Agent to Coinstar):

(a)     prior written notice by the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, as indicated on the attached Schedule A hereto;

(b)     upon written notice by the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, daily by ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Collateral Agent’s Account]

ABA #
Account No.
Re: The Great Atlantic & Pacific Tea Company, Inc.

or

(c) in each case, as Coinstar may otherwise be instructed from time to time in writing by an officer of the Collateral Agent.

Upon the request of the Collateral Agent, a copy of each statement provided by Coinstar to the Loan Party shall be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days written notice given to Coinstar by the Collateral Agent):

Bank of America, N.A.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Loan Administration (The Great Atlantic & Pacific Tea Company, Inc.)

This letter may be amended only by notice in writing signed by the Loan Party and the Collateral Agent, and may be terminated solely by written notice signed by the Collateral Agent. The Loan Party shall not have any right to terminate this Coinstar Notification.

Very truly yours,

[Loan Party]

By:
Name:
Title:

cc:     Bank of America, N.A., as the Collateral Agent

Schedule A

[To Be Completed]

Exhibit 0 - Form of DDA Notification

DDA NOTIFICATION

[PREPARE ON APPLICABLE LOAN PARTY’S LETTERHEAD - ONE FOR EACH DDA
LISTED ON SCHEDULE 5.14(A) OF THE AMENDED AND RESTATED CREDIT
AGREEMENT]

                   , 20

To:          [Name and Address of Bank] (the “Depository Bank”)

Re:                                                (the “Loan Party”)

Account Number(s):

Dear Sir/Madam:

This letter relates to the above referenced account number(s) and any other depository account(s) (collectively, the “Account”) which the Loan Party now or hereafter maintains with the Depository Bank. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by the Depository Bank to or for the account of the Loan Party.

The Loan Party has entered into a financing agreement with Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (collectively, the “ABL Agreements”). Pursuant to the ABL Agreements, the Loan Party has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to, among other things, substantially all of the assets of the Loan Party, including without limitation, the Account and all amounts now or hereafter deposited therein or evidenced thereby (the “Account Proceeds”). Such Account Proceeds include all the present and all future contents of the Account and any and all proceeds resulting therein. Any right of setoff, banker’s lien, or the like which the Depository Bank may otherwise have with respect to the Account is subject, to the fullest extent permitted under applicable law, to the prior right of the Collateral Agent to the Account and the contents of the Account.

Under the terms and provisions of the Amended and Restated Credit Agreement, the Loan Party is obligated to deposit or cause to be deposited all Account Proceeds into the deposit accounts specified in the following paragraph.

Until such time as the Depository Bank receives written notification from the Collateral Agent that the obligations of the Loan Party to the Collateral Agent and the other Credit Parties pursuant to the ABL Agreements have been paid and performed in full and that the interests of the Collateral Agent and the other Credit Parties in the Account Proceeds have been terminated, the Loan Party will transfer at least three (3) times each calendar week by ACH or wire all funds from time to time on deposit in the Account (which transfer instructions may only be changed at the written direction of the Agent to the Depository Bank) to one of the following accounts:

(a)     prior to written notice by the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, as indicated hereto:

{(i)

JPMorgan Chase Bank

ABA # 021000021

Account No. 323017436

or

(ii)

Bank of America

ABA # 021200339

Account No. 0154104381]

(b)        Upon written notice by an officer of the Collateral Agent that a “Triggering Event” under, and as defined in, the Amended and Restated Credit Agreement has occurred, daily by ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Collateral Agent’s Account]

BA #

Account No.

Re: The Great Atlantic & Pacific Tea Company, Inc.

Or

(c) In each case, as the Depository Bank may otherwise be instructed from time to time in writing by an officer of the Collateral Agent.

Upon the request of the Collateral Agent, a copy of each statement provided by the Depository Bank to the Loan Party shall be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days written notice given to the Depository Bank by the Collateral Agent, as applicable):

Bank of America, N.A.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Loan Administration (The Great Atlantic & Pacific Tea Company, Inc.)

This letter may be amended only by notice in writing signed by the Loan Party and the Collateral Agent and may be terminated solely by written notice signed by the Collateral Agent. The Loan Party shall not have any right to terminate this Account Notification.

Very truly yours,

[Loan Party]

By:
Name:
Title:

cc:     Bank of America, N.A., as Collateral Agent

EXHIBIT P-1

PRIORITY OF CLAIMS WAIVER (Landlord)

DATED: as of                                  , 20

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                       (the “Landlord”), executes this waiver (this “Waiver”) in favor of Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (as amended, restated, supplemented or otherwise modified from time to time, collectively with the Amended and Restated Credit Agreement, the “ABL Agreements”).

WITNESSETH:

WHEREAS, the Landlord owns real property located at                                               (the “Premises”), which real property the Landlord leases to [                  ], a corporation organized and existing under the laws of the State of                           (the “Tenant”) pursuant to the terms of that certain [Lease Agreement], dated as of                          by and between the Landlord and the Tenant (the “Lease”).

WHEREAS, pursuant to the Amended and Restated Credit Agreement, the Tenant has entered into loan arrangements (collectively, the “Loan Arrangements”) pursuant to which the Collateral Agent and the other Credit Parties have agreed to make loans or furnish other financial accommodations to the Tenant, among others.

WHEREAS, such Loan Arrangements will be secured by, among other things, all of the Tenant’s present and after acquired assets including, without limitation, the Tenant’s inventory, goods, machinery, equipment, furniture and trade fixtures and other personal property (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Collateral”).

NOW THEREFORE, in order to induce the Collateral Agent and the other Credit Parties to establish and maintain the Loan Arrangements, the Landlord hereby represents, warrants, covenants and agrees as follows:

1.           The Landlord represents that the Tenant is not in default under the terms of the Lease.

2.           The Landlord has been advised that that the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, has been granted a security interest by the Tenant in and to the Collateral, certain of which Collateral is presently located, or may at any time hereafter be located, in, at, or upon the Premises.

3.           The Landlord hereby waives and releases in favor of the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) (a) any and all rights of distraint, levy, and execution which the Landlord may now or hereafter have against the Collateral; (b) any and all statutory liens, security interests, or other liens which the Landlord may now or hereafter have in the Collateral; and (c) any and all other interests or claims of every nature whatsoever which the Landlord may now or hereafter have in or against the Collateral, including without limitation, for any rent, storage charges, or other sums due, or to become due, to the Landlord by the Tenant. The Landlord agrees not to exercise any of the Landlord’s rights, remedies, powers, privileges, or discretions with respect to the Collateral, or the Landlord’s liens or security interests in the Collateral, if any, unless and until the Landlord receives written notice from the Collateral Agent that the Tenant’s obligations to the Collateral Agent and the other Credit Parties pursuant to the Loan Arrangements have been paid in full, and that the commitments of the Collateral Agent and the other Credit Parties to make loans or furnish other financial accommodations to the Tenant pursuant to the Amended and Restated Credit Agreement have been terminated. The foregoing Waiver is for the benefit of the Collateral Agent and the other Credit Parties only and does not affect the obligations of the Tenant to the Landlord.

4.           Until the Landlord receives written notice from the Collateral Agent that all obligations of the Tenant to the Collateral Agent and the other Credit Parties pursuant to the Loan Arrangements have been paid in full and the commitments of the Collateral Agent and the other Credit Parties to make loans or furnish other financial accommodations to the Tenant pursuant to the Amended and Restated Credit Agreement have been terminated, the Landlord:

(a)           Shall not interfere with any enforcement by the Collateral Agent of such Collateral Agent’s rights in and to the Collateral;

(b)           Shall permit the Collateral Agent, at its option, to enter and use the Premises for the purpose of repossessing, removing, selling or otherwise dealing with any of the Collateral, and such license shall be irrevocable and shall commence on the date (the “Access Commencement Date”) which is five (5) business days following Landlord’s receipt of written notice from the Collateral Agent that the Collateral Agent intends to enter the Premises pursuant to the rights granted to the Collateral Agent hereunder, and such license shall expire on the date that is one hundred and eighty (180) days after the Access Commencement Date (the period during which such license shall be in effect, the “Access Period”); provided, that the Access Period shall be tolled during any period in which the Collateral Agent has been stayed from taking action to remove or dispose of the Collateral pursuant to any order of court, state or federal law, or otherwise, in which case the Collateral Agent shall have an additional period of time (not less than one hundred and eighty (180) consecutive days) after the expiration or termination of any such stay, in which to repossess and/or dispose of the Collateral located upon the Premises; and

(c)           Shall send notice in writing of any termination of, or default under, or abandonment or surrender under (which constitute a default under the Lease) the Lease to the Collateral Agent at the address set forth below and prior to the Landlord’s taking any action to terminate the Lease or to evict the Tenant from the Premises for breach of the Lease, give the Collateral Agent a reasonable opportunity to preserve, protect, liquidate, or remove any Collateral on the Premises and, if the Collateral Agent so elects, to cure such breach of the Lease. Notwithstanding the provisions of this paragraph, the Collateral Agent shall not have any obligation to cure any such breach or default. The cure of any such breach or default by the Collateral Agent on any one occasion shall not obligate the Collateral Agent to cure any other breach or default or to cure such default on any other occasion.

5.           To the extent not paid or prepaid by the Tenant, the Collateral Agent shall pay the Landlord a reasonable sum for its use and occupancy of the Premises on a per diem basis in an amount equal to the monthly base rent required to be paid by the tenant under the Lease from the date on which the Collateral Agent shall have taken possession of the Collateral on the Premises until the date on which the Collateral Agent vacates the Premises, it being understood, however, that the Collateral Agent shall not, thereby, have assumed any of the obligations of the Tenant to the Landlord, including, without limitation, any obligation to pay any past due rent owing by the Tenant.

6.           The Landlord shall be fully protected in acting on any order, notice, or direction by the Collateral Agent with respect to the Collateral without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order, notice, or direction. The Landlord agrees that the Collateral Agent may exercise the rights available to the Collateral Agent hereunder through the Tenant or the Tenant’s or the Collateral Agent’s representatives or agents (to the extent that the Collateral Agent has consented to the exercise of such rights by such parties) regardless of whether the Tenant has defaulted under the Lease.

7.           All notices under this Waiver shall be made to the following addresses by recognized overnight courier, by certified mail or registered mail (return receipt requested), by hand delivery, by facsimile transmission or by electronic mail:

If to Collateral Agent:

Bank of America, NA.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Stephen DeMenna

Email: stephen.l.demenna@bankofamerica.com

Facsimile: (617) 434-4131

If to the Landlord:

Attention:

Email:

Facsimile:

Notices sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by certified mail or registered mail (return receipt requested), shall be deemed to have been given on the date on which such notice or request is received as indicated in such return receipt. Notices and other communications sent to an e-mail address or via facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

8.             This Waiver shall inure to the benefit of the Collateral Agent and each of the other Credit Parties, and each of their respective successors and assigns, and shall be binding upon the Landlord, its successors and assigns.

9.           This Waiver may not be amended or waived except by an instrument in writing signed by the Collateral Agent, the Landlord, and the Tenant. This Waiver shall be governed by, and construed in accordance with, the laws of the state in which the Premises is located, without regard to its principles of conflict of laws.

10.         This Waiver constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

11.         This Waiver may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Waiver by facsimile transmission or electronic mail shall be binding on each party hereto as if the original of such facsimile had been delivered to the other party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Waiver is executed as of the day and year first above written.

[NAME] , as Landlord

B y:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

B y:
Name:
Title:

Acknowledged and agreed:

], as Tenant

B y:
Name:
Title:

EXHIBIT P-2

PRIORITY OF CLAIMS WAIVER (Bailee)

DATED: as of                                               , 20

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                  (the “Bailee”), executes this waiver (this “Waiver”) in favor of Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of a syndicate of lenders and certain other secured parties (the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Loan Party pursuant to the Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) and certain related agreements (as amended, restated. supplemented or otherwise modified from time to time, collectively with the Amended and Restated Credit Agreement, the “ABL Agreements”).

WITNESSETH:

WHEREAS, the Bailee owns and operates certain real property located at                                     (the “Premises”), at which premises                                     or its affiliates (collectively, the “Company”) stores or will store certain Collateral (as defined below) now or hereafter owned by the Company and/or at which certain Collateral will be located pursuant to a bailment agreement, processing agreement, consignment, “sale or return” or similar agreement (regardless of when, or whether, title passes to the Bailee) or any other agreement for any purpose.

WHEREAS, pursuant to the Amended and Restated Credit Agreement, the Company has entered into loan arrangements (collectively, the “Loan Arrangements”) pursuant to which the Collateral Agent and the other Credit Parties have agreed to make loans or furnish other financial accommodations to the Company, among others.

WHEREAS, such Loan Arrangements will be secured by, among other things, all of the Company’s present and after acquired assets including, without limitation, the Company’s inventory, goods, machinery, equipment, furniture and trade fixtures and other personal property (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Collateral”).

WHEREAS, the Company has delivered, and from time to time hereafter will deliver, to the Bailee certain Collateral at the Premises.

NOW THEREFORE, in order to induce the Collateral Agent and the other Credit Parties to establish and maintain the Loan Arrangements, the Bailee hereby represents, warrants, covenants and agrees as follows:

1.                                  The Bailee represents that the Company is not in default under the terms of any agreement with the Bailee pursuant to which the Bailee has the possession, care, custody or control of any Collateral.

2.                                  The Bailee has been advised the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, has been granted a security interest by the Company in and to the Collateral, certain of which Collateral is presently located, or may at any time hereafter be located, in, at, or upon the Premises. The Bailee hereby acknowledges and agrees that title to all Collateral now or hereafter received from the Company and held by the Bailee for processing, storing, sale or otherwise shall at all times remain with the Company, and the Bailee shall make no claim with respect thereto. The Bailee further agrees that all possessory rights now or hereafter claimed by the Bailee with respect to the Collateral are expressly subordinate and subject to the Collateral Agent’s rights as provided herein. The Bailee agrees, at the Company’s expense, to execute in favor of the Collateral Agent, for the benefit of the Credit Parties, or join with Company in the execution of, such documents, instruments, financing statements, certificates, and agreements as the Collateral Agent may reasonably request from the Bailee hereafter to evidence or give notice of such security interest.

3.                                  The Bailee hereby waives and releases in favor of the Collateral Agent (for its own benefit and the benefit of the other Credit Parties) (a) any and all statutory liens, security interests, or other liens which the Bailee may now or hereafter have in the Collateral; and (b) any and all other interests or claims of every nature whatsoever which the Bailee may now or hereafter have in or against the Collateral, including without limitation, for any rent, storage charges, warehouse fees, or other sums due, or to become due, to the Bailee by the Company. The Bailee agrees not to exercise any of the Bailee’s rights, remedies, powers, privileges, or discretions with respect to the Collateral, or the Bailee’s liens or security interests in the Collateral, if any, unless and until the Bailee receives written notice from the Collateral Agent that the Company’s obligations to the Collateral Agent and the other Credit Parties pursuant to the Loan Arrangements have been paid in full, and that the commitments of the Collateral Agent and the other Credit Parties to make loans or furnish other financial accommodations to the Company pursuant to the Amended and Restated Credit Agreement have been terminated. The foregoing Waiver is for the benefit of the Collateral Agent and the other Credit Parties only and does not affect the obligations of the Company to the Bailee.

4.                                  Until the Bailee receives written notification from the Collateral Agent to the contrary, the Bailee is authorized to accept instructions with respect to the Collateral from the Company. Upon the receipt of written notice from the Collateral Agent, and until such notice is rescinded by the Collateral Agent, the Bailee shall only honor any and all instructions from the Collateral Agent with respect to the Collateral, including, any direction from the Collateral Agent to dispose of all or any portion of the Collateral at any time, without any further consent or instruction from the Company.

5.                                  The Bailee agrees that the Collateral Agent, through its authorized representatives or agents, may enter upon the Premises from time to time for the purpose of inspecting, repairing, removing, or conducting a sale or sales of any or all of the Collateral, and the Bailee shall not hinder or prevent the Collateral Agent from taking any such action. The Bailee shall not require the Collateral Agent to produce any warehouse receipts which may have been furnished with respect to the Collateral to take possession of the Collateral. The Bailee further agrees that the Collateral Agent shall not have any obligation or liability to the Bailee except for reasonable costs and expenses actually incurred by the Bailee to repair any damage to the Premises directly caused by the Collateral Agent or its authorized representatives or agents in any such removal of the Collateral.

6.                                  The Bailee hereby agrees that the Collateral at all times will be kept segregated and apart from other property, if any, from time to time located on the Premises.

7.                                  Nothing contained in this agreement shall modify the obligation of the Company to pay charges and fees of the Bailee. The Bailee agrees to promptly notify the Collateral Agent (i) if at any time any charges or fees owing from the Company become forty-five (45) days past due or (ii) upon the occurrence of any breach or default by the Company under any agreement with the Company pursuant to which the Bailee has the care, custody, or control of any of the Collateral. Upon the receipt of such notice, the Bailee agrees that the Collateral Agent, at its option, may (a) maintain the Collateral at the Premises for a period of up to sixty (60) days, without charge other than reasonable and customary storage fees and charges accruing during such sixty (60) day period as may be mutually agreed to between the Bailee and the Collateral Agent, (b) enter the Premises during the Bailee’s normal business hours, upon notice to the Bailee (or at such other mutually agreeable time as may be determined by the Collateral Agent and the Bailee) in order to remove the Collateral therefrom, without charge, other than accrued processing charges with respect to Collateral removed from the Premises by the Collateral Agent, and/or (c) require the Bailee to process or complete processing of any Collateral then or thereafter delivered to the Bailee, at a price mutually agreed to by the Collateral Agent and the Bailee. In any such event, the Bailee agrees to cooperate with the Collateral Agent and not to hinder the Collateral Agent’s actions in enforcing its remedies with respect to the Collateral. In lieu of the foregoing, the Collateral Agent may cure any breach by the Company of its obligations to the Bailee, provided that such cure is proffered by the

Collateral Agent not more than thirty (30) days after the Collateral Agent’s receipt of such written notice of such default. Notwithstanding the provisions of this paragraph, the Collateral Agent shall have no obligation to cure any such breach or default. The cure of any such breach or default by the Collateral Agent on any one occasion shall not obligate the Collateral Agent to cure any other breach or default or to cure such default on any other occasion.

8.                                  If from time to time the Bailee ever comes into possession or control of any identifiable cash proceeds arising from the sale of any of the Collateral, such proceeds shall be held by the Bailee in trust for the benefit of the Collateral Agent, and the same shall be paid and delivered to the Collateral Agent promptly after receipt by the Bailee.

9.                                  Except upon prior written notice (with reasonable particularity) to the Collateral Agent, the Bailee shall not (i) remove any Collateral from the Premises (other than removals in accordance with the instructions of the Company in the ordinary course of business) or (ii) terminate, with or without cause, any agreement pursuant to which the Bailee has the care, custody, or control of any Collateral.

10.                            The Bailee shall not issue any negotiable warehouse receipts with respect to any Collateral of which the Bailee has the care, custody, or control.

11.                            The Bailee shall be fully protected in acting on any order, notice, or direction by the Collateral Agent with respect to the Collateral without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order, notice, or direction.

12.                            All notices under this Waiver shall be made to the following addresses by recognized overnight courier, by certified mail or registered mail (return receipt requested), by hand delivery, by facsimile transmission or by electronic mail:

Bank of America, N.A.
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Stephen DeMenna
Email: stephen.l.demenna@bankofamerica.com
Facsimile: (617) 434-4131

If to the Bailee:

Attention:
Email:
Facsimile:

Notices sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by certified mail or registered mail (return receipt requested), shall be deemed to have been given on the date on which such notice or request is received as indicated in such return receipt. Notices and other communications sent to an e-mail address or via facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

13.                               This Waiver shall inure to the benefit of the Collateral Agent and each of the other Credit Parties, and each of their respective successors and assigns, and shall be binding upon the Bailee, its successors and assigns.

14.                               This Waiver may not be amended or waived except by an instrument in writing signed by the Collateral Agent, the Bailee, and the Company. This Waiver shall be governed by, and construed in accordance with, the laws of the state in which the Premises is located, without regard to its principles of conflict of laws.

15.                               This Waiver constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

16.                               This Waiver may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Waiver by facsimile transmission or electronic mail shall be binding on each party hereto as if the original of such facsimile had been delivered to the other party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Waiver is executed as of the day and year first above written.

[NAME], as Bailee

By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Acknowledged and agreed:

[Company]

B y:
Name:
Title:

Form of Mortgage            Exhibit Q-1

RECORDING REQUESTED BY:

AND WHEN RECORDED MAIL TO:

Space above this line for recorder’s use only

[OPEN-END] MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FINANCING STATEMENT’

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated this 27th day of December 2007, to be effective as of December 3, 2007 (this “Mortgage”), by [                          ], a [                             ], having an office in care of The Great Atlantic & Pacific Tea Company, Inc., Two Paragon Drive, Montvale, New Jersey 07645 (the “Mortgagor”), to BANK OF AMERICA, N.A., a national banking association, having an office at 100 Federal Street, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below) (the “Mortgagee”);

WITNESSETH THAT:

A.            Reference is made to (a) that certain Credit Agreement dated as of December 3, 2007 (as amended, supplemented or otherwise modified from time to time, the “Existing Agreement”), entered into by, among others, The Great Atlantic & Pacific Tea Company, Inc. (the “Company”), a Maryland corporation, the other Borrowers party thereto (including, without limitation, the Mortgagor), the lenders from time to time party thereto, the Collateral Agent and Bank of America, N.A., a national banking association, as Administrative Agent (in such capacity, the “Administrative Agent”); and (b) that certain Security Agreement, dated as of December 3, 2007 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) entered into by, among others, the Company, the other Borrowers (including, without limitation, the Mortgagor), certain guarantors named therein, and the Collateral Agent.

B.            Pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) entered into by, among others, the Company, the

This form of Mortgage shall be revised to incorporate any local law requirements under applicable law.

other Borrowers (including, without limitation, the Mortgagor), the lenders party to the Existing Agreement and certain other lenders party thereto (collectively, the “Lenders”), the Administrative Agent and the Collateral Agent, the parties to the Existing Agreement have agreed to amend and restate the Existing Agreement in its entirety. Capitalized terms used herein and not defined herein shall have meanings assigned to such terms in the Amended and Restated Credit Agreement.

C.              The Lenders have agreed to make Loans to the Borrowers, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Amended and Restated Credit Agreement. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.

D.              The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of an agreement in the form hereof to secure (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Amended and Restated Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon and obligations to provide cash collateral, (iii) obligations to repay overdraft amounts plus interest, if any, customarily applied on overdrafts and all obligations (including without limitation fees, costs, expenses and indemnities) owed to any Lender or an Affiliate of a Lender arising from any Bank Products or Cash Management Services provided by a Lender or Affiliate of a Lender to any Loan Party and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties under the Amended and Restated Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Amended and Restated Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Mortgage or the other Loan Documents, and (d) the due and punctual payment and performance of all obligations of the Borrowers under each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into (all the monetary and other obligations described in the preceding clauses (a) through (d) being collectively called the “Obligations”).

E. Pursuant to the requirements of the Amended and Restated Credit Agreement, the Mortgagor is entering into this Mortgage to create a security interest in the Mortgaged Property (as defined herein) to secure the performance and payment by the Mortgagor of the Obligations. The Amended and Restated Credit Agreement also requires the granting by the Mortgagor and other Loan Parties of other mortgages (the “Other Mortgages”) that create security interests in certain mortgaged properties other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure (A) the due and punctual payment and performance of the Obligations, (B) the due and punctual payment by the Mortgagor of all taxes and insurance premiums relating to the Mortgaged Property and (C) all disbursements made by the Mortgagee for the payment of taxes, common area charges or insurance premiums, all fees, expenses or advances in connection with or relating to the Mortgaged Property, and interest on such disbursements and other amounts not timely paid in accordance with the terms of the Amended and Restated Credit Agreement, this Mortgage and the other Loan Documents, the Mortgagor hereby gives, GRANTS, bargains, sells, warrants, aliens, remises, releases, conveys, assigns, transfers, mortgages, hypothecates, deposits, pledges, sets over, confirms, and otherwise grants a security interest unto Mortgagee (for the ratable benefit of the Secured Parties (as defined in the Security Agreement)) with POWER OF SALE, all its estate, right, title and interest in, to and under any and all of the following described property (the “Mortgaged Property”) whether now owned, leased or held or hereafter acquired and Mortgagor does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Mortgaged Property unto Mortgagee:

(1)        all of the Mortgagor’s right, title and interest in all the land more particularly described on Exhibit A hereto (the “Owned Land”);

(2)        all of the Mortgagor’s right, title and interest in and to each leasehold estate created pursuant to the lease or leases more particularly described in Exhibit B hereto (such lease or leases, as amended, supplemented, or otherwise modified from time to time, individually, a “Subject Lease” and, collectively, the “Subject Leases”) and affecting the land more particularly described in Exhibit C hereto (the “Leased Land”, together with the Owned Land, the “Land”), including, without limitation, all rights of the lessee under each Subject Lease;

(3)          all of the Mortgagor’s right, title and interest in all rights appurtenant to the Land, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in anyway appertaining and all of the estate, right, title, interest, claim or demand whatsoever of the Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the Land and the property described in this subparagraph (3), the “Premises”);

(4)          all of the Mortgagor’s right, title and interest in all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(5) all of the Mortgagor’s right, title and interest in all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of the Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, maintenance, truck or car repair and all other equipment of every kind), lifts, restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises (the property referred to in this subparagraph (5), the “Personal Property”);

(6)          all of the Mortgagor’s right, title and interest in all general intangibles relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and the Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and the Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements (the “Permits, Plans and Warranties”);

(7)          the Mortgagor’s interest in and rights under any and all now or hereafter existing leases or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, the “Third Party Leases”), and subject to the terms of the Amended and Restated Credit Agreement, all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by the Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (the “Rents”);

(8)          all of the Mortgagor’s right, title and interest in and to all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including, subject to the terms of the Amended and Restated Credit Agreement, Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or the Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property; and

(9)          all of the Mortgagor’s right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Third Party Leases, as applicable, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

Notwithstanding the foregoing, the Mortgaged Property shall not include (i) the Bermuda Shares (as defined in the Security Agreement), and (ii) any personal property consisting of (A) any Permits, Plans and Warranties, lease, license, contract, agreement, joint venture agreement, or other instrument to which the Mortgagor is a party and any Equity Interests in a joint venture to the extent the Mortgagor is prohibited from granting a Lien in its rights thereunder pursuant to the terms of any such Permits, Plans and Warranties, lease, license, contract, agreement, the shareholder or other similar agreement governing such joint venture, or other instrument, or under applicable law (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), provided that the Proceeds from any such personal property, including Permits, Plans and Warranties, lease, license, contract, agreement, or other instrument or such Equity Interests in a joint venture shall not be excluded from the definition of Collateral to the extent that the assignment of such Proceeds is not prohibited, and provided further that in no event shall the foregoing exclusions apply to any Subject Lease or any Third Party Lease; (B) any Excluded Equipment (as defined in the Security Agreement) owned by the Mortgagor on the date hereof or hereafter acquired; provided that all proceeds paid or payable to the Mortgagor from any sale, transfer or assignment or other voluntary or involuntary disposition of such Excluded Equipment and all rights to receive such proceeds shall be included in the Mortgaged Property to the extent not otherwise required to be paid to the holder of the Indebtedness secured by such Excluded Equipment; (C) any United States intent-to-use trademark application to the extent and for so long as creation by the Mortgagor of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications; (D) assets or Equity Interests acquired by the Mortgagor after the date hereof in an acquisition permitted by the Amended and Restated Credit Agreement to the extent such assets or Equity Interests are subject to Liens permitted by Section 6.02(d) of the Amended and Restated Credit Agreement and the documents applicable to such Liens prohibit creation of any other security interest on such assets, and (E) any voting Equity Interests of a Foreign Subsidiary in excess of 65% of all outstanding voting Equity Interests of such Foreign Subsidiary; and provided, further, that the term “Mortgaged Property” as used in this Mortgage shall not include any “Collateral” as defined in the Pledge Agreement.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to the Permitted Liens (as hereinafter defined) and to satisfaction and cancellation as provided in Section 3.04(a) and (b).

ARTICLE I

Representations, Warranties and Covenants of the Mortgagor

The Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.                Title.

(a) The Mortgagor has good and marketable title to an indefeasible fee estate in the Owned Land and Improvements located thereon subject to no lien, charge or encumbrance other than Liens permitted by Section 6.02 of the Amended and Restated Credit Agreement (collectively, the “Permitted Liens”). The Mortgagor is lawfully seized and possessed of and has a valid subsisting leasehold estate in the Leased Land and Improvements located thereon subject to no lien, charge or encumbrance other than the Permitted Liens. This Mortgage is and will remain a valid and enforceable first and prior lien on the Premises, the Improvements and the Rents subject only to the Permitted Liens. The Permitted Liens do not materially interfere with the current use, enjoyment or operation of the Mortgaged Property.

(b)           Except as set forth on Schedule A hereto, there are no Third Party Leases affecting a material portion of the Mortgaged Property. Each Third Party Lease is in full force and effect, and, except as set forth on Schedule A hereto, the Mortgagor has not given, nor to the Mortgagor’s knowledge has it received, any uncured or unwaived notice of default with respect to any material obligation under any Third Party Lease. To the Mortgagor’s knowledge, each Third Party Lease is subject to no lien, charge or encumbrance other than this Mortgage and the Permitted Liens.

(c)           The Mortgagor is in compliance, and shall comply with all zoning, land use and building laws, regulations, ordinances and orders of any Governmental Authority affecting the Mortgaged Property, except for any such laws, regulations, ordinances and orders of any Governmental Authority that the failure to comply with could not reasonably be expected to have a material adverse effect on the Mortgaged Property;

(d)           The Mortgagor has good and lawful right and full power and authority to mortgage the Mortgaged Property and will forever warrant and defend its title to the Mortgaged Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

(e)           There will be no defenses or offsets to this Mortgage that will be asserted by the Mortgagor or its Affiliates (or any third party defense or offset now known to the Mortgagor or its Affiliates) or to any of the Obligations secured hereby for so long as any portion of the Obligations is outstanding, other than payment of the Obligations.

SECTION 1.02.              Amended and Restated Credit Agreement; Certain Amounts.

(a)             This Mortgage is given pursuant to the Amended and Restated Credit Agreement. To the extent there is a specific conflict between the terms hereof and the terms of the Amended and Restated Credit Agreement, the terms of the Amended and Restated Credit Agreement shall control; provided, however, that to the extent the representations and covenants contained in this Mortgage (including but not limited those set forth in Section 1.01) are more stringent or expansive than comparable representations and covenants contained in the Amended and Restated Credit Agreement, the representations and covenants contained herein shall be construed to supplement the representations and covenants in the Amended and Restated Credit Agreement without creating a conflict or inconsistency therewith, and the Mortgagor shall be bound to the more stringent or expansive representations and covenants hereunder.

(b)             Without limiting the terms of the Amended and Restated Credit Agreement, if any remedy or right of Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder, the Mortgagor will pay all reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the reasonable expense of any such action or proceeding together with all statutory or other costs, disbursements and allowances, interest thereon from the date of demand for payment thereof at the rate specified in clause (c) of Section 2.13 of the Amended and Restated Credit Agreement (the “Default Interest Rate”), and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by law. Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Interest Rate, and such interest at the Default Interest Rate shall be due upon demand by the Mortgagee.

SECTION 1.03. Payment of Taxes, Liens and Charges. In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents or to require an amount of taxes to be withheld or deducted therefrom, the Mortgagor will promptly notify the Mortgagee of such event. In such event and to the extent permitted by law, and without limiting the terms of the Amended and Restated Credit Agreement, the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments and (ii) make such additional payments.

SECTION 1.04. Insurance. The Mortgagor will keep or cause to be kept the Improvements and the Personal Property insured against such risks, and in the manner, required by Section 5.07 of the Amended and Restated Credit Agreement.

SECTION 1.05.       Assignment of Leases and Rents.

(a)             The Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right, title and interest in all Third Party Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by the Mortgagor of the Obligations. Except to the extent permitted by the Amended and Restated Credit Agreement, the Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any other Third Party Lease or their respective Rents to anyone other than the Mortgagee.

(b)             At the Mortgagor’s request, the Mortgagee shall enter into a Subordination, Nondisturbance and Attornment Agreement with respect to all Third Party Leases entered into after the date hereof, and shall use commercially reasonable efforts to require that such agreement be substantially as set forth in Exhibit D hereto.

(c) Subject to Section 1.05(d), the Mortgagor has assigned and transferred to the Mortgagee all of the Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Third Party Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.05(d), an absolute transfer and assignment of all Rents and all Third Party Leases to the Mortgagee and not merely to grant a security interest therein. Subject to Section 1.05(d), the Mortgagee may in the Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its reasonable discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Third Party Lease.

(d)             So long as an Event of Default shall not have occurred and be continuing, and subject to the Mortgagor’s compliance with the provisions of Section 5.14 of the Amended and Restated Credit Agreement, the Mortgagee will not exercise any of its rights under Section 1.05(c), and the Mortgagor shall receive and collect the Rents accruing under any Lease; but after the occurrence and during the continuance of any Triggering Event, the Mortgagee may, at its option, receive and collect all Rents and, from and after the occurrence and during the continuance of an Event of Default, enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. The Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Triggering Event or an Event of Default sent by the Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to the Mortgagee without any obligation or right to inquire as to whether a Triggering Event or an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Mortgagee. Each tenant or any of such tenant’s successors in interest from whom the Mortgagee or any officer, agent, attorney or employee of the Mortgagee shall have collected any Rents, shall be authorized to pay Rents to the Mortgagor only after such tenant or any of their successors in interest shall have received written notice from the Mortgagee that the Triggering Event or Event of Default is no longer continuing, unless and until a further notice of a Triggering Event or Event of Default is given by the Mortgagee to such tenant or any of its successors in interest.

(e)             The Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, the Mortgagee shall not be responsible or liable for performing any of the obligations of the tenant under any Subject Lease, or of the landlord under any Third Party Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f) At any time after the occurrence and during the continuance of an Event of Default and no more than once annually otherwise, Mortgagor shall furnish to the Mortgagee, within thirty (30) days after a request by the Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or the Improvements, the terms (i.e., expiration dates) of any Lease, the space occupied and the rentals or license fees payable thereunder.

SECTION 1.06. Restrictions on Transfers and Encumbrances. Except as permitted by the Amended and Restated Credit Agreement, the Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or any form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof; provided, however, that the Mortgagor may in the ordinary course of business within reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially adversely affect the use and operation of the same (including customary utility easements that service the Mortgaged Property, which are permitted).

SECTION 1.07. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (the “UCC”). The Mortgagor has hereby granted unto the Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State in which the Premises are located (or in such other jurisdictions as reasonably requested by the Collateral Agent) to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Without limiting the foregoing, the Mortgagor hereby designates the Collateral Agent as the Mortgagor’s true and lawful attorney, exercisable by the Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Collateral Agent’s option, to file one or more financing statements, continuation statements or other documents as it determines reasonably necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Mortgagor, without the signature of the Mortgagor (the Mortgagor hereby appointing the Collateral Agent as the Mortgagor’s attorney to sign the Mortgagor’s name to any such instrument or document, whether or not an Event of Default exists), and naming the Mortgagor as debtor and the Collateral Agent as secured party. Any such Financing Statement may indicate the collateral as “all assets” of the Mortgagor, “all personal property” of the Mortgagor or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC. The Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder and under the Security Agreement.

SECTION 1.08. Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the security interest of the Mortgagee in, the Mortgaged Property. The Mortgagor will pay all filing, registration or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Personal Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Personal Property or any instrument of further assurance.

SECTION 1.09. Additions to Mortgaged Property. Except to the extent specifically excluded from the Mortgaged Property pursuant to the Granting Clauses hereof, all right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.10.              No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

SECTION 1.11. Fixture Filing. Certain of the Mortgaged Property includes items of personal property which are or are to become “fixtures” (as that term is defined in the UCC) on the Land. To the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a financing statement filed as a fixture filing with respect to such Mortgaged Property that is or may become fixtures, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a [                        ]organized under the laws of the State of [                  ]whose Organization Number is [                 ], and whose Taxpayer Identification Number is

1              1.

Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.
This instrument covers goods or items of personal property which are or are to become fixtures upon the property.
The Mortgagor is the record owner of the Owned Land and the record owner(s) of the Leased Land are identified on Exhibit B-1 annexed hereto and incorporated herein.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by law in order to create, establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

SECTION 1.12. Estoppel Certificates. The Mortgagor, within thirty (30) Business Days upon request by mail, shall furnish the Mortgagee a written statement, duly acknowledged, of the amount of the Obligations then secured by this Mortgage and whether any offsets or defenses exist against any such Obligations.

ARTICLE H

Defaults and Remedies

SECTION 2.01. Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of the Mortgagee (except with respect to an Event of Default under Section 7.01(h) or (i) of the Amended and Restated Credit Agreement, in which case such amounts shall be automatically due and payable in full without written demand), the Mortgagor will pay to the Mortgagee all amounts due hereunder and such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the

Mortgagee and the Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.02. Rights to Take Possession, Operate and Apply Revenues.

(a)             If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all or any portion of the Mortgaged Property without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor relating to the Mortgaged Property.

(b)             If the Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by the Mortgagee, the Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Mortgaged Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to the Mortgagee’s attorneys and agents with interest thereon at the Default Interest Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)             Upon every such entry or taking of possession, the Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. The Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment to the Mortgagee for the satisfaction of the Obligations in accordance with Section 7.03 of the Amended and Restated Credit Agreement and second, if there is any surplus, to the Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)             Whenever, before any sale of the Mortgaged Property under Section 2.05, all Obligations secured hereby that are then due shall have been paid and all Events of Default waived, the

Mortgagee will surrender possession of the Mortgaged Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.03. Right to Cure Mortgagor’s Failure to Perform. If an Event of Default occurs and is continuing, the Mortgagee may pay, perform or observe the term, covenant or condition the failure of which to observe resulted in such Event of Default, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, promptly repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Interest Rate. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

SECTION 2.04. Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The Mortgagee shall provide to the Mortgagor written notice of such application prior to the appointment of a receiver. The receiver shall have all of the rights and powers permitted to a receiver under the laws of the state wherein the Mortgaged Property is located. The Mortgagor shall pay to the Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.04; and all such expenses shall be secured by this Mortgage and shall be, without demand, promptly repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Interest Rate.

SECTION 2.05. Foreclosure and Sale.

(a)             If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable law or this Mortgage. Alternatively, the Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation secured hereby. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by the Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, the Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)             The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of the Mortgagee (including costs of evidence of title in connection with the sale), the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.07.

(c)             Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)             If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.05(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to the Mortgagee, all as the Mortgagee shall determine most effectual for such purposes.

(e) In the event all or part of the Mortgaged Property is included at any foreclosure sale conducted pursuant hereto, a single total price for the Mortgaged Property, or such part thereof as is sold, may be accepted by Mortgagee with no obligation to distinguish between the application of such proceeds amongst the property comprising the Mortgaged Property.

SECTION 2.06. Other Remedies.

(a)             In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC of the State wherein the Mortgaged Property is located. Without limiting the rights and remedies of the Mortgagee, the Mortgagee may sell any part of the Mortgaged Property consisting of Personal Property in a single lot with any other Mortgaged Property of any type, whether real or personal.

(b)             In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.07, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this, Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.07. Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage in accordance with the provisions of Section 7.03 of the Amended and Restated Credit Agreement. The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.08. Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.09. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. The Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted providing for any appraisement of any portion of the Mortgaged Property, (ii) the benefit of all laws now existing or that may be hereafter enacted in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due to the Mortgagee, (iii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, homestead exemption, valuation, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iv) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.10. Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.11. Suits To Protect the Mortgaged Property. After the occurrence and during the continuance of an Event of Default, the Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

SECTION 2.12. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.13. Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to the Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.14. Waiver.

(a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach or default by the Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or any other Obligations by Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sum secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.15. Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE In

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of the Mortgagor and the permitted successors and assigns of the Mortgagee.

SECTION 3.04.              Satisfaction and Cancellation.

(a)             The conveyance to the Mortgagee of the Mortgaged Property as security, created and consummated by this Mortgage shall terminate when all the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations with respect to then unasserted claims which, pursuant to the terms of the Amended and Restated Credit Agreement, this Mortgage, the other Loan Documents or any other agreements relating to Obligations secured hereby, survive the termination of the Amended and Restated Credit Agreement, this Mortgage, the other Loan Documents or such other agreements), the Lenders have no further commitment to lend, the L/C Exposure and any Obligations in respect of Bank Products or Cash Management Services have been reduced to zero or collateralized to the satisfaction of the Administrative Agent and/or the Issuing Bank has no further commitment to issue Letters of Credit under the Amended and Restated Credit Agreement, at which time the Collateral Agent shall deliver to the Mortgagor such documents which the Mortgagor shall reasonably request to evidence the termination of this Mortgage. Any execution and delivery of termination documents pursuant to this Section 3.04 shall be without recourse to or warranty by the Collateral Agent.

(b)             Upon a sale or financing by the Mortgagor of all or any portion of the Mortgaged Property to any Person which is not a Loan Party that is permitted under the Amended and Restated Credit Agreement or otherwise consented to by the Required Lenders and the application of the Net Proceeds of such sale or financing in accordance with the Amended and Restated Credit Agreement, the lien of this Mortgage shall be automatically released from the applicable portion of the Mortgaged Property. The Mortgagor shall give the Mortgagee notice of any sale or financing of the Mortgaged Property as required by the Amended and Restated Credit Agreement.

(c) In connection with any termination or release (i) pursuant to paragraph (a) above, this Mortgage shall be canceled of record, and (ii) pursuant to paragraph (b) above, this Mortgage shall be released or partially released, as appropriate, of record as to such Mortgaged Property, in each case at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by paragraph (b) and the Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by the Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that the Mortgagee is permitted to perform hereunder may be performed by the Mortgagee or any person or entity designated by the Mortgagee. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Except as otherwise provided herein, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Multisite Real Estate Transaction. The Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any

Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any the Mortgagee’s rights and remedies thereunder. The Mortgagor specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. Amendments; Waivers; Etc. This Mortgage cannot be modified, changed or discharged except by an agreement in writing, duly acknowledged in form for recording, signed by the Mortgagor and the Mortgagee with the consent of the Secured Parties to the extent provided in the Amended and Restated Credit Agreement. For purposes hereof, a statement by the Mortgagee in any modification or supplement to this Mortgage to the effect that such modification or supplement has been consented to by the Secured Parties as provided in Section 9.02 of the Amended and Restated Credit Agreement shall be conclusive evidence of such consent and it shall not be necessary for a copy of such consent to be recorded with such modification or supplement as a condition to such modification or supplement being recorded in the appropriate real estate records.

SECHON 3.08. Severability. If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. [FOR USE IN NY AND FOR MORTGAGES ENCUMBERING PRINCIPAL PROPERTIES ONLY - This Mortgage secures only a portion of the indebtedness owing or which may become owing by the Mortgagor to the Mortgagee and the other Secured Parties. The parties agree that any payments or repayments of such indebtedness shall be deemed to apply first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be deemed secured hereby.] [FOR USE IN ALL MORTGAGES NOT COVERED BY THE FOREGOING - Notwithstanding any payment of any part of the Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) the lien of this Mortgage shall continue to encumber all of the Mortgaged Property, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be deemed secured hereby.]

ARTICLE IV

Subject Leases

SEC I  ION 4.01.              The Subject Leases.

(a)             Each Subject Lease is in full force and effect in accordance with the terms thereof, and has not been modified except as expressly set forth in that certain letter agreement dated as of the date hereof given by, among others, the Mortgagor for the benefit of the Collateral Agent and the other Secured Parties. To the best knowledge of the Mortgagor, no material default exists, and no event or act has occurred and no condition exists which with the passage of time or the giving of notice or both would constitute a material default, under any Subject Lease. The execution and delivery of this Mortgage by the Mortgagor (i) does not require the consent or approval of the landlord under any Subject Lease and (ii) will not violate or result in a default under any Subject Lease.

(b)             The Mortgagor shall at all times promptly and faithfully keep and perform in all material respects, or cause to be kept and performed in all material respects, all the covenants and conditions contained in each Subject Lease by the lessee therein to be kept and performed by it and shall in all material respects conform to and comply with the terms and conditions of each Subject Lease and the Mortgagor further covenants that it will not do or permit anything to be done, the doing of which, or refrain from doing anything, the omission of which, will materially impair the security of this Mortgage or will be reason for declaring a default under any Subject Lease.

(c)             The Mortgagor shall furnish to the Mortgagee promptly upon the Mortgagee’s reasonable request any and all information concerning the performance by the Mortgagor and the landlord under any Subject Lease of the covenants of any Subject Lease, including, without limitation, all notices of default.

(d)             After the occurrence and during the continuance of an Event of Default, the Mortgagor hereby agrees that the Mortgagee may (but shall not be obligated to) take any such action as the Mortgagee deems necessary or desirable to cure, in whole or in part, any failure of compliance by the Mortgagor under any Subject Lease; and upon the receipt by the Mortgagee from the Mortgagor or the landlord under any Subject Lease of any written notice of default by the Mortgagor as the lessee thereunder, the Mortgagor may rely thereon, and such notice shall constitute full authority and protection to the Mortgagee for any action taken or omitted to be taken in good faith reliance thereon. All sums, including reasonable attorneys’ fees, so expended by the Mortgagee to cure or prevent any such default, or expended to sustain the lien of this Mortgage or its priority, shall be deemed secured by this Mortgage and shall be paid by the Mortgagor on demand, with interest accruing thereon at the Default Interest Rate. Subject to the provisions set forth in the first sentence of this Section 4.01(d), the Mortgagor hereby expressly grants to the Mortgagee (subject to the terms of each Subject Lease), and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Leased Land and the Improvements or any part thereof to such extent and as often as the Mortgagee, in its discretion, deems necessary or desirable in order to cure any such default or alleged default by the Mortgagor.

(e)             Upon the occurrence and during the continuance of any Event of Default hereunder, the Mortgagor hereby agrees that all lessee’s options, elections and approval rights, together with the right of termination, cancellation, modification, change, supplement, alteration or amendment of each Subject Lease, all of which have been assigned for collateral purposes to the Mortgagee, shall automatically vest exclusively in and be exercisable solely by the Mortgagee.

(f)              So long as this Mortgage is in effect, there shall be no merger of any Subject Lease or any interest therein, or of the leasehold estate created thereby, with the fee estate in the Land or any portion thereof by reason of the fact that such Subject Lease or such interest therein may be held directly or indirectly by or for the account of any person who shall hold the landlord’s leasehold estate or fee estate in the Land or any portion thereof or any interest of the landlord under such Subject Lease. In case the Mortgagor acquires fee title to the Land, this Mortgage shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Mortgage. The Mortgagor shall notify the Mortgagee of any such acquisition and, on written request by the Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the reasonable opinion of the Mortgagee be necessary or appropriate to effect the intent and meaning hereof and shall deliver to the Mortgagee an endorsement to the Mortgagee’s loan title insurance policy insuring that such fee title or other estate is subject to the lien of this Mortgage.

(g)             In the event that the Mortgagor as lessee under any Subject Lease exercises any option or right to purchase any parcel of land which option or right is granted under said Subject Lease, then upon the vesting of the title of such parcel in the Mortgagor, this Mortgage shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Mortgage.

(h)             If any action or proceeding shall be instituted to evict the Mortgagor or to recover possession of any leasehold parcel or any part thereof or interest therein or any action or proceeding otherwise affecting any Subject Lease or this Mortgage shall be instituted, then the Mortgagor will, within fifteen (15) days of service thereof on or to the Mortgagor, deliver to the Mortgagee any notice of motion, order to show cause and of all other provisions, pleadings, and papers, however designated, served in any such action or proceeding.

(i)              The lien of this Mortgage shall attach to all of the Mortgagor’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. 365(h), as the same may hereafter be amended (the “Bankruptcy Code”), including, without limitation, all of the Mortgagor’s rights to remain in possession of each leasehold parcel, provided, however, that the Mortgagee shall have no right to exercise such rights and remedies unless an Event of Default has occurred and is continuing. The Mortgagor shall, after obtaining knowledge thereof, promptly notify the Mortgagee of any filing by or against the lessor or fee owner of any leasehold parcel of a petition under the Bankruptcy Code. At the Mortgagee’s request, the Mortgagor shall promptly deliver to the Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by the Mortgagor in connection with any such petition and any proceedings relating thereto.

(j)              If there shall be filed by or against the Mortgagor a petition under the Bankruptcy Code and the Mortgagor, as lessee under any Subject Lease, shall determine to reject such Subject Lease pursuant to Section 365(a) of the Bankruptcy Code, then the Mortgagor shall give the Mortgagee not less than twenty days’ prior notice of the date on which the Mortgagor shall apply to the Bankruptcy Court for authority to reject such Subject Lease. The Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such twenty (20) day period a notice stating that the Mortgagee demands that the Mortgagor assume and assign such Subject Lease to the Mortgagee pursuant to Section 365 of the Bankruptcy Code. If the Mortgagee shall serve upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Subject Lease and shall comply with the demand provided for in the preceding sentence.

(k) Effective upon the entry of an order for relief with respect to the Mortgagor under the Bankruptcy Code, the Mortgagor hereby assigns and transfers to the Mortgagee a non-exclusive right to apply to the Bankruptcy Court under Subsection 365(d)(4) of the Bankruptcy Code for an order extending the period during which any Subject Lease may be rejected or assumed.

(I) No release or forbearance of any of the Mortgagor’s obligations under any Subject Lease, pursuant to the terms thereof or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage.

ARTICLE V

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the State wherein the Premises are located:

SECTION 5.01. Applicable Law, Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the State of New York; provided, however, that the provisions of this Mortgage relating to the creation, perfection and enforcement of the lien and security interest created by this Mortgage in respect of the Mortgaged Property and the exercise of each remedy provided hereby, including the power of foreclosure or power of sale procedures set forth in this Mortgage, shall be governed by and construed in accordance with the internal law of the State where the Mortgaged Property is located, and the Mortgagor and the Mortgagee agrees to submit to jurisdiction and the laying of venue for any suit on this Mortgage in such state. The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein. In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

SECTION 5.02. Security Agreement. It is expressly agreed that the enumeration of any specific articles of property included in the definition of Mortgaged Property shall in no way result in or be held to modify or limit the scope of any “Collateral” (as defined in the Security Agreement) for the Obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to the Mortgagee by the Mortgagor on the date of the acknowledgment attached hereto.

[MORTGAGOR]

By:
Name:
Title:

County of                                     , State of

On December                            , 2007, before me, the undersigned officer,                               personally appeared                                                      personally known and acknowledged himself / herself to me (or proved to me on the basis of satisfactory evidence) to be the                                              of                               (hereinafter, the “Corporation”) and that as such officer, being duly sworn, and being authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself / herself in his / her authorized capacity as such officer as his / her free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

Witness my hand and official seal.

Notary Public

Exhibit D
to Mortgage

Exhibit A to Mortgate - Legal

Descriptions of Owned Land

Exhibit B to

Mortgae -

Subject Leases

Ex. B-1 to Mortgage

Record Owner(s) of Leased Land

Legal Descriptions of Leased Land

Exhibit D
to Mortgate

Form of Subordination, Nondisturbance
and Attornment Agreement

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

AGREEMENT made as of [                1 among the following parties: Bank of America, N.A., as Collateral Agent (hereinafter referred to as “Mortgagee”); [                                          (hereinafter referred to as “Landlord”), and [                                 ](hereinafter referred to as “Tenant”).

RECITALS:

A.                                         A syndicate of Lenders, including the Mortgagee, has made a loan to Landlord [Landlord’s parent company, which loan is guaranteed by Landlord and] secured by a mortgage (hereinafter called the “Mortgage”) covering a parcel of land [owned] [leased] by Landlord and described on Exhibit A annexed hereto and made part hereof, together with the improvements erected or to be erected thereon (said parcel of land and improvements being hereinafter called the “Shopping Center”).

B.                                         Pursuant to a [lease] [sublease] entered into between Landlord and Tenant dated as of [                            ] as amended by [                          ] (hereinafter called the “Lease”), a copy of which has been delivered to Mortgagee, Landlord leases to Tenant a portion of the Shopping Center, more particularly described in the Lease (hereinafter, with any and all easements, appurtenances, rights and privileges now or hereafter belonging thereto, called the “Demised Premises”).                Terms not otherwise defined herein shall have the same meanings as are ascribed to them in the Lease.

C.                                         A Short Form, Notice or Memorandum of the Lease is intended to be, or has been, recorded in the Office of the [                                                                 ] of [                                                      County, [State] [Commonwealth] of [                           ], in Book [                                              ] at page [                                  ] of Deeds.

D.                                    Mortgagee desires that the Lease be subordinate to the lien of the Mortgage.

E.                                                   The parties desire to effect the subordination of the Lease to the Mortgage and to provide for the nondisturbance of Tenant by the holder of the Mortgage.

This Document Prepared By:

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein, the parties hereby agree as follows:

1.                                 Mortgagee hereby consents to and approves the Lease and the terms thereof, including the options to extend the Lease Term as set forth in the Lease, if any, and agrees that the exercise by Tenant of any of its rights, remedies and options therein shall not constitute a default under the Mortgage.

2.                                 Tenant agrees with Mortgagee that the Lease is hereby made and shall continue hereafter to be subject and subordinate to the lien of the Mortgage, and to all modifications and extensions thereof, with the same force and effect as if the Mortgage had been executed and delivered prior to the execution and delivery of the Lease and without regard to the order of priority of recording the Mortgage and the Short, Notice or Memorandum of the Lease, subject, however, to the provisions of this Agreement.

3.                                 Mortgagee agrees that so long as the Lease shall be in full force and effect and so long as Tenant is not in default under the Lease:

a.                                           Tenant shall not be named or joined as a party or otherwise in any suit, action or proceeding for the foreclosure of the Mortgage or to enforce any rights under the Mortgage or the bond, note or other obligation secured thereby;

b.                                      The possession by Tenant of the Demised Premises and Tenant’s rights thereto, and its use and enjoyment of the Common Area, shall not be disturbed, affected or impaired, nor will the Lease or the term thereof be terminated or otherwise affected, by (i) any suit, action or proceeding on the Mortgage or the bond, note or other obligation secured thereby, (ii) the foreclosure of the Mortgage, (iii) the enforcement of any rights under the Mortgage or any other documents held by the holder of the Mortgage, (iv) any judicial sale or execution or other sale of the Shopping Center or any part thereof, or any deed given in lieu of foreclosure, (v) the exercise of any other rights given to any holder of the Mortgage or such other documents as a matter of law, or (vi) any default under the Mortgage or the bond, note or other obligation secured thereby;

c.                                            All condemnation awards and insurance proceeds paid or payable with respect to any part of the Shopping Center (including the Demised Premises) and received or receivable by Mortgagee shall be applied and paid in the manner set forth in the Lease; and

d.                                      Neither the Mortgage nor any other security instrument executed in connection therewith shall cover, or be construed as subjecting in any manner to the lien thereof, any trade fixtures, equipment, signs or other personal property at any time furnished or installed by or for Tenant or its subtenants or licensees on or in the Shopping Center, regardless of the manner of attachment.

4. If Mortgagee or any future holder of the Mortgage shall become the owner of the Shopping Center by reason of foreclosure of the Mortgage or otherwise, or if the Shopping Center shall be sold as a result of any action or proceeding to foreclose the Mortgage, or if ownership of the Shopping Center shall be transferred by deed given in lieu of foreclosure, the Lease shall continue in full force and effect, without necessity for executing a new lease, as a direct lease between Tenant and the new owner of the Shopping Center, as landlord (herein called “New Owner”), on all of the same terms, covenants and provisions of the Lease, and in such event:

a.                                      Tenant shall be bound to New Owner under all of the terms, covenants and provisions of the Lease for the remainder of the Lease Term (including the renewal periods, to the extent that Tenant shall elect or has elected to exercise any or all of its options to extend the Lease Term) and Tenant hereby agrees to attorn to New Owner and to recognize New Owner as “landlord” under the Lease; and

b.                                      New Owner shall be bound to Tenant under, and shall perform all of the terms, covenants and provisions of, the Lease to be performed by the landlord thereunder for the remainder of the Lease Term (including the renewal periods to the extent that Tenant shall elect or has elected to exercise any or all of its options to extend the Lease Term), and Tenant shall, from and after the date New Owner succeeds to the interest of the landlord under the Lease, have the same remedies against New Owner for the breach of any provision of the Lease that Tenant might have had under the Lease against Landlord if New Owner had not succeeded to the interest of Landlord, except that New Owner shall not be (i) bound by any Fixed Annual Rent or additional rent that Tenant may have paid for more than one month in advance to any prior landlord (including Landlord); or (ii) bound by any amendment or modification of the Lease made without Mortgagee’s consent that would reduce (A) Fixed Annual Rent, (B) any other monetary obligation of Tenant under the Lease or (C) the Lease Term; or (iii) liable for any action or omission of any prior landlord (including Landlord) under the Lease; or (iv) liable for any Offsets, claims or defenses that Tenant may have against any prior landlord (including Landlord) other than as specifically set forth herein. The foregoing subdivisions (iii) and (iv) shall not be construed to relieve New Owner from the obligation to perform the covenants of the Landlord under the Lease after such succession, including the obligation to cure nonmonetary defaults of Landlord that continue after such succession, if such default is curable by New Owner and if Tenant gives New Owner written notice of such default and at least the same time given by the Lease to Landlord to cure such default after New Owner becomes the owner of the Demised Premises.

5.                                 All notices, consents, approvals or other communications given under or pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service (a) if to Mortgagee, to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Christine Hutchinson, or at such other address as Mortgagee may designate by notice to Landlord and Tenant, (b) if to Tenant, at the address of Tenant set forth above or at such other address as Tenant may designate by notice to Mortgagee and Landlord, or (c) if to Landlord, then in duplicate, under separate cover, one copy to the attention of its [Senior Vice President - Retail Development], and one copy to the attention of its [General Counsel — Real Estate], at the address of Landlord set forth above or at such other address or to such other persons as Landlord may designate by notice to Mortgagee and Tenant.

6.                                      This Agreement shall inure to the benefit of and be binding on and enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns (including New Owner).

7. This Agreement contains the entire agreement among the parties with respect to the Shopping Center and cannot be changed, modified, waived or canceled except by an agreement in writing executed by the party against whom enforcement of such modification, change, waiver or cancellation is sought.

8.                                 This Agreement and the covenants herein are intended to run with and bind all lands affected hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MORTGAGEE:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

LANDLORD:

1

By:
Name:
Title:

TENANT:

[ ]

By:
Name:
Title:

**********

[Insert applicable Notary Acknowledgements]

**********

[Exhibit A

Legal Description]

Schedule A
to Mortgage

Third Party Leases of Mortgaged Property

Appendix A
to Mortgage

Local Law Provisions

EXHIBIT Q-2

Form of Mortgaze (Principal Properties)

RECORDING REQUESTED BY:

AND WHEN RECORDED MAIL TO:

Space above this line for recorder’s use only

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FINANCING STATEMENT(1)

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated this 27th day of December 2007, to be effective as of December 3, 2007 (this “Mortgage”), by [                        J, a [                              ], having an office in care of The Great Atlantic & Pacific Tea Company, Inc., Two Paragon Drive, Montvale, New Jersey 07645 (the “Mortgagor”), to BANK OF AMERICA, N.A., a national banking association, having an office at 100 Federal Street, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below) to whom any Secured Obligations (as defined below) are owing (the “Mortgagee”);

WITNESSETH THAT:

A.                                         Reference is made to (a) that certain Credit Agreement dated as of December 3, 2007 (as amended, supplemented or otherwise modified from time to time, the “Existing Agreement”), entered into by, among others, The Great Atlantic & Pacific Tea Company, Inc. (the “Company”), a Maryland corporation, the other Borrowers party thereto (including, without limitation, the Mortgagor), the lenders from time to time party thereto, the Collateral Agent and Bank of America, N.A., a national banking association, as Administrative Agent (in such capacity, the “Administrative Agent”); and (b) that certain Security Agreement, dated as of December 3, 2007 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) entered into by, among others, the Company, the other Borrowers (including, without limitation, the Mortgagor), certain guarantors named therein, and the Collateral Agent.

B.                                         Pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement dated as of December 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) entered into by, among others, the Company, the

(1) This form of Mortgage shall be revised to incorporate any local law requirements under applicable law.

other Borrowers (including, without limitation, the Mortgagor), the lenders party to the Existing Agreement and certain other lenders party thereto (collectively, the “Lenders”), the Administrative Agent and the Collateral Agent, the parties to the Existing Agreement have agreed to amend and restate the Existing Agreement in its entirety. Capitalized terms used herein and not defined herein shall have meanings assigned to such terms in the Amended and Restated Credit Agreement.

C.                                         Among other financial accommodations provided pursuant to the Existing Agreement, the Lenders have made a Term Loan (as defined in the Existing Agreement) to the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Existing Agreement, for the purpose of acquiring the Principal Properties including, but not limited to, the Mortgaged Property (as defined below). The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.

D.                                         One of the conditions to the making of the Term Loan was that, among other things, the Mortgagor execute and deliver an agreement in the form hereof to secure (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations relating to the Term Loan including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties under the Amended and Restated Credit Agreement and the other Loan Documents, to the extent relating to the Term Loans, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Amended and Restated Credit Agreement and the other Loan Documents, to the extent relating to the Term Loan and (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of the Mortgagor under or pursuant to this Mortgage or the other Loan Documents, all to the extent relating to the Term Loan and other obligations described in the preceding clauses (a) through (c) being collectively called the “Secured Obligations”).

E. Pursuant to the requirements of the Amended and Restated Credit Agreement, the Mortgagor is entering into this Mortgage to create a security interest in the Mortgaged Property (as defined herein) to secure the performance and payment by the Mortgagor of the Secured Obligations. The Amended and Restated Credit Agreement also requires the granting by the Mortgagor and other Loan Parties of other mortgages (the “Other Mortgages”) that create security interests in certain mortgaged properties other than the Mortgaged Property to secure the performance of the Obligations (including, but not limited to, the Secured Obligations) to the extent set forth therein. For purposes of clarity, this Mortgage shall secure only the Secured Obligations.

Granting Clauses

NOW THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure (A) the due and punctual payment and performance of the Secured Obligations, (B) the due and punctual payment by the Mortgagor of all taxes and insurance premiums relating to the Mortgaged Property and (C) all disbursements made by the Mortgagee for the payment of taxes, common area charges or insurance premiums, all fees, expenses or advances in connection with or relating to the Mortgaged Property, and interest on such disbursements and other amounts not timely paid in accordance with the terms of the Amended and Restated Credit Agreement, this Mortgage and the other Loan Documents, the Mortgagor hereby gives, GRANTS, bargains, sells, warrants, aliens, remises, releases, conveys, assigns, transfers, mortgages, hypothecates, deposits, pledges, sets over, confirms, and otherwise grants a security interest unto Mortgagee (for the ratable benefit of the Secured Parties (as defined in the Security Agreement) to whom any Secured Obligations are owing) with POWER OF SALE, all its estate, right, title and interest in, to and under any and all of the following described property (the “Mortgaged Property”) whether now owned, leased or held or hereafter acquired and Mortgagor does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Mortgaged Property unto Mortgagee:

(1)                          all of the Mortgagor’s right, title and interest in all the land more particularly described on Exhibit A hereto (the “Owned Land”);

(2)                       [Intentionally Omitted]

(3)                       all of the Mortgagor’s right, title and interest in all rights appurtenant to the Land, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in anyway appertaining and all of the estate, right, title, interest, claim or demand whatsoever of the Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the Land and the property described in this subparagraph (3), the “Premises”);

(4)                       all of the Mortgagor’s right, title and interest in all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(5)                       all of the Mortgagor’s right, title and interest in all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of the Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, maintenance, truck or car repair and all other equipment of every kind), lifts, restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises (the property referred to in this subparagraph (5), the “Personal Property”);

(6) all of the Mortgagor’s right, title and interest in all general intangibles relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and the Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and the Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements (the “Permits, Plans and Warranties”);

(7)                       the Mortgagor’s interest in and rights under any and all now or hereafter existing leases or licenses (under which the Mortgagor is landlord or licensor), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, the “Third Party Leases”), and subject to the terms of the Amended and Restated Credit Agreement, all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by the Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (the “Rents”);

(8)                       all of the Mortgagor’s right, title and interest in and to all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including, subject to the terms of the Amended and Restated Credit Agreement, Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or the Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property; and

(9) all of the Mortgagor’s right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Third Party Leases, as applicable, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

Notwithstanding the foregoing, the Mortgaged Property shall not include (i) the Bermuda Shares (as defined in the Security Agreement), and (ii) any personal property consisting of (A) any Permits, Plans and Warranties, lease, license, contract, agreement, joint venture agreement, or other instrument to which the Mortgagor is a party and any Equity Interests in a joint venture to the extent the Mortgagor is prohibited from granting a Lien in its rights thereunder pursuant to the terms of any such Permits, Plans and Warranties, lease, license, contract, agreement, the shareholder or other similar agreement governing such joint venture, or other instrument, or under applicable law (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), provided that the Proceeds from any such personal property, including Permits, Plans and Warranties, lease, license, contract, agreement, or other instrument or such Equity Interests in a joint venture shall not be excluded from the definition of Collateral to the extent that the assignment of such Proceeds is not prohibited, and provided further that in no event shall the foregoing exclusions apply to any Third Party Lease; (B) any Excluded Equipment (as defined in the Security Agreement) owned by the Mortgagor on the date hereof or hereafter acquired; provided that all proceeds paid or payable to the Mortgagor from any sale, transfer or assignment or other voluntary or involuntary disposition of such Excluded Equipment and all rights to receive such proceeds shall be included in the Mortgaged Property to the extent not otherwise required to be paid to the holder of the Indebtedness secured by such Excluded Equipment; (C) any United States intent-to-use trademark application to the extent and for so long as creation by the Mortgagor of a security interest therein would impair the validity or enforceability of such intentto-use trademark applications; (D) assets or Equity Interests acquired by the Mortgagor after the date hereof in an acquisition permitted by the Amended and Restated Credit Agreement to the extent such assets or Equity Interests are subject to Liens permitted by Section 6.02(d) of the Amended and Restated Credit Agreement and the documents applicable to such Liens prohibit creation of any other security interest on such assets, and (E) any voting Equity Interests of a Foreign Subsidiary in excess of 65% of all outstanding voting Equity Interests of such Foreign Subsidiary; and provided, further, that the term “Mortgaged Property” as used in this Mortgage shall not include any “Collateral” as defined in the Pledge Agreement

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties to whom any Secured Obligations are owing, forever, subject only to the Permitted Liens (as hereinafter defined) and to satisfaction and cancellation as provided in Section 3.04(a) and (b).

ARTICLE I

Representations, Warranties and Covenants of the Mortgagor

The Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.              Title.

(a)             The Mortgagor has good and marketable title to an indefeasible fee estate in the Owned Land and Improvements located thereon subject to no lien, charge or encumbrance other than Liens permitted by Section 6.02 of the Amended and Restated Credit Agreement (collectively, the “Permitted Liens”). The Mortgagor is lawfully seized and possessed of and has a valid subsisting leasehold estate in the Leased Land and Improvements located thereon subject to no lien, charge or encumbrance other than the Permitted Liens. This Mortgage is and will remain a valid and enforceable first and prior lien on the Premises, the Improvements and the Rents subject only to the Permitted Liens. The Permitted Liens do not materially interfere with the current use, enjoyment or operation of the Mortgaged Property.

(b)             Except as set forth on Schedule A hereto, there are no Third Party Leases affecting a material portion of the Mortgaged Property. Each Third Party Lease is in full force and effect,

and, except as set forth on Schedule A hereto, the Mortgagor has not given, nor to the Mortgagor’s knowledge has it received, any uncured or unwaived notice of default with respect to any material obligation under any Third Party Lease. To the Mortgagor’s knowledge, each Third Party Lease is subject to no lien, charge or encumbrance other than this Mortgage and the Permitted Liens.

(c)             The Mortgagor is in compliance, and shall comply with all zoning, land use and building laws, regulations, ordinances and orders of any Governmental Authority affecting the Mortgaged Property, except for any such laws, regulations, ordinances and orders of any Governmental Authority that the failure to comply with could not reasonably be expected to have a material adverse effect on the Mortgaged Property.

(d)             The Mortgagor has good and lawful right and full power and authority to mortgage the Mortgaged Property and will forever warrant and defend its title to the Mortgaged Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

(e) There will be no defenses or offsets to this Mortgage that will be asserted by the Mortgagor or its Affiliates (or any third party defense or offset now known to the Mortgagor or its Affiliates) or to any of the Secured Obligations for so long as any portion of the Secured Obligations is outstanding, other than payment of the Secured Obligations.

SECTION 1.02.              Amended and Restated Credit Agreement; Certain Amounts.

(a)             This Mortgage is given pursuant to the Amended and Restated Credit Agreement. To the extent there is a specific conflict between the terms hereof and the terms of the Amended and Restated Credit Agreement, the terms of the Amended and Restated Credit Agreement shall control; provided, however, that to the extent the representations and covenants contained in this Mortgage (including but not limited those set forth in Section 1.01) are more stringent or expansive than comparable representations and covenants contained in the Amended and Restated Credit Agreement, the representations and covenants contained herein shall be construed to supplement the representations and covenants in the Amended and Restated Credit Agreement without creating a conflict or inconsistency therewith, and the Mortgagor shall be bound to the more stringent or expansive representations and covenants hereunder.

(b)             Without limiting the terms of the Amended and Restated Credit Agreement, if any remedy or right of Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder, the Mortgagor will pay all reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the reasonable expense of any such action or proceeding together with all statutory or other costs, disbursements and allowances, interest thereon from the date of demand for payment thereof at the rate specified in clause (c) of Section 2.13 of the Amended and Restated Credit Agreement (the “Default Interest Rate”), and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by law. Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Interest Rate, and such interest at the Default Interest Rate shall be due upon demand by the Mortgagee.

SECTION 1.03. Payment of Taxes, Liens and Charges. In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents or to require an amount of taxes to be withheld or deducted therefrom, the Mortgagor will promptly notify the Mortgagee of such event. In such event and to the extent permitted by law, and without limiting the terms of the Amended and Restated Credit Agreement, the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments and (ii) make such additional payments.

SECTION 1.04. Insurance. The Mortgagor will keep or cause to be kept the Improvements and the Personal Property insured against such risks, and in the manner, required by Section 5.07 of the Amended and Restated Credit Agreement.

SECTION 1.05.              Assignment of Leases and Rents.

(a) The Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right, title and interest in all Third Party Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by the Mortgagor of the Secured Obligations, as well as all of its right, title and interest in all Rents. Except to the extent permitted by the Amended and Restated Credit Agreement, the Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any other Third Party Lease or their respective Rents to anyone other than the Mortgagee.

(h) At the Mortgagor’s request, the Mortgagee shall enter into a Subordination, Nondisturbance and Attornment Agreement with respect to all Third Party Leases entered into after the date hereof, and shall use commercially reasonable efforts to require that such agreement be substantially as set forth in Exhibit B hereto.

(c)             Subject to Section 1.05(d), the Mortgagor has assigned and transferred to the Mortgagee all of the Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Third Party Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.05(d), an absolute transfer and assignment of all Rents and all Third Party Leases to the Mortgagee and not merely to grant a security interest therein. Subject to Section 1.05(d), the Mortgagee may in the Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its reasonable discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Third Party Lease.

(d)             So long as an Event of Default shall not have occurred and be continuing, and subject to the Mortgagor’s compliance with the provisions of Section 5.14 of the Amended and Restated Credit Agreement, the Mortgagee will not exercise any of its rights under Section 1.05(c), and the Mortgagor shall receive and collect the Rents accruing under any Lease; but after the occurrence and during the continuance of any Triggering Event, the Mortgagee may, at its option, receive and collect all Rents and, from and after the occurrence and during the continuance of an Event of Default, enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. The Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Triggering Event or an Event of Default sent by the Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to the Mortgagee without any obligation or right to inquire as to whether a Triggering Event or an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Mortgagee. Each tenant or any of such tenant’s successors in interest from whom the Mortgagee or any officer, agent, attorney or employee of the Mortgagee shall have collected any Rents, shall be authorized to pay Rents to the Mortgagor only after such tenant or any of their successors in interest shall have received written notice from the Mortgagee that the Triggering Event or Event of Default is no longer continuing, unless and until a further notice of a Triggering Event or Event of Default is given by the Mortgagee to such tenant or any of its successors in interest.

(e)           The Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, the Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Third Party Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f)            At any time after the occurrence and during the continuance of an Event of Default and no more than once annually otherwise, Mortgagor shall furnish to the Mortgagee, within thirty (30) days after a request by the Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or the Improvements, the terms (i.e., expiration dates) of any Lease, the space occupied and the rentals or license fees payable thereunder.

SECTION 1.06. Restrictions on Transfers and Encumbrances. Except as permitted by the Amended and Restated Credit Agreement, the Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or any form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof; provided, however, that the Mortgagor may in the ordinary course of business within reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially adversely affect the use and operation of the same (including customary utility easements that service the Mortgaged Property, which are permitted).

SECTION 1.07. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (the “UCC”). The Mortgagor has hereby granted unto the Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the State in which the Premises are located (or in such other jurisdictions as reasonably requested by the Collateral Agent) to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Without limiting the foregoing, the Mortgagor hereby designates the Collateral Agent as the Mortgagor’s true and lawful attorney, exercisable by the Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Collateral Agent’s option, to file one or more financing statements, continuation statements or other documents as it determines reasonably necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Mortgagor, without the signature of the Mortgagor (the Mortgagor hereby appointing the Collateral Agent as the Mortgagor’s attorney to sign the Mortgagor’s name to any such instrument or document, whether or not an Event of Default exists), and naming the Mortgagor as debtor and the Collateral Agent as secured party. Any such Financing Statement may indicate the collateral as “all assets” of the Mortgagor, “all personal property” of the Mortgagor or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC. The Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder and under the Security Agreement.

SECTION 1.08. Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the security interest of the Mortgagee in, the Mortgaged Property. The Mortgagor will pay all filing, registration or recording fees, and all reasonable expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Personal Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Personal Property or any instrument of further assurance.

SECTION 1.09. Additions to Mortgaged Property. Except to the extent specifically excluded from the Mortgaged Property pursuant to the Granting Clauses hereof, all right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.10. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

SECTION 1.11.                Fixture Filing. Certain of the Mortgaged Property includes items of personal property which are or are to become “fixtures” (as that term is defined in the UCC) on the Land.

To the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a financing statement filed as a fixture filing with respect to such Mortgaged Property that is or may become fixtures, and the following information is applicable for the put   pose of such fixture filing, to wit:

Name and Address of the debtor:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a [               ]organized under  the laws of the State of [               ]whose Organization Number is [               ], and whose Taxpayer Identification Number is [               ]•

Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument, covers goods or items of personal property which are or are to become fixtures upon the property.

The Mortgagor is the record owner of the Owned Land.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by law in order to create, establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

SECTION 1.12. Estoppel Certificates. The Mortgagor, within thirty (30) Business Days upon request by mail, shall furnish the Mortgagee a written statement, duly acknowledged, of the amount of the Secured Obligations then secured by this Mortgage and whether any offsets or defenses exist against any such Secured Obligations.

ARTICLE II

Defaults and Remedies

SECTION 2.01. Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of the Mortgagee (except with respect to an Event of Default under Section 7.01(h) or (i) of the Amended and Restated Credit Agreement, in which case such amounts shall be automatically due and payable in full without written demand), the Mortgagor will pay to the Mortgagee all amounts due hereunder and such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the Mortgagee and the Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.02.               Rights to Take Possession, Operate and Apply Revenues.

(a)             If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all or any portion of the Mortgaged Property without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor relating to the Mortgaged Property.

(b)             If the Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by the Mortgagee, the Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Mortgaged Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to the Mortgagee’s attorneys and agents with interest thereon at the Default Interest Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)               Upon every such entry or taking of possession, the Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. The Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment to the Mortgagee for the satisfaction of the Secured Obligations in accordance with Section 7.03 of the Amended and Restated Credit Agreement and second, if there is any surplus, to the Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)              Whenever, before any sale of the Mortgaged Property under Section 2.05, all Secured Obligations that are then due shall have been paid and all Events of Default waived, the Mortgagee will surrender possession of the Mortgaged Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.03.                 Right to Cure Mortgagor’s Failure to Perform. If an Event of Default occurs and is continuing, the Mortgagee may pay, perform or observe the term, covenant or condition the failure of which to observe resulted in such Event of Default, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, promptly repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Interest Rate. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

SECTION 2.04. Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The Mortgagee shall provide to the Mortgagor written notice of such application prior to the appointment of a receiver. The receiver shall have all of the rights and powers permitted to a receiver under the laws of the state wherein the Mortgaged Property is located. The Mortgagor shall pay to the Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.04; and all such expenses shall be secured by this Mortgage and shall be, without demand, promptly repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Interest Rate.

SECTION 2.05.               Foreclosure and Sale.

(a)             If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable law or this Mortgage. Alternatively, the Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Secured Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by the Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, the Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)           The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of the Mortgagee (including costs of evidence of title in connection with the sale), the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.07.

(c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Secured Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)           If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.05(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Secured Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to the Mortgagee, all as the Mortgagee shall determine most effectual for such purposes.

(e)           In the event all or part of the Mortgaged Property is included at any foreclosure sale conducted pursuant hereto, a single total price for the Mortgaged Property, or such part thereof as is sold, may be accepted by Mortgagee with no obligation to distinguish between the application of such proceeds amongst the property comprising the Mortgaged Property.

SECTION 2.06.               Other Remedies.

(a)           In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC of the State wherein the Mortgaged Property is located. Without limiting the rights and remedies of the Mortgagee, the Mortgagee may sell any part of the Mortgaged Property consisting of Personal Property in a single lot with any other Mortgaged Property of any type, whether real or personal.

(b)           In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.07, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Secured Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Secured Obligations remaining unpaid, with interest.

SECTION 2.07. Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage in accordance with the provisions of Section 7.03 of the Amended and Restated Credit Agreement. The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.08. Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.09. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. The Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted providing for any appraisement of any portion of the Mortgaged Property, (ii) the benefit of all laws now existing or that may be hereafter enacted in any way extending the time for the enforcement or the collection of amounts due under any of the Secured

Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due to the Mortgagee, (iii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, homestead exemption, valuation, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iv) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Secured Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.10. Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.11. Suits To Protect the Mortgaged Property. After the occurrence and during the continuance of an Event of Default, the Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

SECTION 2.12. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Secured Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.13. Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Mortgaged Property, the Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to the Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.14.            Waiver.

(a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any breach or default by the Mortgagor in the performance of the Secured Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or any other Secured Obligations by Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sum secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.15. Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SEC. PION 3.02. Notices. All notices and communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Amended and Restated Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of the Mortgagor and the permitted successors and assigns of the Mortgagee.

SECTION 3.04.              Satisfaction and Cancellation.

(a) The conveyance to the Mortgagee of the Mortgaged Property as security, created and consummated by this Mortgage shall terminate when all the Secured Obligations have been indefeasibly paid in full (other than contingent indemnification obligations with respect to then unasserted claims which, pursuant to the terms of the Amended and Restated Credit Agreement, this Mortgage, the other Loan Documents or any other agreements relating to Secured Obligations, survive the termination of the Amended and Restated Credit Agreement, this Mortgage, the other Loan Documents or such other agreements), at which time the Collateral Agent shall deliver to the Mortgagor such documents which the Mortgagor shall reasonably request to evidence the termination of this Mortgage. Any execution and delivery of termination documents pursuant to this Section 3.04 shall be without recourse to or warranty by the Collateral Agent.

(b)           Upon a sale or financing by the Mortgagor of all or any portion of the Mortgaged Property to any Person which is not a Loan Party that is permitted under the Amended and Restated Credit Agreement or otherwise consented to by the Required Lenders and the application of the Net Proceeds of such sale or financing in accordance with the Amended and Restated Credit Agreement, the lien of this Mortgage shall be automatically released from the applicable portion of the Mortgaged Property. The Mortgagor shall give the Mortgagee notice of any sale or financing of the Mortgaged Property as required by the Amended and Restated Credit Agreement.

(c)           In connection with any termination or release (i) pursuant to paragraph (a) above, this Mortgage shall be canceled of record, and (ii) pursuant to paragraph (b) above, this Mortgage shall be released or partially released, as appropriate, of record as to such Mortgaged Property, in each case at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by paragraph (b) and the Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by the Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that the Mortgagee is permitted to perform hereunder may be performed by the Mortgagee or any person or entity designated by the Mortgagee. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Except as otherwise provided herein, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06.               Multisite Real Estate Transaction. The Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Secured Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Secured Obligations, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Secured Obligation or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations (including without limitation the Secured Obligations) or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other

Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any the Mortgagee’s rights and remedies thereunder. The Mortgagor specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. Amendments; Waivers; Etc. This Mortgage cannot be modified, changed or discharged except by an agreement in writing, duly acknowledged in form for recording, signed by the Mortgagor and the Mortgagee with the consent of the Secured Parties to whom any Secured Obligations are owing to the extent provided in the Amended and Restated Credit Agreement. For purposes hereof, a statement by the Mortgagee in any modification or supplement to this Mortgage to the effect that such modification or supplement has been consented to by the Secured Parties to whom any Secured Obligations are owing as provided in Section 9.02 of the Amended and Restated Credit Agreement shall be conclusive evidence of such consent and it shall not be necessary for a copy of such consent to be recorded with such modification or supplement as a condition to such modification or supplement being recorded in the appropriate real estate records.

SECTION 3.08. Severability. If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. Notwithstanding any payment of any part of the Secured Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) the lien of this Mortgage shall continue to encumber all of the Mortgaged Property, it being the parties’ intent that the portion of the Secured Obligations last remaining unpaid shall be deemed secured hereby.

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the State wherein the Premises are located:

SECTION 5.01. Applicable Law, Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the State of New York; provided, however, that the provisions of this Mortgage relating to the creation, perfection and enforcement of the lien and security interest created by this Mortgage in respect of the Mortgaged Property and the exercise of each remedy provided hereby, including the power of foreclosure or power of sale procedures set forth in this Mortgage, shall be governed by and construed in accordance with the internal law of the State where the Mortgaged Property is located, and the Mortgagor and the Mortgagee agrees to submit to jurisdiction and the laying of venue for any suit on this Mortgage in such state. The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein. In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

SECTION 5.02. Security Agreement. It is expressly agreed that the enumeration of any specific articles of property included in the definition of Mortgaged Property shall in no way result in or be held to modify or limit the scope of any “Collateral” (as defined in the Security Agreement) for the Secured Obligations.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to the Mortgagee by the Mortgagor on the date of the acknowledgment attached hereto.

[MORTGAGOR]

By:
Name:
Title:

County of                                             , State of

On December                     , 2007, before me, the undersigned officer,                                  personally appeared                                      personally known and acknowledged himself / herself to me (or proved to me on the basis of satisfactory evidence) to be the                                                of                                (hereinafter, the “Corporation”) and that as such officer, being duly sworn, and being authorized to do so pursuant to its bylaws or a resolution of its board of directors, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself / herself in his / her authorized capacity as such officer as his / her free and voluntary act and deed and the free and voluntary act and deed of said Corporation.

Witness my hand and official seal.

Notary Public

Exhibit B

to Mortgage

Legal Descriptions of Owned Land

Exhibit B

to Mortgage

Form of Subordination, Nondisturbance
and Attornment Agreement

Schedule A

to Mortgage

Third Party Leases of Mortgaged Property

Appendix A

to Mortgage

Local Law Provisions

Exhibit R - Form of New Borrower Joinder Agreement

NEW BORROWER JOINDER TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Joinder to Amended and Restated Credit Agreement (this “Joinder”) is made as of this                    day of                   , by                    (the “New Borrower”), with its principal executive offices at                                     in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH:

A.                                 Reference is made to the Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Company”), and the other borrowers party thereto (each a “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein but not defined herein shall have the meanings as set forth in the Amended and Restated Credit Agreement.

B.                                   The New Borrower is a newly formed or acquired, direct or indirect domestic Subsidiary of the Company.

C.                                   Pursuant to Section 5.12 of the Amended and Restated Credit Agreement, each such Subsidiary that is formed or acquired after the Effective Date is required to become a party to the Amended and Restated Credit Agreement if it is to become a Borrower. The undersigned New Borrower is executing this Joinder in accordance with the requirements of the Amended and Restated Credit Agreement to become a Borrower under the Amended and Restated Credit Agreement in order to induce the Lenders to make additional Loans, the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Joinder to Amended and Restated Credit Agreement. Effective as of the date of this Joinder, the New Borrower hereby acknowledges that it has received and reviewed a copy of the Amended and Restated Credit Agreement and other Loan Documents, and acknowledges and agrees to:

a.                                       join in the execution of, and become a party to, the Amended and Restated Credit Agreement as a Borrower, as indicated with its signature below;

b.                                      be bound by all representations, warranties, covenants, agreements, liabilities and acknowledgments of a Borrower under the Amended and Restated Credit Agreement with the same force and effect as if such New Borrower was a signatory to the Amended and Restated Credit Agreement and was expressly named as a Borrower therein; and

2.                                       Representations and Warranties. The New Borrower represents and warrants that the representations and warranties made by it as a Borrower thereunder are true and correct on and as of the date hereof, except to the extent a representation and warranty expressly relates solely to a specific date, in which case such representation and warranty shall be true and correct on such date. To the extent that any changes in any representations, warranties, and covenants require any amendments to the Schedules to the Amended and Restated Credit Agreement, such Schedules are hereby updated, as evidenced by any supplemental Schedules (if any) annexed to this Joinder.

3.                                       Ratification of Amended and Restated Credit Agreement. Except as specifically amended by this Joinder and the other documents executed and delivered in connection herewith, all of the terms and conditions of the Amended and Restated Credit Agreement shall remain in full force and effect as in effect prior to the date hereof, without releasing any obligors thereon or collateral security therefore.

4. Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

a.                                       This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent.

b.                                      All action on the part of the New Borrower necessary for the valid execution, delivery and performance by such New Borrower of this Joinder and all other documentation, instruments, and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

c.                                       The New Borrower shall have delivered the following to the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

i.                                        Certificate of Legal Existence and Good Standing issued by the Secretary of the State of its incorporation or organization.

ii.                                     Certificate of an authorized officer of the due adoption, continued effectiveness, and setting forth the text, of each corporate resolution adopted in connection with the assumption of obligations under the Amended and Restated Credit Agreement, and attesting to the true signatures of each Person authorized as a signatory to the Amended and

Restated Credit Agreement, together with true and accurate copies of all organizational documents.

d.                                      The Administrative Agent shall have received a favorable written legal opinion of the New Borrower’s counsel addressed to the Administrative Agent and the other Secured Parties, covering such matters relating to the New Borrower, the Amended and Restated Credit Agreement, and/or the Loan Documents as the Administrative Agent shall reasonably request.

e.                                       The New Borrower shall (i) have become a party to (A) the Amended and Restated Credit Agreement; (B) the Indemnity, Subrogation and Contribution Agreement; (C) the Security Agreement; (D) the Pledge Agreement; and (E) any other such other documents as the Administrative Agent may require, in each case in the manner provided therein and within ten (10) Business Days after such Subsidiary is formed or acquired; and (ii) if any Equity Interests of such New Borrower are owned by or on behalf of any Loan Party, the Company shall have pledged such Equity Interests pursuant to the Pledge Agreement (excluding, if such Subsidiary is a Foreign Subsidiary, shares of voting stock of such Subsidiary).

f.                                         The Administrative Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements and results of all lien searches, required by law or reasonably requested by the Administrative Agent or the Required Lenders to create or perfect the first priority Liens intended to be created under the Security Agreement and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Administrative Agent.

All costs and expenses incurred by the Administrative Agent in connection with the preparation and negotiation of this Joinder and related documents (including the fees and expenses of counsel to the Administrative Agent) shall have been paid in full.

h.                                           The New Borrower shall have executed and delivered to the Administrative Agent such additional documents, instruments, and agreements as the Administrative Agent may reasonably request.

5.                                                         Miscellaneous.

a.                                            This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.                                           This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.                                       Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.                                      The New Borrower shall pay all out-of-pocket costs and expenses of the Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses in connection with the preparation, negotiation, execution and delivery of this Joinder.

e.                                       The New Borrower warrants and represents that New Borrower has consulted with independent legal counsel of their selection in connection with this Joinder and are not relying on any representations or warranties of the Administrative Agent, the Lenders, or their respective counsel in entering into this Joinder.

6. THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

[Signature Pages to Follow]

The undersigned hereby signs, executes, and delivers this Joinder Agreement as per Section 5.12 of the Amended and Restated Credit Agreement.

NEW BORROWER

B y:

Name:
Title:

Acknowledged, and to the to the extent required under the Section 5.12 of the Amended and Restated Credit Agreement, consented to by:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., as the Company

By:

Name:
Title:

Acknowledged, and to the to the extent required under the terms of Section 5.12 the Amended and Restated Credit Agreement, consented to by:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:

Name:
Title: